Form 10KSB, Exhibit 13
period 1998-12-31
CARDINAL BANKSHARES CORP
filed 1999-03-26
CIK 1022759

1998 ANNUAL REPORT


TABLE OF CONTENTS
Letter to Stockholders.....................................................................................1

Independent Auditor's Report...............................................................................2

Consolidated Balance Sheets................................................................................3

Consolidated Statements of Income..........................................................................4

Consolidated Statements of Changes in Stockholders' Equity.................................................5

Consolidated Statements of Cash Flows......................................................................6

Notes to Consolidated Financial Statements.................................................................7

Management's Discussion of Financial Condition and Results of Operations..................................24

Staff.....................................................................................................43

Directors and Officers....................................................................................44

Stockholder Information...................................................................................45

FINANCIAL HIGHLIGHTS SUMMARY(1)


                                       1998         1997        1996        1995        1994
                                      --------    --------    --------    --------    --------
SUMMARY OF OPERATIONS(2)

   Interest income                    $ 11,269    $ 11,078    $ 10,289    $ 10,003    $  8,724
   Interest expense                      5,797       5,681       5,307       5,060       3,887
                                      --------    --------    --------    --------    --------
           Net interest income           5,472       5,397       4,982       4,943       4,837
   Provision for loan losses               175         500         325         136         255
   Other income                            489         543         343         225         233
   Other expense                         3,066       2,934       2,823       3,088       2,811
   Income taxes                            781         652         594         548         564
                                      --------    --------    --------    --------    --------
           Net income                 $  1,939    $  1,854    $  1,583    $  1,396    $  1,440
                                      ========    ========    ========    ========    ========

PER SHARE DATA(3)

   Basic earnings per share           $   3.79    $   3.62    $   3.09    $   2.73    $   2.81
   Cash dividends declared                1.06        1.00         .94         .88         .86
   Book value                            33.84       31.22       28.38       26.62       23.59

YEAR-END BALANCE SHEET SUMMARY

   Loans, net                         $ 85,810    $ 85,305    $ 85,372    $ 78,630    $ 79,635
   Securities                           41,329      45,094      43,722      43,998      31,449
   Total assets                        153,410     145,072     136,422     130,901     122,097
   Deposits                            135,211     128,189     118,424     116,537     109,299
   Stockholders' equity                 17,321      15,984      14,535      13,631      12,081

   Interest earning assets            $147,666    $140,397    $130,458    $125,121    $115,872
   Interest bearing liabilities        119,657     115,960     108,639     105,669      98,394

SELECTED RATIOS

   Return on average assets                1.3%        1.3%        1.2%        1.1%        1.2%
   Return on average equity               11.5%       12.0%       11.6%       10.7%       12.7%
   Dividends declared as percent of
      net income                          28.0%       27.7%       30.3%       32.4%       29.3%


-----------------
   (1)   In thousands of dollars, except per share data.

   (2) Reflects Bank of Floyd operations prior to formation of Cardinal Bankshares Corporation on March 12, 1996.

   (3) Adjusted for the effects of a four for one stock split in 1995 and 10% stock dividend in 1997.

Dear Shareholders:

We are pleased to present the annual report of Cardinal Bankshares Corporation. Our financial statements are audited by Larrowe & Company, PLC, Certified Public Accountants.

Cardinal Bankshares Corporation experienced another year of hard work, expansion, community involvement, and financial growth.

We become an active participant in the America's Promise Program, endorsed by General Colin Powell and the American Bankers Association. Working with America's youth has much to offer the future of America and our financial industry.

We opened our Hillsville office in June 1998. The growth in our new office has surpassed our expectations. Our presence in the Carroll County market has been well received.

Our financial growth continued to be good in 1998. We again experienced record earnings while placing added funds in reserve for potential losses and paying a record $781,368.00 in federal income taxes. Net earnings of $1,938,852.00 and ending assets of $153,409.703.00 compare very favorably with peer banks.

Earnings per share increased to $3.79 for 1998 from $3.62 in 1997. We paid shareholders a cash dividend of $1.06 per share, the seventh year of increased dividends. The market value of our stock continued to perform well in 1998. Stock quotes for Cardinal can be found under the bulletin board symbol CDBK.

A significant new issue addressed in 1998 was Year 2000 or Y2K. In 1998 we made a major investment in hardware and software to assure our readiness for Year 2000 and beyond. As of the writing of this report all our mission critical systems have been tested and Y2K certified. We will continue to monitor all systems in 1999. We want to begin the new millennium on a strong and positive note, and build on our success of the past.

We thank our Board of Directors, our staff, and you our shareholders, for a very good 1998 and we look forward to a prosperous 1999.

Sincerely,



Leon Moore                              J. H. Conduff
President and Chief Executive Officer        Chairman of the Board

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors and Stockholders
Cardinal Bankshares Corporation
Floyd, Virginia

We have audited the consolidated balance sheets of Cardinal Bankshares Corporation and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Bankshares Corporation and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



/s/ Larrowe & Company, plc
Galax, Virginia
January 8, 1999

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------
                                                        1998           1997
                                                   ------------   ------------
ASSETS
Cash and due from banks                            $  2,985,331   $  1,941,494
Interest-bearing deposits with banks                  7,100,000      5,000,000
Federal funds sold                                   11,825,000      3,825,000
Investment securities available for sale             25,981,443     31,663,068
Investment securities held to maturity               15,347,979     13,430,624
Loans, net of allowance for loan losses
  $1,668,201 in 1998 and $1,452,126 in 1997          85,809,506     85,304,739
Property and equipment, net                           2,173,693      1,687,859
Accrued income                                          984,457      1,093,063
Other assets                                          1,202,294      1,126,470
                                                   ------------   ------------
                                                   $153,409,703   $145,072,317
                                                   ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Demand deposits                                    $ 15,553,868   $ 12,229,167
NOW deposits                                          9,991,178      8,923,777
Savings deposits                                     18,476,177     17,507,178
Large denomination time deposits                     15,666,927     15,120,658
Other time deposits                                  75,522,910     74,407,946
                                                   ------------   ------------
      Total deposits                                135,211,060    128,188,726

Accrued interest payable                                240,709        269,032
Other liabilities                                       636,809        630,408
                                                   ------------   ------------
                                                    136,088,578    129,088,166
                                                   ------------   ------------
Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $10 par value; 5,000,000 shares
   authorized; 511,911 shares issued
   in 1998 and 1997                                   5,119,110      5,119,110
Surplus                                               2,925,150      2,925,150
Retained earnings                                     9,123,733      7,727,506
Unrealized appreciation on investment securities
   available for sale, net of income taxes              153,132        212,385
                                                   ------------   ------------
                                                     17,321,125     15,984,151
                                                   ------------   ------------
                                                   $153,409,703   $145,072,317
                                                   ============   ============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

                                                     1998          1997         1996
                                                 -----------   -----------   -----------
INTEREST INCOME
   Loans and fees on loans                       $ 8,034,738   $ 8,074,494   $ 7,472,380
   Federal funds sold and securities purchased
      under agreements to resell                     476,913       315,065       169,334
   Investment securities:
      Taxable                                      1,843,843     2,159,381     2,177,067
      Exempt from federal income tax                 625,769       491,074       469,751
   Deposits with banks                               288,227        38,009          --
                                                 -----------   -----------   -----------
                                                  11,269,490    11,078,023    10,288,532
                                                 -----------   -----------   -----------

INTEREST EXPENSE
   Deposits                                        5,797,887     5,538,989     5,288,779
   Borrowings                                           --         142,467        17,812
                                                 -----------   -----------   -----------
                                                   5,797,887     5,681,456     5,306,591
                                                 -----------   -----------   -----------
           Net interest income                     5,471,603     5,396,567     4,981,941

PROVISION FOR LOAN LOSSES                            175,000       500,000       325,000
                                                 -----------   -----------   -----------
           Net interest income after provision
             for loan losses                       5,296,603     4,896,567     4,656,941
                                                 -----------   -----------   -----------

NONINTEREST INCOME
   Service charges on deposit accounts               152,001       143,794       114,280
   Other service charges and fees                     37,977        36,128        27,411
   Net realized gains on sales of securities          27,315         7,018         5,856
   Gain on sale of other real estate owned            89,637       232,732          --
   Other income                                      182,435       123,313       195,741
                                                 -----------   -----------   -----------
                                                     489,365       542,985       343,288
                                                 -----------   -----------   -----------

NONINTEREST EXPENSE
   Salaries and employee benefits                  1,871,271     1,760,878     1,754,020
   Occupancy expense                                 136,641       115,612       122,006
   Equipment expense                                 274,861       273,026       230,367
   Other expense                                     782,975       783,882       717,169
                                                 -----------   -----------   -----------
                                                   3,065,748     2,933,398     2,823,562
                                                 -----------   -----------   -----------
           Income before income taxes              2,720,220     2,506,154     2,176,667

INCOME TAX EXPENSE                                   781,368       652,470       593,747
                                                 -----------   -----------   -----------
           Net income                            $ 1,938,852   $ 1,853,684   $ 1,582,920
                                                 ===========   ===========   ===========

BASIC EARNINGS PER SHARE                         $      3.79   $      3.62   $      3.09
                                                 ===========   ===========   ===========
WEIGHTED AVERAGE SHARES OUTSTANDING                  511,904       512,090       512,090
                                                 ===========   ===========   ===========



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

                                                                                    ACCUMULATED
                                                                                       OTHER
                                       COMMON                         RETAINED     COMPREHENSIVE
                                       STOCK           SURPLUS        EARNINGS      INCOME (LOSS)       TOTAL
                                    ------------    ------------    ------------    ------------    ------------
BALANCE, DECEMBER 31, 1995          $  4,655,360    $  1,200,000    $  7,481,589    $    294,529    $ 13,631,478

COMPREHENSIVE INCOME
Net income                                  --              --         1,582,920            --         1,582,920
Net change in unrealized
   appreciation on investment
   securities available for sale,
   net of taxes of $(103,019)               --              --              --          (194,121)       (194,121)
Reclassification adjustment                 --              --              --            (5,856)         (5,856)
                                                                                                    ------------
TOTAL COMPREHENSIVE INCOME                                                                             1,382,943

Dividends paid
   ($1.03 per share)                        --              --          (479,502)           --          (479,502)
                                    ------------    ------------    ------------    ------------    ------------
BALANCE, DECEMBER 31, 1996             4,655,360       1,200,000       8,585,007          94,552      14,534,919

COMPREHENSIVE INCOME
Net income                                  --              --         1,853,684            --         1,853,684
Net change in unrealized
   appreciation on investment
   securities available for sale,
   net of taxes of $61,118                  --              --              --           124,851         124,851
Reclassification adjustment                 --              --              --            (7,018)         (7,018)
                                                                                                    ------------
TOTAL COMPREHENSIVE INCOME                                                                             1,971,517

Dividends paid
   ($.51 per share)                         --              --          (237,423)           --          (237,423)
10% stock dividend                       465,540       1,731,790      (2,197,330)           --              --
Redemption of fractional shares           (1,790)         (6,640)           --              --            (8,430)
Dividends paid
    ($.54 per share)                        --              --          (276,432)           --          (276,432)
                                    ------------    ------------    ------------    ------------    ------------
BALANCE, DECEMBER 31, 1997             5,119,110       2,925,150       7,727,506         212,385      15,984,151

COMPREHENSIVE INCOME
Net income                                  --              --         1,938,852            --         1,938,852
Net change in unrealized
   appreciation on investment
   securities available for sale,
   net of taxes of $(30,525)                --              --              --           (31,938)        (31,938)
Reclassification adjustment                 --              --              --           (27,315)        (27,315)
                                                                                                    ------------
TOTAL COMPREHENSIVE INCOME                                                                             1,879,599

Dividends paid
   ($1.06 per share)                        --              --          (542,625)           --          (542,625)
Common stock purchased                    (2,500)           --           (11,000)           --           (13,500)
Common stock reissued                      2,500            --            11,000            --            13,500
                                    ------------    ------------    ------------    ------------    ------------
BALANCE, DECEMBER 31, 1998          $  5,119,110    $  2,925,150    $  9,123,733    $    153,132    $ 17,321,125
                                    ============    ============    ============    ============    ============



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
--------------------------------------------------------------------------------

                                                               1998           1997             1996
                                                          ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                             $  1,938,852    $  1,853,684    $  1,582,920
   Adjustments to reconcile net income
      to net cash provided by operations:
        Depreciation and amortization                          176,587         190,065         166,307
        Accretion of discount on securities, net
           of amortization of premiums                          68,587             176         (73,699)
        Provision for loan losses                              175,000         500,000         325,000
        Deferred income taxes                                  (82,635)       (213,850)        168,713
        Net realized (gains) losses on securities              (27,315)         (7,018)         (5,857)
        Deferred compensation and pension expense               65,599          70,748          38,989
        Changes in assets and liabilities:
           Accrued income                                      108,606         (39,487)         15,908
           Other assets                                         37,336         494,783         529,779
           Accrued interest payable                            (28,323)         22,032          (5,957)
           Other liabilities                                   (59,198)        144,305        (103,546)
                                                          ------------    ------------    ------------
             Net cash provided by operating activities       2,373,096       3,015,438       2,638,557
                                                          ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net increase in interest-bearing deposits                (2,100,000)     (5,000,000)           --
   Net (increase) decrease in federal funds sold            (8,000,000)     (3,325,000)      1,250,000
   Purchases of investment securities                      (19,326,465)    (15,236,219)    (19,551,812)
   Sales of available for sale securities                       12,125       2,075,317       3,466,994
   Maturities of investment securities                      22,947,560      11,974,853      16,137,232
   Net (increase) decrease in loans                           (679,767)       (437,099)     (7,106,355)
   Purchases of property and equipment                        (922,050)       (317,342)       (200,586)
   Sales of property and equipment                             259,629            --              --
                                                          ------------    ------------    ------------
             Net cash used in investing activities          (7,808,968)    (10,265,490)     (6,004,527)
                                                          ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in demand, NOW,
      and savings deposits                                   5,361,101        (404,102)      1,318,505
   Net increase in time deposits                             1,661,233      10,168,381         569,304
   Net increase (decrease) in short-term debt                     --          (400,000)        400,000
   Net increase (decrease) in long-term debt                      --        (2,400,000)      2,400,000
   Redemption of fractional shares                                --            (8,430)           --
   Dividends paid                                             (542,625)       (513,855)       (479,502)
   Common stock purchased                                      (13,500)           --              --
   Common stock reissued                                        13,500            --              --
                                                          ------------    ------------    ------------
             Net cash provided by financing activities       6,479,709       6,441,994       4,208,307
                                                          ------------    ------------    ------------
             Net increase (decrease) in cash and
                cash equivalents                             1,043,837        (808,058)        842,337

CASH AND CASH EQUIVALENTS, BEGINNING                         1,941,494       2,749,552       1,907,215
                                                          ------------    ------------    ------------
CASH AND CASH EQUIVALENTS, ENDING                         $  2,985,331    $  1,941,494    $  2,749,552
                                                          ============    ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Interest paid                                          $  5,826,210    $  5,659,424    $  5,312,548
                                                          ============    ============    ============
   Income taxes paid                                      $    874,869    $    750,470    $    357,964
                                                          ============    ============    ============

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES
   Other real estate acquired in settlement of loans      $       --      $      4,819    $     39,194
                                                          ============    ============    ============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Cardinal Bankshares Corporation (the Company) was incorporated as a Virginia corporation on March 12, 1996 to acquire the stock of The Bank of Floyd (the
Bank). The Bank was acquired by the Company on June 30, 1996.

The Bank of Floyd and its wholly-owned subsidiary, FBC, Inc., are incorporated and operate under the laws of the Commonwealth of Virginia. As a state chartered Federal Reserve member, the Bank is subject to regulation by the Virginia Bureau of Financial Institutions and the Federal Reserve. The Bank serves the counties of Floyd, Carroll, and Roanoke, Virginia and the City of Roanoke, Virginia, through four banking offices. FBC, Inc.'s assets and operations consist primarily of annuity sales and a minority interest in a title insurance company.

The accounting and reporting policies of the Company, the Bank and FBC, Inc. follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company, the Bank and FBC, Inc.. All material intercompany accounts and transactions are eliminated in consolidation.

BUSINESS SEGMENTS

The Company reports its activities as a single business segment. In determining the appropriateness of segment definition, the Company considers components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

The majority of the Company's loan portfolio consists of loans in Southwest Virginia. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but is influenced by the agricultural, textile and governmental segments.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Company's allowances for loan and foreclosed real estate losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

CASH AND CASH EQUIVALENTS

For purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "cash and due from banks."

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

TRADING SECURITIES

The Company does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

SECURITIES HELD TO MATURITY

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates.

SECURITIES AVAILABLE FOR SALE

Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held-to-maturity securities.

Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity. Realized gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

PROPERTY AND EQUIPMENT

Land is carried at cost. Bank premises, furniture and equipment are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimate useful lives:

                                              Years
                                              -----
Buildings and improvements                    20-40
Furniture and equipment                        5-20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

FORECLOSED PROPERTIES

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. The historical average holding period for such properties is in excess of 36 months.

PENSION PLAN

The Bank maintains a noncontributory defined benefit pension plan covering all employees who meet eligibility requirements. To be eligible, an employee must be 21 years of age and have completed one year of service. Plan benefits are based on final average compensation and years of service. The funding policy is to contribute the maximum deductible for Federal income tax purposes.

INCOME TAXES

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred taxes assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

BASIC EARNINGS PER SHARE

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

DILUTED EARNING PER SHARE

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares. For the years presented, the Company has no potentially dilutive securities outstanding.

COMPREHENSIVE INCOME

Annual comprehensive income reflects the change in the Company's equity during the year arising from transactions and events other than investments by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders' equity rather than as income or expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

FINANCIAL INSTRUMENTS

All derivative financial instruments held or issued by the Company are held or issued for purposes other than trading.

In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

The Bank does not utilize interest-rate exchange agreements or interest-rate futures contracts.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair values.

INTEREST-BEARING DEPOSITS WITH BANKS: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

LOANS RECEIVABLE: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

DEPOSIT LIABILITIES: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

SHORT-TERM AND LONG-TERM DEBT: The carrying amounts of short-term debt approximate their fair values. The fair values for long-term debt are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

OTHER LIABILITIES: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximates fair value.

IMPACTS OF NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This Statement (effective for fiscal quarters beginning after June 15, 1999) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. While the Company has not completed its analysis of all impacts of Statement No. 133, Management does not believe that implementation of the Statement will be material to the financial statements.

RECLASSIFICATION

Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current year. Net income and stockholders' equity previously reported were not affected by these reclassifications.

NOTE 2.  RESTRICTIONS ON CASH AND DUE FROM BANKS

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $686,000 and $576,000 for the two week periods including December 31, 1998 and 1997, respectively.

NOTE 3.  SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31 follow:

                                        AMORTIZED     UNREALIZED   UNREALIZED       FAIR
1998                                      COST          GAINS         LOSSES        VALUE
----                                   -----------   -----------   -----------   -----------
AVAILABLE FOR SALE
   U.S. Government agency securities   $ 7,897,742   $    34,315   $     1,070   $ 7,930,987
   State and municipal securities          560,796        20,319          --         581,115
   Mortgage-backed securities           15,793,265       151,472        30,238    15,914,499
   Other securities                      1,497,207        57,635          --       1,554,842
                                       -----------   -----------   -----------   -----------
                                       $25,749,010   $   263,741   $    31,308   $25,981,443
                                       ===========   ===========   ===========   ===========
HELD TO MATURITY
   State and municipal securities      $14,025,427   $   398,185   $     5,388   $14,418,224
   Mortgaged-backed securities             684,527         2,355         2,093       684,789
   Other securities                        638,025          --            --         638,025
                                       -----------   -----------   -----------   -----------
                                       $15,347,979   $   400,540   $     7,481   $15,741,038
                                       ===========   ===========   ===========   ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 3.  SECURITIES, CONTINUED

                                          AMORTIZED     UNREALIZED    UNREALIZED      FAIR
1997                                         COST         GAINS         LOSSES        VALUE
----                                     -----------   -----------   -----------   -----------
AVAILABLE FOR SALE
   U.S. Government agency securities     $15,613,575   $    40,349   $     5,320   $15,648,604
   State and municipal securities            561,886         5,106          --         566,992
   Mortgage-backed securities             13,676,416       233,482        36,217    13,873,681
   Other securities                        1,488,980        84,811          --       1,573,791
                                         -----------   -----------   -----------   -----------
                                         $31,340,857   $   363,748   $    41,537   $31,663,068
                                         ===========   ===========   ===========   ===========
HELD TO MATURITY
   U.S. Government agencies securities   $   498,191   $     1,809   $      --     $   500,000
   State and municipal securities         11,165,507       183,311          --      11,348,818
   Mortgaged-backed securities             1,156,601         5,762         7,018     1,155,345
   Other securities                          610,325          --            --         610,325
                                         -----------   -----------   -----------   -----------
                                         $13,430,624   $   190,882   $     7,018   $13,614,488
                                         ===========   ===========   ===========   ===========

Investment securities with amortized cost of approximately $4,400,562 and $4,337,036 at December 31, 1998 and 1997, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Gross realized gains and losses for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                                   1998        1997         1996
                                                 --------    --------    --------
Realized gains, available for sale securities    $ 27,358    $  8,855    $  7,000
Realized losses, available for sale securities        (43)     (1,837)     (1,144)
                                                 --------    --------    --------
                                                 $ 27,315    $  7,018    $  5,856
                                                 ========    ========    ========

The scheduled maturities of securities available for sale and held to maturity at December 31, 1998, were as follows:

                                            AVAILABLE FOR SALE            HELD TO MATURITY
                                         -------------------------   -------------------------
                                          AMORTIZED       FAIR         AMORTIZED       FAIR
                                            COST          VALUE          COST          VALUE
                                         -----------   -----------   -----------   -----------
Due in one year or less                  $11,196,104   $11,255,749   $ 1,342,613   $ 1,348,344
Due after one year through five years      8,181,464     8,262,834     6,573,488     6,738,523
Due after five years through ten years     5,231,515     5,306,102     6,611,939     6,833,089
Due after ten years                        1,139,927     1,156,758       181,914       183,057
Restricted equity securities                    --            --         638,025       638,025
                                         -----------   -----------   -----------   -----------
                                         $25,749,010   $25,981,443   $15,347,979   $15,741,038
                                         ===========   ===========   ===========   ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4.  LOANS RECEIVABLE

The major components of loans in the consolidated balance sheets at December 31, 1998 and 1997 are as follows (in thousands):

                                                                                 1998         1997
                                                                              ---------    ---------
Commercial                                                                    $   5,630    $   6,208
Real estate:
   Construction and land development                                              4,028        4,888
   Residential, 1-4 families                                                     24,545       25,629
   Residential, 5 or more families                                                2,219        1,785
   Farmland                                                                       4,134        3,905
   Nonfarm, nonresidential                                                       32,794       30,795
Agricultural                                                                      1,140        1,815
Consumer                                                                          7,244        7,689
Other                                                                             6,057        4,383
                                                                              ---------    ---------
                                                                                 87,791       87,097

Unearned discount                                                                    (7)         (44)
Unearned net loan origination costs, net of fees                                   (306)        (296)
                                                                              ---------    ---------
                                                                                 87,478       86,757

Allowance for loan losses                                                        (1,668)      (1,452)
                                                                              ---------    ---------
                                                                              $  85,810    $  85,305
                                                                              =========    =========
Nonperforming assets at December 31, 1998 and 1997 are detailed as follows:

                                                                                 1998         1997
                                                                              ---------    ---------
Nonaccrual loans                                                              $  66,251    $ 278,782
Restructured loans                                                                 --           --
Loans past due 90 days or more                                                  343,225      312,332
                                                                              ---------    ---------
           Total nonperforming loans                                            409,476      591,114

Foreclosed, repossessed and idled properties                                    101,756      210,709
                                                                              ---------    ---------
           Total nonperforming assets                                         $ 511,232    $ 801,823
                                                                              =========    =========


Gross interest income that would have been recognized for each year if the nonaccrual loans and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held part of the period, is detailed below. Applicable interest income that was actually collected and included in net income for each year is also summarized below:

                                            1998                1997          1996
                                     ----------------    ----------------   --------
NONACCRUAL LOANS:
   Interest income, original terms   $          4,433   $          27,239   $13,033
                                     ================   =================   =======
   Interest income recognized        $          1,140   $          20,840   $ 3,212
                                     ================   =================   =======

RESTRUCTURED LOANS:
   Interest income, original terms   $           --     $            --     $  --
                                     ================   =================   =======
   Interest income recognized        $           --     $            --     $  --
                                     ================   =================   =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4.  LOANS RECEIVABLE, CONTINUED

An allowance determined in accordance with SFAS No. 114 and No. 118 is provided for all impaired loans. The total recorded investment in impaired loans and the related allowance for loan losses at December 31, the average annual recorded investment in impaired loans, and interest income recognized on impaired loans for the year (all approximate) are summarized below.

                                              1998         1997          1996
                                           ----------   ----------   ----------
Recorded investment at December 31         $1,103,551   $1,467,636   $2,205,464
                                           ==========   ==========   ==========
Allowance for loan losses                  $  286,250   $  594,105   $  271,538
                                           ==========   ==========   ==========
Average recorded investment for the year   $  847,271   $  453,875   $1,674,412
                                           ==========   ==========   ==========
Interest income recognized for the year    $  103,056   $  133,973   $  147,742
                                           ==========   ==========   ==========

The Company is not committed to lend additional funds to debtors whose loans have been modified.

NOTE 5.  ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

                                        1998           1997
                                    -----------    -----------
BALANCE, BEGINNING                  $ 1,452,126    $ 1,002,455

Provision charged to expense            175,000        500,000
Recoveries of amounts charged off       117,917         17,920
Amounts charged off                     (76,842)       (68,249)
                                    -----------    -----------
BALANCE, ENDING                     $ 1,668,201    $ 1,452,126
                                    ===========    ===========


NOTE 6.  PROPERTY AND EQUIPMENT

Components of property and equipment and total accumulated depreciation at December 31, 1998 and 1997, are as follows:

                                    1998           1997
                                -----------    -----------
Land                            $   377,612    $   407,245
Bank premises                     2,301,028      1,719,754
Furniture and equipment           1,867,069      1,593,952
Construction in progress               --          162,337
                                -----------    -----------
                                  4,545,709      3,883,288
Less accumulated depreciation    (2,372,016)    (2,195,429)
                                -----------    -----------
                                $ 2,173,693    $ 1,687,859
                                ===========    ===========

NOTE 7.  DEBT

SHORT-TERM DEBT

Short-term debt consists of short-term borrowings from Federal Home Loan Bank of Atlanta. Additional information for the years ended December 31, 1998 and 1997 is summarized below:





                                                              1998           1997
                                                       -----------------   --------
Outstanding balance at December 31                     $            --     $   --
                                                       =================   ========
Year-end weighted average rate                                      --         --
                                                       =================   ========
Daily average outstanding during the year              $            --     $ 63,561
                                                       =================   ========
Average rate for the year                                           --         6.89%
                                                       =================   ========
Maximum outstanding at any month-end during the year   $            --     $400,000
                                                       =================   ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 7.  DEBT, CONTINUED

SHORT-TERM DEBT, CONTINUED

The Bank has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $6,500,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $17,000,000. Additional amounts are available from the Federal Home Loan Bank, with additional collateral.

LONG-TERM DEBT

The Company had no long-term indebtedness at December 31, 1998 or 1997.

NOTE 8.  EMPLOYEE BENEFIT PLAN

The Bank has a qualified noncontributory, defined benefit pension plan which covers substantially all of its employees. The benefits are primarily based on years of service and earnings. The following is a summary of the plan's funded status as of December 31, 1998 and 1997.

                                                     1998            1997
                                                 -----------     -----------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year          $ 1,167,829     $   984,721
Service cost                                          88,222          86,171
Interest cost                                         87,570          73,837
Plan participants' contributions                        --              --
Amendments                                              --              --
Actuarial (gain) loss                                 76,439          31,599
Acquisition                                             --              --
Benefits paid                                       (139,738)         (8,499)
                                                 -----------     -----------
Benefit obligation at end of year                $ 1,280,322     $ 1,167,829
                                                 ===========     ===========

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year   $ 1,156,480     $   970,764
Actual return on plan assets                           5,294         194,215
Acquisition                                             --              --
Employer contribution                                   --              --
Plan participants' contributions                        --              --
Benefits paid                                       (139,738)         (8,499)
                                                 -----------     -----------
Fair value of plan assets at end of year         $ 1,022,036     $ 1,156,480
                                                 ===========     ===========

CHANGE IN PREPAID (ACCRUED) BENEFIT COST
Prepaid (accrued) benefit cost, beginning        $  (266,984)    $  (196,284)
Contributions                                           --              --
Pension cost                                         (65,384)        (70,700)
                                                 -----------     -----------
Prepaid (accrued) benefit cost, ending           $  (332,368)    $  (266,984)
                                                 ===========     ===========

Funded status                                    $  (258,286)    $   (11,349)
Unrecognized transitional net assets                 (44,313)        (48,341)
Unrecognized prior service cost                       77,729          83,708
Unrecognized net actuarial (gain) loss              (107,498)       (291,002)
                                                 -----------     -----------
Prepaid (accrued) benefit cost                   $  (332,368)    $  (266,984)
                                                 ===========     ===========

WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31
Discount rate                                            7.5%            7.5%
Expected return on plan assets                           9.0%            9.0%
Rate of compensation increase                            5.0%            5.0%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 8. EMPLOYEE BENEFIT PLAN, CONTINUED

                                                1998         1997          1996
                                             ---------    ---------    ---------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                                 $  88,222    $  86,171    $  79,707
Interest cost                                   87,570       73,837       71,032
Return on plan assets                           (5,294)    (194,215)    (105,080)
Originating unrecognized asset gain (loss)     (98,769)     109,015       21,974
Amortization                                    (6,345)      (4,108)      (5,532)
                                             ---------    ---------    ---------
Net periodic benefit cost                    $  65,384    $  70,700    $  62,101
                                             =========    =========    =========

NOTE 9.  DEFERRED COMPENSATION AND LIFE INSURANCE

Deferred compensation plans have been adopted for certain members of the Board of Directors for future compensation upon retirement. Under plan provisions aggregate annual payments ranging from $1,568 to $8,482 are payable for ten years certain, generally beginning at age 65. Liability accrued for compensation deferred under the plan amounts to $117,625 and $117,410 at December 31, 1998 and 1997, respectively.

Charges to income are based on present value of future cash payments, discounted at 8%, and amounted to $9,408, $9,404 and $9,310 for 1998, 1997 and 1996,
respectively.

The Bank is owner and beneficiary of life insurance policies on these directors. Policy cash values, net of policy loans, totaled $26,785 and $21,530 at December 31, 1998 and 1997, respectively.

NOTE 10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):

                                              DECEMBER 31, 1998      DECEMBER 31, 1997
                                             -------------------   -------------------
                                             CARRYING      FAIR     CARRYING     FAIR
                                              AMOUNT      VALUE      AMOUNT      VALUE
                                             --------   --------   --------   --------
FINANCIAL ASSETS
   Cash and cash equivalents                 $  2,985   $  2,985   $  1,941   $  1,941
   Interest-bearing deposits with banks         7,100      7,100      5,000      5,000
   Federal funds sold                          11,825     11,825      3,825      3,825
   Securities, available-for-sale              25,981     25,981     31,663     31,663
   Securities, held to maturity                15,348     15,741     13,431     13,614
   Loans, net of allowance for loan losses     85,810     89,213     85,305     87,934

FINANCIAL LIABILITIES
   Deposits                                   135,211    136,993    128,189    128,845

OFF-BALANCE-SHEET ASSETS (LIABILITIES)
   Commitments to extend credit and
      standby letters of credit                  --         --         --         --
   Commercial letters of credit                  --         --         --         --

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 11.  INCOME TAXES

CURRENT AND DEFERRED INCOME TAX COMPONENTS

The components of income tax expense (substantially all Federal) are as follows:

                                    1998               1997               1996
                                 ---------          ---------          ---------
Current                          $ 864,003          $ 866,320          $ 425,034
Deferred                           (82,635)          (213,850)           168,713
                                 ---------          ---------          ---------
                                 $ 781,368          $ 652,470          $ 593,747
                                 =========          =========          =========

RATE RECONCILIATION

A reconciliation of the expected income tax expense computed at 34% to income tax expense included in the statements of income is as follows:

                                        1998             1997            1996
                                      ---------       ---------       ---------
Expected tax expense                  $ 924,875       $ 852,092       $ 740,067
Tax exempt interest                    (233,669)       (186,555)       (178,641)
Other                                    90,162         (13,067)         32,321
                                      ---------       ---------       ---------
                                      $ 781,368       $ 652,470       $ 593,747
                                      =========       =========       =========

DEFERRED TAX ANALYSIS

The components of net deferred tax assets (substantially all Federal) at December 31, 1998 and 1997 are summarized as follows:

                                                      1998               1997
                                                   ---------          ---------
Deferred tax assets                                $ 731,041          $ 653,399
Deferred tax liabilities                            (149,997)          (185,515)
                                                   ---------          ---------
                                                   $ 581,044          $ 467,884
                                                   =========          =========

The tax effects of each significant item creating deferred taxes are summarized below:

                                                                  1998         1997
                                                               ---------    ---------
Net unrealized appreciation on securities available for sale   $ (79,301)   $(109,826)
Allowance for loan losses                                        383,999      324,499
Other valuation reserves                                          85,520       89,370
Deferred compensation and accrued pension costs                  152,998      130,694
Depreciation                                                     (47,774)     (37,718)
Accretion of discount on investment securities                   (22,922)     (37,971)
Deferred loan fees                                               108,524      108,836
                                                               ---------    ---------
                                                               $ 581,044    $ 467,884
                                                               =========    =========

NOTE 12.  COMMITMENTS AND CONTINGENCIES

LITIGATION

In the normal course of business, the Company is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 12.  COMMITMENTS AND CONTINGENCIES, CONTINUED

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the consolidated balance sheets.

The Bank's exposure to loan loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank's commitments at December 31, 1998 and 1997, is as follows:

                                  1998         1997
                               ----------   ----------
Commitments to extend credit   $7,097,000   $7,348,000
Standby letters of credit         132,000      307,000
                               ----------   ----------
                               $7,229,000   $7,655,000
                               ==========   ==========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

CONCENTRATIONS OF CREDIT RISK

The majority of the Company's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company's market area. The majority of such customers are depositors of the Bank. Investments in state and municipal securities involve governmental entities within and outside the Company's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $1,750,000. Although the Bank has a reasonably diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon economic conditions in and around Floyd, Carroll, and Roanoke Counties and the City of Roanoke, Virginia. A significant amount of the real estate loans set forth in Note 4 are secured by commercial real estate. In addition, the Company has a loan concentration relating to customers who are motel and bed-and-breakfast owners and operators. Total loans and loan commitments to this industrial group amounted to approximately $8,894,020 and $6,439,303 at December 31, 1998 and 1997, respectively.

The Company has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 12.  COMMITMENTS AND CONTINGENCIES, CONTINUED

YEAR 2000

Like most financial service providers, the Company and its operations could be significantly affected by the Y2K issue due to its dependence on technology and date-sensitive data. Computer software and hardware and other equipment, both within and outside the Company's direct control, and third parties with whom the Company electronically or operationally interfaces (including without limitation its customers and third party vendors) could be affected. If computer systems are not modified in order to be able to identify the year 2000, many computer applications could fail or create erroneous results. Likewise, under certain circumstances, a failure to adequately address the Y2K issue could adversely affect the viability of the Company's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Y2K issue could result in a significant adverse impact on the Company's operations and, in turn, its financial condition and results of operations.

The Company has formulated its plan to address the Y2K issue. Following are the primary phases of the Company's Y2K plan:

          1. Awareness phase
          2. Assessment phase
          3. Renovation phase
          4. Validation or testing phase
          5. Implementation phase

The Company is expensing a majority of the costs associated with required system changes as those costs are incurred, and such costs are being funded through operating cash flows.

During the awareness phase, Company management and the Board of Directors became aware of the Y2K issue and potential risks. During the assessment phase, Company management identified all hardware, software, and environmental systems such as security systems, elevators, vaults and customer/vendor interdependencies affected by the Y2K date change. These items and systems were prioritized by assigning a significance rating of mission critical, mission necessary, mission desirable, or mission unrelated. During the renovation phase management performed necessary computer hardware and software upgrades and other system replacements. During June 1998, management upgraded the mainframe computer. By the end of the third quarter of 1999, management anticipates implementing a wide area network which will enhance productivity and customer service.

During the validation and implementation phase, Company management tested all mission critical applications falling into the categories of its core-banking software, the Federal Reserve Fedline System, and new account and loan processing systems. The Company has received warranties from vendors to the effect of the core-banking software, the Federal Reserve Fedline System, and new account and loan processing systems. In addition to the vendor warranties, Company management has tested the mission critical systems and certified them as Y2K compliant as of January 18, 1999.

With respect to each third party with whom the Company interfaces electronically or from whom it obtains significant services or supplies, the Company has requested information regarding that party's preparations and state of preparedness with respect to Y2K issues. Interruptions in the services provided by such third parties have been taken into account in the Company's contingency plans (which, for example, provide for increased inventories of business forms and supplies, increased levels of cash on hand, the use of a back-up site for the Company's main computer system and operation functions, manual processing of branch transactions, clearing of checks through a correspondent bank rather than the Federal Reserve and, if necessary, a change to a different third party supplier).

LEASES

During 1997 the bank leased a building used as a branch location under an operating lease. Rental expense in 1998 and 1997 was $3,720 and $1,125, respectively. Future minimum lease payments are $1,500 in 1999 and $375 in 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 13.  REGULATORY RESTRICTIONS

DIVIDENDS

The Company's dividend payments are made from dividends received from the Bank. The Bank, as a Virginia banking corporation, may pay dividends only out of its retained earnings. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

INTERCOMPANY TRANSACTIONS

The Bank's legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers' acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $1,252,900 at December 31, 1998. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 1998.

CAPITAL REQUIREMENTS

The Company is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the Federal Reserve categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 13.  REGULATORY RESTRICTIONS, CONTINUED

CAPITAL REQUIREMENTS, CONTINUED

The Bank's actual capital amounts and ratios are also presented in the table (in thousands).

                                                                                                            TO BE WELL
                                                                             REQUIRED                   CAPITALIZED UNDER
                                                                            FOR CAPITAL                 PROMPT CORRECTIVE
                                                ACTUAL                   ADEQUACY PURPOSES              ACTION PROVISIONS
                                        --------------------            ------------------            --------------------
                                         AMOUNT        RATIO            AMOUNT       RATIO             AMOUNT       RATIO
                                        -------       ------           --------     -------           --------     -------
DECEMBER 31, 1998:
   Total Capital
      (to Risk-Weighted Assets)      $   13,501       15.1%           >$7,159        >8.0%           >$8,948       >10.0%
                                                                      -              -               -             -
   Tier I Capital
      (to Risk-Weighted Assets)      $   12,376       13.8%           >$3,579        >4.0%           >$5,369       > 6.0%
                                                                      -              -               -             -
   Tier I Capital
      (to Average Assets)            $   12,376        8.2%           >$6,066        >4.0%           >$7,582       > 5.0%
                                                                      -              -               -             -

DECEMBER 31, 1997:
   Total Capital
      (to Risk-Weighted Assets)      $   13,084       14.3%           >$7,315        >8.0%           >$9,144       >10.0%
                                                                      -              -               -             -
   Tier I Capital
      (to Risk-Weighted Assets)      $   11,938       13.0%           >$3,658        >4.0%           >$5,487       > 6.0%
                                                                      -              -               -             -
   Tier I Capital
      (to Average Assets)            $   11,938        8.2%           >$5,777        >4.0%           >$7,221       > 5.0%
                                                                      -              -               -             -


NOTE 14.  TRANSACTIONS WITH RELATED PARTIES

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate 1998 and 1997 loan transactions with related parties were as follows:

                                                    1998                 1997
                                                  ---------           ---------
BALANCE, BEGINNING                                $ 926,805           $ 900,464

New loans                                           590,946             575,194
Repayments                                         (693,999)           (548,853)
Relationship changes                                (51,399)               --
                                                  ---------           ---------
BALANCE, ENDING                                   $ 772,353           $ 926,805
                                                  =========           =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15.   PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information of Cardinal Bankshares Corporation is presented as follows:

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                               1998          1997
                                                           -----------   -----------
ASSETS
   Cash due from banks                                     $ 3,011,801   $ 1,996,076
   Loans, net of allowance for loan losses
      of $25,000 in 1998 and 1997                            1,722,064     1,797,087
   Investment in affiliate bank at equity                   12,528,906    12,150,482
   Other assets                                                 58,568        48,174
                                                           -----------   -----------
                                                           $17,321,339   $15,991,819
                                                           ===========   ===========

LIABILITIES
   Accounts payable and other liabilities                  $       214   $     7,668
                                                           -----------   -----------

SHAREHOLDERS' EQUITY
   Common stock                                              5,119,110     5,119,110
   Surplus                                                   2,925,150     2,925,150
   Retained earnings                                         9,123,733     7,727,506
   Unrealized appreciation on affiliate's investment
      securities available for sale, net of income taxes       153,132       212,385
                                                           -----------   -----------
                                                            17,321,125    15,984,151
                                                           -----------   -----------
                                                           $17,321,339   $15,991,819
                                                           ===========   ===========


                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                   AND THE SIX MONTHS ENDED DECEMBER 31, 1996

                                                                    1998            1997           1996
                                                                 -----------    -----------    -----------
INCOME:
   Dividends from affiliate bank                                 $ 1,500,000    $ 1,100,000    $ 3,750,000
   Interest on taxable securities                                    160,679        207,432         17,512
   Other income                                                        1,429           --             --
                                                                 -----------    -----------    -----------
                                                                   1,662,108      1,307,432      3,767,512
                                                                 -----------    -----------    -----------
EXPENSES:
   Salaries                                                           88,078         27,166           --
   Management and professional fees                                   37,692        132,588         30,794
   Other expenses                                                     34,443         25,791         30,452
                                                                 -----------    -----------    -----------
                                                                     160,213        185,545         61,246
                                                                 -----------    -----------    -----------
              Income before tax benefit and equity in
                            undistributed income of affiliate      1,501,895      1,121,887      3,706,266

INCOME TAX (EXPENSE) BENEFIT                                            (720)        (8,308)        15,611
                                                                 -----------    -----------    -----------
              Income before equity in
                             undistributed income of affiliate     1,501,175      1,113,579      3,721,877

EQUITY IN UNDISTRIBUTED INCOME OF AFFILIATE                          437,677        740,105     (2,914,620)
                                                                 -----------    -----------    -----------
              Net income                                         $ 1,938,852    $ 1,853,684    $   807,257
                                                                 ===========    ===========    ===========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------



NOTE 15.   PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                   AND THE SIX MONTHS ENDED DECEMBER 31, 1996

                                                            1998            1997            1996
                                                         -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                            $ 1,938,852    $ 1,853,684    $   807,257
   Adjustments to reconcile net income to net
      cash provided by operating activities:
        Amortization                                           5,929          5,929          2,564
        Provision for loan losses                               --             --           25,000
        Increase (decrease) in equity in undistributed
           income of affiliate                              (437,677)      (740,105)     2,914,620
        Deferred income taxes                                   --             --           (8,500)
        Net change in other assets                           (16,323)         2,096        (50,263)
        Net change in other liabilities                       (7,454)         6,024          1,644
                                                         -----------    -----------    -----------
           Net cash provided by operating activities       1,483,327      1,127,628      3,692,322
                                                         -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES,
    NET (INCREASE) DECREASE IN LOANS                          75,023        570,424     (2,392,511)
                                                         -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Dividends paid                                           (542,625)      (513,855)      (479,502)
   Redemption of fractional shares                              --           (8,430)          --
   Common stock purchased                                    (13,500)          --             --
   Common stock reissued                                      13,500           --             --
                                                         -----------    -----------    -----------
           Net cash used by financing activities            (542,625)      (522,285)      (479,502)
                                                         -----------    -----------    -----------
           Net increase in cash and cash equivalents       1,015,725      1,175,767        820,309

CASH AND CASH EQUIVALENTS, BEGINNING                       1,996,076        820,309           --
                                                         -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, ENDING                        $ 3,011,801    $ 1,996,076    $   820,309
                                                         ===========    ===========    ===========

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS


OVERVIEW

Management's Discussion and Analysis is provided to assist in the understanding and evaluation of Cardinal Bankshares Corporation's financial condition and its results of operations. The following discussion should be read in conjunction with the Corporation's consolidated financial statements.

Cardinal Bankshares Corporation, the parent company of The Bank of Floyd, currently operates four offices in Floyd, Roanoke and Carroll Counties of Virginia. The main office is in Floyd with a limited service office in Willis. The Roanoke office is in the Cave Spring area of Roanoke County. The Hillsville office is located in Carroll County on Route 52 in Hillsville, Virginia.

The individual market conditions of each county vary from rural to urban with Floyd County being the most rural and Roanoke the most urban. Each have their own growth patterns which vary in intensity. The closing of the Cross Creek Apparel manufacturing plant and Skyline Manufacturing have had an impact on the Floyd economy and will continue to impact the economy during 1999. The Bank of Floyd and bank personnel work with local government and leaders in an effort to attract industry to Floyd County.

The earnings position of the Bank continues to improve. Cardinal Bankshares Corporation experienced record net earnings for 1998, $1,938,852 compared to $1,853,684 for 1997 and $1,582,920 in 1996. Return on average assets was 1.3%
for 1998 and 1997 compared to 1.2% for 1996. During 1998 revenues from the Bank of Floyd represent 98.6% of Cardinal Bankshares Corporation's total revenues. Revenues from the Bank of Floyd represented 98.2% of Cardinal Bankshares Corporation's total 1997 revenues and 99.8% of 1996 total revenues.

Average equity to average assets shows the Bank with a strong capital position with a ratio of 11.4%.

The total assets of Cardinal Bankshares Corporation grew to $153,409,703 from $145,072,317, a 5.75% increase, continuing our strategy to grow the Company. Foreclosed properties were reduced by 51.7% to a balance of $101,756 at year end.

Management continues to look at increasing market share by expanding to contiguous markets as it becomes feasible, with capital generated through normal earnings supporting growth of the Company. Management of Cardinal Bankshares Corporation has no plans to raise new capital from external sources to finance expansion activities in the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

 TABLE 1.  NET INTEREST INCOME AND AVERAGE BALANCES (THOUSANDS)

--------------------------------------------------------------------------------

                                             1998                       1997                                1996
                                  ---------------------------   ----------------------------  ----------------------------
                                            Interest                      Interest                       Interest
                                  Average   Income/    Yield/   Average   Income/   Yield/     Average   Income  yield/
                                  Balance   Expense    Cost     Balance   Expense   Cost       Balance   Expense  Cost
                                  -------   --------   ------   -------   -------   --------   -------   ------  --------

Interest earning assets:
  Deposit in other banks          $  5,278  $  288    5.46%    $    652  $    38   5.83%      $    -     $   -       - %
  Taxable investment securities     28,845   1,844    6.39%      31,364    2,159   6.88%        32,540     2,177   6.69%
  Nontaxable investment
    securities                      13,331     626    4.70%      10,183      491   4.82%         8,660       470   5.43%
  Federal funds sold                 9,040     477    5.28%       5,743      315   5.48%         3,187       169   5.30%
  Loans, net                        83,611   8,035    9.61%      86,528    8,075   9.33%        80,721     7,473   9.26%
                                  --------  ------    ----     --------  -------   ----       --------   -------   ----
     Total interest-earning
       assets                      140,105  11,270              134,470   11,078               125,108    10,289
                                  ======== =======             ========  =======               =======   =======

     Yield on average
       interest-earning assets                        8.04%                        8.24%                           8.22%
                                                      ====                         ====                            ====
Noninterest-earning assets:
  Cash and due from banks            2,150                        1,942                          1,912
  Premises and equipment             2,020                        1,593                          1,572
  Interest receivable and other      4,473                        3,524                          2,668
                                  --------                     --------                        -------
    Total noninterest-earning
      assets                         8,643                        7,059                          6,152
                                  --------                     --------                        -------

    Total assets                  $148,748                     $141,529                       $131,260
                                  ========                     ========                       ========

Interest-bearing liabilities:
  Demand deposits                 $  8,892  $  250    2.81%    $  8,766  $   253   2.89%      $  8,263    $  208    2.52%
  Savings deposits                  18,055     582    3.22%      18,096      582   3.22%        18,530       588    3.17%
  Time deposits                     88,100   4,966    5.64%      83,002    4,703   5.67%        78,630     4,493    5.71%
  Other borrowings                    -        -        - %       2,485      143   5.75%           306        18    5.88%
                                  --------  ------    ----     --------  -------   ----       --------    ------    ----
    Total interest-bearing
      liabilities                  115,047   5,798              112,349    5,681               105,729     5,307
                                  --------  ------             --------  -------              --------    ------

    Cost on average interest-
      bearing liabilities                             5.04%                        5.06%                            5.02%
                                                      ====                         ====                             ====

Noninterest-bearing
  liabilities
    Demand deposits                 15,537                       12,863                         11,043
    Interest payable and other       1,272                          908                            831
                                  --------                     --------                       --------
      Total noninterest-bearing
        liabilities                 16,809                       13,771                         11,874
                                  --------                     --------                       --------
      Total liabilities            131,856                      126,120                        117,603

Stockholders' equity                16,892                       15,409                         13,657
                                  --------                     --------                       --------
      Total liabilities and
       stockholders' equity       $148,748                     $141,529                       $131,260
                                  ========                     ========                       ========

  Net interest income                     $  5,472                      $  5,397                         $ 4,982
                                          ========                      ========                         =======
  Net yield on
    interest-earning assets                           3.91%                        4.01%                           3.98%
                                                      ====                         ====                            ====

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

TABLE 2.  RATE/VOLUME VARIANCE ANALYSIS (THOUSANDS)

--------------------------------------------------------------------------------

                                      1998 COMPARED TO 1997      1997 COMPARED TO 1996
                                    -------------------------  ------------------------
                                    Interest      Variance     Interest      Variance
                                    Income/    Attributable    Income/    Attributable
                                    Expense         To         Expense         To
                                    Variance  Rate     Volume  Variance   Rate    Volume
                                    --------  ----     ------  --------   ----    ------
Interest-earning assets:
  Deposits in other banks            $ 250    $ (20)   $ 270    $  38    $  --    $  38
  Taxable investment securities       (315)    (142)    (173)     (18)      60      (78)
  Nontaxable investment securities     135      (17)     152       21      (63)      84
  Federal funds sold                   162      (19)     181      146       11      135
  Loans                                (40)     232     (272)     602       68      534
                                     -----    -----    -----    -----    -----    -----
    Total                              192       34      158      789       76      713
                                     -----    -----    -----    -----    -----    -----

Interest-bearing liabilities:
  Demand deposits                       (3)      (7)       4       45       32       13
  Savings deposits                      --        1       (1)      (6)       8      (14)
  Time deposits                        263      (26)     289      210      (33)     243
  Other borrowings                    (143)      --     (143)     125       --      125
                                     -----    -----    -----    -----    -----    -----
    Total                              117      (32)     149      374        7      367
                                     -----    -----    -----    -----    -----    -----
      Net interest income            $  75    $  66    $   9    $ 415    $  69    $ 346
                                     =====    =====    =====    =====    =====    =====

--------------------------------------------------------------------------------


NET INTEREST INCOME

Net interest income, the principal source of bank earnings, is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits used to fund earning assets). Table 1 summarizes the major components of net interest income for the past three years and also provides yields and average balances.

Net interest income in 1998 increased by 1.30% to $5.47 million from $5.40 million in 1997 and $4.98 million in 1996. The increase in net interest income realized in 1998 was the result of a $5.64 million increase in the volume of average interest earning assets. Competition for deposits and loans continue to be a major factor in net margins. Predatory pricing and competition from unregulated organizations have also been a factor in the declining net interest margin. The net interest margin for 1998 was 3.91% compared to 4.01% for 1997 and 3.98% for 1996. Net interest income in 1997 increased by $415,000, or 8.33%, over 1996. The increase in net interest income realized in 1997 was the result of an increase in the volume of net average earning assets and a 3 basis point increase in net interest margin. The effects of changes in volumes and rates on net interest income in 1998 compared to 1997, and 1997 compared to 1996 are shown in Table 2.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


Interest income for 1998 increased $200,000 to $11.3 million from $11.1 million in 1997. Interest income in 1996 totaled $10.3 million. The increase in interest income from 1997 to 1998 was the result of an increase in the volume of deposits in other banks, federal funds sold and nontaxable investment securities along with a 28 basis point increase in the yield on net average loans. The increase in interest income from 1996 to 1997 was the result of an increase in the volume of average earning assets and a 2 basis point increase in yield.

Interest expense increased by $117,000 in 1998 to $5.8 million from $5.7 million in 1997 and $5.3 million in 1996. The increase from 1997 to 1998 was due primarily to a $5.1 million or 6.1% increase in the volume of time deposits. Interest expense increased by $374,000 from 1996 to 1997. The increase was due to the average interest bearing liabilities increasing by $6.6 million while the average rate paid on interest bearing liabilities increased by 4 basis points. Interest paid on time deposits, which make up the largest portion of interest-bearing deposits, increased $263,000, or 5.59% from 1997 to 1998. This increase is due primarily to a $5.1 million increase in the volume of time deposits. The average rate paid on time deposits decreased 3 basis points to 5.64% in 1997 from 5.67% in 1997 and 5.71% in 1996.


PROVISION FOR LOAN LOSSES

The allowance for loan losses is established to provide for potential losses in the Bank's loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for loan losses required to maintain an allowance adequate to provide for any potential losses. The factors considered in making this decision are the collectibility of past due loans, volume of new loans, composition of the loan portfolio, and general economic outlook.

In 1998, management decreased the provision for loan loss reserve from $500,000 in 1997 to $175,000 in 1998. The provision for loan losses was $325,000 in 1996. The Bank's allowance for loan losses as a percentage of total loans at the end of 1998 was 1.91% as compared to 1.67% in 1997 and 1.16% in 1996. When compared to the most recent available peer bank information as of September 30, 1998 the allowance for loan losses as percentage of total loans at the end of 1998 was in the top 10% of all peer banks.

Additional information is contained in Tables 12, 13 and 14, and is discussed in Nonperforming and Problem Assets.


OTHER INCOME

Noninterest income consists of revenues generated from a broad range of financial services and activities. The majority of noninterest income is a result of service charges on deposit accounts including charges for insufficient funds checks and fees charged for nondeposit services. Noninterest income totaled $489,000 in 1998, a decrease of 9.9% from the $543,000 recorded in 1997. Noninterest income in 1996 totaled $343,000. The majority of the decrease in noninterest income from 1997 to 1998 is explained by a lower amount of gains on the sale of other real estate owned. The $8,000 increase in insurance commissions is due to an increase in dividends from title insurance sales and annuity sales by the Bank of Floyd's subsidiary. The primary sources of noninterest income for the past three years are summarized in Table 3.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

 TABLE 3.  SOURCES OF NONINTEREST INCOME (THOUSANDS)

--------------------------------------------------------------------------------

                                          1998   1997   1996
                                          ----   ----   ----
Service charges on deposit accounts       $152   $144   $114
Other service charges and fees              38     36     27
Insurance commissions                       54      4     12
Gain on the sale of securities              27      7      6
Gain on sale of other real estate owned     90    233    --
Other income                               128     77    184
                                          ----   ----   ----
 Total noninterest income                 $489   $543   $343
                                          ====   ====   ====

--------------------------------------------------------------------------------

Other noninterest income was up $51,000 in 1998 to $128,000 from $77,000 in 1997 and $184,000 in 1996. Noninterest income includes fees charged for various bank services such as safe deposit box rental fees, letters of credit fees, and gains realized on the sale of fixed assets.


OTHER EXPENSE

Noninterest expense for 1998 increased by $133,000 or 4.5% to $3.1 million. Noninterest expense in 1997 was $2.9 million and it was $2.8 million in 1996 (see Table 4). The overhead ratio of noninterest expense to adjusted total revenues (net interest income plus noninterest income excluding securities transactions) was 52.6% in 1998, 50.8% in 1997 and 53.1% in 1996.

Occupancy expense increased $21,000 or 18.1% to $137,000 in 1998 from $116,000 in 1997. This increase is due to an increased building depreciation expense of $7,871, a utilities expense increase of $4,345, other occupancy expense increase of $3,682, real estate tax increase of $1,258 and leasehold improvement depreciation expense increase of $943. These increases are due primarily to the addition of the Hillsville branch during June. In addition, leasehold improvement depreciation expenses relating to the Willis branch were realized for a full year versus approximately six months in 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

 TABLE 4.  SOURCES OF NONINTEREST EXPENSE (THOUSANDS)

--------------------------------------------------------------------------------

                                     1998    1997     1996
                                   ------   ------   ------
Salaries & wages                   $1,386   $1,298   $1,242
Employee benefits                     485      463      512
                                   ------   ------   ------
  Total personnel expense           1,871    1,761    1,754

Occupancy expense                     137      116      122
Furniture & equipment                 275      273      230
Printing & supplies                    55       44       54
FDIC deposit insurance                 15       14        2
Professional services                 119      120      177
Postage                                76       72       69
Telephone                              49       40       33
Courier fees                           29       21       21
Education & seminars                   17       20       13
Travel expense                         17       21       27
Director fees and expense              48       38       40
Advertising and public relations       33       31       38
Insurance expense                      33       36       37
Capital Stock Tax                      97       77       98
Outside services                       28       26       --
Other real estate expense, net          4       46       35
Real estate loan servicing fee         16       12       16
Other operating expense               147      165       58
                                   ------   ------   ------
  Total noninterest expense        $3,066   $2,933   $2,824
                                   ======   ======   ======

--------------------------------------------------------------------------------

Other real estate expense decreased $42,000 or 91.3% to $4,000 in 1998 from $46,000 in 1997. This decrease is the result of the disposal of a number of properties reducing the net other real estate owned balance by $108,953 or 51.7% from $210,709 as of December 31, 1997 to $101,756 as of December 31, 1998. The sale of these properties reduces the amount of nonperforming assets and also increases the amount of earning assets available to the bank.

Printing and supplies expense increased $11,000 or 25.0% from $44,000 in 1997 to $55,000 in 1998. The primary reason for this increase was a $16,098 increase in office supply printing attributed to the Hillsville branch and Year 2000 disclosures.

The increase occurring during 1998 in the remaining categories of noninterest expense was primarily attributable to the higher level of activity associated with the growth in deposits. Table 4 provides a further breakdown of noninterest expense for the past three years.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------



INCOME TAXES

Income tax expense is based on amounts reported in the statements of income (after adjustments for non-taxable income and non-deductible expenses) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. The deferred tax assets and liabilities represent the future Federal income tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Income tax expense (substantially all Federal) was $781,368 in 1998, $652,470 in 1997 and $593,747 for 1996 representing 28.7%, 26.0% and 27.3% of income before income taxes, respectively. The tax expense increased $128,898 or 19.8% from 1997 to 1998.

The Bank's deferred income tax benefits and liabilities result primarily from temporary differences (discussed above) in provisions for credit losses, valuation reserves, depreciation, deferred compensation, deferred income, pension expense, and investment security discount accretion.

Net deferred income tax benefits of $581,000, $468,000 and $315,000 at December 31, 1998, 1997, and 1996, respectively, are included in other assets. At December 31, 1998, $79,301 of the total deferred tax liability is applicable to unrealized appreciation on investment securities available for sale. Accordingly, this amount was not charged to income but recorded directly to the related stockholders' equity account.

YEAR 2000 (Y2K) ISSUES

Y2K refers to the potential disruption to computers lacking the ability to recognize years beyond 1999. During September 1997, management of the Bank formed a Y2K committee to identify, monitor, and control the potential risks associated with the Y2K computer problem. These risks include the inability to process loan and deposit transactions such as payments and computation of interest due to a computer failure. Another risk is a possible disruption to bank operations due to the failure of equipment that relies on embedded technology such as microprocessors. Other risks include disruptions in operations of the bank's service vendors and large loan and deposit customers.

Total estimated expenses to assess and control Y2K risks are $180,000 for the time period from September 1997 to March 2000. These expenses include the following: (1) management time involved during risk assessment and testing, (2) expenses for Y2K training conferences attended by management, (3) expenses for seminars held by The Bank of Floyd for bank customers, (4) expenses for hardware and software upgrades, (5) and potential increases in legal expenses. Total expenditures through December 31, 1998 are $138,184 or 77% of the total estimated expenses.

Bank management has established a Y2K plan with the following five phases: awareness, assessment, renovation, validation and implementation. During the awareness phase, management and the board of directions became aware of the Y2K issue and potential risks. During the assessment phase, management identified all hardware, software, and environmental systems such as security systems, elevators, vaults and customer/vendor interdependencies affected by the Y2K date change. These items and systems were prioritized by assigning a significance rating of mission critical, mission necessary, mission desirable, or mission unrelated. During the renovation phase management performed necessary computer hardware and software upgrades and other system replacements. During June 1998, management upgraded the mainframe computer. By the end of the third quarter of 1999, management anticipates implementing a wide area network which will enhance productivity and customer service.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------


During the validation and implementation phase management tested all mission critical applications. All mission critical systems were certified as Y2K compliant as of January 18th, 1999. These mission critical systems include the following items: mainframe hardware, software and interfaces with other bank computer systems; the Federal Reserve Fedline system; and new account and loan processing systems.

The Y2K risks involved in a worst case scenario involve malfunctions with mission critical or mission desirable applications and systems. For example, if certain systems such as the mainframe computer were to malfunction it would be almost impossible to operate the bank without a backup system. If certain loan and deposit processing software were to malfunction it would be difficult to extend loans and open deposit accounts without an alternate process. Other disruptions beyond management control would include loss of electrical and telephone service.

To deal with the worst case possibilities, bank management has established a Y2K contingency plan. This contingency plan includes identifying and using other vendors who are fully Y2K compliant for critical functions, and maintaining supplies necessary to perform functions manually. To plan for a mainframe computer malfunction, management has back up arrangements in place with a third party to use a comparable mainframe. Management has in place manual, paper based processes in the event of the failure of loan and deposit processing software. Bank management has maintained constant communication with electric and telephone companies to evaluate their Y2K efforts and allow the Bank of Floyd to develop needed plans. The Federal Reserve bank will have the ability to ship extra currency to various locations to cover any potential increased demand for currency.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------



EARNING ASSETS

Average earning assets increased 4.2% over the past twelve months. Total earning assets represented 94.2% of total average assets in 1998 compared to 95.0% in 1997. The mix of average earning assets changed in 1998 with an increase in the mix of federal funds sold and interest bearing bank balances and a decrease in the mix of loans. Average federal funds sold accounted for 6.1% of total average assets compared to 4.1% in 1997. Average interest bearing bank balances accounted for 3.6% of total average assets compared to 0.5% in 1997. Average loans accounted for 56.2% of total average assets in 1998 compared to 61.1% in 1997. For 1996, average net loans represented 61.5% of average assets. A summary of average assets for the past three years is shown in Table 5.

--------------------------------------------------------------------------------

 TABLE 5.  AVERAGE ASSET MIX (THOUSANDS)

--------------------------------------------------------------------------------

                                            1998                     1997                     1996
                                   --------------------      -------------------     --------------------
                                    Average                 Average                  Average
                                    Balance         %       Balance          %       Balance          %
                                   --------      ------      -------      ------     --------      ------
EARNING ASSETS:
  Loans, net                       $ 83,611       56.21     $ 86,528       61.14     $ 80,721       61.50
  Investment securities              42,176       28.35       41,547       29.36       41,200       31.39
  Federal funds sold                  9,040        6.08        5,743        4.06        3,187        2.42
  Interest-bearing bank balances      5,278        3.55          652        0.45         --          0.00
                                   --------      ------      -------      ------     --------      ------
    Total earning assets            140,105       94.19      134,470       95.01      125,108       95.31
                                   --------      ------      -------      ------     --------      ------

NONEARNING ASSETS:
  Cash and due from banks             2,150        1.44        1,942        1.37        1,912        1.46
  Premises and equipment              2,020        1.36        1,593        1.13        1,572        1.20
  Other assets                        4,473        3.01        3,524        2.49        2,668        2.03
                                   --------      ------      -------      ------     --------      ------
    Total nonearning assets           8,643        5.81        7,059        4.99        6,152        4.69
                                   --------      ------      -------      ------     --------      ------
      Total assets                 $148,748      100.00     $141,529      100.00     $131,260      100.00
                                   ========      ======     ========      ======     ========      ======

--------------------------------------------------------------------------------

LOANS

Average net loans totaled $83.6 million during 1998, a decrease of $2.9 million or 3.4% less than 1997. A significant portion of the loan portfolio, $67.7 million or 77.1%, is made up of loans secured by various types of real estate. Total loans secured by 1-4 family residential properties represented 28% of total loans at the end of 1998. The loans represented in the other loan classification in Table 6 increased by 38.2% during 1998 to a total of $6.1 million, or 6.9% of total loans outstanding compared to a total of $4.4 million at the end of 1997. The growth in the other loan classification is primarily the result of an increase in commercial loans to leasing companies.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

The Bank makes both consumer and commercial loans to all neighborhoods within its market area, including the low- and moderate-income areas. The market area is generally defined to be all or portions of the Floyd, Roanoke, Montgomery and Carroll Counties of Virginia and the Cities of Roanoke and Radford, Virginia. The Bank places emphasis on consumer based installment loans and commercial loans to small and medium sized businesses. The local Floyd economy experienced the closure of the Cross Creek Apparel manufacturing plant in 1998. Predatory pricing and competition from unregulated organizations have also been a factor when generating new loans. The amounts of loans outstanding by type at year-end 1998 and 1997, and the maturity distribution of variable and fixed rate loans as of year-end 1998 are presented in Table 6 and Table 7, respectively.

--------------------------------------------------------------------------------

 TABLE 6.  LOAN PORTFOLIO SUMMARY (THOUSANDS)


--------------------------------------------------------------------------------

                                DECEMBER 31, 1998       DECEMBER 31, 1997
                               -------------------     -------------------
                                Amount         %       Amount          %
                               -------       -----     -------      ------
Construction and development   $ 4,028        4.59     $ 4,888        5.61
Farmland                         4,134        4.71       3,905        4.48
1-4 family residential          24,545       27.96      25,629       29.43
Multifamily residential          2,219        2.53       1,785        2.05
Nonfarm, nonresidential         32,794       37.35      30,795       35.66
                               -------       -----     -------      ------
  Total real estate             67,720       77.14      67,002       76.93

Agricultural                     1,140        1.30       1,815        2.08
Commercial & industrial          5,630        6.41       6,208        7.13
Consumer                         7,244        8.25       7,689        8.83
Other                            6,057        6.90       4,383        5.03
                               -------      ------     -------      ------
  Total                        $87,791      100.00     $87,097      100.00
                               =======      ======     =======      ======

--------------------------------------------------------------------------------

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 9.61% in 1998 compared to an average yield of 9.33% in 1997.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

 TABLE 7.  MATURITY SCHEDULE OF LOANS (THOUSANDS)

--------------------------------------------------------------------------------

                                                  COMMERCIAL     CONSTRUCTION                             TOTAL
                                                 FINANCIAL AND       AND                        ------------------------
                                                  AGRICULTURE    DEVELOPMENT     OTHERS         AMOUNT               %
                                                 -------------   ------------     -------        -------           ------
FIXED RATE LOANS:
  Three months or less                              $   469        $  --          $   897        $ 1,366             1.56
  Over three months to twelve months                    581           --            1,507          2,088             2.38
  Over twelve months to three years                   3,236           --            6,972         10,208            11.63
  Over three years to five years                      2,331           --            7,435          9,766            11.12
  Over five years to fifteen years                    5,365             10          3,775          9,150            10.42
  Over fifteen years                                    257           --            2,301          2,558             2.91
                                                    -------        -------        -------        -------           ------

                  Total fixed rate loans            $12,239        $    10        $22,887        $35,136            40.02
                                                    -------        -------        -------        -------           ------


VARIABLE RATE LOANS:
  Three months or less                              $ 7,286        $ 2,547        $ 3,425        $13,258            15.10
  Over three months to twelve months                  9,389           --            5,554         14,943            17.02
  Over twelve months to three years                   9,321           --            7,781         17,102            19.49
  Over three years to five years                      4,343            529          1,538          6,410             7.30
  Over five years to fifteen years                     --              942           --              942             1.07
  Over fifteen years                                   --             --             --             --               0.00
                                                    -------        -------        -------        -------           ------

                  Total variable rate loans         $30,339        $ 4,018        $18,298        $52,655            59.98
                                                    -------        -------        -------        -------           ------

TOTAL LOANS:
  Three months or less                              $ 7,755        $ 2,547        $ 4,322        $14,624            16.66
  Over three months to twelve months                  9,970           --            7,061         17,031            19.40
  Over twelve months to three years                  12,557           --           14,753         27,310            31.11
  Over  three years to five years                     6,674            529          8,973         16,176            18.43
  Over five years to fifteen years                    5,365            952          3,775         10,092            11.50
  Over fifteen years                                    257           --            2,301          2,558             2.91
                                                    -------        -------        -------        -------           ------

                  Total loans                       $42,578        $ 4,028        $41,185        $87,791           100.00
                                                    =======        =======        =======        =======           ======

--------------------------------------------------------------------------------
INVESTMENT SECURITIES

The Bank uses its investment portfolio to provide liquidity for unexpected deposit decreases or loan generation, to meet the Bank's interest rate sensitivity goals, and to generate income.

Management of the investment portfolio has always been conservative with virtually all investments taking the form of purchases of U.S. Treasury, U.S. Government agencies, Mortgage Backed Securities and State and local bond issues. Management views the investment portfolio as a source of income, and purchases securities with the intent of retaining them until maturity. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time, management may sell certain securities prior to their maturity. Table 8 presents the investment portfolio at the end of 1998 by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

the scheduled maturity date. Maturities on all other securities are based on the earlier of the contractual maturity or the call date, if any.

The interest rate environment in 1998 caused the average yield of the investment portfolio to decrease to 5.89% from 6.30% in 1997. At December 31, 1998, the market value of the investment portfolio was $41.7 million, representing a $625,000 appreciation over amortized cost. This compared to a market value of $45.3 million and a $507,000 appreciation over amortized cost a year earlier.

--------------------------------------------------------------------------------

 TABLE 8.  INVESTMENT SECURITIES (THOUSANDS)

--------------------------------------------------------------------------------

DECEMBER 31, 1998
                                                          AMORTIZED COST DUE
                                                --------------------------------------
                                                 IN ONE        AFTER ONE    AFTER FIVE     AFTER     RESTRICTED
                                                 YEAR OR        THROUGH      THROUGH        TEN        EQUITY                 MARKET
                                                  LESS         FIVE YRS.     TEN YRS.       YEARS     SECURITIES   TOTAL      VALUE
                                                ----------    ----------    ----------    ---------    -------    -------    -------
INVESTMENT SECURITIES:
U.S. Government agencies
  and Mortgage Backed Securities                $   10,703    $    7,574    $    4,777    $   1,322       --      $24,376    $24,530
State and political subs                               840         6,679         7,067         --         --       14,586     14,999
Other                                                  995           502          --           --         --        1,497      1,555
Restricted Equity Securities                          --            --            --           --          638        638        638
                                                ----------    ----------    ----------    ---------    -------    -------    -------
    Total                                       $   12,538    $   14,755    $   11,844    $   1,322    $   638    $41,097    $41,722
                                                ==========    ==========    ==========    =========    =======    =======    =======



WEIGHTED AVERAGE YIELDS:
U.S. Government agencies
  and Mortgage Backed Securities                      6.18%         6.43%         6.50%        6.96%       --         --         --
States and political subs                             4.72%         4.68%         4.64%         --         --         --         --
Other                                                10.63%         7.72%          --           --         --         --         --
Restricted Equity Securities                           --            --            --           --        6.89%       --         --

     Consolidated                                     6.44%         5.68%         5.39%        6.96%      6.89%      5.89%       --




DECEMBER 31, 1997                                                                                        BOOK                MARKET
                                                                                                         VALUE                VALUE
                                                                                                       -------               -------
INVESTMENT  SECURITIES:
U.S. Government agencies and  Mortgage Backed Securities                                               $30,945               $31,178
States and political subdivisions                                                                       11,727                11,916
Other                                                                                                    1,489                 1,574
Restricted Equity Securities                                                                               610                   610
                                                                                                       -------               -------
     Total                                                                                             $44,771               $45,278
                                                                                                       =======               =======

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

DEPOSITS

The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investments in liquid assets. More specifically, core deposits (total deposits less certificates of deposits in denominations of $100,000 or more) are the primary funding source. The Bank's balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. Market conditions have resulted in depositors shopping for deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank's management must continuously monitor market pricing, competitor's rates, and internal interest rate spreads to maintain the Bank's growth and profitability. The Bank attempts to structure rates so as to promote deposit and asset growth while at the same time increasing overall profitability of the Bank.

Average total deposits for the year ended December 31, 1998 amounted to $130.6 million which was an increase of $7.9 million, or 6.4% over 1997. Average core deposits totaled $116.2 million in 1998 representing a 5.1% increase over the $110.6 million in 1997. The percentage of the Bank's average deposits that are interest-bearing decreased to 88.1% in 1998 from 89.5% in 1997. Average demand deposits which earn no interest increased to $15.5 million in 1998 from $12.9 million in 1997 and $11.0 million in 1996.
Average deposits for the past three years are summarized in Table 9.

--------------------------------------------------------------------------------

 TABLE 9.  DEPOSIT MIX (THOUSANDS)

--------------------------------------------------------------------------------

                                               1998                       1997                     1996
                                      --------------------       --------------------     --------------------
                                      AVERAGE                     AVERAGE                 AVERAGE
                                      BALANCE          %          BALANCE        %        BALANCE          %
                                      --------      ------       --------      ------     --------      ------
Interest-bearing deposits:
  NOW accounts                        $  8,892        6.81       $  8,766        7.14     $  8,263        7.10
  Money Market                           3,365        2.58          3,228        2.63        3,417        2.93
  Savings                               14,690       11.25         14,868       12.12       15,113       12.98
  Small denomination certificates       73,755       56.48         70,924       57.79       68,943       59.20
  Large denomination certificates       14,345       10.98         12,078        9.84        9,687        8.32
                                      --------      ------       --------      ------     --------      ------
    Total interest-bearing deposits    115,047       88.10        109,864       89.52      105,423       90.53
Noninteresting-bearing deposits         15,537       11.90         12,863       10.48       11,043        9.47
                                      --------      ------       --------      ------     --------      ------
    Total deposits                    $130,584      100.00       $122,727      100.00     $116,466      100.00
                                      ========      ======       ========      ======     ========      ======

--------------------------------------------------------------------------------

The average balance of certificates of deposit issued in denominations of $100,000 or more increased by $2.3 million or 18.8%, in 1998. Much of the increase in large certificates of deposit is from local government funds. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Table 10 provides maturity information relating to Certificate of Deposits of $100,000 or more at December 31, 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

 TABLE 10.  LARGE TIME DEPOSIT MATURITIES (THOUSANDS)

--------------------------------------------------------------------------------

ANALYSIS OF TIME DEPOSITS OF $100,000 OR MORE AT DECEMBER 31, 1998:

Remaining maturity of three months or less            $ 1,757
Remaining maturity over three through twelve months     8,646
Remaining maturity over twelve months                   5,264
                                                      -------
           Total time deposits of $100,000 or more    $15,667
                                                      =======

--------------------------------------------------------------------------------


CAPITAL ADEQUACY

Shareholder's equity amounted to $17.3 million at December 31, 1998, a 8.1% increase over the 1997 year-end total of $16.0 million. The increase was primarily a result of earnings increase. Average shareholders' equity as a percentage of average total assets amounted to 11.5% in 1998 and 10.9% in 1997.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common shareholders' equity ) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8%. As of December 31, 1998 the Bank has a ratio of Tier 1 capital to risk-weighted assets of 13.8% and a ratio of total capital to risk-weighted assets of 15.1%.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

 TABLE 11.  YEAR-END RISK-BASED CAPITAL (THOUSANDS)

--------------------------------------------------------------------------------

                                                   1998       1997
                                                 -------    -------
Tier I capital                                   $12,376    $11,938
Qualifying allowance for loan losses
   (limited to 1.25% of risk-weighted assets)      1,125      1,146
                                                 -------    -------
Total regulatory capital                         $13,501    $13,084
                                                 =======    =======
Total risk-weighted assets                       $90,000    $91,680
                                                 =======    =======


Tier I as a percent of risk-weighted assets         13.8%      13.0%
Total regulatory capital as a percent of risk-
   weighted assets                                  15.1%      14.3%
Leverage Ratio*                                      8.1%       8.2%


* Tier I capital divided by average total assets for the quarter ended
  December 31, 1998.
--------------------------------------------------------------------------------

In addition, a minimum leverage ratio of Tier I capital to average total assets for the previous quarter is required by federal bank regulators, ranging from 3% to 5%, subject to the regulator's evaluation of the Bank's overall safety and soundness. As of December 31, 1998, the Bank had a ratio of year-end Tier I capital to average total assets for the fourth quarter of 1998 of 8.1%. Table 11 sets forth summary information with respect to the Bank's capital ratios at December 31, 1998. All capital ratio levels indicate that the Bank is well capitalized.

At December 31, 1998 the Company had 511,911 shares of common stock outstanding which were held by approximately 620 shareholders of record.


NONPERFORMING AND PROBLEM ASSETS

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Bank attempts to use shorter-term loans and, although a portion of the loans have been made based upon the value of collateral, it tries to rely primarily on the cash flow of the borrower as the source of repayment rather than the value of the collateral.

The Bank also attempts to reduce repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

Nonperforming Assets at December 31, 1998 and 1997 are analyzed in Table 12.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

 TABLE 12.  NONPERFORMING ASSETS

--------------------------------------------------------------------------------

                                1998        1997
                              --------   --------
Non-Accrual Loans             $ 66,251   $278,782
Restructured                      --         --
Foreclosed and In-Substance
  Foreclosed Properties        101,756    210,709
                              --------   --------
                              $168,007   $489,491
                              ========   ========

--------------------------------------------------------------------------------

Nonperforming assets at year-end 1998 were 0.2% of loans outstanding and 0.6% at year-end 1997. In addition to the nonperforming assets, loans which were 90 days and over past due amounted to $343,225 at December 31, 1998 and $312,332 at December 31, 1997.

The allowance for loan losses is maintained at a level adequate to absorb potential losses. Some of the factors which management considers in determining the appropriate level of the allowance for loan losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, and in particular, how such conditions relate to the market areas that the Bank serves. Bank regulators also periodically review the Bank's loans and other assets to assess their quality. Credits deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance. The accrual of interest on loans is discontinued on a loan when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due.

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in Table 13.

--------------------------------------------------------------------------------

 TABLE 13.  LOAN LOSSES

--------------------------------------------------------------------------------

                                                1998           1997            1996
                                             -----------    -----------    -----------
Allowance for loan losses, beginning         $ 1,452,126    $ 1,002,455    $ 1,134,182
Provision for loan losses, added                 175,000        500,000        325,000

Loans charged off                                (76,842)       (68,249)      (495,201)
Recoveries of loans previously charged off       117,917         17,920         38,474
                                             -----------    -----------    -----------
   Net charge-offs                                41,075        (50,329)      (456,727)
                                             -----------    -----------    -----------
Allowance for loan losses, ending            $ 1,668,201    $ 1,452,126    $ 1,002,455
                                             ===========    ===========    ===========

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------



Net loan recoveries as a percentage of average loans were 0.14% in 1998. Net loan charge-offs as a percentage of average loans were 0.06% and 0.57% in 1997 and 1996, respectively. Gross charge offs during 1998 totaled $76,842 and consisted of $73,309 in installment loans and $3,533 in real estate loans. Recoveries during 1998 totaled $117,917 and consisted of $97,745 in installment loans and $20,172 in real estate loans.

The loan portfolio also included loans to various borrowers (watch loans) at year-end for which management had concerns about the ability of the borrowers to continue to comply with present loan repayment terms, and which could result in some or all of these loans being uncollectible. Management monitors these loans carefully and has provided for these loans in the allowance for loan losses.

The allowance for loan losses was approximately $1.7 million, or 1.91% of gross loans outstanding at December 31, 1998, an increase of $216,075 above the 1.67% reserve at December 31, 1997. Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses. Management does, however, consider the allowance for loan losses to be adequate at December 31, 1998.

The allocation of the reserve for loan losses is detailed in Table 14 below:

--------------------------------------------------------------------------------

 TABLE 14.  ALLOCATION OF THE RESERVE FOR LOAN LOSSES

--------------------------------------------------------------------------------

                                                  1998                   1997              1996
                                          ------------------     -----------------   ------------------
Balance at end of period applicable to    AMOUNT     PERCENT(1)   AMOUNT   PERCENT(1) AMOUNT    PERCENT(1)
--------------------------------------    ------    --------     ------     ------    ------    -------


Commercial, financial and agricultural    $  502        7.71     $  194       9.21   $   93        9.24
Real estate, construction                   --          4.59         60       5.61       65        6.49
Real estate, mortgage                        657       72.55      1,089      71.32      723       72.19
Installment loans to individuals, other      509       15.15        109      13.86      121       12.08
                                          ------      ------     ------     ------   ------      ------
     Total                                $1,668      100.00     $1,452     100.00   $1,002      100.00
                                          ======      ======     ======     ======   ======      ======

--------------------------------------------------------------------------------


LIQUIDITY AND INTEREST RATE SENSITIVITY

The principal goals of the Bank's asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash to fund depositors' withdrawals or borrowers' loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest or liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rates changes.

---------
(1) Percent of loans in each category to total loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Management must insure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, federal funds lines from correspondent banks, borrowings from the Federal Reserve Bank and the Federal Home Loan Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) was 20.2% at December 31, 1998 compared to 18.9% at December 31, 1997. These ratios are considered to be adequate by management.

--------------------------------------------------------------------------------

 TABLE 15.  INTEREST RATE SENSITIVITY (THOUSANDS)

--------------------------------------------------------------------------------

                                  DECEMBER 31, 1998
                                MATURITIES/REPRICING
                        -----------------------------------
                         1-3       4-12     13-60   OVER 60
                        MONTHS    MONTHS    MONTHS  MONTHS        TOTAL
                        ------    ------    ------  -------     --------
          `
EARNINGS ASSETS:
  Loans                 $13,215   $26,541  $40,420 $ 7,615     $ 87,791
  Investments             5,228     7,310   14,755  13,804       41,097
  Interest-bearing
   deposits with other
   banks                  7,100       -        -       -          7,100
  Federal Funds Sold     11,825       -        -       -         11,825
                        -------   -------   ------ -------     --------
    Total               $37,368   $33,851  $55,175 $21,419     $147,813
                        =======   =======  ======= =======     ========

INTEREST-BEARING DEPOSITS:
  NOW accounts            9,991       -        -       -          9,991
  Money market            3,327       -        -       -          3,327
  Savings                15,149       -        -       -         15,149
  Certificates of
   Deposit               15,665    43,762   31,763     -         91,190
  Other borrowing           -         -        -       -            -
                        -------    ------   ------  ------     --------
    Total               $44,132   $43,762  $31,763     -       $119,657
                        =======   =======  =======  ======     ========

Interest sensitivity
 gap                    $(6,764)  $(9,911) $23,412 $21,419     $    -
Cumulative interest
 sensitivity gap        $(6,764) $(16,675) $ 6,737 $28,156     $ 28,156
Ratio of sensitivity
 gap to total earning
 assets                   (4.6)%    (6.7)%   15.8%   14.5%          -
Cumulative ratio of
 sensitivity gap to
 total earning assets     (4.6)%   (11.3)%    4.6%   19.0%        19.0%

--------------------------------------------------------------------------------

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 15 shows the sensitivity of the Bank's balance sheet on December 31, 1998. This table reflects the sensitivity of the balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 1998, the Bank appeared to be cumulatively asset-sensitive (earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates). Included in the interest-bearing liabilities subject to interest rate changes within

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

three months are NOW accounts and savings accounts totaling $25,140,000 which historically have not been as interest-sensitive as other types of interest-bearing deposits. Therefore, the Bank is asset sensitive in the three month or less time period; liability sensitive in the four to twelve months time period and asset-sensitive in the thirteen to sixty months time period and over sixty months time period.

Matching sensitive positions alone does not ensure that the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

--------------------------------------------------------------------------------

 TABLE 16.  KEY FINANCIAL RATIOS

--------------------------------------------------------------------------------

                                         1998       1997       1996
                                         ----       ----       ----
Return on average assets                 1.3%       1.3%       1.2%
Return on average equity                11.5%      12.0%      11.6%
Average equity to average assets        11.4%      10.9%      10.4%

--------------------------------------------------------------------------------

STAFF
--------------------------------------------------------------------------------

                                   MAIN OFFICE

CUSTOMER SERVICE                            LOAN OPERATIONS                     SECRETARIES
Diane Bishop                                Renee Akers                         Beulah Correll

Sherrie Janney                              Debra Funkhouser                    Yara Middleton

Betty Moran                                 Gail Phillips, Supervisor           Lisa Thomas

Sharon Zeman                                Jan Rorrer
                                                                                DATA PROCESSING CENTER
                                            Karen Sowers, Supervisor
                                                                                Ruth Anders
PAYING AND RECEIVING TELLERS                Wendy Taylor
                                                                                Jill Caldwell
Jessica Bower                               COLLECTIONS
                                                                                Gail Goad
Karen Bowman                                Ralph Edwards
                                                                                Gay Grim
Regina Compton
                                            CREDIT CARDS                        Leslie Moran
Regina Gibson
                                            Shelia DeHart                       Patricia Whitlock
Helen Roberson
                                            ACCOUNTING
Tammy Rutrough                                                                  CUSTODIANS
                                            Deborah Reed
Patsy Wallace                                                                   Roger Dickerson
                                            LENDING
                                                                                Lucy Harris
                                            Ola Lee Driskell

                                            Dennis McDaniel

                                   ----------

CAVE SPRING OFFICE                 WILLIS OFFICE            HILLSVILLE OFFICE
CUSTOMER SERVICE                                            CUSTOMER SERVICE
                                    HEAD TELLER
Margaret Caldwell                                           Frances Sharpe
                                   Karen Sutphin
PAYING AND RECEIVING                                        PAYING AND RECEIVING

Kevin Harvey, Head Teller                                   Rebecca Adams

Paula McDaniel                                              Karen Arnold

                                                            Louise Goad, Head Teller

BOARD OF DIRECTORS OF CARDINAL BANKSHARES AND THE BANK OF FLOYD
--------------------------------------------------------------------------------

K. VENSON BOLT                C. W. HARMAN             LEON MOORE

J. H. CONDUFF                 KEVIN D. MITCHELL        DORSEY H. THOMPSON

WILLIAM R. GARDNER, JR.

OFFICERS OF CARDINAL BANKSHARES
---------------------------------------------------------------------------------------------------------------------------------
J. H. CONDUFF...............................................................................................CHAIRMAN OF THE BOARD

LEON MOORE..................................................................................PRESIDENT AND CHIEF EXECUTIVE OFFICER

CHRISTOPHER B. SNODGRASS.....................................................ASSISTANT VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

WANDA M. GARDNER....................................................................ASSISTANT VICE PRESIDENT AND INTERNAL AUDITOR

ANNETTE V. BATTLE.......................................................................................................SECRETARY


OFFICERS OF THE BANK OF FLOYD
---------------------------------------------------------------------------------------------------------------------------------

                                    EXECUTIVE

J. H. CONDUFF...............................................................................................CHAIRMAN OF THE BOARD

K. VENSON BOLT.........................................................................................VICE CHAIRMAN OF THE BOARD

LEON MOORE..................................................................................PRESIDENT AND CHIEF EXECUTIVE OFFICER

LAWRENCE M. RENFROE......................................................................................EXECUTIVE VICE PRESIDENT

CHRISTOPHER B. SNODGRASS.....................................................ASSISTANT VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

C. W. HARMAN............................................................................................................SECRETARY

SUNNY K. CORNWELL......................................................................ASSISTANT VICE PRESIDENT AND CREDIT REVIEW

                                   MAIN OFFICE

LOIS A. BOND.............................................................................................ASSISTANT VICE PRESIDENT

PATRICIA K. HARRIS..............................................................................................ASSISTANT CASHIER

CAROLYN W. REED.................................................................................................ASSISTANT CASHIER

                               CAVE SPRING OFFICE

PATRICIA A. BOWER...............................................................................................ASSISTANT CASHIER

KIT C. EDWARDS..........................................................................................BRANCH OPERATIONS OFFICER

                                HILLSVILLE OFFICE

EUGENE G. SHOCKLEY....................................................................ASSISTANT VICE PRESIDENT AND BRANCH MANAGER



                                 ADMINISTRATIVE

MARIE V. THOMAS................................................................................VICE PRESIDENT AND HUMAN RESOURCES

MARY ANN AYERS.........................................................ASSISTANT VICE PRESIDENT, FINANCIAL PRODUCTS AND MARKETING

ANNETTE V. BATTLE........................................................ASSISTANT SECRETARY TO THE BOARD AND RECORDING SECRETARY

PATRICIA B. SPANGLER.....................................................................................ADMINISTRATIVE ASSISTANT

SHELBY L. RUTHERFORD.....................................................................................ADMINISTRATIVE ASSISTANT

                                     LENDING

DIANNE H. HAMM....................................................................ASSISTANT VICE PRESIDENT AND COMPLIANCE OFFICER





                                   OPERATIONS

BETTY A. WHITLOCK................................................................ASSISTANT CASHIER AND MANAGER OF DATA PROCESSING

                                      AUDIT

WANDA M. GARDNER....................................................................ASSISTANT VICE PRESIDENT AND INTERNAL AUDITOR

STOCKHOLDER INFORMATION

--------------------------------------------------------------------------------

ANNUAL MEETING

The annual meeting of shareholders will be held Wednesday, April 28, 1999, at 2:00 p.m. in the community room at The Bank of Floyd, 101 Jacksonville Circle, Floyd, Virginia.

                                   ----------

REQUESTS FOR INFORMATION

Requests for information should be directed to Mrs. Annette Battle, Recording Secretary, at The Bank of Floyd, Post Office Box 215, Floyd, Virginia, 24091; telephone (540) 745-4191. A copy of the Company's Form 10-KSB for 1998 will be furnished, without charge, after March 31, 1999 upon written request.

                                   ----------

INDEPENDENT AUDITORS                                       STOCK TRANSFER AGENT
Larrowe & Company, PLC                                     The Bank of Floyd
   Certified Public Accountants                            Post Office Box 215
Post Office Box 760                                        Floyd, Virginia  24091
Galax, Virginia  24333

                                   ----------

FEDERAL DEPOSIT INSURANCE CORPORATION

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

                                   ----------

                   Member of Federal Reserve Bank of Richmond.

                                   ----------

                  Member of Federal Home Loan Bank of Atlanta.

                                   ----------

                                 BANKING OFFICES

FLOYD OFFICE                                               ROANOKE OFFICE
101 Jacksonville Circle                                    4094 Postal Drive
Floyd, Virginia  24091                                     Roanoke, Virginia  24018
(540) 745-4191                                             (540) 774-1111
ATM location                                               ATM location

WILLIS OFFICE                                              HILLSVILLE OFFICE
Floyd Highway South                                        185 South Main Street
Willis, Virginia  24380                                    Hillsville, Virginia  24343
(540) 745-4191                                             (540) 728-2341
                                                           ATM location

--------------------------------------------------------------------------------



                 MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION
                                       AND
                              RESULTS OF OPERATION



--------------------------------------------------------------------------------