Form 10KSB, Exhibit 13
period 1999-12-31
CARDINAL BANKSHARES CORP
filed 2000-03-28
CIK 1022759

================================================================================
1999 ANNUAL REPORT
--------------------------------------------------------------------------------


TABLE OF CONTENTS

Letter to Stockholders.........................................................1

Independent Auditor's Report...................................................2

Consolidated Balance Sheets....................................................3

Consolidated Statements of Income..............................................4

Consolidated Statements of Changes in Stockholders' Equity.....................5

Consolidated Statements of Cash Flows..........................................6

Notes to Consolidated Financial Statements.....................................7

Management's Discussion of Financial Condition and Results of Operations......23

Staff.........................................................................42

Directors and Officers........................................................43

Stockholder Information.......................................................44

================================================================================
FINANCIAL HIGHLIGHTS SUMMARY(1)
--------------------------------------------------------------------------------

                                              1999           1998           1997            1996           1995
                                          -----------     -----------    -----------    -----------     -------
SUMMARY OF OPERATIONS(2)

   Interest income                        $    11,060     $    11,269    $    11,078    $    10,289     $    10,003
   Interest expense                             5,603           5,797          5,681          5,307           5,060
                                          -----------     -----------    -----------    -----------     -----------
         Net interest income                    5,457           5,472          5,397          4,982           4,943
   Provision for loan losses                      142             175            500            325             136
   Other income                                   386             489            543            343             225
   Other expense                                3,086           3,066          2,934          2,823           3,088
   Income taxes                                   650             781            652            594             548
                                          -----------     -----------    -----------    -----------     -----------
         Net income                       $     1,965     $     1,939    $     1,854    $     1,583     $     1,396
                                          ===========     ===========    ===========    ===========     ===========

PER SHARE DATA(3)

   Basic earnings per share               $      3.84     $      3.79    $      3.62    $      3.09     $      2.73
   Cash dividends declared                       1.11            1.06           1.00            .94             .88
   Book value                                   34.70           33.84          31.22          28.38           26.62

YEAR-END BALANCE SHEET SUMMARY

   Loans, net                             $    87,685     $    85,810    $    85,305    $    85,372     $    78,630
   Securities                                  52,383          41,329         45,094         43,722          43,998
   Total assets                               158,140         153,410        145,072        136,422         130,901
   Deposits                                   139,808         135,211        128,189        118,424         116,537
   Stockholders' equity                        17,758          17,321         15,984         14,535          13,631

   Interest earning assets                $   148,878     $   147,666    $   140,397    $   130,458     $   125,121
   Interest bearing liabilities               123,024         119,657        115,960        108,639         105,669

SELECTED RATIOS

   Return on average assets                      1.3%            1.3%           1.3%           1.2%            1.1%
   Return on average equity                     11.1%           11.5%          12.0%          11.6%           10.7%
   Dividends declared as percent of
     net income                                 28.9%           28.0%          27.7%          30.3%           32.4%

----------
   (1) In thousands of dollars, except per share data.
   (2) Reflects Bank of Floyd operations prior to formation of Cardinal Bankshares Corporation on March 12, 1996.
   (3) Adjusted for the effects of a four for one stock split in 1995 and 10% stock dividend in 1997.

                        CARDINAL BANKSHARES CORPORATION
[GRAPHIC OF                   Post Office Box 215
 A CARDINAL                  Floyd, Virginia 24091
APPEARS HERE]                Phone: (540) 745-4191
                              Fax: (540) 745-4133

--------------------------------------------------------------------------------


March 28, 2000


Dear Shareholder:

We are pleased to present the annual report of Cardinal Bankshares Corporation. The accounting firm of Larrowe and Company, PLC has certified our report.

We again can report to you of strong growth and record earnings. Net earnings for 1999 ended at $1,965,133.00 with a return on average assets of 1.30%. This is very favorable to our peer banks.

Total assets of Cardinal Bankshares Corporation ended the year at $158,140,000.00 and total deposits topped $139,808,000.00.

Earnings per share reached $3.84 for the year, along with a dividend pay out of $1.11 per share. This was the eighth consecutive year we have increased cash dividends.

And yes, the dreaded Y2K is behind us. We are happy to report to you that no disruptions occurred with our bank, and no major disruptions occurred in the financial industry. The financial institutions emerged stronger than ever.

Truly, 1999 was a good year. But as much as we like to look at the past, we must plan for our future. With the passage of the Gramm - Leach - Bliley Act in November 1999, financial modernization became a reality. This act opens the door to products and services the banking industry has proposed for the last twenty years.

The 21st Century will bring change and many opportunities for the financial industry. Community banking is alive and well.

A sincere thanks to our shareholders, staff and Board of Directors for an eventful 1999.

Sincerely,

/s/Leon Moore                                            /s/J.H. Conduff
Leon Moore                                               J.H. Conduff
President and Chief Executive Officer                    Chairman of the Board

LM/avb

[LOGO]
LARROWE & COMPANY, P.L.C.
  CPAs AND CONSULTANTS
=========================

Post Office Box 760
120 West Grayson Street
Galax, Virginia 24333
540-238-1800
Fax 540-238-1801


                          INDEPENDENT AUDITOR'S REPORT



Board of Directors and Stockholders
Cardinal Bankshares Corporation
Floyd, Virginia

We have audited the consolidated balance sheets of Cardinal Bankshares Corporation and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Bankshares Corporation and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ LARROWE & COMPANY, P.L.C.

Galax, Virginia
January 14, 2000

================================================================================
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

ASSETS                                                                               1999                1998
                                                                                ---------------    ----------------

Cash and due from banks                                                         $     3,775,280    $      2,985,331
Interest-bearing deposits with banks                                                  2,000,000           7,100,000
Federal funds sold                                                                    6,975,000          11,825,000
Investment securities available for sale                                             33,213,933          25,981,443
Investment securities held to maturity                                               19,169,099          15,347,979
Loans, net of allowance for loan losses $1,661,521
   in 1999 and $1,668,201 in 1998                                                    87,684,925          85,809,506
Property and equipment, net                                                           2,444,355           2,173,693
Accrued income                                                                        1,173,115             984,457
Other assets                                                                          1,704,778           1,202,294
                                                                                ---------------    ----------------
                                                                                $   158,140,485    $    153,409,703
                                                                                ===============    ================

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Demand deposits                                                                 $    16,783,239    $     15,553,868
NOW deposits                                                                         10,767,129           9,991,178
Savings deposits                                                                     18,901,235          18,476,177
Large denomination time deposits                                                     18,142,525          15,666,927
Other time deposits                                                                  75,213,536          75,522,910
                                                                                ---------------    ----------------
     Total deposits                                                                 139,807,664         135,211,060

Accrued interest payable                                                                237,075             240,709
Other liabilities                                                                       338,149             636,809
                                                                                ---------------    ----------------
                                                                                    140,382,888         136,088,578
                                                                                ---------------    ----------------
Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $10 par value; 5,000,000 shares
   authorized; 511,771 and 511,911 shares
   issued in 1999 and 1998, respectively                                              5,117,710           5,119,110
Surplus                                                                               2,925,150           2,925,150
Retained earnings                                                                    10,514,759           9,123,733
Unrealized appreciation on investment securities
   available for sale, net of income taxes                                             (800,022)            153,132
                                                                                ---------------    ----------------
                                                                                     17,757,597          17,321,125
                                                                                ---------------    ----------------
                                                                                $   158,140,485    $    153,409,703
                                                                                ===============    ================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                 1999                1998                1997
                                                            ---------------     ---------------    ----------------
INTEREST INCOME
   Loans and fees on loans                                  $     7,706,722     $     8,034,738    $      8,074,494
   Federal funds sold and securities purchased
     under agreements to resell                                     479,205             476,913             315,065
   Investment securities:
     Taxable                                                      1,903,517           1,843,843           2,159,381
     Exempt from federal income tax                                 773,233             625,769             491,074
   Deposits with banks                                              197,294             288,227              38,009
                                                            ---------------     ---------------    ----------------
                                                                 11,059,971          11,269,490          11,078,023
                                                            ---------------     ---------------    ----------------

INTEREST EXPENSE
   Deposits                                                       5,603,020           5,797,887           5,538,989
   Borrowings                                                             -                   -             142,467
                                                            ---------------     ---------------    ----------------
                                                                  5,603,020           5,797,887           5,681,456
                                                            ---------------     ---------------    ----------------
         Net interest income                                      5,456,951           5,471,603           5,396,567

PROVISION FOR LOAN LOSSES                                           141,721             175,000             500,000
                                                            ---------------     ---------------    ----------------
         Net interest income after provision
           for loan losses                                        5,315,230           5,296,603           4,896,567
                                                            ---------------     ---------------    ----------------

NONINTEREST INCOME
   Service charges on deposit accounts                              199,928             152,001             143,794
   Other service charges and fees                                    47,445              37,977              36,128
   Net realized gains on sales of securities                          4,768              27,315               7,018
   Gain on sale of other real estate owned                           10,000              89,637             232,732
   Other income                                                     123,814             182,435             123,313
                                                            ---------------     ---------------    ----------------
                                                                    385,955             489,365             542,985
                                                            ---------------     ---------------    ----------------

NONINTEREST EXPENSE
   Salaries and employee benefits                                 1,913,979           1,871,271           1,760,878
   Occupancy expense                                                162,744             136,641             115,612
   Equipment expense                                                282,646             274,861             273,026
   Other expense                                                    726,963             782,975             783,882
                                                            ---------------     ---------------    ----------------
                                                                  3,086,332           3,065,748           2,933,398
                                                            ---------------     ---------------    ----------------
         Income before income taxes                               2,614,853           2,720,220           2,506,154

INCOME TAX EXPENSE                                                  649,720             781,368             652,470
                                                            ---------------     ---------------    ----------------
         Net income                                         $     1,965,133     $     1,938,852    $      1,853,684
                                                            ===============     ===============    ================

BASIC EARNINGS PER SHARE                                    $          3.84     $          3.79    $           3.62
                                                            ===============     ===============    ================
WEIGHTED AVERAGE SHARES OUTSTANDING                                 511,801             511,904             512,090
                                                            ===============     ===============    ================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                                      ACCUMULATED
                                                                                          OTHER
                                   COMMON                            RETAINED         COMPREHENSIVE
                                    STOCK           SURPLUS          EARNINGS         INCOME (LOSS)       TOTAL
                               -------------     -------------    --------------    -------------    --------------
BALANCE, DECEMBER 31, 1996     $   4,655,360     $   1,200,000    $    8,585,007    $      94,552    $   14,534,919

COMPREHENSIVE INCOME
Net income                                 -                 -         1,853,684                -         1,853,684
Net change in unrealized
   appreciation on investment
   securities available for sale,
   net of taxes of $61,118                 -                 -                 -          124,851           124,851
Reclassification adjustment                -                 -                 -           (7,018)           (7,018)
                                                                                                     --------------
TOTAL COMPREHENSIVE INCOME                                                                                1,971,517

Dividends paid
   ($.51 per share)                        -                 -          (237,423)               -          (237,423)
10% stock dividend                   465,540         1,731,790        (2,197,330)               -                 -
Redemption of fractional shares       (1,790)          (6,640)                 -                -            (8,430)
Dividends paid
    ($.54 per share)                       -                 -          (276,432)               -          (276,432)
                               -------------     -------------    --------------    -------------    --------------
BALANCE, DECEMBER 31, 1997         5,119,110         2,925,150         7,727,506          212,385        15,984,151

COMPREHENSIVE INCOME
Net income                                 -                 -         1,938,852                -         1,938,852
Net change in unrealized
   appreciation on investment
   securities available for sale,
   net of taxes of $(30,525)               -                 -                 -          (31,938)          (31,938)
Reclassification adjustment                -                 -                 -          (27,315)          (27,315)
                                                                                                     --------------
TOTAL COMPREHENSIVE INCOME                                                                                1,879,599

Dividends paid
   ($1.06 per share)                       -                 -          (542,625)               -          (542,625)
Common stock purchased                (2,500)                -           (11,000)               -           (13,500)
Common stock reissued                  2,500                 -            11,000                -            13,500
                               -------------     -------------    --------------    -------------    --------------
BALANCE, DECEMBER 31, 1998         5,119,110         2,925,150         9,123,733          153,132        17,321,125

COMPREHENSIVE INCOME
Net income                                 -                 -         1,965,133                -         1,965,133
Net change in unrealized
   appreciation on investment
   securities available for sale,
   net of taxes of $(491,019)              -                 -                 -         (953,154)         (953,154)
                                                                                                     --------------
TOTAL COMPREHENSIVE INCOME                                                                                1,011,979

Dividends paid
   ($1.11 per share)                       -                 -          (568,147)               -          (568,147)
Common stock purchased                (4,300)                -           (18,385)               -           (22,685)
Common stock reissued                  2,900                 -            12,425                -            15,325
                               -------------     -------------    --------------    -------------    --------------
BALANCE, DECEMBER 31, 1999     $   5,117,710     $   2,925,150    $   10,514,759    $    (800,022)   $   17,757,597
                               =============     =============    ==============    =============    ==============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                 1999                1998                1997
                                                            ---------------     ---------------    ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                               $     1,965,133     $     1,938,852    $      1,853,684
   Adjustments to reconcile net income
     to net cash provided by operations:
       Depreciation and amortization                                190,905             176,587             190,065
       Accretion of discount on securities, net
         of amortization of premiums                                 55,795              68,587                 176
       Provision for loan losses                                    141,721             175,000             500,000
       Deferred income taxes                                         15,762             (82,635)           (213,850)
       Net realized (gains) losses on securities                     (4,768)            (27,315)             (7,018)
       Deferred compensation and pension expense                   (154,782)             65,599              70,748
       Changes in assets and liabilities:
         Accrued income                                            (188,658)            108,606             (39,487)
         Other assets                                               (26,954)             37,336             494,783
         Accrued interest payable                                    (3,634)            (28,323)             22,032
         Other liabilities                                         (143,878)            (59,198)            144,305
                                                            ---------------     ---------------    ----------------
           Net cash provided by operating activities              1,846,642           2,373,096           3,015,438
                                                            ---------------     ---------------    ----------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net (increase) decrease in interest-bearing deposits           5,100,000          (2,100,000)         (5,000,000)
   Net (increase) decrease in federal funds sold                  4,850,000          (8,000,000)         (3,325,000)
   Purchases of investment securities                           (27,768,647)        (19,326,465)        (15,236,219)
   Sales of available for sale securities                           493,672              12,125           2,075,317
   Maturities of investment securities                           14,725,892          22,947,560          11,974,853
   Net (increase) decrease in loans                              (2,017,140)           (679,767)           (437,099)
   Purchases of property and equipment                             (721,860)           (922,050)           (317,342)
   Sales of property and equipment                                  260,293             259,629                   -
                                                            ---------------     ---------------    ----------------
           Net cash used in investing activities                 (5,077,790)         (7,808,968)        (10,265,490)
                                                            ---------------     ---------------    ----------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in demand, NOW,
     and savings deposits                                         2,430,380           5,361,101            (404,102)
   Net increase in time deposits                                  2,166,224           1,661,233          10,168,381
   Net increase (decrease) in short-term debt                             -                   -            (400,000)
   Net increase (decrease) in long-term debt                              -                   -          (2,400,000)
   Redemption of fractional shares                                        -                   -              (8,430)
   Dividends paid                                                  (568,147)           (542,625)           (513,855)
   Common stock purchased                                           (22,685)            (13,500)                  -
    Common stock reissued                                            15,325              13,500                   -
                                                            ---------------     ---------------    ----------------
           Net cash provided by financing activities              4,021,097           6,479,709           6,441,994
                                                            ---------------     ---------------    ----------------
           Net increase (decrease) in cash and
              cash equivalents                                      789,949           1,043,837            (808,058)

CASH AND CASH EQUIVALENTS, BEGINNING                              2,985,331           1,941,494           2,749,552
                                                            ---------------     ---------------    ----------------
CASH AND CASH EQUIVALENTS, ENDING                           $     3,775,280     $     2,985,331    $      1,941,494
                                                            ===============     ===============    ================

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Interest paid                                            $     5,606,654     $     5,826,210    $      5,659,424
                                                            ===============     ===============    ================
   Income taxes paid                                        $       639,555     $       874,869    $        750,470
                                                            ===============     ===============    ================

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES
   Other real estate acquired in settlement of loans        $             -     $             -    $          4,819
                                                            ===============     ===============    ================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

OTHER LIABILITIES: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximates fair value.

IMPACTS OF NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This Statement (effective for fiscal quarters beginning after June 15, 2000) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. While the Company has not completed its analysis of all impacts of Statement No. 133, Management does not believe that implementation of the Statement will be material to the financial statements.

RECLASSIFICATION

Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current year. Net income and stockholders' equity previously reported were not affected by these reclassifications.

NOTE 2.  RESTRICTIONS ON CASH AND DUE FROM BANKS

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $762,000 and $686,000 for the two week periods including December 31, 1999 and 1998, respectively.

NOTE 3.  SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31 follow:

                                                   AMORTIZED        UNREALIZED       UNREALIZED           FAIR
1999                                                 COST              GAINS           LOSSES             VALUE
----                                             -------------    --------------    -------------    --------------
AVAILABLE FOR SALE
   U.S. Government agency securities             $  13,248,125    $        2,524    $     343,902    $   12,906,747
   State and municipal securities                      559,675                 -            6,350           553,325
   Mortgage-backed securities                       19,042,333            61,724          898,960        18,205,097
   Other securities                                  1,575,539             3,008           29,783         1,548,764
                                                 -------------    --------------    -------------    --------------
                                                 $  34,425,672    $       67,256    $   1,278,995    $   33,213,933
                                                 =============    ==============    =============    ==============
HELD TO MATURITY
   State and municipal securities                $  18,000,647    $       30,135    $     383,523    $   17,647,259
   Mortgaged-backed securities                         487,977             1,577            1,937           487,617
   Other securities                                    680,475                 -                -           680,475
                                                 -------------    --------------    -------------    --------------
                                                 $  19,169,099    $       31,712    $     385,460    $   18,815,351
                                                 =============    ==============    =============    ==============

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 3.  SECURITIES, CONTINUED

                                                   AMORTIZED        UNREALIZED       UNREALIZED           FAIR
1998                                                 COST              GAINS           LOSSES             VALUE
----                                             -------------    --------------    -------------    --------------
AVAILABLE FOR SALE
   U.S. Government agency securities             $   7,897,742    $       34,315    $       1,070    $    7,930,987
   State and municipal securities                      560,796            20,319                -           581,115
   Mortgage-backed securities                       15,793,265           151,472           30,238        15,914,499
   Other securities                                  1,497,207            57,635                -         1,554,842
                                                 -------------    --------------    -------------    --------------
                                                 $  25,749,010    $      263,741    $      31,308    $   25,981,443
                                                 =============    ==============    =============    ==============
HELD TO MATURITY
   State and municipal securities                $  14,025,427    $      398,185    $       5,388    $   14,418,224
   Mortgaged-backed securities                         684,527             2,355            2,093           684,789
   Other securities                                    638,025                 -                -           638,025
                                                 -------------    --------------    -------------    --------------
                                                 $  15,347,979    $      400,540    $       7,481    $   15,741,038
                                                 =============    ==============    =============    ==============

Investment securities with amortized cost of approximately $4,700,000 and $4,400,000 at December 31, 1999 and 1998, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Gross realized gains and losses for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                                                       1999             1998              1997
                                                                  --------------    -------------    --------------

Realized gains, available for sale securities                     $        4,768    $      27,358    $        8,855
Realized losses, available for sale securities                                 -              (43)           (1,837)
                                                                  --------------    -------------    --------------
                                                                  $        4,768    $      27,315    $        7,018
                                                                  ==============    =============    ==============

The scheduled maturities of securities available for sale and held to maturity at December 31, 1999, were as follows:

                                                       AVAILABLE FOR SALE                  HELD TO MATURITY
                                                 -------------------------------    -------------------------------
                                                   AMORTIZED           FAIR           AMORTIZED           FAIR
                                                     COST              VALUE            COST              VALUE
                                                 -------------    --------------    -------------    --------------
Due in one year or less                          $     802,746    $      796,149    $   1,367,121    $    1,367,902
Due after one year through five years               15,612,212        15,352,302        5,695,412         5,678,117
Due after five years through ten years               2,024,816         1,969,993        7,990,899         7,821,698
Due after ten years                                 15,985,898        15,095,489        3,435,192         3,267,159
Restricted equity securities                                 -                 -          680,475           680,475
                                                 -------------    --------------    -------------    --------------
                                                 $  34,425,672    $   33,213,933    $  19,169,099    $   18,815,351
                                                 =============    ==============    =============    ==============

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4.  LOANS RECEIVABLE

The major components of loans in the consolidated balance sheets at December 31, 1999 and 1998 are as follows (in thousands):

                                                                                        1999              1998
                                                                                    -------------    --------------
Commercial                                                                          $       4,326    $        5,630
Real estate:
   Construction and land development                                                        3,420             4,028
   Residential, 1-4 families                                                               24,664            24,545
   Residential, 5 or more families                                                          1,763             2,219
   Farmland                                                                                 3,767             4,134
   Nonfarm, nonresidential                                                                 40,117            32,794
Agricultural                                                                                1,133             1,140
Consumer                                                                                    6,004             7,244
Other                                                                                       4,436             6,057
                                                                                    -------------    --------------
                                                                                           89,630            87,791

Unearned discount                                                                               -                (7)
Unearned net loan origination costs, net of fees                                             (283)             (306)
                                                                                    -------------    --------------
                                                                                           89,347            87,478

Allowance for loan losses                                                                  (1,662)           (1,668)
                                                                                    -------------    --------------
                                                                                    $      87,685    $       85,810
                                                                                    =============    ==============

Nonperforming assets at December 31, 1999 and 1998 are detailed as follows:

                                                                                        1999              1998
                                                                                    -------------    --------------

Nonaccrual loans and leases                                                         $   1,826,688    $       66,251
Restructured loans                                                                              -                 -
Loans past due 90 days or more                                                            975,373           343,225
                                                                                    -------------    --------------
         Total nonperforming loans                                                      2,802,061           409,476

Foreclosed, repossessed and idled properties                                               97,256           101,756
                                                                                    -------------    --------------
         Total nonperforming assets                                                 $   2,899,317    $      511,232
                                                                                    =============    ==============

Leases receivable of approximately $1,021,000 are included in nonaccrual loans and leases at December 31, 1999. The Bank discontinued this program in 1999 and provided for estimated losses under these contracts in the allowance for loan losses account.

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

                                          1999          1998         1997
                                       ----------    ---------    -----------

NONACCRUAL LOANS:
   Interest income, original terms     $  159,220    $   4,433    $   27,239
                                       ==========    =========    ==========
   Interest income recognized          $   81,339    $   1,140    $   20,840
                                       ==========    =========    ==========

RESTRUCTURED LOANS:
   Interest income, original terms     $        -    $       -    $        -
                                       ==========    =========    ==========
   Interest income recognized          $        -    $       -    $        -
                                       ==========    =========    ==========

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

                                                                       1999             1998              1997
                                                                  --------------    -------------    --------------

Recorded investment at December 31                                $    3,105,966    $   1,103,551    $    1,467,636
                                                                  ==============    =============    ==============
Allowance for loan losses                                         $      664,287    $     286,250    $      594,105
                                                                  ==============    =============    ==============
Average recorded investment for the year                          $    1,130,732    $     847,271    $      453,875
                                                                  ==============    =============    ==============
Interest income recognized for the year                           $      204,905    $     103,056    $      133,973
                                                                  ==============    =============    ==============

The Company is not committed to lend additional funds to debtors whose loans have been modified.

NOTE 5.  ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:
                                                                                        1999              1998
                                                                                    -------------    ---------------

BALANCE, BEGINNING                                                                  $   1,668,201    $    1,452,126

Provision charged to expense                                                              141,721           175,000
Recoveries of amounts charged off                                                          13,472           117,917
Amounts charged off                                                                      (161,873)          (76,842)
                                                                                    -------------    --------------
BALANCE, ENDING                                                                     $   1,661,521    $    1,668,201
                                                                                    =============    ==============

NOTE 6.  PROPERTY AND EQUIPMENT

Components of property and equipment and total accumulated depreciation at
December 31, 1999 and 1998, are as follows:
                                                                                        1999              1998
                                                                                    -------------    --------------

Land                                                                                $     377,612    $      377,612
Bank premises                                                                           2,630,155         2,301,028
Furniture and equipment                                                                 1,739,600         1,867,069
                                                                                    -------------    --------------
                                                                                        4,747,367         4,545,709
Less accumulated depreciation                                                          (2,303,012)       (2,372,016)
                                                                                    -------------    --------------
                                                                                    $   2,444,355    $    2,173,693
                                                                                    =============    ==============

NOTE 7.  DEBT

The Bank has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $7,500,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $19,000,000. Additional amounts are available from the Federal Home Loan Bank, with additional collateral. At December 31, 1999 and 1998, there were no amounts outstanding under these agreements.

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 8.  EMPLOYEE BENEFIT PLAN

The Bank has a qualified noncontributory, defined benefit pension plan which covers substantially all of its employees. The benefits are primarily based on years of service and earnings. The following is a summary of the plan's funded status as of December 31, 1999 and 1998.

                                                                                        1999              1998
                                                                                    -------------    --------------

CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                                             $   1,280,322    $    1,167,829
Service cost                                                                              101,604            88,222
Interest cost                                                                              95,711            87,570
Plan participants' contributions                                                                -                 -
Amendments                                                                                      -                 -
Actuarial (gain) loss                                                                      (4,432)           76,439
Acquisition                                                                                     -                 -
Benefits paid                                                                             (87,398)         (139,738)
                                                                                    -------------    --------------
Benefit obligation at end of year                                                   $   1,385,807    $    1,280,322
                                                                                    =============    ==============

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                                      $   1,022,036    $    1,156,480
Actual return on plan assets                                                              145,755             5,294
Acquisition                                                                                     -                 -
Employer contribution                                                                     153,998                 -
Plan participants' contributions                                                                -                 -
Benefits paid                                                                             (87,398)         (139,738)
                                                                                    -------------    --------------
Fair value of plan assets at end of year                                            $   1,234,391    $    1,022,036
                                                                                    =============    ==============

CHANGE IN PREPAID (ACCRUED) BENEFIT COST
Prepaid (accrued) benefit cost, beginning                                           $    (332,368)   $     (266,984)
Contributions                                                                             153,998                 -
Pension cost                                                                             (107,659)          (65,384)
                                                                                    -------------    --------------
Prepaid (accrued) benefit cost, ending                                              $    (286,029)   $     (332,368)
                                                                                    =============    ==============

Funded status                                                                       $    (151,416)   $     (258,286)
Unrecognized transitional net assets                                                      (40,285)          (44,313)
Unrecognized prior service cost                                                            71,750            77,729
Unrecognized net actuarial (gain) loss                                                   (166,078)         (107,498)
                                                                                    -------------    --------------
Prepaid (accrued) benefit cost                                                      $    (286,029)   $     (332,368)
                                                                                    =============    ==============

WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31
Discount rate                                                                                7.5%              7.5%
Expected return on plan assets                                                               9.0%              9.0%
Rate of compensation increase                                                                5.0%              5.0%
                                                                       1999             1998              1997
                                                                  --------------    -------------    -------------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                                                      $      101,604    $      88,222    $       86,171
Interest cost                                                             95,711           87,570            73,837
Return on plan assets                                                   (145,755)          (5,294)         (194,215)
Originating unrecognized asset gain (loss)                                54,148          (98,769)          109,015
Amortization                                                               1,951           (6,345)           (4,108)
                                                                  --------------    -------------    --------------
Net periodic benefit cost                                         $      107,659    $      65,384    $       70,700
                                                                  ==============    =============    ==============

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 9.  DEFERRED COMPENSATION AND LIFE INSURANCE

Deferred compensation plans have been adopted for certain members of the Board of Directors for future compensation upon retirement. Under plan provisions aggregate annual payments ranging from $1,568 to $8,482 are payable for ten years certain, generally beginning at age 65. Liability accrued for compensation deferred under the plan amounts to $117,681 and $117,625 at December 31, 1999 and 1998, respectively.

Charges to income are based on present value of future cash payments, discounted at 8%, and amounted to $9,412, $9,572 and $9,404 for 1999, 1998 and 1997,
respectively.

The Bank is owner and beneficiary of life insurance policies on these directors. Policy cash values, net of policy loans, totaled $35,093 and $26,785 at December 31, 1999 and 1998, respectively.

NOTE 10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):

                                                        DECEMBER 31, 1999                  DECEMBER 31, 1998
                                                 -------------------------------    -----------------------------
                                                   CARRYING            FAIR           CARRYING            FAIR
                                                    AMOUNT             VALUE           AMOUNT             VALUE
                                                    ------             -----           ------             -----
FINANCIAL ASSETS
   Cash and cash equivalents                     $       3,775     $       3,775    $       2,985    $        2,985
   Interest-bearing deposits with banks                  2,000             2,000            7,100             7,100
   Federal funds sold                                    6,975             6,975           11,825            11,825
   Securities, available-for-sale                       33,214            33,214           25,981            25,981
   Securities, held to maturity                         19,169            18,815           15,348            15,741
   Loans, net of allowance for loan losses              87,685            86,180           85,810            89,213

FINANCIAL LIABILITIES
   Deposits                                            139,808           139,451          135,211           136,993

OFF-BALANCE-SHEET ASSETS (LIABILITIES)
   Commitments to extend credit and
     standby letters of credit                               -                 -                -                 -
   Commercial letters of credit                              -                 -                -                 -

NOTE 11.  INCOME TAXES

CURRENT AND DEFERRED INCOME TAX COMPONENTS

The components of income tax expense (substantially all Federal) are as follows:
                                                                       1999             1998              1997
                                                                  --------------    -------------    --------------

Current                                                           $      633,958    $     864,003    $      866,320
Deferred                                                                  15,762          (82,635)         (213,850)
                                                                  --------------    -------------    --------------
                                                                  $      649,720    $     781,368    $      652,470
                                                                  ==============    =============    ==============

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 11.  INCOME TAXES, CONTINUED

RATE RECONCILIATION

A reconciliation of the expected income tax expense computed at 34% to income tax expense included in the statements of income is as follows:

                                                                       1999             1998              1997
                                                                  --------------    -------------    --------------

Expected tax expense                                              $      889,050    $     924,875    $      852,092
Tax exempt interest                                                     (280,737)        (233,669)         (186,555)
Other                                                                     41,407           90,162           (13,067)
                                                                  --------------    -------------    --------------
                                                                  $      649,720    $     781,368    $      652,470
                                                                  ==============    =============    ==============

DEFERRED TAX ANALYSIS

The components of net deferred tax assets (substantially all Federal) at
December 31, 1999 and 1998 are summarized as follows:
                                                                                        1999              1998
                                                                                    -------------    ---------------

Deferred tax assets                                                                 $   1,140,978    $      739,541
Deferred tax liabilities                                                                  (75,904)         (149,997)
                                                                                    -------------    --------------
                                                                                    $   1,065,074    $      589,544
                                                                                    =============    ==============

The tax effects of each significant item creating deferred taxes are summarized below:
                                                                                        1999              1998
                                                                                    -------------    ---------------

Net unrealized appreciation on securities available for sale                        $     411,991    $      (79,301)
Allowance for loan losses                                                                 440,684           392,499
Other valuation reserves                                                                   91,671            85,520
Deferred compensation and accrued pension costs                                           100,372           152,998
Deferred loan fees                                                                         96,260           108,524
Depreciation                                                                              (66,976)          (47,774)
Accretion of discount on investment securities                                             (8,928)          (22,922)
                                                                                    -------------    --------------
                                                                                    $   1,065,074    $      589,544
                                                                                    =============    ==============

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

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 12.  COMMITMENTS AND CONTINGENCIES, CONTINUED

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK, CONTINUED

The Bank's exposure to loan loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank's commitments at December 31, 1999 and 1998, is as follows:

                                                 1999              1998
                                             -------------    --------------

Commitments to extend credit                 $  13,647,000    $    7,097,000
Standby letters of credit                           30,000           132,000
                                             -------------    --------------
                                             $  13,677,000    $    7,229,000
                                             =============    ==============

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

CONCENTRATIONS OF CREDIT RISK

The majority of the Company's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company's market area. The majority of such customers are depositors of the Bank. Investments in state and municipal securities involve governmental entities within and outside the Company's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $1,800,000. Although the Bank has a reasonably diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon economic conditions in and around Floyd, Carroll, and Roanoke Counties and the City of Roanoke, Virginia. A significant amount of the real estate loans set forth in Note 4 are secured by commercial real estate. In addition, the Company has a loan concentration relating to customers who are motel and bed-and-breakfast owners and operators. Total loans and loan commitments to this industrial group amounted to approximately $10,800,000 and $8,900,000 at December 31, 1999 and 1998, respectively.

The Company has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

LEASES

The Bank's Willis office is leased under an operating lease at a yearly rental of $1,500. The lease expires January 31, 2003. Rental expense was $1,500 for 1999 and 1998, and $1,125 for 1997.

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

INTERCOMPANY TRANSACTIONS

The Bank's legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers' acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $1,300,000 at December 31, 1999. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 1999.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the Federal Reserve categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13.  REGULATORY RESTRICTIONS, CONTINUED

CAPITAL REQUIREMENTS, CONTINUED

The Bank's actual capital amounts and ratios are also presented in the table (in thousands).

                                                                                                  TO BE WELL
                                                                        REQUIRED               CAPITALIZED UNDER
                                                                       FOR CAPITAL             PROMPT CORRECTIVE
                                               ACTUAL               ADEQUACY PURPOSES          ACTION PROVISIONS
                                               ------               -----------------          -----------------
                                         AMOUNT         RATIO       AMOUNT        RATIO       AMOUNT        RATIO
                                         ------         -----       ------        -----       ------        -----
DECEMBER 31, 1999:
   Total Capital
     (to Risk-Weighted Assets)        $      14,100      14.5%  >$      7,765   >   8.0%  >$       9,706  >   10.0%
                                                                -               -         -               -
   Tier I Capital
     (to Risk-Weighted Assets)        $      12,881      13.3%  >$      3,882   >   4.0%  >$       5,824  >    6.0%
                                                                -               -         -               -
   Tier I Capital
     (to Average Assets)              $      12,881       8.4%  >$      6,172   >   4.0%  >$       7,716  >    5.0%
                                                                -               -         -               -

DECEMBER 31, 1998:
   Total Capital
     (to Risk-Weighted Assets)        $      13,501      15.1%  >$      7,159   >   8.0%  >$       8,948  >   10.0%
                                                                -               -         -               -
   Tier I Capital
     (to Risk-Weighted Assets)        $      12,376      13.8%  >$      3,579   >   4.0%  >$       5,369  >    6.0%
                                                                -               -         -               -
   Tier I Capital
     (to Average Assets)              $      12,376       8.2%  >$      6,066   >   4.0%  >$       7,582  >    5.0%
                                                                -               -         -               -

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

Aggregate 1999 and 1998 loan transactions with related parties were as follows:

                                               1999              1998
                                           -------------    --------------

BALANCE, BEGINNING                         $     772,353    $      926,805

New loans                                         40,966           590,946
Repayments                                       (57,986)         (693,999)
Relationship changes                                   -           (51,399)
                                           -------------    --------------
BALANCE, ENDING                            $     755,333    $      772,353
                                           =============    ==============

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15.   PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information of Cardinal Bankshares Corporation is presented as follows:

                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998
                                                                                           1999             1998
                                                                                    -------------    --------------
ASSETS
   Cash due from banks                                                              $   2,999,652    $    3,011,801
   Loans, net of allowance for loan losses
     of $25,000 in 1999 and 1998                                                        2,622,629         1,722,064
   Investment in affiliate bank at equity                                              12,081,254        12,528,906
   Other assets                                                                            71,164            58,568
                                                                                    -------------    --------------
                                                                                    $  17,774,699    $   17,321,339
                                                                                    =============    ==============

LIABILITIES
   Accounts payable and other liabilities                                           $      17,102    $          214
                                                                                    -------------    --------------

SHAREHOLDERS' EQUITY
   Common stock                                                                         5,117,710         5,119,110
   Surplus                                                                              2,925,150         2,925,150
   Retained earnings                                                                   10,514,759         9,123,733
   Unrealized appreciation on affiliate's investment
     securities available for sale, net of income taxes                                  (800,022)          153,132
                                                                                    -------------    --------------
                                                                                       17,757,597        17,321,125
                                                                                    -------------    --------------
                                                                                    $  17,774,699    $   17,321,339
                                                                                    =============    ==============
                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                                                       1999             1998              1997
                                                                  --------------    -------------    --------------
INCOME:
   Dividends from affiliate bank                                  $    1,500,000    $   1,500,000    $    1,100,000
   Interest on taxable securities                                        121,032          160,679           207,432
   Other income                                                                -            1,429                 -
                                                                  --------------    -------------    --------------
                                                                       1,621,032        1,662,108         1,307,432
                                                                  --------------    -------------    --------------
EXPENSES:
   Salaries                                                               98,232           88,078            27,166
   Management and professional fees                                       65,835           37,692           132,588
   Other expenses                                                         24,088           34,443            25,791
                                                                  --------------    -------------    --------------
                                                                         188,155          160,213           185,545
                                                                  --------------    -------------    --------------
              Income before tax benefit and equity in
                           undistributed income of affiliate           1,432,877        1,501,895         1,121,887

INCOME TAX (EXPENSE) BENEFIT                                              26,754             (720)           (8,308)
                                                                  --------------    -------------    --------------
              Income before equity in
                             undistributed income of affiliate         1,459,631        1,501,175         1,113,579

EQUITY IN UNDISTRIBUTED INCOME OF AFFILIATE                              505,502          437,677           740,105
                                                                  --------------    -------------    --------------
         Net income                                               $    1,965,133    $   1,938,852    $    1,853,684
                                                                  ==============    =============    ==============

================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15.   PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                       1999             1998              1997
                                                                  --------------    -------------    --------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                     $    1,965,133    $   1,938,852    $    1,853,684
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Amortization                                                        5,929            5,929             5,929
       Provision for loan losses                                               -                -                 -
       Increase (decrease) in equity in undistributed
         income of affiliate                                            (505,502)        (437,677)         (740,105)
       Deferred income taxes                                                   -                -                 -
       Net change in other assets                                        (18,525)         (16,323)            2,096
       Net change in other liabilities                                    16,888           (7,454)            6,024
                                                                  --------------    -------------    --------------
         Net cash provided by operating activities                     1,463,923        1,483,327         1,127,628
                                                                  --------------    -------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES,
    NET (INCREASE) DECREASE IN LOANS                                    (900,565)          75,023           570,424
                                                                  --------------    -------------    --------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Dividends paid                                                       (568,147)        (542,625)         (513,855)
   Redemption of fractional shares                                             -                -            (8,430)
   Common stock purchased                                                (22,685)         (13,500)                -
   Common stock reissued                                                  15,325           13,500                 -
                                                                  --------------    -------------    --------------
         Net cash used by financing activities                          (575,507)        (542,625)         (522,285)
                                                                  --------------    -------------    --------------
         Net increase in cash and cash equivalents                       (12,149)       1,015,725         1,175,767

CASH AND CASH EQUIVALENTS, BEGINNING                                   3,011,801        1,996,076           820,309
                                                                  --------------    -------------    --------------
CASH AND CASH EQUIVALENTS, ENDING                                 $    2,999,652    $   3,011,801    $    1,996,076
                                                                  ==============    =============    ==============

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

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

The earnings position of the Bank continues to be strong. Cardinal Bankshares Corporation experienced record net earnings for 1999, $1,965,133 compared to $1,938,852 for 1998 and $1,853,684 in 1997. Return on average assets remained constant at 1.3% for 1999, 1998 and 1997. During 1999, 1998 and 1997, revenues from the Bank of Floyd represent over 95% of Cardinal Bankshares Corporation's total revenues. All of these ratios compare favorably to members of our peer group.

Average equity to average assets shows the Bank with a strong capital position with a ratio of 11.4%. Our capital position continues to be above our peer group's average.

The total assets of Cardinal Bankshares Corporation grew to $158,140,485 from $153,409,703, a 3.08% increase, continuing our strategy to grow the Company. Foreclosed properties were reduced by 4.4% to a balance of $97,256 at year end.

In 1999, a package of financial modernization laws were passed by the United states Congress that were the most sweeping changes in our history. This package, known as HR-10, opens many doors of opportuity and challenge to the financial services industry. In the year 2000, we will be moving toward taking advantage of the opportunities this legislation offers us.

Management continues to look at increasing market share by expanding to contiguous markets as it becomes feasible, with capital generated through normal earnings supporting growth of the Company. Management of Cardinal Bankshares Corporation has no plans to raise new capital from external sources to finance expansion activities in the foreseeable future.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
TABLE 1.  NET INTEREST INCOME AND AVERAGE BALANCES (THOUSANDS)
----------------------------------------------------------------------------------------------------------------------------------
                                                1999                         1998                           1997
                                    ----------------------------  ----------------------------     -------------------------
                                               INTEREST                      INTEREST                       INTEREST
                                    AVERAGE     INCOME/   YIELD/  AVERAGE     INCOME/    YIELD/    AVERAGE   INCOME/   YIELD/
                                    BALANCE     EXPENSE    COST   BALANCE     EXPENSE     COST     BALANCE   EXPENSE    COST
                                    -------     -------    ----   -------     -------     ----     -------   -------    ----
Interest earning assets:
  Deposit in other banks              $   394    $  197    4.99%  $ 5,278     $  288      5.46%     $ 652    $  38      5.83%
  Taxable investment securities        30,676     1,904    6.21%   28,845      1,844      6.39%    31,364    2,159      6.88%
  Nontaxable investment securities     16,848       773    4.59%   13,331        626      4.70%    10,183      491      4.82%
  Federal funds sold                    9,633       479    4.97%    9,040        477      5.28%     5,743      315      5.48%
  Loans, net                           84,920     7,707    9.08%   83,611      8,035      9.61%    86,528    8,075      9.33%
                                     --------    -------   ----- --------     -------     -----   --------   -------    -----
      Total interest-earning assets   146,021    11,060           140,105     11,270              134,470   11,078
                                    ---------    -------         --------     --------            --------  --------

      Yield on average
        interest-earning assets                            7.57%                          8.04%                         8.24%
                                                           =====                          =====                         =====

Noninterest-earning assets:
  Cash and due from banks               2,579                       2,150                           1,942
  Premises and equipment                2,398                       2,020                           1,593
  Interest receivable and other         5,629                       4,473                           3,524
                                    ---------                    --------                           -----
    Total noninterest-earning
      assets                           10,606                       8,643                           7,059
                                     --------                    --------                        --------

    Total assets                     $156,627                    $148,748                        $141,529
                                     ========                    ========                        ========

Interest-bearing liabilities:
   Demand deposits                  $  10,180    $  240    2.36%  $ 8,892    $   250      2.81%  $  8,766  $   253      2.89%
  Savings deposits                     18,945       569    3.00%   18,055        582      3.22%    18,096      582      3.22%
  Time deposits                        89,764     4,794    5.34%   88,100      4,966      5.64%    83,002    4,703      5.67%
  Other borrowings                          -         -    0.00%        -          -      0.00%     2,485      143      5.75%
                                     --------   -------    ----- --------     -------    -----     ------   --------   -----
    Total interest-bearing
      liabilities                     118,889     5,603           115,047      5,798              112,349    5,681
                                     --------   -------          --------    -------              -------   ------

    Cost on  average interest-
      bearing liabilities                                  4.71%                          5.04%                         5.06%
                                                       =========                         =====                         =====

Noninterest-bearing
  liabilities
    Demand deposits                  $ 18,669                      15,537                          12,863
    Interest payable and other          1,269                      1, 272                             908
                                    ---------                   ---------                          ------
      Total noninterest-bearing
        liabilities                    19,938                      16,809                          13,771
                                     --------                    --------                         -------
      Total liabilities               138,827                     131,856                         126,120

Stockholders' equity                   17,800                      16,892                          15,409
                                    ---------                   ---------                       ---------
      Total liabilities and
       stockholders' equity          $156,627                    $148,748                        $141,529
                                     ========                    ========                        ========

  Net interest income                        $    5,457                      $ 5,472                      $  5,397
                                             ==========                       ======                      ========

  Net yield on
    interest-earning assets                                3.74%                          3.91%                         4.01%
                                                       =========                         =====                         =====
-----------------------------------------------------------------------------------------------------------------------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
 TABLE 2.  RATE/VOLUME VARIANCE ANALYSIS (THOUSANDS)
---------------------------------------------------------------------------------------------------------------------------
                                            1999 COMPARED TO 1998                        1998 COMPARED TO 1997
                                      -----------------------------------            --------------------------------
                                      INTEREST              VARIANCE                 INTEREST            VARIANCE
                                      INCOME/           ATTRIBUTABLE TO               INCOME/        ATTRIBUTABLE TO
                                      EXPENSE         -------------------             EXPENSE      ------------------
                                      VARIANCE        RATE        VOLUME              VARIANCE      RATE       VOLUME
                                      --------        ----        ------              --------      ----       ------

Interest-earning assets:
  Deposits in other banks             $   (91)       $ (18)        $  (73)            $   250      $ (20)     $  270
  Taxable investment securities            60          (57)           117                (315)      (142)       (173)
  Nontaxable investment securities        147          (18)           165                 135        (17)        152
  Federal funds sold                        2          (29)            31                 162        (19)        181
  Loans                                  (328)        (454)           126                 (40)       232        (272)
                                      -------        -----         ------             --------     ------     -------
    Total                                (210)        (576)           366                 192         34         158
                                      -------        -----         ------             ---------    ------     -------

Interest-bearing liabilities:
  Demand deposits                         (10)         (46)            36                  (3)        (7)          4
  Savings deposits                        (13)         (42)            29                   -          1          (1)
  Time deposits                          (172)        (266)            94                 263        (26)        289
   Other borrowings                         -            -              -                (143)         -        (143)
                                      -------        -----         ------             --------     ------     -------
    Total                                (195)        (354)           159                 117        (32)        149
                                      -------        -----         ------             --------     ------     -------
      Net interest income             $   (15)       $(222)        $  207             $    75     $   66     $     9
                                      =======        =====         ======             ========     ======     =======
---------------------------------------------------------------------------------------------------------------------------

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

Net interest income remained constant in 1999 at $5.5 million, approximately the same as 1998 and increased by $75,036 from 1997. The net interest income realized in 1999 remained constant in spite of an increase in the volume of average interest earning assets. Competition for deposits and loans continue to be a major factor in net margins. Predatory pricing and competition from unregulated organizations have also been a factor in the declining net interest margin. The net interest margin for 1999 decreased by 17 basis points to 3.74% compared to 3.91% for 1998 and 4.01% for 1997. The effects of changes in volumes and rates on net interest income in 1999 compared to 1998, and 1998 compared to 1997 are shown in Table 2.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Interest income for 1999 decreased $209,519 to $11.1 million from $11.3 million in 1998. Interest income in 1997 totaled $11.1 million. The decrease in interest income in 1999 from 1998 was the result of an increase in interest-earning assets coupled with lower interest yields on loans. The lower yield on loans was a result of maturing loans and refinancing of loans with higher rates. The increase in interest income in 1998 from 1997 was the result of an increase in the volume of deposits in other banks, federal funds sold and nontaxable investment securities along with a 28 basis point increase in the yield on net average loans.

Interest expense decreased by $194,867 in 1999 to $5.6 million from $5.8 million in 1998 and $5.7 million in 1997. The decrease in 1999 from 1998 was due primarily to lower rates paid on deposits. Interest expense increased by $116,431 in 1998 from 1997. The increase was due primarily to a $5.1 million or 6.1% increase in the volume of time deposits. Interest paid on time deposits, which make up the largest portion of interest-bearing deposits, decreased $172,000, or 3.5% from 1998 to 1999. This decrease is due primarily to lower rates in the market place. The average rate paid on time deposits decreased 30 basis points to 5.34% in 1999 from 5.64% in 1998 and 5.67% in 1997.

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

In 1999, management decreased the provision for loan loss reserve from $175,000 in 1998 to $141,721 in 1999. The provision for loan losses was $500,000 in 1997. The Bank's allowance for loan losses as a percentage of total loans at the end of 1999 was 1.86% as compared to 1.91% in 1998 and 1.67% in 1997. When compared to the most recent available peer bank information as of September 30, 1999 the allowance for loan losses as percentage of total loans at the end of 1999 was in the top 10% of all peer banks.

Additional information is contained in Tables 12, 13 and 14, and is discussed in Nonperforming and Problem Assets.

OTHER INCOME

Noninterest income consists of revenues generated from a broad range of financial services and activities. The majority of noninterest income is a result of service charges on deposit accounts including charges for insufficient funds items and fees charged for nondeposit services. Noninterest income totaled $385,955 in 1999, a decrease of 21.1% from the $489,365 recorded in 1998.
Noninterest income in 1997 totaled $542,985. The majority of the decrease in noninterest income from 1999 to 1998 is explained by a lower amount of gains on the sale of other real estate owned and a lower amount of gains on securities. Noninterest income also includes fees charged for services such as safe deposit box rental fees, letters of credit fees, and gains realized on the sale of fixed assets. The primary sources of noninterest income for the past three years are summarized in Table 3.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

 TABLE 3.  SOURCES OF NONINTEREST INCOME (THOUSANDS)
--------------------------------------------------------------------------------

                                                1999         1998        1997
                                                ----         ----        ----

Service charges on deposit accounts           $  200       $ 152        $ 144
Other service charges and fees                    47          38           36
Insurance commissions                             82          54           46
Gain on the sale of securities                     5          27            7
Gain on sale of other real estate owned           10          90          233
Other income                                      42         128           77
                                               -----        ----        -----
 Total noninterest income                      $ 386        $489        $ 543
                                               =====        ====        =====

--------------------------------------------------------------------------------

OTHER EXPENSE

Noninterest expense for 1999 increased by $20,584 or 0.7% to $3.09 million. Noninterest expense in 1998 was $3.07 million and $2.93 million in 1997 (see Table 4). The overhead ratio of noninterest expense to adjusted total revenues (net interest income plus noninterest income excluding securities transactions) was 52.9% in 1999, 51.7% in 1998 and 49.4% in 1997.

While there were significant increases in items such as building depreciation expense, $19,238, furniture and equipment, $18,000, telephone expense, $12,000, and building insurance, $2,364, There were also significant decreases in items such as education & seminars, travel and other operating expenses. The majority of the increases were due to the renovations to the main building in Floyd which were completed in 1999. The areas that saw decreases were the result of management's cost control efforts.

Table 4 provides a further breakdown of noninterest expense for the past three years.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
TABLE 4.  SOURCES OF NONINTEREST EXPENSE (THOUSANDS)
---------------------------------------------------------------------------------------------------------------
                                                              1999             1998               1997
                                                              ----             ----               ----

Salaries & wages                                             $1,340           $1,386             $1,298
Employee benefits                                               574              485                463
                                                            --------        --------           --------
  Total personnel expense                                     1,914            1,871              1,761

Occupancy expense                                               163              137                116
Furniture & equipment                                           283              275                273
Printing & supplies                                              56               55                 44
FDIC deposit insurance                                           16               15                 14
Professional services                                           123              119                120
Postage                                                          78               76                 72
Telephone                                                        61               49                 40
Courier fees                                                     37               29                 21
Education & seminars                                              7               17                 20
Travel expense                                                    9               17                 21
Director fees and expense                                        43               48                 38
Advertising and public relations                                 33               33                 31
Insurance expense                                                30               33                 36
Capital Stock Tax                                                96               97                 77
Outside services                                                 30               28                 26
Other real estate expense, net                                    1                4                 46
Real estate loan servicing fee                                   13               16                 12
Other operating expense                                          93              147                165
                                                             ------           ------             ------

  Total noninterest expense                                  $3,086           $3,066             $2,933
                                                             ======           ======             ======

---------------------------------------------------------------------------------------------------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

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

Income tax expense (substantially all Federal) was $649,720 in 1999, $781,368 in 1998 and $652,470 for 1997 representing 24.9%, 28.7% and 26.0% of income before income taxes, respectively. The tax expense decreased $131,648 or 16.9% in 1999 from 1998.

The Bank's deferred income tax benefits and liabilities result primarily from temporary differences (discussed above) in provisions for credit losses, valuation reserves, depreciation, deferred compensation, deferred income, pension expense, and investment security discount accretion.

Net deferred income tax benefits of $1,065,000, $589,000 and $468,000 at December 31, 1999, 1998, and 1997, respectively, are included in other assets. At December 31, 1999, $411,991 of the total deferred tax asset is applicable to unrealized depreciation on investment securities available for sale. Accordingly, this amount was not charged to income but recorded directly to the related stockholders' equity account.

YEAR 2000 (Y2K) ISSUES

Y2K refers to the potential disruption to computers lacking the ability to recognize years beyond 1999. During September 1997, management of the Bank formed a Y2K committee to identify, monitor, and control the potential risks associated with the Y2K computer problem. These risks included the inability to process loan and deposit transactions such as payments and computation of interest due to a computer failure. Another risk was a possible disruption to bank operations due to the failure of equipment that relies on embedded technology such as microprocessors. Other risks included disruptions in operations of the bank's service vendors and large loan and deposit customers.

Total estimated expenses to assess and control Y2K risks were $180,000 for the time period from September 1997 to December 1999. These expenses included the following: (1) management time involved during risk assessment and testing, (2) expenses for Y2K training conferences attended by management, (3) expenses for seminars held by The Bank of Floyd for bank customers, (4) expenses for hardware and software upgrades, (5) and increases in legal expenses.

Bank management established a Y2K plan with the following five phases: awareness, assessment, renovation, validation and implementation. During the awareness phase, management and the board of directors became aware of the Y2K issue and potential risks. During the assessment phase, management identified all hardware, software, and environmental systems such as security systems, elevators, vaults and customer/vendor interdependencies affected by the Y2K date change. These items and systems were prioritized by assigning a significance rating of mission critical, mission necessary, mission desirable, or mission unrelated. During the renovation phase management performed necessary computer hardware and software upgrades and other system replacements.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

During the validation and implementation phase management tested all mission critical applications. All mission critical systems were certified as Y2K compliant as of January 18th, 1999. These mission critical systems included the following items: mainframe hardware, software and interfaces with other bank computer systems, the Federal Reserve Fedline system and new account and loan processing systems.

The Y2K risks involved in a worst case scenario involved malfunctions with mission critical or mission desirable applications and systems. For example, if certain systems such as the mainframe computer were to malfunction it would be almost impossible to operate the bank without a backup system. If certain loan and deposit processing software were to malfunction it would be difficult to extend loans and open deposit accounts without an alternate process. Other disruptions beyond management control would include loss of electrical and telephone service.

To deal with the worst case possibilities, bank management established a Y2K contingency plan. This contingency plan included identifying and using other vendors who were fully Y2K compliant for critical functions, and maintaining supplies necessary to perform functions manually. To plan for a mainframe computer malfunction, management had back up arrangements in place with a third party to use a comparable mainframe. Management had in place manual, paper based processes in the event of the failure of loan and deposit processing software. Bank management maintained constant communication with electric and telephone companies to evaluate their Y2K efforts and allow the Bank of Floyd to develop needed plans. The Federal Reserve bank had the ability to ship extra currency to various locations to cover any potential increased demand for currency.

During Y2K preparation period (September 1997 until present), the most well informed people were available for guidance. Beginning in 1997, Mr. Moore, President and CEO of Cardinal Bankshares Corporation, served on the American Bankers Association (ABA) Task Force for Y2K Preparedness.

During the same period, Ms. Whitlock, Manager of Data Processing at the Bank of Floyd, served as Technical Advisor for the ABA's Y2K training films. These training films were used by banks nationwide to train their staffs how to handle potential problems related to Y2K. Through these contacts with the ABA, the bank had ready access to the most well informed people in the banking industry regarding Y2K preparedness.

Fortunately for everyone, the millenium date change occurred with no problems being encountered.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

EARNING ASSETS

One of the areas impacted by preparations for potential heavy cash demands near the Y2K date change was earning assets. The extra cash on hand in anticipation of heavier than normal demand amounted to approximately $1.8 million. For approximately two months, this cash was not available for investing. As a result, average earning assets increased only $1,212,000 (.8%) from the 1998 year-end. Total average earning assets represented 93.2% of total average assets in 1999 compared to 94.2% in 1998. The mix of average earning assets changed in 1999 with an increase in average federal funds sold and investment securities, a decrease in interest bearing bank balances and an increase in loans. Average federal funds sold accounted for 6.2% of total average assets compared to 6.1% in 1998. Average interest bearing bank balances accounted for 2.5% of total average assets compated to 3.5% in 1998. Average loans accounted for 54.2% of total average assets in 1999 compared to 56.2% in 1998. For 1997, average net loans represented 61.1% of average assets. A summary of average assets for the past three years is shown in Table 5.

----------------------------------------------------------------------------------------------------------------------------
 TABLE 5.  AVERAGE ASSET MIX (THOUSANDS)
----------------------------------------------------------------------------------------------------------------------------


                                            1999                        1998                          1997
                                 --------------------------    ------------------------    -----------------------------

                                 AVERAGE                      AVERAGE                      AVERAGE
                                 BALANCE          %           BALANCE          %           BALANCE                %
                                 ----------   --------------  -----------   ------------   -----------   ---------------

EARNING
ASSETS:
  Loans, net                     $   84,920        54.22       $   83,611     56.21      $   86,528           61.14
  Investment securities              47,524        30.34           42,176     28.35          41,547           29.36
  Federal funds sold                  9,633         6.15            9,040      6.08           5,743            4.06
  Interest-bearing bank balances      3,944         2.52            5,278      3.55             652            0.45
                                    -------      --------          -------   ----------      -------       ---------
             Total earning assets   146,021        93.23          140,105     94.19         134,470           95.01
                                    --------- ------------       ---------   -----------     -------        --------


NONEARNING ASSETS:
  Cash and due from banks             2,579         1.65            2,150      1.44           1,942            1.37
  Premises and equipment              2,398         1.53            2,020      1.36           1,593            1.13
  Other assets                        5,629         3.59            4,473      3.01           3,524            2.49
                                 ----------     --------       ----------  ----------      ----------      --------
    Total nonearning assets           10,606        6.77            8,643      5.81           7,059            4.99
                                 -----------    --------       ----------  ----------      ----------      --------
      Total assets               $  156,627       100.00       $  148,748    100.00      $  141,529          100.00
                                 ==========     ========       ==========  ==========      ==========      ========

----------------------------------------------------------------------------------------------------------------------------

LOANS

Average net loans totaled $84.9 million during 1999, an increase of $1.3 million or 1.6% more than 1998. A significant portion of the loan portfolio, $73.7 million or 82.3%, is made up of loans secured by various types of real estate. Total loans secured by 1-4 family residential properties represented 27.5% of total loans at the end of 1999. The growth in 1999 and 1998 in loan classifications, other than real estate, is primarily the result of an increase in commercial loans to leasing companies (See Table 6). This leasing program has been discontinued in 1999.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

The Bank makes both consumer and commercial loans to all neighborhoods within its market area, including the low- and moderate-income areas. The market area is generally defined to be all or portions of the Floyd, Roanoke, Montgomery and Carroll Counties of Virginia and the Cities of Roanoke and Radford, Virginia. The Bank places emphasis on consumer based installment loans and commercial loans to small and medium sized businesses. Predatory pricing and competition from unregulated organizations have also been a factor when generating new loans. The amounts of loans outstanding by type at year-end 1999 and 1998, and the maturity distribution of variable and fixed rate loans as of year-end 1999 are presented in Table 6 and Table 7, respectively.

--------------------------------------------------------------------------------
 TABLE 6.  LOAN PORTFOLIO SUMMARY (THOUSANDS)
--------------------------------------------------------------------------------



                                   DECEMBER 31, 1999       DECEMBER 31, 1998
                                   -----------------       -----------------


                                    AMOUNT      %          AMOUNT      %

Construction and development      $  3,420     3.82     $  4,028     4.59
Farmland                             3,767     4.20        4,134     4.71
1-4 family residential              24,664    27.52       24,545    27.96
Multifamily residential              1,763     1.97        2,219     2.53
Nonfarm, nonresidential             40,117    44.75       32,794    37.35
                                  --------   ------     --------   ------
  Total real estate                 73,731    82.26       67,720    77.14

Agricultural                         1,133     1.26        1,140     1.30
Commercial & industrial              4,326     4.83        5,630     6.41
Consumer                             6,004     6.70        7,244     8.25
Other                                  688     0.77            -       -
Leases                               3,748     4.18        6,057     6.90
                                  --------   ------     --------   ------
  Total                           $ 89,630   100.00     $ 87,791   100.00
                                  ========   ======     ========   ======
--------------------------------------------------------------------------------

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 9.08% in 1999 compared to an average yield of 9.61% in 1998.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
TABLE 7.  MATURITY SCHEDULE OF LOANS (THOUSANDS)
------------------------------------------------------------------------------------------------------------

                                                        CONSTRUCTION                        TOTAL
                                                           AND                          ---------------
                                                        DEVELOPMENT     OTHERS          AMOUNT     %
                                                        -----------     ------          ------   ------

Fixed rate loans:
  Three months or less                                  $     71       $ 1,196         $ 1,267      1.41
  Over three months to twelve months                           -         1,876           1,876      2.09
  Over twelve months to three years                        1,000         7,841           8,841      9.86
  Over three years to five years                               -         9,088           9,088     10.14
  Over five years to fifteen years                             -         8,512           8,512      9.50
  Over fifteen years                                           -         1,961           1,961      2.19
                                                        --------       -------         -------    ------

                  Total fixed rate loans                   1,071        30,474          31,545     35.19
                                                        --------       -------         -------    ------
Variable rate loans:
  Three months or less                                     1,817        11,248          13,065     14.58
  Over three months to twelve months                           -        12,321          12,321     13.75
  Over twelve months to three years                            -        18,415          18,415     20.55
  Over three years to five years                             194        12,355          12,549     14.00
  Over five years to fifteen years                           338         1,397           1,735      1.93
  Over fifteen years                                           -             -               -         -
                                                        --------       -------         -------     ------

                  Total variable rate loans                2,349        55,736          58,085     64.81
                                                        --------       -------         -------     ------

Total loans:
  Three months or less                                     1,888        12,444          14,332     15.99
  Over three months to twelve months                           -        14,197          14,197     15.84
  Over twelve months to three years                        1,000        26,256          27,256     30.41
  Over  three years to five years                            194        21,443          21,637     24.14
  Over five years to fifteen years                           338         9,909          10,247     11.43
  Over fifteen years                                           -         1,961           1,961      2.19
                                                        --------       -------         -------    ------

                  Total loans                           $  3,420       $86,210        $ 89,630    100.00
                                                        ========       =======        ========    ======
------------------------------------------------------------------------------------------------------------

INVESTMENT SECURITIES

The Bank uses its investment portfolio to provide liquidity for unexpected deposit decreases or increased loan generation, to meet the Bank's interest rate sensitivity goals, and to generate income.

Management of the investment portfolio has always been conservative with virtually all investments taking the form of purchases of U.S. Treasury, U.S. Government agencies, Mortgage Backed Securities and State and local bond issues. All securities are high quality and high grade. Management views the investment portfolio as a source of income, and purchases securities with the intent of retaining them until maturity. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time, management may sell certain securities prior to their maturity. Table 8 presents the investment portfolio at the end of 1999 by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the earlier of the contractual maturity or the call date, if any.

The interest rate environment in 1999 caused the average yield of the investment portfolio to increase to 7.23% from 5.89% in 1998. At December 31, 1999, the market value of the investment portfolio was $52.0 million, representing a $1.4 million unrealized depreciation below amortized cost. This compared to a market value of $41.7 million and a $625,000 appreciation over amortized cost a year earlier.

--------------------------------------------------------------------------------------------------------------------------------
TABLE 8.  INVESTMENT SECURITIES (THOUSANDS)
--------------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 1999
                                                AMORTIZED COST DUE
                                    --------------------------------------------
                                    IN ONE     AFTER ONE    AFTER FIVE     AFTER    RESTRICTED
                                   YEAR OR      THROUGH      THROUGH        TEN       EQUITY                MARKET
                                    LESS       FIVE YRS.     TEN YRS.      YEARS    SECURITIES     TOTAL     VALUE
                                    ----       ---------     --------      -------  ------------   ------   -------
INVESTMENT SECURITIES:
US Government Agencies
  and Mortgage Backed Securities   $ 870       $ 14,374      $ 1,465      $ 16,069    $   -       $ 32,778   $ 31,599
State and political subs.          1,300          5,357        8,551         3,352        -         18,560     18,201
Other                                  -          1,576            -             -        -          1,576      1,549
Restricted Equity Securities           -              -            -             -      680            680        680
                                 --------      --------     --------      --------   -------      ---------  ----------
    Total                        $ 2,170       $ 21,307     $ 10,016      $ 19,421   $  680       $ 53,594   $ 52,029
                                 ========      ========     ========      ========   =======      =========  ==========

WEIGHTED AVERAGE YIELDS:
U.S. Government agencies
  and Mortgage Backed Securities    7.26%          6.15%        6.68%         6.57%       -
States and political subs.          6.57%          6.89%        7.03%         6.93%       -
Other                                  -           6.65%           -             -        -
Restricted Equity Securities           -              -            -             -     6.89%

     Consolidated                   7.08%          6.33%        6.94%         6.64%    6.89%          6.52%
DECEMBER 31, 1998                                                                                   BOOK     MARKET
                                                                                                    VALUE     VALUE
                                                                                                    -----     -----
INVESTMENT  SECURITIES:
U.S. Government agencies and  Mortgage Backed Securities                                           $24,376  $24,530
States and political subdivisions                                                                   14,586   14,999
Other                                                                                                1,497    1,555
Restricted Equity Securities                                                                           638      638
                                                                                                   -------  -------
     Total                                                                                         $41,097  $41,722
                                                                                                   =======  =======

--------------------------------------------------------------------------------------------------------------------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

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

Average total deposits for the year ended December 31, 1999 amounted to $137.6 million which was an increase of $7.0 million, or 5.3% over 1998. Average core deposits totaled $121.8 million in 1999 representing a 4.8% increase over the $116.2 million in 1998. The percentage of the Bank's average deposits that are interest-bearing decreased to 86.4% in 1999 from 88.1% in 1998. Average demand deposits which earn no interest increased to $18.7 million in 1999 from $15.5 million in 1998 and $12.9 million in 1997. Average deposits for the past three years are summarized in Table 9.

-------------------------------------------------------------------------------------------------------------------------------
 TABLE 9.  DEPOSIT MIX (THOUSANDS)
-------------------------------------------------------------------------------------------------------------------------------


                                              1999                      1998                        1997
                                    --------------------         -------------------       ---------------------

                                    AVERAGE                      AVERAGE                    AVERAGE
                                    BALANCE        %             BALANCE       %            BALANCE         %
                                    -------      -------         -------    --------        -------      -------

INTEREST-BEARING DEPOSITS:
  NOW accounts                      $ 10,180       7.40        $  8,892         6.81      $  8,766        7.14
  Money Market                         3,323       2.42           3,365         2.58         3,228        2.63
  Savings                             15,622      11.36          14,690        11.25        14,868       12.12
  Small denomination certificates     73,980      53.78          73,755        56.48        70,924       57.79
  Large denomination certificates     15,784      11.47          14,345        10.98        12,078        9.84
                                    -------      ------        --------       ------      --------       -----
    Total interest-bearing deposits  118,889      86.43         115,047        88.10       109,864       89.52
Noninteresting-bearing deposits       18,669      13.57          15,537        11.90        12,863       10.48
                                    --------      ------        --------       ------      --------      ------
    Total deposits                  $137,558     100.00       $ 130,584       100.00      $122,727      100.00
                                    =========    =======      =========       =======     =========     ========
-------------------------------------------------------------------------------------------------------------------------------

The average balance of certificates of deposit issued in denominations of $100,000 or more increased by $1.4 million or 10.0%, in 1999. Much of the increase in large certificates of deposit is from local government funds. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Table 10 provides maturity information relating to Certificate of Deposits of $100,000 or more at December 31, 1999.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TABLE 10.  LARGE TIME DEPOSIT MATURITIES (THOUSANDS)
--------------------------------------------------------------------------------


ANALYSIS OF TIME DEPOSITS OF $100,000 OR MORE AT DECEMBER 31, 1999:

     Remaining maturity of three months or less                     $ 4,059
     Remaining maturity over three through twelve month               9,706
     Remaining maturity over twelve months                            4,378
                                                                    -------
                          Total time deposits of $100,000 or more   $18,143
                                                                    =======
--------------------------------------------------------------------------------

CAPITAL ADEQUACY

Shareholder's equity amounted to $17.8 million at December 31, 1999, a 2.5% increase over the 1998 year-end total of $17.3 million. The increase was primarily a result of earnings partially offset by dividends and a decrease in the market value of available for sale securites. Average shareholders' equity as a percentage of average total assets amounted to 11.3% in 1999 and 11.4% in 1998.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common shareholders' equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8%. As of December 31, 1999 the Bank has a ratio of Tier 1 capital to risk-weighted assets of 13.3% and a ratio of total capital to risk-weighted assets of 14.5%. These ratios continue to be equal to or above most of our peer group.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TABLE 11.  YEAR-END RISK-BASED CAPITAL (THOUSANDS)
--------------------------------------------------------------------------------


                                                         1999              1998
                                                  -----------       -----------

Tier I capital                                    $    12,881       $    12,376
Qualifying allowance for loan losses
   (limited to 1.25% of risk-weighted assets)           1,219             1,125
                                                  -----------       -----------
Total regulatory capital                          $    14,100       $    13,501
                                                  ===========       ===========
Total risk-weighted assets                        $    97,062       $    90,000
                                                  ===========       ===========

Tier I as a percent of risk-weighted assets             13.3%              13.8%
Total regulatory capital as a percent of risk-
   weighted assets                                      14.5%              15.1%
Leverage Ratio*                                          8.4%               8.2%


* TIER I CAPITAL DIVIDED BY AVERAGE TOTAL ASSETS FOR THE QUARTER ENDED DECEMBER 31.
--------------------------------------------------------------------------------

In addition, a minimum leverage ratio of Tier I capital to average total assets for the previous quarter is required by federal bank regulators, ranging from 3% to 5%, subject to the regulator's evaluation of the Bank's overall safety and soundness. As of December 31, 1999, the Bank had a ratio of year-end Tier I capital to average total assets for the fourth quarter of 1999 of 8.4%. Table 11 sets forth summary information with respect to the Bank's capital ratios at December 31, 1999. All capital ratio levels indicate that the Bank is well capitalized.

At December 31, 1999 the Company had 511,771 shares of common stock outstanding which were held by approximately 622 shareholders of record.


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

Nonperforming Assets at December 31, 1999 and 1998 are analyzed in Table 12.

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TABLE 12.  NONPERFORMING ASSETS
--------------------------------------------------------------------------------

                                           1999                   1998
                                        --------             ---------

Non-Accrual Loans                       $1,826,688           $  66,251
Loans Past Due 90 Days or More             975,373             343,225
Foreclosed Properties                       97,256             101,756
                                        ----------           ---------
                                        $2,899,317           $ 511,232
                                        ==========           =========
--------------------------------------------------------------------------------

Nonperforming assets at year-end 1999 were 3.2% of loans outstanding and 0.6% at year-end 1998.

Leases receivable of approximately $1,021,000 are included in nonaccural loans and leases at December 31, 1999. The Bank discontinued this program in 1999 and provided for estimated losses under these contracts in the allowance for loan losses account.

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

-----------------------------------------------------------------------------------------------------
 TABLE 13.  LOAN LOSSES
-----------------------------------------------------------------------------------------------------


                                                           1999               1998           1997
                                                      -----------------  --------------  --------------
Allowance for loan losses, beginning                  $  1,668,201     $   1,452,126      $ 1,002,455
Provision for loan losses, added                           141,721           175,000          500,000

Loans charged off                                         (161,873)          (76,842)         (68,249)
Recoveries of loans previously charged off                  13,472           117,917           17,920
                                                       -----------     -------------      -----------
   Net charge-offs                                        (148,401)           41,075          (50,329)
                                                      ------------     -------------      -----------
Allowance for loan losses, ending                     $  1,661,521     $   1,668,201      $ 1,452,126
                                                      ============     =============      ===========

-----------------------------------------------------------------------------------------------------

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

Net loan charge-offs as a percentage of average loans were .02% in 1999. Net loan recoveries as a percentage of average loans were 0.14% in 1998 and net loan charge-offs as a percentage of average loans were .06% in 1997. Gross charge-offs during 1999 totaled $161,873 and consisted of $24,004 in installment loans and $137,869 in leases. Recoveries during 1999 totaled $13,472 and consisted of $7,965 in installment loans and $5,507 in leases. There were no charge-offs or recoveries of real estate loans in 1999.

The loan portfolio also included loans to various borrowers (watch loans) at year-end for which management had concerns about the ability of the borrowers to continue to comply with present loan repayment terms, and which could result in some or all of these loans being uncollectible. Management monitors these loans carefully and has provided for these loans in the allowance for loan losses.

The allowance for loan losses was approximately $1.66 million, or 1.86% of gross loans outstanding at December 31, 1999, an decrease of $6,680 below the 1.91% reserve at December 31, 1998. Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses. Management does, however, consider the allowance for loan losses to be adequate at December 31, 1999.

The allocation of the reserve for loan losses is detailed in Table 14 below:

------------------------------------------------------------------------------------------------------------------------
 TABLE 14.  ALLOCATION OF THE RESERVE FOR LOAN LOSSES
------------------------------------------------------------------------------------------------------------------------

                                                  1999                   1998                         1997
                                          ------------------     -------------------         -----------------------

BALANCE AT END OF PERIOD APPLICABLE TO    AMOUNT    PERCENT(1)   AMOUNT     PERCENT(1)          AMOUNT    PERCENT(1)
                                          ------    --------     ------     --------          ---------    --------

Commercial, financial and agricultural    $  427     10.29       $  502      12.42         $   194           9.21
Real estate, construction                      -      3.82            -       4.59              60           5.61
Real estate, mortgage                        681     74.24          657      67.84           1,089          71.32
Installment loans to individuals, other      113      7.47          120       8.25             109          13.86
Leases                                       441      4.18          389       6.90               -           0.00
                                          ------  --------       ------     ------           -----          -----
     Total                                $1,662    100.00       $1,668     100.00           $1,452        100.00
                                          ======    ======       ======     ======           ======        ======

(1) Represents the percentage of loans in each rategury to the total loans outstanding.
------------------------------------------------------------------------------------------------------------------------

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

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

funds lines from correspondent banks, borrowings from the Federal Reserve Bank and the Federal Home Loan Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

The liquidity ratio (the level of liquid assets divided by total deposits plus short-term liabilities) is considered to be adequate by management.

----------------------------------------------------------------------------------------------------------------
 TABLE 15.  INTEREST RATE SENSITIVITY (THOUSANDS)
----------------------------------------------------------------------------------------------------------------

                                                                     DECEMBER 31, 1999
                                                                    MATURITIES/REPRICING
                                                 ----------------------------------------------------
                                                    1-3         4-12         13-60           OVER 60
                                                  MONTHS       MONTHS        MONTHS          MONTHS         TOTAL
                                                  ------       ------        ------          ------         -----
Earnings Assets:
  Loans                                         $ 13,729     $ 22,053       $46,190         $ 7,374      $  89,346
  Investments                                      1,141        5,923        21,875          23,444         52,383
  Interest-bearing deposits with other banks       2,000            -            -                -          2,000
  Federal Funds Sold                               6,975            -             -               -          6,975
                                                --------     --------        ------         -------       --------
    Total                                       $ 23,845     $ 27,976       $68,065         $30,818      $ 150,704
                                                ========     ========        =======        =======       ========

Interest-bearing deposits:
  NOW accounts                                  $ 10,767     $      -      $      -         $     -      $ 10,767
  Money market                                     3,931            -             -               -         3,931
  Savings                                         15,113            -             -               -        15,113
  Certificates of Deposit                         17,981       40,901        34,332               -        93,214
                                                --------     --------       --------       --------       --------
Total                                           $ 47,792     $ 40,901       $34,332         $     -      $123,025
                                                ========     ========        =======        =======       ========

Interest sensitivity gap                        $(23,947)    $(12,925)      $33,733         $30,818      $      -
Cumulative interest
  sensitivity gap                               $(23,947)    $(36,872)      $(3,139)        $27,679      $ 27,679
Ratio of sensitivity gap
  to total earning assets                          -15.9%        -8.6%         22.4%           20.4%            -
Cumulative ratio of
  sensitivity gap to
  total earning assets                             -15.9%       -24.5%         -2.1%           18.4%         18.4%

-------------------------------------------------------------------------------------------------------------------

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 15 shows the sensitivity of the Bank's balance sheet on December 31, 1999. This table reflects the sensitivity of the balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 1999, the Bank appeared to be cumulatively asset-sensitive (earning assets subject to interest rate changes exceeding interest-bearing liabilities subject to changes in interest rates). Included in the interest-bearing liabilities subject to interest rate changes within three months are NOW accounts and savings accounts totaling $25.9 million which historically have not been as interest-sensitive as other types of interest-bearing deposits. Therefore, the Bank is asset sensitive in the three month or less time

================================================================================
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

period; liability sensitive in the four to twelve months time period and asset-sensitive in the thirteen to sixty months time period and over sixty months time period.

Matching sensitive positions alone does not ensure that the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

--------------------------------------------------------------------------------
TABLE 16.  KEY FINANCIAL RATIOS
--------------------------------------------------------------------------------



                                          1999            1998          1997
                                        -----------    ----------    ----------

Return on average assets                  1.3%            1.3%         1.3%
Return on average equity                 11.1%           11.5%        12.0%
Average equity to average assets         11.4%           11.4%        10.9%

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
STAFF
--------------------------------------------------------------------------------

                               MAIN OFFICE
                               -----------

CUSTOMER SERVICE               LOAN OPERATIONS            SECRETARIES
----------------               ---------------            ----------------
Diane Bishop                   Renee Akers                Beulah Correll

Sherrie Janney                 Debra Funkhouser           Michelle Harris

Betty Moran                    Gail Phillips, Supervisor  Donna Prescott

Sharon Zeman                   Jan Rorrer
                                                          DATA PROCESSING CENTER
                               Karen Sowers, Supervisor   ----------------------
                                                          Jill Caldwell
PAYING AND RECEIVING TELLERS   Gina West
----------------------------                              Leslie Cox
Jessica Bower
                               COLLECTIONS                Judy Durham
Karen Bowman                   -------------
                               Ralph Edwards              Gail Goad
Kay Chaffin
                                                          Gay Grim
Regina Compton                 CREDIT CARDS
                               ------------               Lisa Thomas
Regina Gibson                  Shelia DeHart

Wendy Taylor                                              CUSTODIANS
                               ACCOUNTING                 ------------------
Patsy Wallace                  -------------              Roger Dickerson
                               Yara Middleton
                                                          Lucy Harris

 CAVE SPRING OFFICE             WILLIS OFFICE         HILLSVILLE OFFICE
 ------------------             -------------         -----------------
 CUSTOMER SERVICE                                     CUSTOMER SERVICE
                                 HEAD TELLER          -----------------
 Margaret Caldwell              -------------         Frances Sharpe
                                Karen Sutphin
 PAYING AND RECEIVING                                 PAYING AND RECEIVING
 -------------------------                            --------------------
 Kevin Harvey, Head Teller                            Rebecca Adams

 Paula McDaniel                                       Karen Arnold

                                                      Louise Goad, Head Teller

================================================================================
BOARD OF DIRECTORS OF CARDINAL BANKSHARES AND THE BANK OF FLOYD
--------------------------------------------------------------------------------

K. VENSON BOLT           C. W. HARMAN            LEON MOORE
J. H. CONDUFF            KEVIN D. MITCHELL       DORSEY H. THOMPSON
WILLIAM R. GARDNER, JR.

OFFICERS OF CARDINAL BANKSHARES
-------------------------------------------------------------------------------------------------------------------
J. H. CONDUFF.................................................................................CHAIRMAN OF THE BOARD
LEON MOORE....................................................................PRESIDENT AND CHIEF EXECUTIVE OFFICER
DAVID E. WELCH.................................................ASSISTANT VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
WANDA M. GARDNER................................................................VICE PRESIDENT AND INTERNAL AUDITOR
ANNETTE V. BATTLE....................................................EXECUTIVE SECRETARY AND SECRETARY TO THE BOARD

OFFICERS OF THE BANK OF FLOYD
-------------------------------------------------------------------------------------------------------------------
                                    EXECUTIVE
                                    ---------

J. H. CONDUFF.................................................................................CHAIRMAN OF THE BOARD
K. VENSON BOLT...........................................................................VICE CHAIRMAN OF THE BOARD
LEON MOORE....................................................................PRESIDENT AND CHIEF EXECUTIVE OFFICER
FRED L. NEWHOUSE, JR.......................................................................EXECUTIVE VICE PRESIDENT
DAVID E. WELCH........................................ASSISTANT VICE PRESIDENT, CASHIER AND CHIEF FINANCIAL OFFICER
LEE NAFF...................................................................................ASSISTANT VICE PRESIDENT
C. W. HARMAN..............................................................................................SECRETARY
SUNNY K. CORNWELL........................................................ASSISTANT VICE PRESIDENT AND CREDIT REVIEW

                                   MAIN OFFICE
                                   -----------

LOIS A. BOND...............................................................................ASSISTANT VICE PRESIDENT
PATRICIA B. SPANGLER............................................................ASSISTANT CASHIER AND FUNDS MANAGER
PATRICIA K. HARRIS................................................................................ASSISTANT CASHIER
CAROLYN W. REED...................................................................................ASSISTANT CASHIER

                               CAVE SPRING OFFICE
                               ------------------

PATRICIA A. BOWER................................................................ASSISTANT CASHIER AND LOAN OFFICER
KEVIN W. HARVEY...........................................................................BRANCH OPERATIONS MANAGER

                                HILLSVILLE OFFICE
                                -----------------

EUGENE G. SHOCKLEY......................................................ASSISTANT VICE PRESIDENT AND BRANCH MANAGER

                                 ADMINISTRATIVE
                                 --------------

MARIE V. THOMAS..................................................................VICE PRESIDENT AND HUMAN RESOURCES
MARY ANN COX.............................................ASSISTANT VICE PRESIDENT, FINANCIAL PRODUCTS AND MARKETING
ANNETTE V. BATTLE..........................................ASSISTANT SECRETARY TO THE BOARD AND RECORDING SECRETARY
SHELBY L. RUTHERFORD.......................................................................ADMINISTRATIVE ASSISTANT

                                     LENDING
                                     -------

DIANNE H. HAMM......................................................ASSISTANT VICE PRESIDENT AND COMPLIANCE OFFICER
OLA LEE DRISKELL.................................................................ASSISTANT CASHIER AND LOAN OFFICER
DENNIS D. MCDANIEL...............................................................ASSISTANT CASHIER AND LOAN OFFICER

                                   OPERATIONS
                                   ----------

BETTY A. WHITLOCK..................................................ASSISTANT CASHIER AND MANAGER OF DATA PROCESSING

                                      AUDIT
                                      -----

WANDA M. GARDNER................................................................VICE PRESIDENT AND INTERNAL AUDITOR

================================================================================
STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------

ANNUAL MEETING
--------------

The annual meeting of shareholders will be held Wednesday, April 26, 2000, at 2:00 p.m. in the Bank of Floyd's conference room, 101 Jacksonville Circle, Floyd, Virginia.

REQUESTS FOR INFORMATION
------------------------

Requests for information should be directed to Mrs. Annette Battle, Recording Secretary, at The Bank of Floyd, Post Office Box 215, Floyd, Virginia, 24091; telephone (540) 745-4191. A copy of the Company's Form 10-KSB for 1999 will be furnished, without charge, after March 31, 2000 upon written request.

INDEPENDENT AUDITORS                                STOCK TRANSFER AGENT
--------------------                                --------------------

Larrowe & Company, PLC                              The Bank of Floyd
   Certified Public Accountants                     Post Office Box 215
Post Office Box 760                                 Floyd, Virginia  24091
Galax, Virginia  24333


FEDERAL DEPOSIT INSURANCE CORPORATION
-------------------------------------

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.



                   Member of Federal Reserve Bank of Richmond.

                               ------------------

                  Member of Federal Home Loan Bank of Atlanta.

                               ------------------

                                 BANKING OFFICES
                                 ---------------


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