Form 10KSB, Exhibit 13
period 2000-12-31
CARDINAL BANKSHARES CORP
filed 2001-04-02
CIK 1022759

================================================================================
2000 Annual Report
- --------------------------------------------------------------------------------

Table of Contents

Farewell to Dr. Joe H. Conduff................................................1

Financial Highlights Summary..................................................3

Letter to Stockholders........................................................4

Independent Auditor's Report..................................................5

Consolidated Balance Sheets...................................................6

Consolidated Statements of Income.............................................7

Consolidated Statements of Changes in Stockholders' Equity....................8

Consolidated Statements of Cash Flows.........................................9

Notes to Consolidated Financial Statements...................................10

Management's Discussion of Financial Condition and Results of Operations.....26

Staff........................................................................42

Directors and Officers.......................................................43

Stockholder Information......................................................44


Market for the Common Stock, Stock Prices and Dividends

- --------------------------------------------------------------------------------

The Bank's common stock is listed with the NASDAQ Bulletin Board under the symbol CDBK. As of December 31, 2000, the Bank had issued and outstanding 511,911 shares of common stock which were held by approximately 614 stockholders of record.

Set forth below are the approximate high and low (bid quotations/sales price), known to the management of the Bank, for each quarter in the last three fiscal years.

                           2000             1999                 1998
                    -----------------   -------------      -----------------
                    High       Low      High      Low      High       Low

First Quarter       36 3/4     36 3/4   51        48       48 1/2     48 1/2
Second Quarter      31         31       49        43       54         50
Third Quarter       31 1/2     31 1/2   40        40       52         52
Fourth Quarter      34         34       45        44       54         51

Cash dividends paid in 2000, 1999 and 1998, were $582,014, $568,147, and
$542,625, respectively.

================================================================================
Farewell to Dr. Joseph H. Conduff
- --------------------------------------------------------------------------------

Dr. Joseph H. Conduff retired from the Board of Directors of Bank of Floyd on December 31, 2000, following 33 years of dedicated service to this community based financial institution. Dr. Conduff was elected to the Board of Directors in 1967; Vice President in 1974; President in 1988, Chairman of the Board.

A lifelong resident of Floyd County, Dr. Conduff attended Roanoke College, Virginia Military Institute, the University of Richmond and graduated from the Medical College of Virginia School of Dentistry. During World War II, he served as a naval dental officer on board ship in the southwest Pacific.

After returning from military service, Dr. Conduff joined his father's practice in Floyd where he had practiced dentistry for more than fifty years. He has served in various professional and civic activities in Floyd County and Southwest Virginia.

Dr. Conduff and his wife Kitty are members of the Presbyterian Church of Floyd.

We extend our appreciation and deepest thanks to Dr. Conduff for his many years of loyal service to our financial institution.

================================================================================
Financial Highlights Summary(1)
- --------------------------------------------------------------------------------

                                              2000           1999           1998            1997           1996
                                          -----------     -----------    -----------    -----------     -----------
Summary of Operations(2)

   Interest income                        $    11,665     $    11,060    $    11,269    $    11,078     $    10,289
   Interest expense                             5,982           5,603          5,797          5,681           5,307
                                          -----------     -----------    -----------    -----------     -----------
         Net interest income                    5,683           5,457          5,472          5,397           4,982
   Provision for loan losses                      500             142            175            500             325
   Other income                                   449             376            393            543             343
   Other expense                                3,307           3,076          2,970          2,934           2,823
   Income taxes                                   499             650            781            652             594
                                          -----------     -----------    -----------    -----------     -----------
         Net income                       $     1,826     $     1,965    $     1,939    $     1,854     $     1,583
                                          ===========     ===========    ===========    ===========     ===========

Per Share Data(3)

   Basic earnings per share               $      3.65     $      3.84    $      3.79    $      3.62     $      3.09
   Cash dividends declared                       1.18            1.11           1.06           1.00             .94
   Book value                                   38.44           34.70          33.84          31.22           28.38

Year-end Balance Sheet Summary

   Loans, net                             $    92,602     $    87,685    $    85,810    $    85,305     $    85,372
   Securities                                  57,303          52,383         41,329         45,094          43,722
   Total assets                               163,240         158,140        153,410        145,072         136,422
   Deposits                                   143,033         139,808        135,211        128,189         118,424
   Stockholders' equity                        19,678          17,758         17,321         15,984          14,535

   Interest earning assets                $   154,883     $   148,878    $   147,666    $   140,397     $   130,458
   Interest bearing liabilities               124,687         123,024        119,657        115,960         108,639

Selected Ratios

   Return on average assets                      1.1%            1.3%           1.3%           1.3%            1.2%
   Return on average equity                      9.8%           11.1%          11.5%          12.0%           11.6%
   Dividends declared as percent of
     net income                                 31.9%           28.9%          28.0%          27.7%           30.3%

- -----------------
     (1)  In thousands of dollars, except per share data.
     (2)  Reflects Bank of Floyd operations prior to formation of Cardinal
          Bankshares Corporation on March 12, 1996.
     (3)  Adjusted for the effects of a four for one stock split in 1995 and a
          10% stock dividend in 1997.

                                 March 23, 2001

Dear Shareholders:

We are pleased to present our 2000 Annual Report to Shareholders, which reflects another good year for Cardinal Bankshares Corporation. The Cardinal Bankshares Corporation report is certified by Larrowe & Company, PLC.

Net loans increased by $4,917,000 to $92,602,000. Deposit growth was also good. Total deposits reached $143,033,000, total assets exceeded $163,700,000.

Net income was off slightly from 1999, however, we are still in line with peer banks. Net income amounted to $1,826,000 with a return of average assets of 1.15%.

This marked the ninth year in succession we were able to increase cash dividends. Our regular dividend was increased by $.03 per share and a one-time special cash dividend of $.04 per share brought the total paid to over $604,000.

During the year, we opened our fourth branch on Roanoke Street in Christiansburg, Virginia.

In December 2000, we marked the retirement of Dr. J. H. Conduff. Dr. Conduff has served the Bank of Floyd and Cardinal Bankshares Corporation for thirty-three years. Our thanks and appreciation goes to Dr. Conduff for such dedication.

During 2001 we will mark the 50th Anniversary of Bank of Floyd. We thank you for the support you have shown your organization over the last 50 years and ask that you continue to make Cardinal Bankshares Corporation your financial institution of choice.


Leon Moore
Chairman of the Board,
President and Chief Executive Officer

                          Independent Auditor's Report



Board of Directors and Stockholders
Cardinal Bankshares Corporation
Floyd, Virginia

We have audited the consolidated balance sheets of Cardinal Bankshares Corporation and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Bankshares Corporation and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.




Galax, Virginia
January 9, 2001

================================================================================
Consolidated Balance Sheets
December 31, 2000 and 1999
- --------------------------------------------------------------------------------

Assets                                                                               2000                1999
                                                                                ---------------    ----------------

Cash and due from banks                                                         $     2,631,298    $      3,775,280
Interest-bearing deposits with banks                                                          -           2,000,000
Federal funds sold                                                                    4,475,000           6,975,000
Investment securities available for sale                                             37,320,415          33,213,933
Investment securities held to maturity                                               19,351,824          18,488,624
Restricted equity securities                                                            630,700             630,700
Loans, net of allowance for loan losses $1,133,993
   in 2000 and $1,661,521 in 1999                                                    92,601,863          87,684,925
Property and equipment, net                                                           2,486,648           2,444,355
Accrued income                                                                        1,288,241           1,173,115
Foreclosed assets                                                                       428,151             183,349
Other assets                                                                          2,025,775           1,571,204
                                                                                ---------------    ----------------
     Total assets                                                               $   163,239,915    $    158,140,485
                                                                                ===============    ================

Liabilities and Stockholders' Equity

Liabilities
Noninterest-bearing deposits                                                    $    18,346,247    $     16,783,239
Interest-bearing deposits                                                           124,687,105         123,024,425
                                                                                ---------------    ----------------
     Total deposits                                                                 143,033,352         139,807,664

Accrued interest payable                                                                272,507             237,075
Other liabilities                                                                       255,968             338,149
                                                                                ---------------    ----------------
     Total liabilities                                                              143,561,827         140,382,888
                                                                                ---------------    ----------------
Commitments and contingencies

Stockholders' equity
Common stock, $10 par value; 5,000,000 shares
   authorized; 511,911 and 511,771 shares
   issued in 2000 and 1999, respectively                                              5,119,110           5,117,710
Surplus                                                                               2,925,150           2,925,150
Retained earnings                                                                    11,764,483          10,514,759
Accumulated other comprehensive income                                                 (130,655)           (800,022)
                                                                                ---------------    ----------------
     Total stockholders' equity                                                      19,678,088          17,757,597
                                                                                ---------------    ----------------
     Total liabilities and stockholders' equity                                 $   163,239,915    $    158,140,485
                                                                                ===============    ================

See Notes to Consolidated Financial Statements

================================================================================
Consolidated Statements of Income
Years ended December 31, 2000, 1999, and 1998
- --------------------------------------------------------------------------------

                                                                   2000                1999                1998
                                                            ---------------     ---------------    ----------------
Interest income
   Loans and fees on loans                                  $     8,006,427     $     7,706,722    $      8,034,738
   Federal funds sold and securities purchased
     under agreements to resell                                     275,431             479,205             476,913
   Investment securities:
     Taxable                                                      2,399,775           1,903,517           1,843,843
     Exempt from federal income tax                                 959,891             773,233             625,769
   Deposits with banks                                               23,866             197,294             288,227
                                                            ---------------     ---------------    ----------------
         Total interest income                                   11,665,390          11,059,971          11,269,490
                                                            ---------------     ---------------    ----------------

Interest expense
   Deposits                                                       5,982,589           5,603,020           5,797,887
   Borrowings                                                             -                   -                   -
                                                            ---------------     ---------------    ----------------
         Total interest expense                                   5,982,589           5,603,020           5,797,887
                                                            ---------------     ---------------    ----------------
         Net interest income                                      5,682,801           5,456,951           5,471,603

Provision for loan losses                                           500,000             141,721             175,000
                                                            ---------------     ---------------    ----------------
         Net interest income after provision
           for loan losses                                        5,182,801           5,315,230           5,296,603
                                                            ---------------     ---------------    ----------------

Noninterest income
   Service charges on deposit accounts                              232,631             199,928             152,001
   Other service charges and fees                                    58,655              47,445              37,977
   Net realized gains on sales of securities                              -               4,768              27,315
   Other income                                                     157,268             123,814             176,435
                                                            ---------------     ---------------    ----------------
         Total noninterest income                                   448,554             375,955             393,728
                                                            ---------------     ---------------    ----------------

Noninterest expense
   Salaries and employee benefits                                 2,023,207           1,913,979           1,871,271
   Occupancy                                                        196,274             162,744             136,641
   Equipment                                                        314,546             282,646             274,861
   Foreclosed assets, net                                             1,198              (8,928)            (86,030)
   Other general and administrative                                 771,657             725,891             773,368
                                                            ---------------     ---------------    ----------------
         Total noninterest expense                                3,306,882           3,076,332           2,970,111
                                                            ---------------     ---------------    ----------------
         Income before income taxes                               2,324,473           2,614,853           2,720,220

Income tax expense                                                  498,535             649,720             781,368
                                                            ---------------     ---------------    ----------------
         Net income                                         $     1,825,938     $     1,965,133    $      1,938,852
                                                            ===============     ===============    ================

Basic earnings per share                                    $          3.65     $          3.84    $           3.79
                                                            ===============     ===============    ================
Weighted average shares outstanding                                 500,309             511,801             511,904
                                                            ===============     ===============    ================


See Notes to Consolidated Financial Statements

================================================================================
Consolidated Statements of Changes in Stockholders' Equity
Years ended December 31, 2000, 1999  and 1998
- --------------------------------------------------------------------------------

                                                                                       Accumulated
                                                                                          Other
                                   Common                            Retained       Comprehensive
                                    Stock           Surplus          Earnings         Income (Loss)       Total
                                    -----           -------          --------         -------------       -----
Balance, December 31, 1997     $   5,119,110     $   2,925,150    $    7,727,506    $     212,385    $   15,984,151

Comprehensive income
Net income                                 -                 -         1,938,852                -         1,938,852
Net change in unrealized
   appreciation on investment
   securities available for sale,
   net of taxes of $(30,525)               -                 -                 -          (31,938)          (31,938)
Reclassification adjustment                -                 -                 -          (27,315)          (27,315)
                                                                                                     --------------
Total comprehensive income                                                                                1,879,599

Dividends paid
   ($1.06 per share)                       -                 -          (542,625)               -          (542,625)
Common stock purchased                (2,500)                -           (11,000)               -           (13,500)
Common stock reissued                  2,500                 -            11,000                -            13,500
                               -------------     -------------    --------------    -------------    --------------
Balance, December 31, 1998         5,119,110         2,925,150         9,123,733          153,132        17,321,125

Comprehensive income
Net income                                 -                 -         1,965,133                -         1,965,133
Net change in unrealized
   appreciation on investment
   securities available for sale,
   net of taxes of $(491,019)              -                 -                 -         (953,154)         (953,154)
                                                                                                     --------------
Total comprehensive income                                                                                1,011,979

Dividends paid
   ($1.11 per share)                       -                 -          (568,147)               -          (568,147)
Common stock purchased                (4,300)                -           (18,385)               -           (22,685)
Common stock reissued                  2,900                 -            12,425                -            15,325
                               -------------     -------------    --------------    -------------    --------------
Balance, December 31, 1999         5,117,710         2,925,150        10,514,759         (800,022)       17,757,597

Comprehensive income
Net income                                 -                 -         1,825,938                -         1,825,938
Net change in unrealized
   appreciation on investment
   securities available for sale,
   net of taxes of $344,826                -                 -                 -          669,367           669,367
                                                                                                     --------------
Total comprehensive income                                                                                2,495,305

Dividends paid
   ($1.18 per share)                       -                 -          (582,014)               -          (582,014)
Common stock purchased              (200,640)                -          (584,763)               -          (785,403)
Common stock reissued                202,040                 -           590,563                -           792,603
                               -------------     -------------    --------------    -------------    --------------
Balance, December 31, 2000     $   5,119,110     $   2,925,150    $   11,764,483    $    (130,655)   $   19,678,088
                               =============     =============    ==============    =============    ==============

See Notes to Consolidated Financial Statements

================================================================================
Consolidated Statements of Cash Flows
Years ended December 31, 2000, 1999, and 1998
- --------------------------------------------------------------------------------

                                                                 2000                1999                1998
                                                            ---------------     ---------------    ----------------
Cash flows from operating activities
   Net income                                               $     1,825,938     $     1,965,133    $      1,938,852
   Adjustments to reconcile net income
     to net cash provided by operations:
       Depreciation and amortization                                240,968             190,905             176,587
       Accretion of discount on securities, net
         of amortization of premiums                                 42,974              55,795              68,587
       Provision for loan losses                                    500,000             141,721             175,000
       Deferred income taxes                                        211,026              15,762             (82,635)
       Net realized (gains) losses on securities                          -              (4,768)            (27,315)
       Deferred compensation and pension expense                     (7,740)           (154,782)             65,599
       Changes in assets and liabilities:
         Accrued income                                            (115,126)           (188,658)            108,606
         Other assets                                              (998,809)            (26,954)             37,336
         Accrued interest payable                                    35,432              (3,634)            (28,323)
         Other liabilities                                          (74,441)           (143,878)            (59,198)
                                                            ---------------     ---------------    ----------------
           Net cash provided by operating activities              1,660,222           1,846,642           2,373,096
                                                            ---------------     ---------------    ----------------

Cash flows from investing activities
   Net (increase) decrease in interest-bearing deposits           2,000,000           5,100,000          (2,100,000)
   Net (increase) decrease in federal funds sold                  2,500,000           4,850,000          (8,000,000)
   Purchases of investment securities                           (11,236,812)        (27,768,647)        (19,326,465)
   Sales of available for sale securities                                 -             493,672              12,125
   Maturities of investment securities                            7,237,933          14,725,892          22,947,560
   Net (increase) decrease in loans                              (5,672,938)         (2,017,140)           (679,767)
   Purchases of property and equipment                             (290,192)           (721,860)           (922,050)
   Sales of property and equipment                                    6,931             260,293             259,629
                                                            ---------------     ---------------    ----------------
           Net cash used in investing activities                 (5,455,078)         (5,077,790)         (7,808,968)
                                                            ---------------     ---------------    ----------------

Cash flows from financing activities
   Net increase (decrease) in noninterest-bearing deposits        1,563,008           1,229,371           3,324,701
   Net increase in interest-bearing deposits                      1,662,680           3,367,233           3,697,633
   Dividends paid                                                  (582,014)           (568,147)           (542,625)
   Common stock purchased                                          (785,403)            (22,685)            (13,500)
   Common stock reissued                                            792,603              15,325              13,500
                                                            ---------------     ---------------    ----------------
           Net cash provided by financing activities              2,650,874           4,021,097           6,479,709
                                                            ---------------     ---------------    ----------------
           Net increase (decrease) in cash and
              cash equivalents                                   (1,143,982)            789,949           1,043,837

Cash and cash equivalents, beginning                              3,775,280           2,985,331           1,941,494
                                                            ---------------     ---------------    ----------------
Cash and cash equivalents, ending                           $     2,631,298     $     3,775,280    $      2,985,331
                                                            ===============     ===============    ================

Supplemental disclosures of cash flow information
   Interest paid                                            $     5,947,157     $     5,606,654    $      5,826,210
                                                            ===============     ===============    ================
   Income taxes paid                                        $       389,838     $       639,555    $        874,869
                                                            ===============     ===============    ================

Supplemental disclosure of noncash investing activities
   Other real estate acquired in settlement of loans        $       256,000     $             -    $              -
                                                            ===============     ===============    ================

See Notes to Consolidated Financial Statements

================================================================================
Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Cardinal Bankshares Corporation (the Company) was incorporated as a Virginia corporation on March 12, 1996 to acquire the stock of The Bank of Floyd (the
Bank). The Bank was acquired by the Company on June 30, 1996.

The Bank of Floyd and its wholly-owned subsidiary, FBC, Inc., are incorporated and operate under the laws of the Commonwealth of Virginia. As a state chartered Federal Reserve member, the Bank is subject to regulation by the Virginia Bureau of Financial Institutions and the Federal Reserve. The Bank serves the counties of Floyd, Carroll, Montgomery, and Roanoke, Virginia and the City of Roanoke, Virginia, through five banking offices. FBC, Inc.'s assets and operations consist primarily of annuity sales and minority interests in an insurance company and a title insurance company.

The accounting and reporting policies of the Company, the Bank and FBC, Inc. follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, the Bank and FBC, Inc. All material intercompany accounts and transactions are eliminated in consolidation.

Business Segments

The Company reports its activities as a single business segment. In determining the appropriateness of segment definition, the Company considers the materiality of the potential segment and components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

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

================================================================================
Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

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

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

================================================================================
Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

Note 1. Organization and Summary of Significant Accounting Policies, continued

Allowance for Loan Losses, continued

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

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

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

================================================================================
Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

Note 1. Organization and Summary of Significant Accounting Policies, continued

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

================================================================================
Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

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

================================================================================
Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

Note 2.  Restrictions on Cash and Due from Banks

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $786,000 and $762,000 for the two week periods including December 31, 2000 and 1999, respectively.

Note 3.  Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31 follow:

                                                   Amortized        Unrealized       Unrealized           Fair
2000                                                 Cost              Gains           Losses             Value
- ----                                             -------------    --------------    -------------    --------------
Available for sale
   U.S. Government agency securities             $  16,049,846    $       46,039    $      92,548    $   16,003,337
   State and municipal securities                    1,220,166            12,966                -         1,233,132
   Mortgage-backed securities                       18,760,636           130,225          290,272        18,600,589
   Other securities                                  1,487,729             8,451           12,823         1,483,357
                                                 -------------    --------------    -------------    --------------
                                                 $  37,518,377    $      197,681    $     395,643    $   37,320,415
                                                 =============    ==============    =============    ==============
Held to maturity
   State and municipal securities                $  18,979,534    $      268,037    $      87,237    $   19,160,334
   Mortgaged-backed securities                         372,290             2,084                -           374,374
                                                 -------------    --------------    -------------    --------------
                                                 $  19,351,824    $      270,121    $      87,237    $   19,534,708
                                                 =============    ==============    =============    ==============

Restricted equity securities                     $     630,700    $            -    $           -    $      630,700
                                                 =============    ==============    =============    ==============

                                                   Amortized        Unrealized       Unrealized           Fair
1999                                                 Cost              Gains           Losses             Value
- ----                                             -------------    --------------    -------------    --------------

Available for sale
   U.S. Government agency securities             $  13,248,125    $        2,524    $     343,902    $   12,906,747
   State and municipal securities                      559,675                 -            6,350           553,325
   Mortgage-backed securities                       19,042,333            61,724          898,960        18,205,097
   Other securities                                  1,575,539             3,008           29,783         1,548,764
                                                 -------------    --------------    -------------    --------------
                                                 $  34,425,672    $       67,256    $   1,278,995    $   33,213,933
                                                 =============    ==============    =============    ==============
Held to maturity
   State and municipal securities                $  18,000,647    $       30,135    $     383,523    $   17,647,259
   Mortgaged-backed securities                         487,977             1,577            1,937           487,617
                                                 -------------    --------------    -------------    --------------
                                                 $  18,488,624    $       31,712    $     385,460    $   18,134,876
                                                 =============    ==============    =============    ==============

Restricted equity securities                     $     630,700    $            -    $           -    $      630,700
                                                 =============    ==============    =============    ==============

Investment securities with amortized cost of approximately $8,500,000 and $4,700,000 at December 31, 2000 and 1999, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Gross realized gains and losses for the years ended December 31, 2000, 1999 and 1998 are as follows:

                                                                       2000             1999              1998
                                                                  --------------    -------------    --------------
Realized gains, available for sale securities                     $            -    $       4,768    $       27,358
Realized losses, available for sale securities                                 -                -               (43)
                                                                  --------------    -------------    --------------
                                                                  $            -    $       4,768    $       27,315
                                                                  ==============    =============    ==============

================================================================================
Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

Note 3.  Securities, continued

The scheduled maturities of debt securities available for sale and held to maturity at December 31, 2000, were as follows:

                                                       Available for Sale                  Held to Maturity
                                                 -------------------------------    -------------------------------
                                                   Amortized           Fair           Amortized           Fair
                                                     Cost              Value            Cost              Value
                                                 -------------    --------------    -------------    --------------
Due in one year or less                          $   1,577,767    $    1,573,850    $   1,070,413    $    1,070,779
Due after one year through five years               16,223,350        16,225,603        6,595,578         6,621,618
Due after five years through ten years               1,455,450         1,465,021        7,299,081         7,382,896
Due after ten years                                 18,261,810        18,055,941        4,386,752         4,459,415
                                                 -------------    --------------    -------------    --------------
                                                 $  37,518,377    $   37,320,415    $  19,351,824    $   19,534,708
                                                 =============    ==============    =============    ==============

Note 4.  Loans Receivable

The major components of loans in the consolidated balance sheets at December 31, 2000 and 1999 are as follows (in thousands):

                                                                                        2000              1999
                                                                                    -------------    --------------
Commercial                                                                          $       3,250    $        4,326
Real estate:
   Construction and land development                                                        7,621             3,420
   Residential, 1-4 families                                                               29,095            24,664
   Residential, 5 or more families                                                            829             1,763
   Farmland                                                                                 3,877             3,767
   Nonfarm, nonresidential                                                                 40,807            40,117
Agricultural                                                                                  964             1,133
Consumer                                                                                    5,802             6,004
Other                                                                                       1,821             4,436
                                                                                    -------------    --------------
                                                                                           94,066            89,630
Unearned net loan origination costs, net of fees                                             (330)             (283)
                                                                                    -------------    --------------
                                                                                           93,736            89,347

Allowance for loan losses                                                                  (1,134)           (1,662)
                                                                                    -------------    --------------
                                                                                    $      92,602    $       87,685
                                                                                    =============    ==============

Note 5.  Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

                                                                         2000           1999              1998
                                                                     -------------  -------------    --------------
Balance, beginning                                                   $   1,661,521  $   1,668,201    $    1,452,126

Provision charged to expense                                               500,000        141,721           175,000
Recoveries of amounts charged off                                           57,972         13,472           117,917
Amounts charged off                                                     (1,085,500)      (161,873)          (76,842)
                                                                     -------------  -------------    --------------
Balance, ending                                                      $   1,133,993  $   1,661,521    $    1,668,201
                                                                     =============  =============    ==============

================================================================================
Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

Note 5.  Allowance for Loan Losses, continued

The following is a summary of information pertaining to impaired loans at December 31:

                                                                                        2000             1999
                                                                                  ---------------  ----------------
Impaired loans without a valuation allowance                                      $        31,388  $              -
Impaired loans with a valuation allowance                                               1,198,067         3,105,966
                                                                                  ---------------  ----------------
         Total impaired loans                                                     $     1,229,455  $      3,105,966
                                                                                  ===============  ================

Valuation allowance related to impaired loans                                     $       448,119  $        664,287
                                                                                  ===============  ================

                                                                       2000             1999             1998
                                                                ----------------  ---------------  ----------------

Average investment in impaired loans                            $      1,100,376  $     1,130,732  $        847,271
                                                                ================  ===============  ================
Interest income recognized for the year                         $         97,728  $       204,905  $        103,056
                                                                ================  ===============  ================
Interest income recognized on a cash basis for the year         $         98,925  $       170,798  $         87,764
                                                                ================  ===============  ================

The Company is not committed to lend additional funds to debtors whose loans have been modified.

Note 6.  Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 2000 and 1999, are as follows:

                                                                                        2000              1999
                                                                                    -------------    --------------
Land                                                                                $     377,612    $      377,612
Bank premises                                                                           2,654,830         2,630,155
Furniture and equipment                                                                 1,998,186         1,739,600
                                                                                    -------------    --------------
                                                                                        5,030,628         4,747,367
Less accumulated depreciation                                                          (2,543,980)       (2,303,012)
                                                                                    -------------    --------------
                                                                                    $   2,486,648    $    2,444,355
                                                                                    =============    ==============

The Bank is currently leasing two of its branch banking facilities under agreements accounted for as operating leases. These leases commenced April 1, 1997 and February 1, 2000, will expire March 31, 2003 and February 28, 2002, and call for monthly lease payments of $125 and $625, respectively. Rental expense for 2000, 1999 and 1998 was $8,375, $1,500 and $1,500, respectively.

Note 7.  Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2000 and 1999 was $19,326,898 and $18,142,525, respectively. At
December 31, 2000, the scheduled maturities of time deposits are as follows:

                                          2001                    $   59,059,052
                                          2002                        11,614,336
                                          2003                        12,582,197
                                          2004                         7,018,863
                                          2005                         3,779,388
                                       thereafter                              -
                                                                  --------------
                                                                  $   94,053,836

================================================================================
Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

Note 8.  Debt

The Bank has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $7,250,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $19,000,000. Additional amounts are available from the Federal Home Loan Bank, with additional collateral. At December 31, 2000 and 1999, there were no amounts outstanding under these agreements.

Note 9.  Employee Benefit Plan

The Bank has a qualified noncontributory, defined benefit pension plan which covers substantially all of its employees. The benefits are primarily based on years of service and earnings. The following is a summary of the plan's funded status as of December 31, 2000 and 1999.

                                                                                        2000              1999
                                                                                    -------------    --------------
Change in benefit obligation
Benefit obligation at beginning of year                                             $   1,385,807    $    1,280,322
Service cost                                                                              101,451           101,604
Interest cost                                                                             103,498            95,711
Plan participants' contributions                                                                -                 -
Amendments                                                                                      -                 -
Actuarial (gain) loss                                                                      (3,457)           (4,432)
Acquisition                                                                                     -                 -
Benefits paid                                                                             (46,337)          (87,398)
                                                                                    -------------    --------------
Benefit obligation at end of year                                                   $   1,540,962    $    1,385,807
                                                                                    =============    ==============
Change in plan assets
Fair value of plan assets at beginning of year                                      $   1,234,391    $    1,022,036
Actual return on plan assets                                                              185,534           145,755
Acquisition                                                                                     -                 -
Employer contribution                                                                     211,253           153,998
Plan participants' contributions                                                                -                 -
Benefits paid                                                                             (46,337)          (87,398)
                                                                                    -------------    --------------
Fair value of plan assets at end of year                                            $   1,584,841    $    1,234,391
                                                                                    =============    ==============
Change in prepaid (accrued) benefit cost
Prepaid (accrued) benefit cost, beginning                                           $    (286,029)   $     (332,368)
Contributions                                                                             211,253           153,998
Pension cost                                                                              (94,953)         (107,659)
                                                                                    -------------    --------------
Prepaid (accrued) benefit cost, ending                                              $    (169,729)   $     (286,029)
                                                                                    =============    ==============

Funded status                                                                       $      43,879    $     (151,416)
Unrecognized transitional net assets                                                      (36,257)          (40,285)
Unrecognized prior service cost                                                            65,771            71,750
Unrecognized net actuarial (gain) loss                                                   (243,122)         (166,078)
                                                                                    -------------    --------------
Prepaid (accrued) benefit cost                                                      $    (169,729)   $     (286,029)
                                                                                    =============    ==============
Weighted-average assumptions as of December 31
Discount rate                                                                                7.5%              7.5%
Expected return on plan assets                                                               9.0%              9.0%
Rate of compensation increase                                                                5.0%              5.0%

================================================================================
Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

Note 9.  Employee Benefit Plan, continued

                                                                       2000             1999              1998
                                                                  --------------    -------------    --------------
Components of net periodic benefit cost
Service cost                                                      $      101,451    $     101,604    $       88,222
Interest cost                                                            103,498           95,711            87,570
Return on plan assets                                                   (185,534)        (145,755)           (5,294)
Originating unrecognized asset gain (loss)                                74,962           54,148           (98,769)
Amortization                                                               1,951            1,951            (6,345)
Recognized net actuarial (gain) loss                                      (1,375)               -                 -
                                                                  --------------    -------------    --------------
Net periodic benefit cost                                         $       94,953    $     107,659    $       65,384
                                                                  ==============    =============    ==============

Note 10.  Deferred Compensation and Life Insurance

Deferred compensation plans have been adopted for certain members of the Board of Directors for future compensation upon retirement. Under plan provisions aggregate annual payments ranging from $1,568 to $8,482 are payable for ten years certain, generally beginning at age 65. Liability accrued for compensation deferred under the plan amounts to $117,742 and $117,681 at December 31, 2000 and 1999, respectively.

Charges to income are based on present value of future cash payments, discounted at 8%, and amounted to $9,417, $9,412 and $9,572 for 2000, 1999 and 1998,
respectively.

The Bank is owner and beneficiary of life insurance policies on these directors. Policy cash values, net of policy loans, totaled $44,451 and $35,093 at December 31, 2000 and 1999, respectively.

Note 11.  Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):

                                                        December 31, 2000                  December 31, 1999
                                                 -------------------------------    -------------------------------
                                                   Carrying            Fair           Carrying            Fair
                                                    Amount             Value           Amount             Value
                                                    ------             -----           ------             -----
Financial assets
   Cash and cash equivalents                     $       2,631    $        2,631    $       3,775             3,775
   Interest-bearing deposits with banks                      -                 -            2,000             2,000
   Federal funds sold                                    4,475             4,475            6,975             6,975
   Securities, available-for-sale                       37,320            37,320           33,214            33,214
   Securities, held to maturity                         19,351            19,535           18,489            18,135
   Restricted equity securities                            631               631              631               631
   Loans, net of allowance for loan losses              92,602            92,889           87,685            86,180

Financial liabilities
   Deposits                                            143,033           143,159          139,808           139,451

Off-balance-sheet assets (liabilities)
   Commitments to extend credit and
     standby letters of credit                               -                 -                -                 -
   Commercial letters of credit                              -                 -                -                 -

================================================================================
Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

Note 12.  Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense (substantially all Federal) are as follows:

                                                                       2000             1999              1998
                                                                  --------------    -------------    --------------
Current                                                           $      287,509    $     633,958    $      864,003
Deferred                                                                 211,026           15,762           (82,635)
                                                                  --------------    -------------    --------------
                                                                  $      498,535    $     649,720    $      781,368
                                                                  ==============    =============    ==============

Rate Reconciliation

A reconciliation of the expected income tax expense computed at 34% to income tax expense included in the statements of income is as follows:

                                                                       2000             1999              1998
                                                                  --------------    -------------    --------------
Expected tax expense                                              $      790,321    $     889,050    $      924,875
Tax exempt interest                                                     (341,232)        (280,737)         (233,669)
Other                                                                     49,446           41,407            90,162
                                                                  --------------    -------------    --------------
                                                                  $      498,535    $     649,720    $      781,368
                                                                  ==============    =============    ==============

Deferred Tax Analysis

The components of net deferred tax assets (substantially all Federal) at December 31, 2000 and 1999 are summarized as follows:

                                                                                        2000              1999
                                                                                    -------------    --------------
Deferred tax assets                                                                 $     612,084    $    1,140,978
Deferred tax liabilities                                                                 (102,720)          (75,904)
                                                                                    -------------    --------------
                                                                                    $     509,364    $    1,065,074
                                                                                    =============    ==============

The tax effects of each significant item creating deferred taxes are summarized below:

                                                                                        2000              1999
                                                                                    -------------    --------------
Net unrealized appreciation on securities available for sale                        $      67,307    $      411,991
Allowance for loan losses                                                                 266,334           440,684
Other valuation reserves                                                                   68,405            91,671
Deferred compensation and accrued pension costs                                            97,740           100,372
Deferred loan fees                                                                        112,298            96,260
Depreciation                                                                              (78,739)          (66,976)
Accretion of discount on investment securities                                            (23,981)           (8,928)
                                                                                    -------------    --------------
                                                                                    $     509,364    $    1,065,074
                                                                                    =============    ==============

Note 13.  Commitments and Contingencies

Litigation

In the normal course of business, the Company is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the consolidated financial statements.

================================================================================
Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

Note 13.  Commitments and Contingencies, continued

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

Financial Instruments with Off-Balance-Sheet Risk, continued

The Bank's exposure to loan loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank's commitments at December 31, 2000 and 1999, is as follows:

                                                                                        2000              1999
                                                                                    -------------    --------------
Commitments to extend credit                                                        $  14,033,000    $   13,647,000
Standby letters of credit                                                                 879,000            30,000
                                                                                    -------------    --------------
                                                                                    $  14,912,000    $   13,677,000
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

Concentrations of Credit Risk

The majority of the Company's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company's market area. The majority of such customers are depositors of the Bank. Investments in state and municipal securities involve governmental entities within and outside the Company's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $2,000,000. Although the Bank has a reasonably diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon economic conditions in and around Floyd, Carroll, Montgomery, and Roanoke Counties and the City of Roanoke, Virginia. A significant amount of the real estate loans set forth in Note 4 are secured by commercial real estate. In addition, the Company has a loan concentration relating to customers who are motel and bed-and-breakfast owners and operators. Total loans and loan commitments to this industrial group amounted to approximately $13,200,000 and $10,800,000 at December 31, 2000 and 1999,
respectively.

The Company has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

================================================================================
Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

Note 14.  Regulatory Restrictions

Dividends

The Company's dividend payments are made from dividends received from the Bank. The Bank, as a Virginia banking corporation, may pay dividends only out of its retained earnings. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

Intercompany Transactions

The Bank's legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers' acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $1,400,000 at December 31, 2000. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2000.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification from the Federal Reserve categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

================================================================================
Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

Note 14.  Regulatory Restrictions, continued

Capital Requirements, continued

The Bank's actual capital amounts and ratios are also presented in the table (in thousands).

                                                                                                  To Be Well
                                                                        Required               Capitalized Under
                                                                       For Capital             Prompt Corrective
                                               Actual               Adequacy Purposes          Action Provisions
                                               ------               -----------------          -----------------
                                         Amount         Ratio       Amount        Ratio       Amount        Ratio
                                         ------         -----       ------        -----       ------        -----
December 31, 2000:
   Total Capital
     (to Risk-Weighted Assets)        $ 14,922          14.5%       >$ 8,249      >8.0%       >$ 10,312     >10.0%
                                                                    -             -           -             -
   Tier I Capital
     (to Risk-Weighted Assets)        $ 13,813          13.4%       >$ 4,125      >4.0%       >$  6,187     > 6.0%
                                                                    -             -           -             -
   Tier I Capital
     (to Average Assets)              $ 13,813           8.7%       >$ 6,338      >4.0%       >$  7,922     > 5.0%
                                                                    -             -           -             -
December 31, 1999:
   Total Capital
     (to Risk-Weighted Assets)        $ 14,100          14.5%       >$ 7,765      >8.0%       >$  9,706     >10.0%
                                                                    -             -           -             -
   Tier I Capital
     (to Risk-Weighted Assets)        $ 12,881          13.3%       >$ 3,882      >4.0%       >$  5,824     > 6.0%
                                                                    -             -           -             -
   Tier I Capital
     (to Average Assets)              $ 12,881           8.4%       >$ 6,172      >4.0%       >$  7,716     > 5.0%
                                                                    -             -           -             -

Note 15.  Transactions with Related Parties

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

Aggregate 2000 and 1999 loan transactions with related parties were as follows:

                                                                                        2000              1999
                                                                                    -------------    --------------
Balance, beginning                                                                  $     755,333    $      772,353

New loans                                                                               1,328,296            40,966
Repayments                                                                             (1,210,828)          (57,986)
Relationship changes                                                                            -                 -
                                                                                    -------------    --------------
Balance, ending                                                                     $     872,801    $      755,333
                                                                                    =============    ==============

================================================================================
Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

Note 16.  Parent Company Financial Information

Condensed financial information of Cardinal Bankshares Corporation is presented as follows:

                                 Balance Sheets
                           December 31, 2000 and 1999

                                                                                        2000              1999
                                                                                    -------------    --------------
Assets
   Cash due from banks                                                              $   3,158,522    $    2,999,652
   Loans, net of allowance for loan losses
     of $25,000 in 2000 and 1999                                                        2,019,918         2,622,629
   Investment in affiliate bank at equity                                              13,681,894        12,081,254
   Other assets                                                                           817,754            71,164
                                                                                    -------------    --------------
                                                                                    $  19,678,088    $   17,774,699
                                                                                    =============    ==============
Liabilities
   Accounts payable and other liabilities                                           $           -    $       17,102
                                                                                    -------------    --------------
Shareholders' equity
   Common stock                                                                         5,119,110         5,117,710
   Surplus                                                                              2,925,150         2,925,150
   Retained earnings                                                                   11,764,483        10,514,759
   Accumulated other comprehensive income                                                (130,655)         (800,022)
                                                                                    -------------    --------------
                                                                                       19,678,088        17,757,597
                                                                                    -------------    --------------
                                                                                    $  19,678,088    $   17,774,699
                                                                                    =============    ==============

                              Statements of Income
              For the years ended December 31, 2000, 1999 and 1998

                                                                       2000             1999              1998
                                                                  --------------    -------------    --------------
Income:
   Dividends from affiliate bank                                  $      950,000    $   1,500,000    $    1,500,000
   Interest on taxable securities                                        179,036          121,032           160,679
   Other income                                                                -                -             1,429
                                                                  --------------    -------------    --------------
                                                                       1,129,036        1,621,032         1,662,108
                                                                  --------------    -------------    --------------
Expenses:
   Salaries                                                              175,898           98,232            88,078
   Management and professional fees                                       52,515           65,835            37,692
   Other expenses                                                         39,930           24,088            34,443
                                                                  --------------    -------------    --------------
                                                                         268,343          188,155           160,213
                                                                  --------------    -------------    --------------
         Income before tax benefit and equity in
                  undistributed income of affiliate                      860,693        1,432,877         1,501,895

Income tax (expense) benefit                                              33,973           26,754              (720)
                                                                  --------------    -------------    --------------
         Income before equity in
                  undistributed income of affiliate                      894,666        1,459,631         1,501,175

Equity in undistributed income of affiliate                              931,272          505,502           437,677
                                                                  --------------    -------------    --------------
         Net income                                               $    1,825,938    $   1,965,133    $    1,938,852
                                                                  ==============    =============    ==============

================================================================================
Notes to Consolidated Financial Statements
- --------------------------------------------------------------------------------

Note 16.  Parent Company Financial Information, continued

                            Statements of Cash Flows
              For the years ended December 31, 2000, 1999 and 1998

                                                                       2000             1999              1998
                                                                  --------------    -------------    --------------
Cash flows from operating activities
   Net income                                                     $    1,825,938    $   1,965,133    $    1,938,852
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Amortization                                                        5,929            5,929             5,929
       Provision for loan losses                                               -                -                 -
       Increase (decrease) in equity in undistributed
         income of affiliate                                            (931,272)        (505,502)         (437,677)
       Deferred income taxes                                                   -                -                 -
       Net change in other assets                                       (752,520)         (18,525)          (16,323)
       Net change in other liabilities                                   (17,102)          16,888            (7,454)
                                                                  --------------    -------------    --------------
         Net cash provided by operating activities                       130,973        1,463,923         1,483,327
                                                                  --------------    -------------    --------------
Cash flows from investing activities,
   net (increase) decrease in loans                                      602,711         (900,565)           75,023
                                                                  --------------    -------------    --------------
Cash flows from financing activities
   Dividends paid                                                       (582,014)        (568,147)         (542,625)
   Common stock purchased                                               (785,403)         (22,685)          (13,500)
   Common stock reissued                                                 792,603           15,325            13,500
                                                                  --------------    -------------    --------------
         Net cash used by financing activities                          (574,814)        (575,507)         (542,625)
                                                                  --------------    -------------    --------------
         Net increase in cash and cash equivalents                       158,870          (12,149)        1,015,725

Cash and cash equivalents, beginning                                   2,999,652        3,011,801         1,996,076
                                                                  --------------    -------------    --------------
Cash and cash equivalents, ending                                 $    3,158,522    $   2,999,652    $    3,011,801
                                                                  ==============    =============    ==============

================================================================================
Management's Discussion and Analysis
- --------------------------------------------------------------------------------

Management's Discussion and Analysis of Operations


Overview

Management's Discussion and Analysis is provided to assist in the understanding and evaluation of Cardinal Bankshares Corporation's financial condition and its results of operations. The following discussion should be read in conjunction with the Corporation's consolidated financial statements.

Cardinal Bankshares Corporation, the parent company of The Bank of Floyd, currently operates five offices in Floyd, Montgomery, Roanoke and Carroll Counties of Virginia. The main office is in Floyd with a limited service office in Willis. The Roanoke office is in the Cave Spring area of Roanoke County. The Hillsville office is located in Carroll County on Route 52 in Hillsville, Virginia. A new office opened this year in Christiansburg, Virginia which serves Montgomery County.

The individual market conditions of each county vary from rural to urban with Floyd County being the most rural and Roanoke the most urban. Each has its own growth pattern which varies in intensity. The Bank of Floyd and bank personnel work with local government leaders in an effort to attract industry to Floyd County.

Earnings declined slightly in 2000, $1.8 million compared to $2.0 million for 1999 and $1.9 million in 1998. Return on average assets fell to 1.1% in 2000 from 1.3% in 1999 and 1998. During 2000, 1999 and 1998, revenues from the Bank of Floyd represent over 95% of Cardinal Bankshares Corporation's total revenues. All of these ratios compare favorably to members of our peer group.

Average equity to average assets shows the Bank with a strong capital position with a ratio of 11.7%. Our capital position continues to be above our peer group's average.

The total assets of Cardinal Bankshares Corporation grew to $163 million from $158 million, a 3.2% increase, continuing our strategy to grow the Company. Due to actions taken to correct some leases on nonaccrual, foreclosed properties were increased to $428,00 at year end.

In 1999, a package of financial modernization laws was passed by the United States Congress that was the most sweeping change in the history of U.S. financial instiutions. This package, known as the Graham-Leach-Bliley Act, opened many doors of opportuity and challenges to the financial services industry. In the year 2001, we will continue to take advantage of these opportunities.

Management plans to continue increasing market share by expanding to contiguous markets using earnings from operations to fund the Company's growth. Currently, management of Cardinal Bankshares Corporation has no plans to raise capital for its expansion through external sources.

================================================================================
Management's Discussion and Analysis
- --------------------------------------------------------------------------------

Table 1.  Net Interest Income and Average Balances (thousands)

                                                    2000                          1999                           1998
                                        --------------------------    ----------------------------    ---------------------------
                                                  Interest                      Interest                       Interest
                                        Average    Income/  Yield/    Average    Income/    Yield/    Average   Income/    Yield/
                                        Balance    Expense   Cost     Balance    Expense     Cost     Balance   Expense     Cost
                                        -------    -------   ----     -------    -------     ----     -------   -------     ----
Interest earning assets:
  Deposit in other banks                 $  394    $   24    6.09%   $  3,944    $    197    4.99%    $ 5,278   $    288    5.46%
  Taxable investment securities          35,992     2,400    6.67%     30,676       1,904    6.21%     28,845      1,844    6.39%
  Nontaxable investment securities       20,139       960    4.77%     16,848         773    4.59%     13,331        626    4.70%
  Federal funds sold                      4,503       275    6.11%      9,633         479    4.97%      9,040        477    5.28%
  Loans, net                             86,386     8,006    9.27%     84,920       7,707    9.08%     83,611      8,035    9.61%
                                        -------    ------             -------      ------             -------     ------
    Total interest-earning assets       147,414    11,665             146,021      11,060             140,105     11,270
                                        -------    ------             -------      ------             -------     ------
    Yield on average
     interest-earning assets                                 7.91%                           7.57%                          8.04%
                                                             ====                            ====                           ====

Noninterest-earning assets:
  Cash and due from banks                 2,472                         2,579                           2,150
  Premises and equipment                  2,513                         2,398                           2,020
  Interest receivable and other           7,299                         5,629                           4,473
                                       --------                      --------                        --------
   Total noninterest-earning
    assets                               12,284                        10,606                           8,643
                                       --------                      --------                        --------

   Total assets                        $159,698                      $156,627                        $148,748
                                       ========                      ========                        ========

Interest-bearing liabilities:
  Demand deposits                      $ 10,673       249    2.33%   $ 10,180         240    2.36%     $8,892        250    2.81%
  Savings deposits                       20,614       688    3.34%     18,945         569    3.00%     18,055        582    3.22%
  Time deposits                          90,912     5,045    5.55%     89,764       4,794    5.34%     88,100      4,966    5.64%
  Other borrowings                            -         -    0.00%          -           -    0.00%          -          -    0.00%
                                        -------    ------             -------      ------             -------     ------
   Total interest-bearing
    liabilities                         122,199     5,982             118,889       5,603             115,047      5,798
                                        -------    ------             -------      ------             -------     ------

   Cost on  average interest-
    bearing liabilities                                      4.90%                           4.71%                          5.04%
                                                             ====                            ====                           ====

Noninterest-bearing
  liabilities
   Demand deposits                       17,518                        18,669                          15,537
   Interest payable and other             1,372                         1,269                           1,272
                                       --------                      --------                        --------
    Total noninterest-bearing
     liabilities                         18,890                        19,938                          16,809
                                       --------                      --------                        --------
    Total liabilities                   141,089                       138,827                         131,856

Stockholders' equity                     18,609                        17,800                          16,892
                                       --------                      --------                        --------
    Total liabilities and
     stockholders' equity              $159,698                      $156,627                        $148,748
                                       ========                      ========                        ========

  Net interest income                           $   5,683                       $   5,457                        $ 5,472
                                                =========                       =========                        =======

  Net yield on
   interest-earning assets                                   3.86%                           3.74%                          3.91%
                                                             ====                            ====                           ====

================================================================================
Management's Discussion and Analysis
- --------------------------------------------------------------------------------

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

Net interest income increased in 2000 to $5.7 million compared to $5.5 million in 1999 and 1998. Although income earned on deposits in other banks decreased significantly, the increased yields on loans resulted in the net increase. Competition for deposits and loans continue to be a major factor in net margins as does predatory pricing and competition from unregulated organizations. The net interest margin for 2000 increased by 12 basis points to 3.86% compared to 3.74% for 1999 and 3.91% for 1998. The effects of changes in volumes and rates on net interest income in 2000 compared to 1999, and 1999 compared to 1998 are shown in Table 2.

Interest income for 2000 increased $605,000 to $11.7 million from $11.1 million in 1999. Interest income in 1998 totaled $11.3 million. The increase in interest income in 2000 from 1999 was the result of higher interest rates. The decrease in interest income in 1999 from 1998 was the result of lower rates.

Interest expense increased by $380,000 in 2000 to $6.0 million from $5.6 million in 1999 and $5.8 million in 1998. The increase in 2000 from 1999 was due primarily to higher rates paid on deposits. Interest expense decreased by $195,000 in 1999 from 1998 which was a result of lower rates. Interest paid on time deposits, which make up the largest portion of interest-bearing deposits, increased $251,000, or 5.2% from 1999 to 2000. This increase is due primarily to higher rates in the market place. The average rate paid on time deposits increased 21 basis points to 5.55% in 2000 from 5.34% in 1999 and 5.64% in 1998.


Table 2.  Rate/Volume Variance Analysis (thousands)

                                         2000 Compared to 1999           1999 Compared to 1998
                                         ---------------------           ---------------------
                                      Interest     Variance            Interest      Variance
                                      Income/     Attributed To        Income/     Attributed To
                                      Expense    ---------------       Expense     --------------
                                      Variance   Rate     Volume       Variance    Rate    Volume
                                      --------   ----     ------       --------    ----    ------
Interest-earning assets:
  Deposits in other banks             $  (173)  $   4     $ (177)      $    (91)  $  (18) $   (73)
  Taxable investment securities           496     166        330             60      (57)     117
  Nontaxable investment securities        187      36        151            147      (18)     165
  Federal funds sold                     (204)     52       (256)             2      (29)      31
  Loans                                   299     166        133           (328)    (454)     126
                                      -------   -----     ------       --------   ------  -------
  Total                                   605     424        181           (210)    (576)     366
                                      -------   -----     ------       --------   ------  -------

Interest-bearing liabilities:
  Demand deposits                           9      (3)        12            (10)     (46)      36
  Savings deposits                        119      69         50            (13)     (42)      29
  Time deposits                           251     190         61           (172)    (266)      94
   Other borrowings                         -       -          -              -        -        -
                                      -------   -----     ------       --------   ------  -------
  Total                                   379     256        123           (195)    (354)     159
                                      -------   -----     ------       --------   ------  -------
  Net interest income                 $   226   $ 168     $   58       $    (15)  $ (222) $   207
                                      =======   =====     ======       ========   ======  =======

================================================================================
Management's Discussion and Analysis
- --------------------------------------------------------------------------------

Provision for Loan Losses

The allowance for loan losses is established to provide for potential losses in the Company's loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for loan losses required to maintain an allowance adequate to provide for any potential losses. The factors considered in making this decision are the collectibility of past due loans, volume of new loans, composition of the loan portfolio, and general economic outlook.

In 2000, management increased the provision for loan loss reserve from $141,721 in 1999 to $500,000 in 2000. The provision for loan losses was $175,000 in 1998. The Bank's allowance for loan losses as a percentage of total loans at the end of 2000 was 1.2% as compared to 1.86% in 1999 and 1.91% in 1998. When compared to the most recent available peer bank information as of September 30, 2000 the allowance for loan losses as percentage of total loans at the end of 2000 was in the top 10% of all peer banks.

Additional information is contained in Tables 12, 13 and 14, and is discussed in Nonperforming and Problem Assets.

Other Income

Noninterest income consists of revenues generated from a broad range of financial services and activities. The majority of noninterest income is a result of service charges on deposit accounts including charges for insufficient funds items and fees charged for nondeposit services. Noninterest income totaled $449,000 in 2000, an increase of 19.3% from the $376,000 recorded in 1999. Noninterest income in 1998 totaled $394,000. Noninterest income includes fees charged for services such as safe deposit box rental fees, letters of credit fees, and gains realized on the sale of fixed assets. The primary sources of noninterest income for the past three years are summarized in Table 3.


Table 3.  Sources of Noninterest Income (thousands)


                                        2000         1999          1998
                                        ----         ----          ----

Service charges on deposit accounts     $ 233        $200         $ 152
Other service charges and fees             59          47            38
Safe deposit box rent                      35          33            34
Gain on the sale of securities              -           5            27
Other income                              122          91           143
                                        -----        ----         -----
  Total noninterest income              $ 449        $376         $ 394
                                        =====        ====         =====

Other Expense

Noninterest expense for 2000 increased by $231,000 or 7.5% to $3.3 million. Noninterest expense in 1999 was $3.1 million and $3.0 million in 1998 (see Table
4). The overhead ratio of noninterest expense to adjusted total revenues (net interest income plus noninterest income excluding securities transactions) was 53.9% in 2000, 52.8% in 1999 and 50.9% in 1998.

The opening of a new branch in Christiansburg resulted in higher personnel, occupancy, and furniture and equipment expenses. Table 4 provides a further breakdown of noninterest expense for the past three years.

================================================================================
Management's Discussion and Analysis
- --------------------------------------------------------------------------------

Table 4.  Sources on Noninterest Expense (thousands)


                                           2000          1999            1998
                                           ----          ----            ----

Salaries & wages                          $1,504        $1,340          $1,386
Employee benefits                            519           574             485
                                          ------        ------          ------
  Total personnel expense                  2,023         1,914           1,871

Occupancy expense                            196           163             137
Furniture & equipment                        315           283             275
Printing & supplies                           55            56              55
FDIC deposit insurance                        28            16              15
Professional services                        113           123             119
Postage                                       74            78              76
Telephone                                     47            61              49
Courier fees                                  45            37              29
Education & seminars                          16             7              17
Travel expense                                 7             9              17
Director fees and expense                     45            43              48
Advertising and public relations              34            33              33
Insurance expense                             40            30              33
Capital Stock Tax                             99            96              97
Outside services                              43            30              28
Other real estate expense, net                 1            (9)            (86)
Real estate loan servicing fee                16            13              16
Other operating expense                      110            93             141
                                          ------        ------          ------
  Total noninterest expense               $3,307        $3,076          $2,970
                                          ======        ======          ======

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

Income tax expense (substantially all Federal) was $499,000 in 2000, $650,000 in 1999 and $781,000 for 1998 representing 21.4%, 24.8% and 28.7% of income before income taxes, respectively. Tax expense decreased $151,000 or 23.3% from 1999 to 2000.

The Bank's deferred income tax benefits and liabilities result primarily from temporary differences (discussed above) in provisions for credit losses, valuation reserves, depreciation, deferred compensation, deferred income, pension expense, and investment security discount accretion.

Net deferred income tax benefits of approximately $509,000 and $1,065,000 at December 31, 2000 and 1999, respectively, are included in other assets. At December 31, 2000, $67,000 of the total deferred tax asset is applicable to unrealized depreciation on investment securities available for sale.

================================================================================
Management's Discussion and Analysis
- --------------------------------------------------------------------------------

Earning Assets

Average earning assets increased $1.4 million from 1999 average of $146.0 million. Total average earning assets represented 92.3% of total average assets in 2000 compared to 93.2% in 1999. The mix of average earning assets changed in 2000 with signifcant decreases in average interest-bearing deposits with banks and average federal funds sold. Increases in average loans and average investment securities accounted for the overall increase in total average earning assets of 1.0%. Average federal funds sold accounted for 2.8% of total average assets compared to 6.2% in 1999. Average interest bearing bank balances accounted for 0.2% of total average assets compared to 2.5% in 1999. Average loans accounted for 54.1% of total average assets in 2000 compared to 54.2% in 1999. For 1998, average net loans represented 56.2% of average assets. A summary of average assets for the past three years is shown in Table 5.


Table 5.  Average Asset Mix (thousands)

                                         2000                       1999                      1998
                                 --------------------       --------------------      --------------------
                                   Average                    Average                   Average
                                   Balance        %           Balance        %          Balance        %
                                 ----------    ------       ----------    ------      ----------    ------
Earning assets:
  Loans, net                     $   86,386     54.09       $   84,920     54.22      $   83,611     56.21
  Investment securities              56,131     35.15           47,524     30.34          42,176     28.35
  Federal funds sold                  4,503      2.82            9,633      6.15           9,040      6.08
  Interest-bearing bank balances        394      0.25            3,944      2.52           5,278      3.55
                                 ----------    ------       ----------    ------      ----------    ------
  Total earning assets              147,414     92.31          146,021     93.23         140,105     94.19
                                 ----------    ------       ----------    ------      ----------    ------

Nonearning assets:
  Cash and due from banks             2,472      1.55            2,579      1.65           2,150      1.44
  Premises and equipment              2,513      1.57            2,398      1.53           2,020      1.36
  Other assets                        7,299      4.57            5,629      3.59           4,473      3.01
                                 ----------    ------       ----------    ------      ----------    ------
  Total nonearning assets            12,284      7.69           10,606      6.77           8,643      5.81
                                 ----------    ------       ----------    ------      ----------    ------
   Total assets                  $  159,698    100.00       $  156,627    100.00      $  148,748    100.00
                                 ==========    ======       ==========    ======      ==========    ======

Loans

Average net loans totaled $86.4 million during 2000, an increase of $1.5 million or 1.7% more than 1999. A significant portion of the loan portfolio, $82.2 million or 87.4%, is made up of loans secured by various types of real estate. Total loans secured by 1-4 family residential properties represented 30.9% of total loans at the end of 2000 while nonfarm/nonresidential properties make up 43.4%.

================================================================================
Management's Discussion and Analysis
- --------------------------------------------------------------------------------

The Bank makes both consumer and commercial loans to all neighborhoods within its market area, including the low- and moderate-income areas. The market area is generally defined to be all or portions of the Floyd, Roanoke, Montgomery and Carroll Counties of Virginia and the Cities of Roanoke and Radford, Virginia. The Bank places emphasis on consumer based installment loans and commercial loans to small and medium sized businesses. Predatory pricing and competition from unregulated organizations have also been a factor when generating new loans. The amounts of loans outstanding by type at year-end 2000 and 1999, and the maturity distribution of variable and fixed rate loans as of year-end 2000 are presented in Table 6 and Table 7, respectively.


Table 6.  Loan Portfolio Summary (thousands)


                                December 31, 2000     December 31, 1999
                                -----------------     -----------------
                                 Amount      %         Amount       %
                                --------   ------     --------   ------
Construction and development    $  7,621     8.10     $  3,420     3.82
Farmland                           3,877     4.12        3,767     4.20
1-4 family residential            29,095    30.93       24,664    27.52
Multifamily residential              829     0.89        1,763     1.97
Nonfarm, nonresidential           40,807    43.38       40,117    44.75
  Total real estate               82,229    87.42       73,731    82.26

Agricultural                         964     1.02        1,133     1.26
Commercial and industrial          3,250     3.46        4,326     4.83
Consumer                           5,802     6.17        6,004     6.70
Other                                550     0.58          688     0.77
Leases                             1,271     1.35        3,748     4.18
  Total                         $ 94,066   100.00     $ 89,630   100.00


Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 9.3% in 2000 compared to an average yield of 9.1% in 1999.

================================================================================
Management's Discussion and Analysis
- --------------------------------------------------------------------------------

Table 7.  Maturity Schedule of Loans (thousands)

                                                                       2000
                                        -----------------------------------------------------------------
                                         Commercial   Construction                         Total
                                        Finanical and      and                  -------------------------
                                         Agricultural  Development    Others      Amount             %
                                         -----------  -----------  -----------  -----------       ------
Fixed rate loans:
  Three months or less                   $       239  $       343  $       749  $     1,331         1.42%
  Over three months to twelve months             517        1,500        2,612        4,629         4.92%
  Over twelve months to three years            2,974           77        4,795        7,846         8.34%
  Over three years to five years               2,664            -        3,080        5,744         6.11%
  Over five years to fifteen years             3,286           59        4,490        7,835         8.33%
  Over fifteen years                             248            -          424          672         0.71%
                                         -----------  -----------  -----------  -----------       ------
         Total fixed rate loans                9,928        1,979       16,150       28,057        29.83%
                                         -----------  -----------  -----------  -----------       ------
Variable rate loans:
  Three months or less                         7,280          959        4,814       13,053        13.88%
  Over three months to twelve months           5,610            -        5,783       11,393        12.11%
  Over twelve months to three years           16,927        1,120        6,157       24,204        25.73%
  Over three years to five years               6,885        3,055        5,394       15,334        16.30%
  Over five years to fifteen years             1,304          508          213        2,025         2.15%
  Over fifteen years                               -            -            -            -         0.00%
                                         -----------  -----------  -----------  -----------       ------
         Total variable rate loans            38,006        5,642       22,361       66,009        70.17%
                                         -----------  -----------  -----------  -----------       ------
Total loans:
  Three months or less                         7,519        1,302        5,563       14,384        15.30%
  Over three months to twelve months           6,127        1,500        8,395       16,022        17.03%
  Over twelve months to three years           19,901        1,197       10,952       32,050        34.07%
  Over  three years to five years              9,549        3,055        8,474       21,078        22.41%
  Over five years to fifteen years             4,590          567        4,703        9,860        10.48%
  Over fifteen years                             248            -          424          672         0.71%
                                         -----------  -----------  -----------  -----------       ------
         Total loans                     $    47,934  $     7,621  $    38,511  $    94,066       100.00%
                                         ===========  ===========  ===========  ===========       ======

Investment Securities

The Bank uses its investment portfolio to provide liquidity for unexpected deposit decreases or increased loan generation, to meet the Bank's interest rate sensitivity goals, and to generate income.

Management of the investment portfolio has always been conservative with virtually all investments taking the form of purchases of U.S. Treasury, U.S. Government agencies, Mortgage Backed Securities and State and local bond issues. All securities are high quality and high grade. Management views the investment portfolio as a source of income, and purchases securities with the intent of retaining them until maturity. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time, management may sell certain securities prior to their maturity. Table 8 presents the investment portfolio at the end of 2000 by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called

================================================================================
Management's Discussion and Analysis
- --------------------------------------------------------------------------------

or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the earlier of the contractual maturity or the call date, if any.

At December 31, 2000, the market value of the investment portfolio was $57.5 million, representing a $15,000 unrealized depreciation below amortized cost. This compared to a market value of $52.0 million and a $1.6 million depreciation below amortized cost a year earlier.


Table 8.  Investment Securities (thousands)

December 31, 2000
                                                    Amortized Cost Due
                                        ---------------------------------------
                                         In One  After One  After Five   After   Restricted
                                        Year or   Through    Through      Ten      Equity              Market
                                          Less   Five Yrs.   Ten Yrs.    Years   Securities   Total    Value
                                          ----   ---------   --------    -----   ----------   -----    -----
Investment securities:
US Government Agencies
  and Mortgage Backed Securities        $ 1,017  $ 15,547    $  897   $  17,721   $     -  $  35,182  $ 34,978
State and political subs.                 1,631     6,263     7,857       4,449         -     20,200    20,394
Other                                         -     1,010         -         478         -      1,488     1,483
Restricted Equity Securities                  -         -         -           -       631        631       631
                                        -------  --------    ------   ---------   -------    -------  --------
  Total                                 $ 2,648  $ 22,820    $8,754   $  22,648   $   631    $57,501  $ 57,486
                                        =======  ========    ======   =========   =======    =======  ========

Weighted average yields:
U.S. Government agencies
  and Mortgage Backed Securities           5.33%     6.50%     6.20%       6.57%        -
States and political subs.                 5.01%     4.59%     4.74%       5.34%        -
Other                                         -      6.87%        -        6.74%        -
Restricted Equity Securities                  -         -         -           -      7.21%

   Consolidated                            5.13%     5.99%     4.89%       6.33%     7.21%      5.93%

December 31, 1999                                                                              Book    Market
                                                                                              Value     Value
                                                                                              -----     -----
Investment securities:
U.S. Government agencies and  Mortgage Backed Securities                                     $32,778   $31,599
States and political subdivisions                                                             18,560    18,201
Other                                                                                          1,576     1,549
Restricted Equity Securities                                                                     680       680
                                                                                             -------   -------
   Total                                                                                     $53,594   $52,029
                                                                                             =======   =======

================================================================================
Management's Discussion and Analysis
- --------------------------------------------------------------------------------

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

Average total deposits for the year ended December 31, 2000 amounted to $139.7 million which was an increase of $2.2 million, or 1.6% over 1999. The percentage of the Bank's average deposits that are interest-bearing decreased to 86.0% in 2000 from 86.4% in 1999. Average demand deposits which earn no interest increased to $17.5 million in 2000 from $18.7 million in 1999 and $15.5 million in 1998. Average deposits for the past three years are summarized in Table 9.


Table 9.  Deposit Mix (thousands)

                                            2000                       1999                     1998
                                    -------------------      ---------------------     ---------------------
                                    Average                   Average                   Average
                                    Balance         %         Balance          %        Balance          %
                                   --------      ------      --------       ------     ---------      ------
Interest-bearing deposits:
  NOW accounts                      $10,673        7.64      $ 10,180         7.40     $   8,892        6.81
  Money Market                        5,842        4.18         3,323         2.42         3,365        2.58
  Savings                            14,772       10.57        15,622        11.36        14,690       11.25
  Small denomination certificates    73,696       52.75        73,980        53.78        73,755       56.48
  Large denomination certificates    17,216       12.32        15,784        11.47        14,345       10.98
                                   --------      ------      --------       ------     ---------      ------
   Total interest-bearing deposits  122,199       87.46       118,889        86.43       115,047       88.10
Noninteresting-bearing deposits      17,518       12.54        18,669        13.57        15,537       11.90
                                   --------      ------      --------       ------     ---------      ------
   Total deposits                  $139,717      100.00      $137,558       100.00     $ 130,584      100.00
                                   ========      ======      ========       ======     =========      ======

The average balance of certificates of deposit issued in denominations of $100,000 or more increased by $1.4 million or 9.07%, in 2000. Much of the increase in large certificates of deposit is from local government funds. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Table 10 provides maturity information relating to Certificate of Deposits of $100,000 or more at December 31, 2000.

================================================================================
Management's Discussion and Analysis
- --------------------------------------------------------------------------------

Table 10.  Large Time Deposit Maturities (thousands)


Analysis of time deposits of $100,000 or more at December 31, 2000:

    Remaining maturity of three months or less                   $ 2,300
    Remaining maturity over three through twelve month            10,876
    Remaining maturity over twelve months                          6,151
                                                                 -------
              Total time deposits of $100,000 or more            $19,327
                                                                 =======

Capital Adequacy

Shareholder's equity is $19.7 million at December 31, 2000, a 10.8% increase over the 1999 year-end total of $17.8 million. The increase was primarily a result of earnings partially offset by dividends and a decrease in the market value of available for sale securites. Average shareholders' equity as a percentage of average total assets amounted to 11.7% in 2000 and 11.4% in 1999.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common shareholders' equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8%. As of December 31, 2000 the Bank has a ratio of Tier 1 capital to risk-weighted assets of 13.4% and a ratio of total capital to risk-weighted assets of 14.5%. These ratios continue to be equal to or above most of our peer group.

================================================================================
Management's Discussion and Analysis
- --------------------------------------------------------------------------------

Table 11.  Year-End Risk-Based Capital (thousands)

                                                     2000              1999
                                                 -----------       -----------
Tier I capital                                   $    13,813       $    12,881
Qualifying allowance for loan losses
   (limited to 1.25% of risk-weighted assets)          1,109             1,219
                                                 -----------       -----------
Total regulatory capital                         $    14,922       $    14,100
                                                 ===========       ===========
Total risk-weighted assets                       $   103,116       $    97,062
                                                 ===========       ===========

Tier I as a percent of risk-weighted assets             13.4%             13.3%
Total regulatory capital as a percent of risk-
   weighted assets                                      14.5%             14.5%
Leverage Ratio*                                          8.7%              8.4%


* Tier I capital divided by average total assets for the quarter ended December 31.

In addition, a minimum leverage ratio of Tier I capital to average total assets for the previous quarter is required by federal bank regulators, ranging from 3% to 5%, subject to the regulator's evaluation of the Bank's overall safety and soundness. As of December 31, 2000, the Bank had a ratio of year-end Tier I capital to average total assets for the fourth quarter of 2000 of 8.7%. Table 11 sets forth summary information with respect to the Bank's capital ratios at December 31, 2000. All capital ratio levels indicate that the Bank is well capitalized.

At December 31, 2000 the Company had 511,911 shares of common stock outstanding which were held by approximately 614 shareholders of record.


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

Nonperforming assets at December 31, 2000 and 1999 are analyzed in Table 12.

================================================================================
Management's Discussion and Analysis
- --------------------------------------------------------------------------------

Table 12.  Nonperforming Assets

                                              2000                   1999
                                           ----------           ----------
Non-accrual loans                          $  216,551           $1,826,688
Loans past due 90 days or more                333,931              975,373
Foreclosed properties                         293,651               97,256
                                           ----------           ----------
                                           $  844,133           $2,899,317
                                           ==========           ==========


Nonperforming assets at year-end 2000 were 0.9% of loans outstanding and 3.2% at year-end 1999.

Leases receivable of approximately $1,021,000 are included in nonaccural loans and leases at December 31, 1999. The Bank discontinued this program in 1999 and provided for estimated losses under these contracts in the allowance for loan losses account. Most of these leases were charged off in 2000.

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

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in Table 13.


Table 13.  Loan Losses

                                                           2000            1999                1998
                                                      ------------     -------------      -----------
Allowance for loan losses, beginning                  $  1,661,521     $   1,668,201      $ 1,452,126
Provision for loan losses, added                           500,000           141,721          175,000

Loans charged off                                       (1,085,500)         (161,873)         (76,842)
Recoveries of loans previously charged off                  57,972            13,472          117,917
                                                      ------------     -------------      -----------
   Net charge-offs                                      (1,027,528)         (148,401)          41,075
                                                      ------------     -------------      -----------
Allowance for loan losses, ending                     $  1,133,993     $   1,661,521      $ 1,668,201
                                                      ============     =============      ===========

================================================================================
Management's Discussion and Analysis
- --------------------------------------------------------------------------------

Net loan charge-offs as a percentage of average loans were 1.2% in 2000. Net loan charge-offs as a percentage of average loans were 0.2% in 1999 and net loan charge-offs as a percentage of average loans were 0.1% in 1998. Gross charge-offs during 2000 totaled $1,085,500 and consisted mostly of leases. Recoveries during 2000 totaled $58,000.

The loan portfolio also included loans to various borrowers (watch loans) at year-end for which management had concerns about the ability of the borrowers to continue to comply with present loan repayment terms, and which could result in some or all of these loans being uncollectible. Management monitors these loans carefully and has provided for these loans in the allowance for loan losses.

The allowance for loan losses was approximately $1.1 million, or 1.2% of gross loans outstanding at December 31, 2000, an decrease of $528,000 below the 1.9% reserve at December 31, 1999. Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses. Management does, however, consider the allowance for loan losses to be adequate at December 31, 2000.

The allocation of the reserve for loan losses is detailed in Table 14 below:


Table 14.  Allocation of the Reserve for Loan Losses

                                                2000                    1999                  1998
                                          -------------------    --------------------   -------------------
Balance at end of period applicable to    Amount    Percent(1)   Amount     Percent(1)  Amount    Percent(1)
                                          ------    ---------    ------     ---------   ------    ---------
Commercial, financial and agricultural    $  358         8.0     $  427      10.29       $  502      12.42
Real estate, construction                      -        8.10          -       3.82            -       4.59
Real estate, mortgage                        475       75.20        681      74.24          657      67.84
Installment loans to individuals, other       44        6.75        113       7.47          120       8.25
Leases                                       257        1.35        441       4.18          389       6.90
                                          ------      ------     ------     ------      -------     ------
   Total                                  $1,134      100.00     $1,662     100.00      $ 1,668     100.00
                                          ======      ======     ======     ======      =======     ======

(1)   Represents the percentage of loans in each category to the total loans outstanding.

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

================================================================================
Management's Discussion and Analysis
- --------------------------------------------------------------------------------

Table 15.  Interest Rate Sensitivity (thousands)

                                                             December 31, 2000
                                                           Maturities/Repricing
                                             -------------------------------------------------
                                              1-3         4-12          13-60          Over 60
                                             Months       Months        Months          Months         Total
                                             ------       ------        ------          ------         -----
Earnings Assets:
  Loans                                    $ 13,214     $ 21,936        $53,291        $ 6,122       $ 94,564
  Investments                                   560        1,845         23,654         30,304         56,363
  Interest-bearing deposits with other
    banks                                       394            -              -              -            394
  Federal Funds Sold                          4,475            -              -              -          4,475
                                           --------     --------        -------        -------       --------
   Total                                   $ 18,643     $ 23,781        $76,946        $36,426       $155,796
                                           ========     ========        =======        =======       ========

Interest-bearing deposits:
  NOW accounts                             $ 10,882     $      -        $     -        $     -       $ 10,882
  Money market                                5,968            -              -              -          5,968
  Savings                                    13,908            -              -              -         13,908
  Certificates of Deposit                    18,566       40,061         39,881              -         98,508
                                           --------     --------        -------        -------       --------
   Total                                   $ 49,324     $ 40,061        $39,881        $     -       $129,266
                                           ========     ========        =======        =======       ========

Interest sensitivity gap                   $(30,681)    $(16,280)       $37,065       $ 36,426       $      -
Cumulative interest
  sensitivity gap                          $(30,681)    $(46,961)       $(9,896)      $ 26,530       $ 26,530
Ratio of sensitivity gap
  to total earning assets                     (19.7%)      (10.4%)         23.8%          23.4%             -
Cumulative ratio of
  sensitivity gap to
  total earning assets                        (19.7%)      (30.1%)         (6.4%)         17.0%          17.0%

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 15 shows the sensitivity of the Bank's balance sheet on December 31, 2000. This table reflects the sensitivity of the balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2000, the Bank appeared to be liability-sensitive with interest-bearing liabilities exceeding earning assets, subject to changes in interest rates, for the first twelve months. Included in the interest-bearing liabilities subject to interest rate changes within three months are NOW accounts and savings accounts which historically have not been as interest-sensitive as other types of interest-bearing deposits. The Bank appears to be asset-sensitive after the first twelve months.

Matching sensitive positions alone does not ensure that the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

================================================================================
Management's Discussion and Analysis
- --------------------------------------------------------------------------------

Table 16.  Key Financial Ratios

                                     2000    1999    1998
                                     ----    ----    ----

Return on average assets              1.1%    1.3%    1.3%
Return on average equity              9.8%   11.1%   11.5%
Average equity to average assets     11.7%   11.4%   11.4%

================================================================================
Staff
- --------------------------------------------------------------------------------

                                   Main Office
                                   -----------

Customer Service                 Loan Operations      Secretaries
- ----------------                 ---------------      -----------

Diane Bishop                     Renee Akers          Beulah Correll

Betty Moran                      Gail Phillips        Michelle Harris

Lynda Snavely                    Jan Rorrer           Shelly Millirons

                                 Gina West
                                                      Data Processing Center
Paying and Receiving Tellers                          ----------------------
- ----------------------------     Collections
                                 -----------          Leslie Cox
Jamie Belcher
                                 Ralph Edwards        Gail Goad
Jessica Bower
                                                      Gay Grim
Regina Compton                   Credit Cards
                                 ------------         Donald Peters
Regena Gibson
                                 Shelia DeHart        Janet Roberson
Kay King
                                 Accounting           Lisa Thomas
Leslie Tawney                    ----------

Wendy Taylor                     Yara Middleton       Custodians
                                                      ----------
Patsy Wallace
                                                      Roger Dickerson

                                                      Lucy Harris



Cave Spring Office               Willis Office        Hillsville Office
- ------------------               -------------        -----------------

Patricia Bower                   Karen Sutphin        Rebecca Adams

Margaret Caldwell                                     Karen Arnold

Jessica Flinchum                 Christiansburg       Louise Goad
                                 --------------
                                                      Frances Sharpe
                                 Karen Bowman

                                 Stacey DeBrueler

                                 Sharon Zeman

================================================================================
Board of Directors of Cardinal Bankshares and The Bank of Floyd
- --------------------------------------------------------------------------------

K. Venson Bolt                   C. W. Harman          Leon Moore

J. H. Conduff                    Kevin D. Mitchell     Dorsey H. Thompson

William R. Gardner, Jr.


Officers of Cardinal Bankshares
- --------------------------------------------------------------------------------

Leon Moore...........................Chairman of the Board, President, and Chief
                                                               Executive Officer

David E. Welch..............Assistant Vice President and Chief Financial Officer

Wanda M. Gardner.............................Vice President and Internal Auditor

Annette V. Battle.................Executive Secretary and Secretary to the Board


Officers of The Bank of Floyd
- --------------------------------------------------------------------------------

                                   Executive
                                   ---------

Leon Moore..................................Chairman of the Board, President and
                                                         Chief Executive Officer

J. H. Conduff.........................................Vice Chairman of the Board

K. Venson Bolt........................................Vice Chairman of the Board

Fred L. Newhouse, Jr....................................Executive Vice President

David E. Welch..............Assistant Vice President and Chief Financial Officer

Lee Naff................................................Assistant Vice President

C. W. Harman...........................................................Secretary

Sunny K. Cornwell.....................Assistant Vice President and Credit Review

                                  Main Office
                                  -----------

Lois A. Bond............................................Assistant Vice President

Patricia B. Spangler.........................Assistant Cashier and Funds Manager

Patricia K. Harris.............................................Assistant Cashier

Carolyn W. Reed................................................Assistant Cashier

                               Cave Spring Office
                               ------------------

Dennis D. McDaniel...................Assistant Vice President and Branch Manager

                             Christiansburg Office
                             ---------------------

Will G. Hoover.......................Assistant Vice President and Branch Manager

                               Hillsville Office
                               -----------------

Eugene G. Shockley...................Assistant Vice President and Branch Manager

                                 Administrative
                                 --------------

Marie V. Thomas...............................Vice President and Human Resources

Mary Ann Cox........................Assistant Vice President, Financial Products
                                                                   and Marketing

Annette V. Battle.......Assistant Secretary to the Board and Recording Secretary

Shelby L. Rutherford....................................Administrative Assistant

                                    Lending
                                    -------

Dianne H. Hamm.............................Vice President and Compliance Officer

Ola Lee Driskell..............................Assistant Cashier and Loan Officer

                                   Operations
                                   ----------

Betty A. Whitlock...............Assistant Cashier and Manager of Data Processing

                                     Audit
                                     -----

Wanda M. Gardner.............................Vice President and Internal Auditor

================================================================================
Stockholder Information
- --------------------------------------------------------------------------------

Annual Meeting
- --------------

The annual meeting of shareholders will be held Wednesday, April 25, 2001, at 2:00 p.m. in the Bank of Floyd's conference room, 101 Jacksonville Circle, Floyd, Virginia.


Requests for Information
- ------------------------

Requests for information should be directed to Mrs. Annette Battle, Recording Secretary, at The Bank of Floyd, Post Office Box 215, Floyd, Virginia, 24091; telephone (540) 745-4191. A copy of the Company's Form 10-KSB for 2000 will be furnished, without charge, after March 31, 2001 upon written request.


Independent Auditors                               Stock Transfer Agent
- --------------------                               --------------------

Larrowe & Company, PLC                             Bank of Floyd
   Certified Public Accountants                    Post Office Box 215
Post Office Box 760                                Floyd, Virginia  24091
Galax, Virginia  24333


Federal Deposit Insurance Corporation
- -------------------------------------

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.


                   Member of Federal Reserve Bank of Richmond.

                                 --------------

                  Member of Federal Home Loan Bank of Atlanta.

                                 --------------

                                 Banking Offices
                                 ---------------

      Floyd Office                                          Roanoke Office
 101 Jacksonville Circle                                   4094 Postal Drive
  Floyd, Virginia 24091                                 Roanoke, Virginia 24018
     (540) 745-4191                                         (540) 774-1111
      ATM location                                           ATM location
                              Christiansburg Office
                              Post Office Box 6113
                         Christiansburg, Virginia 24068    Hillsville Office
      Willis Office              (540) 381-8121          185 South Main Street
   Floyd Highway South                                      (540) 728-2341
 Willis, Virginia 24380                                      ATM location
     (540) 745-4191