Form 10KSB, Exhibit 13
period 2001-12-31
CARDINAL BANKSHARES CORP
filed 2002-03-29
CIK 1022759

                                                                   EXHIBIT 13.1

===============================================================================

2001 ANNUAL REPORT

-------------------------------------------------------------------------------

TABLE OF CONTENTS

Financial Highlights Summary.....................................................................................    3

Letter to Stockholders...........................................................................................    4

Independent Auditor's Report.....................................................................................    5

Consolidated Balance Sheets......................................................................................    6

Consolidated Statements of Income................................................................................    7

Consolidated Statements of Changes in Stockholders' Equity.......................................................    8

Consolidated Statements of Cash Flows............................................................................    9

Notes to Consolidated Financial Statements.......................................................................   10

Management's Discussion of Financial Condition and Results of Operations.........................................   26

Staff............................................................................................................   42

Directors and Officers...........................................................................................   43

Stockholder Information..........................................................................................   44

MARKET FOR THE COMMON STOCK, STOCK PRICES AND DIVIDENDS
-------------------------------------------------------------------------------

The Company's common stock is listed with the NASDAQ Bulletin Board under the symbol CDBK.OB. As of December 31, 2001, the Company had issued and outstanding 1,535,733 shares of common stock which were held by approximately 600 stockholders of record.

Set forth below are the approximate highs and lows (bid quotations/sales prices), known to the management of the Company, for each quarter in the last three fiscal years adjusted for a three for one stock split, effected in the form of a dividend, on April 25, 2001.

                                                                 2001                2000                1999
                                                            ---------------     --------------     ---------------
                                                            High       Low      High      Low      High       Low
                                                            ----       ---      ----      ---      ----       ---
First Quarter                                               13.33      12.00    12.25     12.25    17.00      16.00
Second Quarter                                              15.00      12.67    10.33     10.33    16.33      14.33
Third Quarter                                               15.25      13.00    10.50     10.50    13.33      13.33
Fourth Quarter                                              16.00      15.00    11.33     11.33    15.00      14.67

Cash dividends paid in 2001, 2000 and 1999, were $645,008, $582,014, and
$568,147, respectively.

===============================================================================

FINANCIAL HIGHLIGHTS SUMMARY/1/

-------------------------------------------------------------------------------

                                              2001           2000           1999            1998           1997
                                          -----------     -----------    -----------    -----------     -----------
Summary of Operations

   Interest income                        $    12,655     $    11,665    $    11,060    $    11,269     $    11,078
   Interest expense                             6,474           5,982          5,603          5,797           5,681
                                          -----------     -----------    -----------    -----------     -----------
         Net interest income                    6,181           5,683          5,457          5,472           5,397
   Provision for loan losses                      442             500            142            175             500
   Other income                                   511             449            376            393             543
   Other expense                                3,528           3,307          3,076          2,970           2,934
   Income taxes                                   632             499            650            781             652
                                          -----------     -----------    -----------    -----------     -----------
         Net income                       $     2,090     $     1,826    $     1,965    $     1,939     $     1,854
                                          ===========     ===========    ===========    ===========     ===========

Per Share Data/2/

   Basic earnings per share               $      1.36     $      1.22    $      1.28    $      1.26     $      1.21
   Cash dividends declared                       0.42            0.39           0.37           0.35            0.33
   Book value                                   13.97           12.81          11.57          11.28           10.41

Year-end Balance Sheet Summary

   Loans, net                             $   113,206     $    92,602    $    87,685    $    85,810     $    85,305
   Securities                                  45,032          57,303         52,383         41,329          45,094
   Total assets                               185,798         163,240        158,140        153,410         145,072
   Deposits                                   163,468         143,033        139,808        135,211         128,189
   Stockholders' equity                        21,454          19,678         17,758         17,321          15,984

   Interest earning assets                $   176,403     $   154,883    $   148,878    $   147,666     $   140,397
   Interest bearing liabilities               143,361         124,687        123,024        119,657         115,960

Selected Ratios

   Return on average assets                      1.2%            1.1%           1.3%           1.3%            1.3%
   Return on average equity                     10.0%            9.8%          11.1%          11.5%           12.0%
   Dividends declared as percent of
      net income                                30.9%           31.9%          28.9%          28.0%           27.7%

---------------------------------------

     /1/ In thousands of dollars, except per share data.
     /2/ Adjusted for the effects of a four for one stock split in 1995, a 10% stock dividend in 1997, and a three for one stock split, effected in the form of a dividend, in 2001.

                                 March 23, 2002

To Our Shareholders:

As we present our 2001 Annual Report to you, we will look back on the past year as the "highest of highs and the lowest of lows". We will present financial numbers - the highest of high - of which we as shareholders of Cardinal Bankshares Corporation can be very proud.

As Americans, we remember September 11, 2001 and the three thousand plus who lost their lives and the families and friends that survive. That day will be marked as one of the lowest points in our nation's history. We will be forever touched by the events of September 11th and its aftermath.

As investors, we lived through a turbulent United States economy, large corrections in the stock market and an unprecedented 4.75% decrease in interest rates. Our institution emerged from these times growing and financially strong. 2001 was an excellent year for Cardinal Bankshares Corporation. Our company reached record net earnings, our capital to asset ratio is 11.6% and our loan quality remains good. All of our fiscal ratios compare at or above peer bank levels. More of our financial highlights follow:

     .   Deposits grew by $20,436,000.
     .   Net loans grew by $20,600,000.
     .   Total assets grew by $22,558,000.
     .   Net profits reached a record level of $2,090,000.
     .   Basic earnings per share reached a record of $1.36.
     .   Return on average equity slightly above 10.00%.
     .   Tenth straight year of increased cash dividends.
     .   Three for one stock dividend April 2001.

We extend our heartfelt thanks to our loyal shareholders, our customers and our dedicated staff for another successful year. Working together makes this success possible.

Sincerely,

Leon Moore, Chairman of the Board and CEO
Board of Directors

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Cardinal Bankshares Corporation
Floyd, Virginia

We have audited the consolidated balance sheets of Cardinal Bankshares Corporation and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Bankshares Corporation and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Galax, Virginia
January 8, 2002

===============================================================================

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2001 AND 2000
-------------------------------------------------------------------------------

Assets                                                                               2001                2000
                                                                                ---------------    ----------------

Cash and due from banks                                                         $     3,986,448    $      2,631,298
Federal funds sold                                                                   18,990,000           4,475,000
Investment securities available for sale                                             23,651,152          37,320,415
Investment securities held to maturity                                               19,255,289          19,351,824
Restricted equity securities                                                          2,125,700             630,700
Loans, net of allowance for loan losses $1,300,148
   in 2001 and $1,133,993 in 2000                                                   113,206,493          92,601,863
Property and equipment, net                                                           2,302,243           2,486,648
Accrued income                                                                        1,070,693           1,288,241
Foreclosed assets                                                                        58,428             428,151
Other assets                                                                          1,151,297           2,025,775
                                                                                ---------------    ----------------
     Total assets                                                               $   185,797,743    $    163,239,915
                                                                                ===============    ================

Liabilities and Stockholders' Equity

Liabilities
Noninterest-bearing deposits                                                    $    20,107,070    $     18,346,247
Interest-bearing deposits                                                           143,360,505         124,687,105
                                                                                ---------------    ----------------
     Total deposits                                                                 163,467,575         143,033,352

Accrued interest payable                                                                297,772             272,507
Other liabilities                                                                       578,099             255,968
                                                                                ---------------    ----------------
     Total liabilities                                                              164,343,446         143,561,827
                                                                                ---------------    ----------------
Commitments and contingencies

Stockholders' equity
Common stock, $10 par value; 5,000,000 shares
   authorized; 1,535,733 and 511,911 shares
   issued in 2001 and 2000, respectively                                             15,357,330           5,119,110
Surplus                                                                               2,925,150           2,925,150
Retained earnings                                                                     2,971,630          11,764,483
Accumulated other comprehensive income                                                  200,187            (130,655)
                                                                                ---------------    ----------------
     Total stockholders' equity                                                      21,454,297          19,678,088
                                                                                ---------------    ----------------
     Total liabilities and stockholders' equity                                 $   185,797,743    $    163,239,915
                                                                                ===============    ================

See Notes to Consolidated Financial Statements

===============================================================================

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
-------------------------------------------------------------------------------

                                                                   2001              2000                1999
                                                            ---------------     ---------------    ----------------
Interest income
   Loans and fees on loans                                  $     9,384,232     $     8,006,427    $      7,706,722
   Federal funds sold and securities purchased
     under agreements to resell                                     276,908             275,431             479,205
   Investment securities:
     Taxable                                                      1,998,473           2,399,775           1,903,517
     Exempt from federal income tax                                 946,426             959,891             773,233
   Deposits with banks                                               49,077              23,866             197,294
                                                            ---------------     ---------------    ----------------
         Total interest income                                   12,655,116          11,665,390          11,059,971
                                                            ---------------     ---------------    ----------------

Interest expense
   Deposits                                                       6,470,821           5,982,589           5,603,020
   Borrowings                                                         3,644                   -                   -
                                                            ---------------     ---------------    ----------------
         Total interest expense                                   6,474,465           5,982,589           5,603,020
                                                            ---------------     ---------------    ----------------
         Net interest income                                      6,180,651           5,682,801           5,456,951

Provision for loan losses                                           442,000             500,000             141,721
                                                            ---------------     ---------------    ----------------
         Net interest income after provision
           for loan losses                                        5,738,651           5,182,801           5,315,230
                                                            ---------------     ---------------    ----------------

Noninterest income
   Service charges on deposit accounts                              281,096             232,631             199,928
   Other service charges and fees                                    77,038              58,655              47,445
   Net realized gains on sales of securities                         44,365                   -               4,768
   Other income                                                     108,923             157,268             123,814
                                                            ---------------     ---------------    ----------------
         Total noninterest income                                   511,422             448,554             375,955
                                                            ---------------     ---------------    ----------------

Noninterest expense
   Salaries and employee benefits                                 2,160,400           2,023,207           1,913,979
   Occupancy                                                        204,673             196,274             162,744
   Equipment                                                        318,065             314,546             282,646
   Foreclosed assets, net                                             6,924               1,198              (8,928)
   Other general and administrative                                 838,022             771,657             725,891
                                                            ---------------     ---------------    ----------------
         Total noninterest expense                                3,528,084           3,306,882           3,076,332
                                                            ---------------     ---------------    ----------------
         Income before income taxes                               2,721,989           2,324,473           2,614,853

Income tax expense                                                  631,614             498,535             649,720
                                                            ---------------     ---------------    ----------------
         Net income                                         $     2,090,375     $     1,825,938    $      1,965,133
                                                            ===============     ===============    ================

Basic earnings per share                                    $          1.36     $          1.22    $           1.28
                                                            ===============     ===============    ================
Weighted average shares outstanding                               1,535,733           1,500,927           1,535,403
                                                            ===============     ===============    ================

See Notes to Consolidated Financial Statements

===============================================================================

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
-------------------------------------------------------------------------------

                                                                                         Accumulated
                                                                                            Other
                                       Common                            Retained       Comprehensive
                                       Stock            Surplus          Earnings       Income (Loss)         Total
                                   -------------     -------------    --------------    -------------    --------------

Balance, December 31, 1998         $   5,119,110     $   2,925,150    $    9,123,733    $     153,132    $   17,321,125

Comprehensive income
Net income                                     -                 -         1,965,133                -         1,965,133
Net change in unrealized
   appreciation on investment
   securities available for sale,
   net of taxes of $(491,019)                  -                 -                 -         (953,154)         (953,154)
                                                                                                         --------------
Total comprehensive income                                                                                    1,011,979

Dividends paid
   ($1.11 per share)                           -                 -          (568,147)               -          (568,147)
Common stock purchased                    (4,300)                -           (18,385)               -           (22,685)
Common stock reissued                      2,900                 -            12,425                -            15,325
                                   -------------     -------------    --------------    -------------    --------------
Balance, December 31, 1999             5,117,710         2,925,150        10,514,759         (800,022)       17,757,597

Comprehensive income
Net income                                     -                 -         1,825,938                -         1,825,938
Net change in unrealized
   appreciation on investment
   securities available for sale,
   net of taxes of $344,826                    -                 -                 -          669,367           669,367
                                                                                                         --------------
Total comprehensive income                                                                                    2,495,305

Dividends paid
   ($1.18 per share)                           -                 -          (582,014)               -          (582,014)
Common stock purchased                  (200,640)                -          (584,763)               -          (785,403)
Common stock reissued                    202,040                 -           590,563                -           792,603
                                   -------------     -------------    --------------    -------------    --------------
Balance, December 31, 2000             5,119,110         2,925,150        11,764,483         (130,655)       19,678,088

Comprehensive income
Net income                                     -                 -         2,090,375                -         2,090,375
Net change in unrealized
   appreciation on investment
   securities available for sale,
   net of taxes of $170,434                    -                 -                 -          330,842           330,842
                                                                                                         --------------
Total comprehensive income                                                                                    2,421,217

Dividends paid
   ($0.42 per share)                           -                 -          (645,008)               -          (645,008)
Stock split, effected in the
   form of a dividend                 10,238,220                 -       (10,238,220)               -                 -
                                   -------------     -------------    --------------    -------------    --------------
Balance, December 31, 2001         $  15,357,330     $   2,925,150    $    2,971,630    $     200,187    $   21,454,297
                                   =============     =============    ==============    =============    ==============

See Notes to Consolidated Financial Statements

===============================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
-------------------------------------------------------------------------------

                                                                 2001                2000                1999
                                                            ---------------     ---------------    ----------------
Cash flows from operating activities
   Net income                                               $     2,090,375     $     1,825,938    $      1,965,133
   Adjustments to reconcile net income
     to net cash provided by operations:
       Depreciation and amortization                                249,571             240,968             190,905
       Accretion of discount on securities, net
         of amortization of premiums                                 (9,223)             42,974              55,795
       Provision for loan losses                                    442,000             500,000             141,721
       Deferred income taxes                                        (36,389)            211,026              15,762
       Net realized (gains) losses on securities                    (44,365)                  -              (4,768)
       Deferred compensation and pension expense                      6,155              (7,740)           (154,782)
       Changes in assets and liabilities:
         Accrued income                                             217,548            (115,126)           (188,658)
         Other assets                                             1,110,155            (998,809)            (26,954)
         Accrued interest payable                                    25,265              35,432              (3,634)
         Other liabilities                                          315,976             (74,441)           (143,878)
                                                            ---------------     ---------------    ----------------
           Net cash provided by operating activities              4,367,068           1,660,222           1,846,642
                                                            ---------------     ---------------    ----------------

Cash flows from investing activities
   Net (increase) decrease in interest-bearing deposits                   -           2,000,000           5,100,000
   Net (increase) decrease in federal funds sold                (14,515,000)          2,500,000           4,850,000
   Purchases of investment securities                           (10,265,901)        (11,236,812)        (27,768,647)
   Sales of available for sale securities                         1,000,000                   -             493,672
   Maturities of investment securities                           22,091,564           7,237,933          14,725,892
   Net (increase) decrease in loans                             (21,046,630)         (5,672,938)         (2,017,140)
   Purchases of property and equipment                              (65,166)           (290,192)           (721,860)
   Sales of property and equipment                                        -               6,931             260,293
                                                            ---------------     ---------------    ----------------
           Net cash used in investing activities                (22,801,133)         (5,455,078)         (5,077,790)
                                                            ---------------     ---------------    ----------------

Cash flows from financing activities
   Net increase in noninterest-bearing deposits                   1,760,823           1,563,008           1,229,371
   Net increase in interest-bearing deposits                     18,673,400           1,662,680           3,367,233
   Dividends paid                                                  (645,008)           (582,014)           (568,147)
   Common stock purchased                                                 -            (785,403)            (22,685)
   Common stock reissued                                                  -             792,603              15,325
                                                            ---------------     ---------------    ----------------
           Net cash provided by financing activities             19,789,215           2,650,874           4,021,097
                                                            ---------------     ---------------    ----------------
           Net increase (decrease) in cash and
              cash equivalents                                    1,355,150          (1,143,982)            789,949

Cash and cash equivalents, beginning                              2,631,298           3,775,280           2,985,331
                                                            ---------------     ---------------    ----------------
Cash and cash equivalents, ending                           $     3,986,448     $     2,631,298    $      3,775,280
                                                            ===============     ===============    ================

Supplemental disclosures of cash flow information
   Interest paid                                            $     6,449,200     $     5,947,157    $      5,606,654
                                                            ===============     ===============    ================
   Income taxes paid                                        $       401,986     $       389,838    $        639,555
                                                            ===============     ===============    ================

Supplemental disclosure of noncash investing activities
   Other real estate acquired in settlement of loans        $             -     $       256,000    $              -
                                                            ===============     ===============    ================

See Notes to Consolidated Financial Statements

===============================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

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

===============================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

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

===============================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

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

===============================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

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

FINANCIAL INSTRUMENTS

Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. In addition, forwards and option contracts must reduce an exposure's risk, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring. All derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading.

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

===============================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

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

===============================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 2. RESTRICTIONS ON CASH AND DUE FROM BANKS

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $857,000 and $786,000 for the two week periods including December 31, 2001 and 2000, respectively.

NOTE 3. SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31 follow:

                                                   Amortized        Unrealized       Unrealized           Fair
2001                                                 Cost              Gains           Losses             Value
----                                             -------------    --------------    -------------    --------------
Available for sale
   U.S. Government agency securities             $   2,849,932    $       51,285    $           -    $    2,901,217
   State and municipal securities                    1,480,062            18,951           33,378         1,465,635
   Mortgage-backed securities                       16,733,624           270,454           47,282        16,956,796
   Other securities                                  2,284,219            64,847           21,562         2,327,504
                                                 -------------    --------------    -------------    --------------
                                                 $  23,347,837    $      405,537    $     102,222    $   23,651,152
                                                 =============    ==============    =============    ==============
Held to maturity
   State and municipal securities                $  18,916,524    $      386,268    $     100,192    $   19,202,600
   Mortgaged-backed securities                         338,765               497                -           339,262
                                                 -------------    --------------    -------------    --------------
                                                 $  19,255,289    $      386,765    $     100,192    $   19,541,862
                                                 =============    ==============    =============    ==============

Restricted equity securities                     $   2,125,700    $            -    $           -    $    2,125,700
                                                 =============    ==============    =============    ==============

                                                   Amortized        Unrealized       Unrealized           Fair
2000                                                 Cost              Gains           Losses             Value
----                                             -------------    --------------    -------------    --------------

Available for sale
   U.S. Government agency securities             $  16,049,846    $       46,039    $      92,548    $   16,003,337
   State and municipal securities                    1,220,166            12,966                -         1,233,132
   Mortgage-backed securities                       18,760,636           130,225          290,272        18,600,589
   Other securities                                  1,487,729             8,451           12,823         1,483,357
                                                 -------------    --------------    -------------    --------------
                                                 $  37,518,377    $      197,681    $     395,643    $   37,320,415
                                                 =============    ==============    =============    ==============
Held to maturity
   State and municipal securities                $  18,979,534    $      268,037    $      87,237    $   19,160,334
   Mortgaged-backed securities                         372,290             2,084                -           374,374
                                                 -------------    --------------    -------------    --------------
                                                 $  19,351,824    $      270,121    $      87,237    $   19,534,708
                                                 =============    ==============    =============    ==============

Restricted equity securities                     $     630,700    $            -    $           -    $      630,700
                                                 =============    ==============    =============    ==============

Investment securities with amortized cost of approximately $10,500,00 and $8,500,000 at December 31, 2001 and 2000, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Gross realized gains and losses for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                                                       2001             2000              1999
                                                                  --------------    -------------    --------------

Realized gains, available for sale securities                     $       44,365    $           -    $        4,768
Realized losses, available for sale securities                                 -                -                 -
                                                                  --------------    -------------    --------------
                                                                  $       44,365    $           -    $        4,768
                                                                  ==============    =============    ==============

===============================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 3. SECURITIES, CONTINUED

The scheduled maturities of debt securities available for sale and held to maturity at December 31, 2001, were as follows:

                                                       Available for Sale                  Held to Maturity
                                                 -------------------------------    -------------------------------
                                                   Amortized           Fair           Amortized           Fair
                                                     Cost              Value            Cost              Value
                                                 -------------    --------------    -------------    --------------
Due in one year or less                          $     897,104    $      920,549    $   1,012,834    $    1,017,357
Due after one year through five years                3,237,830         3,300,553        6,790,149         6,970,893
Due after five years through ten years               1,937,387         1,926,317        6,822,197         6,938,062
Due after ten years                                 17,275,516        17,503,733        4,630,109         4,615,550
                                                 -------------    --------------    -------------    --------------
                                                 $  23,347,837    $   23,651,152    $  19,255,289    $   19,541,862
                                                 =============    ==============    =============    ==============

NOTE 4. LOANS RECEIVABLE

The major components of loans in the consolidated balance sheets at December 31, 2001 and 2000 are as follows (in thousands):

                                                                                        2001              2000
                                                                                    -------------    --------------
Commercial                                                                          $       3,791    $        3,250
Real estate:
   Construction and land development                                                       13,263             7,621
   Residential, 1-4 families                                                               30,475            29,095
   Residential, 5 or more families                                                            842               829
   Farmland                                                                                 4,156             3,877
   Nonfarm, nonresidential                                                                 56,446            40,807
Agricultural                                                                                1,069               964
Consumer                                                                                    3,998             5,802
Other                                                                                         851             1,821
                                                                                    -------------    --------------
                                                                                          114,891            94,066

Unearned net loan origination costs, net of fees                                             (385)             (330)
Allowance for loan losses                                                                  (1,300)           (1,134)
                                                                                    -------------    --------------
                                                                                    $     113,206    $       92,602
                                                                                    =============    ==============

NOTE 5. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

                                                                         2001           2000              1999
                                                                     -------------  -------------    --------------
Balance, beginning                                                   $   1,133,993  $   1,661,521    $    1,668,201

Provision charged to expense                                               442,000        500,000           141,721
Recoveries of amounts charged off                                          208,062         57,972            13,472
Amounts charged off                                                       (483,907)    (1,085,500)         (161,873)
                                                                     -------------  -------------    --------------
Balance, ending                                                      $   1,300,148  $   1,133,993    $    1,661,521
                                                                     =============  =============    ==============

===============================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 5. ALLOWANCE FOR LOAN LOSSES, CONTINUED

The following is a summary of information pertaining to impaired loans at December 31:

                                                                                        2001             2000
                                                                                  ---------------  ----------------
Impaired loans without a valuation allowance                                      $             -  $         31,388
Impaired loans with a valuation allowance                                                 685,327         1,198,067
                                                                                  ---------------  ----------------
         Total impaired loans                                                     $       685,327  $      1,229,455
                                                                                  ===============  ================

Valuation allowance related to impaired loans                                     $       495,358  $        448,119
                                                                                  ===============  ================

                                                                       2001             2000             1999
                                                                ----------------  ---------------  ----------------

Average investment in impaired loans                            $        630,918  $     1,100,376  $      1,130,732
                                                                ================  ===============  ================
Interest income recognized for the year                         $         57,452  $        97,728  $        204,905
                                                                ================  ===============  ================
Interest income recognized on a cash basis for the year         $         35,094  $        98,925  $        170,798
                                                                ================  ===============  ================

The Company is not committed to lend additional funds to debtors whose loans have been modified.

NOTE 6. PROPERTY AND EQUIPMENT

Components of property and equipment and total accumulated depreciation at December 31, 2001 and 2000, are as follows:

                                                                                        2001              2000
                                                                                    -------------    --------------
Land                                                                                $     377,612    $      377,612
Bank premises                                                                           2,683,472         2,654,830
Furniture and equipment                                                                 2,027,700         1,998,186
                                                                                    -------------    --------------
                                                                                        5,088,784         5,030,628
Less accumulated depreciation                                                          (2,786,541)       (2,543,980)
                                                                                    -------------    --------------
                                                                                    $   2,302,243    $    2,486,648
                                                                                    =============    ==============

The Bank is currently leasing two of its branch banking facilities under agreements accounted for as operating leases. These leases commenced April 1, 1997 and February 1, 2000, will expire March 31, 2003 and February 28, 2002, and call for monthly lease payments of $125 and $625, respectively. Rental expense for 2001, 2000 and 1999 was $9,000, $8,375 and $1,500, respectively.

NOTE 7. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2001 and 2000 was $26,541,713 and $19,326,898, respectively. At
December 31, 2001, the scheduled maturities of time deposits are as follows:

                   2002                      $   72,666,947
                   2003                          16,226,413
                   2004                           9,658,324
                   2005                           5,642,806
                   2006                           3,518,744
                   Thereafter                         7,000
                                             --------------
                                             $  107,720,234
                                             ==============

===============================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 8. DEBT

The Bank has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $10,250,000 and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $22,000,000. Additional amounts are available from the Federal Home Loan Bank, with additional collateral. At December 31, 2001 and 2000, there were no amounts outstanding under these agreements.

NOTE 9. EMPLOYEE BENEFIT PLAN

The Bank has a qualified noncontributory, defined benefit pension plan which covers substantially all of its employees. The benefits are primarily based on years of service and earnings. The following is a summary of the plan's funded status as of December 31, 2001 and 2000.

                                                                                        2001              2000
                                                                                    -------------    --------------

Change in benefit obligation
Benefit obligation at beginning of year                                             $   1,540,962    $    1,385,807
Service cost                                                                              117,380           101,451
Interest cost                                                                             115,135           103,498
Plan participants' contributions                                                                -                 -
Amendments                                                                                      -                 -
Actuarial (gain) loss                                                                    (102,417)           (3,457)
Acquisition                                                                                     -                 -
Benefits paid                                                                              (6,476)          (46,337)
                                                                                    -------------    --------------
Benefit obligation at end of year                                                   $   1,664,584    $    1,540,962
                                                                                    =============    ==============

Change in plan assets
Fair value of plan assets at beginning of year                                      $   1,584,841    $    1,234,391
Actual return on plan assets                                                             (223,333)          185,534
Acquisition                                                                                     -                 -
Employer contribution                                                                     111,323           211,253
Plan participants' contributions                                                                -                 -
Benefits paid                                                                              (6,476)          (46,337)
                                                                                    -------------    --------------
Fair value of plan assets at end of year                                            $   1,466,355    $    1,584,841
                                                                                    =============    ==============

Change in prepaid (accrued) benefit cost
Prepaid (accrued) benefit cost, beginning                                           $    (169,729)   $     (286,029)
Contributions                                                                             111,323           211,253
Pension cost                                                                              (92,143)          (94,953)
                                                                                    -------------    --------------
Prepaid (accrued) benefit cost, ending                                              $    (150,549)   $     (169,729)
                                                                                    =============    ==============

Funded status                                                                       $    (198,229)   $       43,879
Unrecognized transitional net assets                                                      (32,229)          (36,257)
Unrecognized prior service cost                                                            59,792            65,771
Unrecognized net actuarial (gain) loss                                                     20,117          (243,122)
                                                                                    -------------    --------------
Prepaid (accrued) benefit cost                                                      $    (150,549)   $     (169,729)
                                                                                    =============    ==============

Weighted-average assumptions as of December 31
Discount rate                                                                                7.5%              7.5%
Expected return on plan assets                                                               9.0%              9.0%
Rate of compensation increase                                                                5.0%              5.0%

===============================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 9. EMPLOYEE BENEFIT PLAN, CONTINUED

                                                                       2001             2000              1999
                                                                  --------------    -------------    --------------
Components of net periodic benefit cost
Service cost                                                      $      117,380    $     101,451    $      101,604
Interest cost                                                            115,135          103,498            95,711
Return on plan assets                                                    223,333         (185,534)         (145,755)
Originating unrecognized asset gain (loss)                              (360,970)          74,962            54,148
Amortization                                                               1,951            1,951             1,951
Recognized net actuarial (gain) loss                                      (4,686)          (1,375)                -
                                                                  --------------    -------------    --------------
Net periodic benefit cost                                         $       92,143    $      94,953    $      107,659
                                                                  ==============    =============    ==============

NOTE 10. DEFERRED COMPENSATION AND LIFE INSURANCE

Deferred compensation plans have been adopted for certain members of the Board of Directors for future compensation upon retirement. Under plan provisions aggregate annual payments ranging from $1,568 to $8,482 are payable for ten years certain, generally beginning at age 65. Liability accrued for compensation deferred under the plan amounts to $114,277 and $117,742 at December 31, 2001 and 2000, respectively.

Charges to income are based on present value of future cash payments, discounted at 8%, and amounted to $12,131, $9,417 and $9,412 for 2001, 2000 and 1999, respectively.

The Bank is owner and beneficiary of life insurance policies on these directors. Policy cash values, net of policy loans, totaled $54,703 and $44,451 at December 31, 2001 and 2000, respectively.

NOTE 11. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):

                                                        December 31, 2001                  December 31, 2000
                                                 -------------------------------    -------------------------------
                                                   Carrying            Fair           Carrying            Fair
                                                    Amount             Value           Amount             Value
                                                 -------------    --------------    -------------    --------------
Financial assets
   Cash and cash equivalents                     $       3,986    $        3,986    $       2,631    $        2,631
   Interest-bearing deposits with banks                      -                 -                -                 -
   Federal funds sold                                   18,990            18,990            4,475             4,475
   Securities, available-for-sale                       23,651            23,651           37,320            37,320
   Securities, held to maturity                         19,255            19,542           19,351            19,535
   Restricted equity securities                          2,126             2,126              631               631
   Loans, net of allowance for loan losses             113,206           114,700           92,602            92,889

Financial liabilities
   Deposits                                            163,468           166,378          143,033           143,159

Off-balance-sheet assets (liabilities)
   Commitments to extend credit and
      standby letters of credit                              -                 -                -                 -
   Commercial letters of credit                              -                 -                -                 -

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 12.  INCOME TAXES

CURRENT AND DEFERRED INCOME TAX COMPONENTS

The components of income tax expense (substantially all Federal) are as follows:

                                   2001             2000              1999
                              --------------    -------------    --------------

Current                       $      668,003    $     287,509    $      633,958
Deferred                             (36,389)         211,026            15,762
                              --------------    -------------    --------------
                              $      631,614    $     498,535    $      649,720
                              ==============    =============    ==============

RATE RECONCILIATION

A reconciliation of the expected income tax expense computed at 34% to income tax expense included in the statements of income is as follows:

                                   2001             2000              1999
                              --------------    -------------    --------------

Expected tax expense          $      925,476    $     790,321    $      889,050
Tax exempt interest                 (334,263)        (341,232)         (280,737)
Other                                 40,401           49,446            41,407
                              --------------    -------------    --------------
                              $      631,614    $     498,535    $      649,720
                              ==============    =============    ==============

DEFERRED TAX ANALYSIS

The significant components of net deferred tax assets (all Federal) at December 31, 2001 and 2000 are summarized as follows:

                                                    2001              2000
                                              ---------------  ----------------
Deferred tax assets
   Allowance for loan losses                  $       306,445  $        266,334
   Deferred loan fees                                 130,768           112,298
   Other valuation reserves                            69,379            68,405
   Deferred compensation and accrued
      pension costs                                    90,041            97,740
   Net unrealized depreciation on
      securities available for sale                         -            67,307
                                              ---------------  ----------------
                                                      596,633           612,084
                                              ---------------  ----------------

Deferred tax liabilities
   Net unrealized appreciation on
     securities available for sale                   (103,127)                -
   Depreciation                                       (84,236)          (78,739)
   Accretion of discount on investment
     securities                                       (33,951)          (23,981)
                                              ---------------  ----------------
                                                     (221,314)         (102,720)
                                              ---------------  ----------------

       Net deferred tax asset                 $       375,319  $        509,364
                                              ===============  ================

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

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK, CONTINUED

The Bank's exposure to loan loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank's commitments at December 31, 2001 and 2000, is as follows:

                                                    2001              2000
                                                -------------    --------------

Commitments to extend credit                    $  10,495,000    $   14,033,000
Standby letters of credit                             809,000           879,000
                                                -------------    --------------
                                                $  11,304,000    $   14,912,000
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

Although the Bank has a reasonably diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon economic conditions in and around Floyd, Carroll, Montgomery, and Roanoke Counties and the City of Roanoke, Virginia. A significant amount of the real estate loans set forth in Note 4 are secured by commercial real estate. In addition, the Company has a loan concentration relating to customers who are motel and bed-and-breakfast owners and operators. Total loans and loan commitments to this industrial group amounted to approximately $16,600,000 and $13,200,000 at December 31, 2001 and 2000, respectively.

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

INTERCOMPANY TRANSACTIONS

The Bank's legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers' acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $1,300,000 at December 31, 2001. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2001.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the Federal Reserve categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 14.  REGULATORY RESTRICTIONS, CONTINUED

CAPITAL REQUIREMENTS, CONTINUED

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                              To Be Well
                                                                                                           Capitalized Under
                                                                       For Capital                         Prompt Corrective
                                               Actual               Adequacy Purposes                     Action Provisions
                                      ------------------------  ------------------------------  ----------------------------------
                                          Amount       Ratio         Amount          Ratio          Amount               Ratio
                                      ------------   ---------  ---------------   ------------    ----------------   -------------
December 31, 2001:
   Total Capital
     (to Risk-Weighted Assets)
       Consolidated                   $     22,564      18.3%   ****$     9,846   ****     8.0%                n/a             n/a
       Bank of Floyd                  $     13,734      11.3%   ****$     9,717   ****     8.0%   ****$     12,146   ****    10.0%
   Tier I Capital
     (to Risk-Weighted Assets)
       Consolidated                   $     21,262      17.3%   ****$     4,923   ****     4.0%                n/a             n/a
       Bank of Floyd                  $     12,457      10.3%   ****$     4,859   ****     4.0%   ****$      7,288   ****     6.0%
   Tier I Capital
     (to Average Assets)
       Consolidated                   $     21,262      11.6%   ****$     7,334   ****     4.0%                n/a             n/a
       Bank of Floyd                  $     12,457       7.0%   ****$     7,091   ****     4.0%   ****$      8,864   ****     5.0%

December 31, 2000:
   Total Capital
     (to Risk-Weighted Assets)
       Consolidated                   $     21,116      20.1%   ****$     8,406   ****     8.0%                n/a             n/a
       Bank of Floyd                  $     14,922      14.5%   ****$     8,249   ****     8.0%   ****$     10,312   ****    10.0%
   Tier I Capital
     (to Risk-Weighted Assets)
       Consolidated                   $     19,981      19.0%   ****$     4,203   ****     4.0%                n/a             n/a
       Bank of Floyd                  $     13,813      13.4%   ****$     4,125   ****     4.0%   ****$      6,187   ****     6.0%
   Tier I Capital
     (to Average Assets)
       Consolidated                   $     19,981      12.6%   ****$     6,338   ****     4.0%                n/a             n/a
       Bank of Floyd                  $     13,813       8.7%   ****$     6,338   ****     4.0%   ****$      7,922   ****     5.0%

**** represents greater than equal to

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

Aggregate 2001 and 2000 loan transactions with related parties were as follows:

                                                    2001              2000
                                                -------------    --------------

Balance, beginning                              $     872,801    $      755,333

New loans                                             841,164         1,328,296
Repayments                                           (840,026)       (1,210,828)
                                                -------------    --------------
Balance, ending                                 $     873,939    $      872,801
                                                =============    ==============

NOTE 16.  PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information of Cardinal Bankshares Corporation is presented as follows:

                                 Balance Sheets
                           December 31, 2001 and 2000

                                                    2001              2000
                                                -------------    --------------
Assets
   Cash due from banks                          $   5,697,185    $    3,158,522
   Loans, net of allowance for loan
      losses of $25,000 in 2001 and 2000            3,069,832         2,019,918
   Investment in affiliate bank at equity          12,659,161        13,681,894
   Other assets                                        51,988           817,754
                                                -------------    --------------
                                                $  21,478,166    $   19,678,088
                                                =============    ==============

Liabilities
   Accounts payable and other liabilities       $      23,869    $            -
                                                -------------    --------------

Shareholders' equity
   Common stock                                    15,357,330         5,119,110
   Surplus                                          2,925,150         2,925,150
   Retained earnings                                2,971,630        11,764,483
   Accumulated other comprehensive income             200,187          (130,655)
                                                -------------    --------------
                                                   21,454,297        19,678,088
                                                -------------    --------------
                                                $  21,478,166    $   19,678,088
                                                =============    ==============

================================================================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 16.  PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                              Statements of Income
              For the years ended December 31, 2001, 2000 and 1999

                                                                       2001             2000              1999
                                                                  --------------    -------------    --------------

Income:
   Dividends from affiliate bank                                  $    3,500,000    $     950,000    $    1,500,000
   Interest on loans                                                     211,130          179,036           121,032
   Other income                                                                -                -                 -
                                                                  --------------    -------------    --------------
                                                                       3,711,130        1,129,036         1,621,032
                                                                  --------------    -------------    --------------
Expenses:
   Salaries                                                              181,953          175,898            98,232
   Management and professional fees                                       68,626           52,515            65,835
   Other expenses                                                         45,475           39,930            24,088
                                                                  --------------    -------------    --------------
                                                                         296,054          268,343           188,155
                                                                  --------------    -------------    --------------
         Income before tax benefit and equity in
                  undistributed income of affiliate                    3,415,076          860,693         1,432,877

Income tax (expense) benefit                                              28,874           33,973            26,754
                                                                  --------------    -------------    --------------
         Income before equity in
           undistributed income of affiliate                           3,443,950          894,666         1,459,631

Equity in undistributed income of affiliate                           (1,353,575)         931,272           505,502
                                                                  --------------    -------------    --------------
         Net income                                               $    2,090,375    $   1,825,938    $    1,965,133
                                                                  ==============    =============    ==============

                            Statements of Cash Flows
              For the years ended December 31, 2001, 2000 and 1999

                                                                       2001             2000              1999
                                                                  --------------    -------------    --------------
Cash flows from operating activities
   Net income                                                     $    2,090,375    $   1,825,938    $    1,965,133
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Amortization                                                        2,966            5,929             5,929
       Provision for loan losses                                               -                -                 -
       Increase (decrease) in equity in undistributed
          income of affiliate                                          1,353,575         (931,272)         (505,502)
       Deferred income taxes                                                   -                -                 -
       Net change in other assets                                        762,800         (752,520)          (18,525)
       Net change in other liabilities                                    23,869          (17,102)           16,888
                                                                  --------------    -------------    --------------
         Net cash provided by operating activities                     4,233,585          130,973         1,463,923
                                                                  --------------    -------------    --------------

Cash flows from investing activities,
   net (increase) decrease in loans                                   (1,049,914)         602,711          (900,565)
                                                                  --------------    -------------    --------------

Cash flows from financing activities
   Dividends paid                                                       (645,008)        (582,014)         (568,147)
   Common stock purchased                                                      -         (785,403)          (22,685)
   Common stock reissued                                                       -          792,603            15,325
                                                                  --------------    -------------    --------------
         Net cash used by financing activities                          (645,008)        (574,814)         (575,507)
                                                                  --------------    -------------    --------------
         Net increase in cash and cash equivalents                     2,538,663          158,870           (12,149)

Cash and cash equivalents, beginning                                   3,158,522        2,999,652         3,011,801
                                                                  --------------    -------------    --------------
Cash and cash equivalents, ending                                 $    5,697,185    $   3,158,522    $    2,999,652
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

Cardinal Bankshares Corporation, the parent company of The Bank of Floyd, currently operates five offices in Floyd, Montgomery, Roanoke and Carroll Counties of Virginia. The main office is in Floyd with a limited service office in Willis. The Roanoke office is in the Cave Spring area of Roanoke County. The Hillsville office is located in Carroll County on Route 52 in Hillsville, Virginia. Montgomery County is served by the branch in Christiansburg, Virginia.

The individual market conditions of each county vary from rural to urban with Floyd County being the most rural and Roanoke the most urban. Each has its own growth pattern which varies in intensity. The Bank of Floyd and bank personnel work with local government leaders in an effort to attract industry to Floyd County.

Earnings increased in 2001, $2.1 million compared to $1.8 million for 2000 and $2.0 million in 1999. Return on average assets increased to 1.2% during 2001 from 1.1% for 2000 down from 1.3% in 1999. During 2001, 2000 and 1999, revenues from the Bank of Floyd represent over 95% of Cardinal Bankshares Corporation's total revenues. All of these ratios compare favorably to members of our peer group.

Average equity to average assets shows the Bank at a strong capital position with a ratio of 12.1%. Our capital position continues to be above our peer group's average.

The total assets of Cardinal Bankshares Corporation grew to $186 million from $163 million, a 13.8% increase, continuing our strategy to grow the Company. Foreclosed properties decreased from $428,151 in 2000 to $58,428 in 2001.

Management plans to continue increasing market share by expanding to contiguous markets using earnings from operations to fund the Company's growth. Currently, management of Cardinal Bankshares Corporation has no plans to raise capital for its expansion through external sources.

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

TABLE 1.  NET INTEREST INCOME AND AVERAGE BALANCES (THOUSANDS)

-------------------------------------------------------------------------------

                                               2001                               2000                          1999
                                  -------------------------------  ---------------------------------  ---------------------------
                                               Interest                           Interest                      Interest
                                    Average    Income/     Yield/   Average       Income/    Yield/    Average  Income/    Yield/
                                    Balance     Expense    Cost      Balance      Expense     Cost     Balance   Expense    Cost
                                  ------------  -------  --------  ----------    ---------  --------  ---------  -------  -------
Interest earning assets:
   Deposit in other banks         $        678  $     49      7.23%  $    394    $    24     6.09%  $   3,944   $   197     4.99%
   Taxable investment securities        30,732     1,998      6.50%    35,992      2,400     6.67%     30,676     1,904     6.21%
   Nontaxable investment securities     18,938       947      5.00%    20,139        960     4.77%     16,848       773     4.59%
   Federal funds sold                    7,644       277      3.62%     4,503        275     6.11%      9,633       479     4.97%
   Loans, net                          105,209     9,384      8.92%    86,386      8,006     9.27%     84,920     7,707     9.08%
                                  ------------   -------    ------- ---------    -------    ------  ---------   -------    ------
     Total interest-earning assets     163,201    12,655              147,414     11,665              146,021    11,060
                                  ------------   -------            ---------    -------            ---------   -------

    Yield on average
     interest-earning assets                                  7.75%                          7.91%                          7.57%
                                                            =======                         ======                         ======

Noninterest-earning assets:
   Cash and due from banks               4,509                          2,472                           2,579
   Premises and equipment                2,534                          2,513                           2,398
   Interest receivable and other         3,356                          7,299                           5,629
                                  ------------                      ---------                       ---------
     Total noninterest-earning
      assets                            10,399                         12,284                          10,606
                                  ------------                      ---------                       ---------
     Total assets                 $    173,600                      $ 159,698                       $ 156,627
                                  ============                      =========                       =========

Interest-bearing liabilities:
   Demand deposits                $     10,513   $   204      1.94% $  10,673        249     2.33%  $  10,180       240     2.36%
   Savings deposits                     20,195       619      3.07%    20,614        688     3.34%     18,945       569     3.00%
   Time deposits                       101,292     5,647      5.57%    90,912      5,045     5.55%     89,764     4,794     5.34%
   Other borrowings                        164         4      2.44%         -          -     0.00%          -         -     0.00%
                                  ------------   -------    ------- ---------    -------    ------  ---------   -------   -------
     Total interest-bearing
      liabilities                      132,164     6,474              122,199      5,982              118,889     5,603
                                  ------------   -------            ---------    -------            ---------   -------

   Cost on  average interest-
    bearing liabilities                                       4.90%                          4.90%                          4.71%
                                                            =======                         ======                        =======

Noninterest-bearing
  liabilities
   Demand deposits                      19,020                         17,518                          18,669
   Interest payable and other            1,463                          1,372                           1,269
                                  ------------                      ---------                       ---------
     Total noninterest-bearing
      liabilities                       20,483                         18,890                          19,938
                                  ------------                      ---------                       ---------
     Total liabilities                 152,647                        141,089                         138,827

Stockholders' equity                    20,953                         18,609                          17,800
                                  ------------                      ---------                       ---------
     Total liabilities and
      stockholders' equity           $ 173,600                      $ 159,698                       $ 156,627
                                  ============                      =========                       =========

   Net interest income                          $  6,181                        $  5,683                        $ 5,457
                                                ========                        ========                        =======

   Net yield on
    interest-earning assets                          3.79%                                   3.86%                          3.74%
                                                   =======                                  ======                        =======

--------------------------------------------------------------------------------

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

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

Net interest income increased in 2001 to $6.2 million compared to $5.7 million in 2000 and $5.5 million in 1999. The growth in higher yielding loans resulted in the net increases. Competition for deposits and loans continue to be a major factor in net margins as does predatory pricing and competition from unregulated organizations. In 2001, the Federal Reserve cut the federal funds interest rate ten times totaling 4.5 percent. As a result, the net interest margin for 2001 decreased by 7 basis points to 3.79% compared to 3.86% for 2000 and 3.74% for 1999. The effects of changes in volumes and rates on net interest income in 2001 compared to 2000, and 2000 compared to 1999 are shown in Table 2.

Interest income for 2001 increased $1 million to $12.7 million from $11.7 million in 2000. Interest income in 1999 totaled $11.1 million.

Interest expense increased by $492,000 in 2001 to $6.5 million from $6.0 million in 2000 and $5.6 million in 1999. The increase in 2001 from 2000 was due to an increase in deposits. Interest paid on time deposits, which make up the largest portion of interest-bearing deposits, increased $602,000, or 11.9% from 2000 to 2001.

--------------------------------------------------------------------------------
TABLE 2.  RATE/VOLUME VARIANCE ANALYSIS (THOUSANDS)

--------------------------------------------------------------------------------

                                     Interest      Variance                Interest       Variance
                                     Income/      Attributed To            Income/       Attributed To
                                     Expense     ----------------          Expense      ---------------
                                     Variance    Rate     Volume           Variance     Rate     Volume
                                     --------    ----     -------          --------     ----     ------
Interest-earning assets:
  Deposits in other banks             $    25   $ (49)    $   74           $   (173)  $    4    $  (177)
  Taxable investment securities          (402)   (125)      (277)               496      166        330
  Nontaxable investment securities        (13)     (5)        (8)               187       36        151
  Federal funds sold                        2    (191)       193               (204)      52       (256)
  Loans                                 1,378    (348)     1,726                299      166        133
  Total                               -------   -----     -------          --------   ------    -------
                                          990    (718)     1,708                605      424        181
                                      -------   -----     -------          --------   ------    -------
Interest-bearing liabilities:
  Demand deposits                         (45)    (41)        (4)                 9       (3)        12
  Savings deposits                        (69)    (54)       (15)               119       69         50
  Time deposits                           602      26        576                251      190         61
   Other borrowings                         4       4          -                  -        -          -
                                      -------   -----     -------          --------   ------    -------
  Total                                   492     (65)       557                379      256        123
                                      -------   -----     -------          --------   ------    -------
  Net interest income                 $   498   $(653)    $ 1,151          $    226   $  168    $    58
                                      =======   =====     =======          ========   ======    =======

--------------------------------------------------------------------------------

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================

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

In 2001, management decreased the provision for loan loss reserve from $500,000 in 2000 to $442,000 in 2001. The provision for loan losses was $141,721 in 1999. The Bank's allowance for loan losses as a percentage of gross loans at the end of 2001 was 1.1% as compared to 1.2% in 2000. When compared to the most recent available peer bank information as of September 30, 2001 the allowance for loan losses as percentage of total loans at the end of 2001 was in the top 10% of all peer banks.

Additional information is contained in Tables 12, 13 and 14, and is discussed in Nonperforming and Problem Assets.

OTHER INCOME

Noninterest income consists of revenues generated from a broad range of financial services and activities. Service charges on deposit accounts including charges for insufficient funds items and fees charged for nondeposit services makeup the majority of noninterest income. Noninterest income also includes fees charged for services such as safe deposit box rental fees, letters of credit fees, and gains realized on the sale of securities. Noninterest income totaled $511,000 in 2001, an increase of 14.0% from the $449,000 recorded in 2000. Noninterest income in 1999 totaled $376,000. The primary sources of noninterest income for the past three years are summarized in Table 3.

================================================================================
TABLE 3.  SOURCES OF NONINTEREST INCOME (THOUSANDS)

                                        2001           2000           1999
------------------------------------============----===========-----===========

Service charges on deposit accounts $        281    $       233     $       200
Other service charges and fees                77             59              47
Safe deposit box rent                         36             35              33
Gain on the sale of securities                44              -               5
Other income                                  73            122              91
                                    ------------    -----------     -----------
  Total noninterest income          $        511    $       449     $       376
                                    ============    ===========     ===========

================================================================================
OTHER EXPENSE

Noninterest expense for 2001 increased by $221,000 or 6.7% to $3.5 million. Noninterest expense in 2000 was $3.3 million and $3.1 million in 1999 (see Table
4). The overhead ratio of noninterest expense to adjusted total revenues (net interest income plus noninterest income excluding securities transactions) was 53.1% in 2001, 53.9% in 2000 and 52.8% in 1999.

Table 4 provides a further breakdown of noninterest expense for the past three years.

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

TABLE 4.  SOURCES ON NONINTEREST EXPENSE (THOUSANDS)

--------------------------------------------------------------------------------

                                         2001                2000               1999
                                     -----------         -----------         -----------
Salaries and wages                    $     1,571         $     1,504         $     1,340
Employee benefits                             589                 519                 574
                                      -----------         -----------         -----------
  Total personnel expense                   2,160               2,023               1,914

Occupancy expense                             205                 196                 163
Furniture and equipment                       318                 315                 283
Printing and supplies                          46                  55                  56
FDIC deposit insurance                         27                  28                  16
Professional services                          91                 113                 123
Postage                                        82                  74                  78
Telephone                                      57                  47                  61
Courier fees                                   51                  45                  37
Education and seminars                         13                  16                   7
Travel expense                                  9                   7                   9
Director fees and expense                      46                  45                  43
Advertising and public relations               24                  34                  33
Insurance expense                              32                  40                  30
Capital stock tax                             108                  99                  96
Outside services                               18                  43                  30
Other real estate expense, net                  7                   1                  (9)
Real estate loan servicing fee                 20                  16                  13
Other operating expense                       214                 110                  93
                                      -----------         -----------         -----------
  Total noninterest expense           $     3,528         $     3,307         $     3,076
                                      ===========         ===========         ===========

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

Income tax expense (substantially all Federal) was $632,000 in 2001, $499,000 in 2000 and $650,000 for 1999 representing 23.2%, 21.4% and 24.8% of income before income taxes, respectively. Tax expense increased $133,000 or 26.7% from 2000 to 2001.

The Bank's deferred income tax benefits and liabilities result primarily from temporary differences (discussed above) in provisions for credit losses, valuation reserves, depreciation, deferred compensation, deferred income, pension expense, and investment security discount accretion.

Net deferred income tax benefits of approximately $367,000 and $509,000 at December 31, 2001 and 2000, respectively, are included in other assets. At December 31, 2001, $103,000 of the total deferred tax asset is applicable to unrealized appreciation on investment securities available for sale.

================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

EARNING ASSETS

In 2001, average earning assets increased $15.8 million from the 2000 average of $147.4 million. Total average earning assets represented 94.0% of total average assets in 2001 compared to 92.3% in 2000. Increases in average loans and average investment securities accounted for an overall increase in total average earning assets of 8.7%. Average federal funds sold accounted for 4.4% of total average assets compared to 2.8% in 2000. Average interest bearing bank balances accounted for 0.4% of total average assets compared to 0.2% in 2000. Average loans accounted for 60.6% of total average assets in 2001 compared to 54.1% in 2000. For 1999, average net loans represented 54.2% of average assets. A summary of average assets for the past three years is shown in Table 5.

================================================================================
TABLE 5.  AVERAGE ASSET MIX (THOUSANDS)

                                          2001                       2000                      1999
---------------------------------====================-------====================------====================

                                   Average                   Average                    Average
                                   Balance       %           Balance        %           Balance       %
                                 ----------  --------       ----------  --------      ----------  --------
EARNING ASSETS:
  Loans, net                     $  105,209     60.60       $   86,386     54.09      $   84,920     54.22
  Investment securities              49,670     28.61           56,131     35.15          47,524     30.34
  Federal funds sold                  7,644      4.40            4,503      2.82           9,633      6.15
  Interest-bearing bank balances        678       .40              394      0.25           3,944      2.52
                                 ----------  --------       ----------  --------      ----------  --------
  Total earning assets              163,201     94.01          147,414     92.31         146,021     93.23
                                 ----------  --------       ----------  --------      ----------  --------

NONEARNING ASSETS:
  Cash and due from banks             4,509      2.60            2,472      1.55           2,579      1.65
  Premises and equipment              2,534      1.46            2,513      1.57           2,398      1.53
  Other assets                        3,356      1.93            7,299      4.57           5,629      3.59
                                 ----------  --------       ----------  --------      ----------  --------
  Total nonearning assets            10,399      5.99           12,284      7.69          10,606      6.77
                                 ----------  --------       ----------  --------      ----------  --------
   Total assets                  $  173,600    100.00       $  159,698    100.00      $  156,627    100.00
                                 ==========  ========       ==========  ========      ==========  ========

LOANS
--------------------------------------------------------------------------------

Average net loans totaled $105.2 million during 2001, an increase of $18.8 million or 21.8% more than 2000. A significant portion of the loan portfolio, 91.6%, is made up of loans secured by various types of real estate. Total loans secured by 1-4 family residential properties represented 26.5% of total loans at the end of 2001 while nonfarm/nonresidential properties make up 49.1%.

===============================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

The Bank makes both consumer and commercial loans to all neighborhoods within its market area, including the low- and moderate-income areas. The market area is generally defined to be all or portions of the Floyd, Roanoke, Montgomery and Carroll Counties of Virginia and the Cities of Roanoke and Radford, Virginia. The Bank places emphasis on consumer based installment loans and commercial loans to small and medium sized businesses. Predatory pricing and competition from unregulated organizations have also been a factor when generating new loans. The amounts of loans outstanding by type at year-end 2001 and 2000, and the maturity distribution of variable and fixed rate loans as of year-end 2001 are presented in Table 6 and Table 7, respectively.

-------------------------------------------------------------------------------
TABLE 6.  LOAN PORTFOLIO SUMMARY (THOUSANDS)

-------------------------------------------------------------------------------

                                                 December 31, 2001         December 31, 2000
                                                ----------------------    --------------------

                                                  Amount      %             Amount      %
                                                ---------  -------        ---------  -------
Construction and development                    $  13,263    11.54        $   7,621     8.10
Farmland                                            4,156     3.62            3,877     4.12
1-4 family residential                             30,475    26.53           29,095    30.93
Multifamily residential                               842     0.73              829     0.89
Nonfarm, nonresidential                            56,446    49.13           40,807    43.38
                                                ---------  -------        ---------  -------
  Total real estate                               105,182    91.55           82,229    87.42

Agricultural                                        1,069     0.93              964     1.02
Commercial and industrial                           3,791     3.30            3,250     3.46
Consumer                                            3,998     3.48            5,802     6.17
Other                                                 404     0.35              550     0.58
Leases                                                447     0.39            1,271     1.35
                                                ---------  -------        ---------  -------
  Total                                         $ 114,891   100.00        $  94,066   100.00
                                                =========  =======        =========  =======

-------------------------------------------------------------------------------

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 8.9% in 2001 compared to an average yield of 9.3% in 2000.

===============================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
TABLE 7.  MATURITY SCHEDULE OF LOANS (THOUSANDS)

-------------------------------------------------------------------------------

                                                                                     2001
                                                  -----------------------------------------------------------------------

                                                    Commercial    Construction                            Total
                                                   Finanical and      and                       -------------------------
                                                   Agricultural   Development      Others         Amount            %
                                                   ------------   -----------    -----------    -----------   -----------
Fixed rate loans:
  Three months or less                             $       819    $       250    $       566    $     1,635         1.42%
  Over three months to twelve months                     1,637          1,300          1,833          4,770         4.15%
  Over twelve months to three years                      3,288              -          4,183          7,471         6.50%
  Over three years to five years                         3,890              -          1,966          5,856         5.10%
  Over five years to fifteen years                       2,749              -          3,956          6,705         5.84%
  Over fifteen years                                       155          1,417            469          2,041         1.78%
                                                   -----------    -----------    -----------    -----------   -----------

         Total fixed rate loans                         12,538          2,967         12,973         28,478        24.79%
                                                   -----------    -----------    -----------    -----------   -----------

Variable rate loans:
  Three months or less                                   8,774          6,218          5,456         20,448        17.80%
  Over three months to twelve months                     9,324              -          4,001         13,325        11.60%
  Over twelve months to three years                     21,044          2,057          9,864         32,965        28.69%
  Over three years to five years                        10,811          2,021          4,970         17,802        15.49%
  Over five years to fifteen years                       1,873              -              -          1,873         1.63%
  Over fifteen years                                         -              -              -              -         0.00%
                                                   -----------    -----------    -----------    -----------   -----------

         Total variable rate loans                      51,826         10,296         24,291         86,413        75.21%
                                                   -----------    -----------    -----------    -----------   -----------

Total loans:
  Three months or less                                   9,593          6,468          6,022         22,083        19.22%
  Over three months to twelve months                    10,961          1,300          5,834         18,095        15.75%
  Over twelve months to three years                     24,332          2,057         14,047         40,436        35.19%
  Over  three years to five years                       14,701          2,021          6,936         23,658        20.59%
  Over five years to fifteen years                       4,622              -          3,956          8,578         7.47%
  Over fifteen years                                       155          1,417            469          2,041         1.78%
                                                   -----------    -----------    -----------    -----------   -----------

         Total loans                               $    64,364    $    13,263    $    37,264    $   114,891       100.00%
                                                   ===========    ===========    ===========    ===========   ===========

-------------------------------------------------------------------------------

INVESTMENT SECURITIES

The Bank uses its investment portfolio to provide liquidity for unexpected deposit decreases or increased loan generation, to meet the Bank's interest rate sensitivity goals, and to generate income.

Management of the investment portfolio has always been conservative with virtually all investments taking the form of purchases of U.S. Treasury, U.S. Government agencies, Mortgage Backed Securities and State and local bond issues. All securities are high quality and high grade. Management views the investment portfolio as a source of income, and purchases securities with the intent of retaining them until maturity. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, from time to time, management may sell certain securities prior to their maturity. Table 8 presents the investment portfolio at the end of 2001 by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the earlier of the contractual maturity or the call date, if any.

===============================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

At December 31, 2001, the market value of the investment portfolio was $45.3 million, representing a $590,000 unrealized appreciation above amortized cost. This compared to a market value of $57.5 million and a $15,000 depreciation below amortized cost a year earlier.

-------------------------------------------------------------------------------
TABLE 8.  INVESTMENT SECURITIES (THOUSANDS)

December 31, 2001
-------------------------------------------------------------------------------

                                              Amortized Cost Due
                                   ---------------------------------
                                   In One    After One    After Five    After    Restricted
                                   Year or    Through     Through        Ten       Equity                    Market
                                     Less     Five Yrs.   Ten Yrs.      Years    Securities      Total        Value
                                   -------    --------   ---------      ------  -------------   --------      ------
Investment securities:
US Government Agencies
  and Mortgage Backed Securities   $   724    $ 2,176    $ 1,116        $15,906    $     -      $19,922      $20,197
State and political subs.              685      7,347      7,644          4,721          -       20,397       20,668
Other                                  500        505          -          1,279          -        2,284        2,328
Restricted Equity Securities             -          -          -              -      2,126        2,126        2,126
                                   -------    -------    -------        -------    -------      -------      -------
  Total                            $ 1,909    $10,028    $ 8,760        $21,906    $ 2,126      $44,729      $45,319
                                   =======    =======    =======        =======    =======      =======      =======

Weighted average yields:
U.S. Government agencies
  and Mortgage Backed Securities     5.88%      5.98%      5.92%          6.45%      0.00%
States and political subs.           4.62%      4.61%      4.70%          5.29%      0.00%
Other                                7.71%      6.04%      0.00%          6.65%      0.00%
Restricted Equity Securities         0.00%      0.00%      0.00%          0.00%      5.96%

   Consolidated                      5.90%      4.99%      4.85%          6.21%      5.96%        5.63%

December 31, 2000                                                                                 Book       Market
                                                                                                 Value        Value
                                                                                                -------      -------
Investment securities:
U.S. Government agencies and  Mortgage Backed Securities                                        $35,182      $34,978
States and political subdivisions                                                                20,200       20,394
Other                                                                                             1,488        1,483
Restricted Equity Securities                                                                        631          631
                                                                                                -------      -------
   Total                                                                                        $57,501      $57,486
                                                                                                =======      =======

===============================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

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

Average total deposits for the year ended December 31, 2001 amounted to $151.0 million which was an increase of $11.3 million, or 8.1% over 2000. The percentage of the Bank's average deposits that are interest-bearing remained at 87.4% in 2001 and 2000. Average demand deposits which earn no interest increased to $19.0 million in 2001 from $17.5 million in 2000. Average deposits for the past three years are summarized in Table 9.

-------------------------------------------------------------------------------
TABLE 9.  DEPOSIT MIX (THOUSANDS)

-------------------------------------------------------------------------------

                                                   2001                          2000                         1999
                                          -----------------------       ----------------------       ----------------------

                                           Average                       Average                      Average
                                           Balance          %            Balance         %            Balance         %
                                          ---------     ---------       ---------    ---------       ---------    ---------

Interest-bearing deposits:
  NOW accounts                            $  10,513          6.96       $  10,673         7.64       $  10,180         7.40
  Money Market                                6,163          4.08           5,842         4.18           3,323         2.42
  Savings                                    14,032          9.29          14,772        10.57          15,622        11.36
  Small denomination certificates            77,663         51.43          73,696        52.75          73,980        53.78
  Large denomination certificates            23,629         15.65          17,216        12.32          15,784        11.47
                                          ---------     ---------       ---------    ---------       ---------    ---------
   Total interest-bearing deposits          132,000         87.41         122,199        87.46         118,889        86.43

Noninteresting-bearing deposits              19,020         12.59          17,518        12.54          18,669        13.57
                                          ---------     ---------       ---------    ---------       ---------    ---------
   Total deposits                         $ 151,020        100.00       $ 139,717       100.00       $ 137,558       100.00
                                          =========     =========       =========    =========       =========    ==========

-------------------------------------------------------------------------------
The average balance of certificates of deposit issued in denominations of $100,000 or more increased by $6.4 million or 37.3%, in 2001. Much of the increase in large certificates of deposit is from local government funds. The strategy of management has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Table 10 provides maturity information relating to Certificate of Deposits of $100,000 or more at December 31, 2001.

===============================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
TABLE 10.  LARGE TIME DEPOSIT MATURITIES (THOUSANDS)

-------------------------------------------------------------------------------
Analysis of time deposits of $100,000 or more at December 31, 2001:

    Remaining maturity of three months or less                          $ 4,546
    Remaining maturity over three through twelve month                   14,324
    Remaining maturity over twelve months                                 7,672
                                                                        -------
              Total time deposits of $100,000 or more                   $26,542
                                                                        =======

-------------------------------------------------------------------------------

CAPITAL ADEQUACY

Stockholders' equity increased 9.0% from $19.7 million at December 31, 2000 to $21.5 million at December 31, 2001. The increase was primarily a result of earnings partially offset by dividends and an increase in the market value of available for sale securites. Average shareholders' equity as a percentage of average total assets amounted to 12.1% in 2001 and 11.7% in 2000.

The Company announced a 3-for-1 stock split, effected in the form of a dividend, to be distributed to all stockholders of record as of April 25, 2001.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common shareholders' equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8%. As of December 31, 2001 the Bank has a ratio of Tier 1 capital to risk-weighted assets of 10.3% and a ratio of total capital to risk-weighted assets of 11.3%. These ratios continue to be equal to or above most of our peer group.

===============================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

TABLE 11.  YEAR-END RISK-BASED CAPITAL (THOUSANDS)

-------------------------------------------------------------------------------

                                                               2001                              2000
                                                   -----------------------------    -------------------------------
                                                                      Bank of                            Bank of
                                                    Consolidated       Floyd        Consolidated          Floyd
                                                   -------------- --------------   ---------------  ---------------
Tier I capital                                     $      21,262  $       12,457    $      19,981    $       13,813
 Qualifying allowance for loan losses
    (limited to 1.25% of risk-weighted assets)             1,302           1,277            1,135             1,109
                                                   -------------  --------------    -------------    --------------
Total regulatory capital                           $      22,564  $       13,734    $      21,116    $       14,922
                                                   =============  ==============    =============    ==============
Total risk-weighted assets                         $     123,078  $      121,464    $     105,081    $      103,116
                                                   =============  ==============    =============    ==============

Tier I as a percent of risk-weighted assets                17.3%           10.3%            19.0%             13.4%
Total regulatory capital as a percent of risk-
   weighted assets                                         18.3%           11.3%            20.1%             14.5%
Leverage ratio*                                            11.6%            7.0%            12.6%              8.7%

* Tier I capital divided by average total assets for the quarter ended December 31.
--------------------------------------------------------------------------------

In addition, a minimum leverage ratio of Tier I capital to average total assets for the previous quarter is required by federal bank regulators, ranging from 3% to 5%, subject to the regulator's evaluation of the Bank's overall safety and soundness. As of December 31, 2001, the Bank had a ratio of year-end Tier I capital to average total assets for the fourth quarter of 2001 of 7.0%. Table 11 sets forth summary information with respect to the Company and the Bank's capital ratios at December 31, 2001. All capital ratio levels indicate that the Bank is well capitalized.

At December 31, 2001 the Company had 1,535,733 shares of common stock outstanding which were held by approximately 600 shareholders of record.

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

Nonperforming assets at December 31, 2001 and 2000 are analyzed in Table 12.

===============================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

TABLE 12.  NONPERFORMING ASSETS

-------------------------------------------------------------------------------

                                           2001                  2000
                                        -----------           -----------

Non-accrual loans                       $    16,972           $   216,551
Loans past due 90 days or more              636,392               333,931
Foreclosed properties                        52,028               293,651
                                       -------------          -----------
                                        $   705,392           $   844,133
                                        ===========           ===========

-------------------------------------------------------------------------------

Nonperforming assets at year-end 2001 were 0.6% of loans outstanding and 0.9% at year-end 2000.

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

-------------------------------------------------------------------------------

TABLE 13.  LOAN LOSSES

-------------------------------------------------------------------------------

                                                          2001             2000               1999
                                                     -------------     -------------      -----------
Allowance for loan losses, beginning                 $   1,133,993     $   1,661,521      $ 1,668,201
Provision for loan losses, added                           442,000           500,000          141,721

Loans charged off                                         (483,907)       (1,085,500)        (161,873)
Recoveries of loans previously charged off                 208,062            57,972           13,472
                                                     -------------     -------------      -----------
   Net charge-offs                                        (275,845)       (1,027,528)        (148,401)
                                                     -------------     -------------      -----------
Allowance for loan losses, ending                    $   1,300,148     $   1,133,993      $ 1,661,521
                                                     =============     =============      ===========

===============================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS

-------------------------------------------------------------------------------
Net loan charge-offs as a percentage of average loans were 0.3% in 2001, 1.2% in 2000 and 0.2% in 1999. Gross charge-offs during 2001 totaled $483,907 and consisted mostly of leases. Recoveries during 2001 totaled $208,062.

The loan portfolio also included loans to various borrowers (watch loans) at year-end for which management had concerns about the ability of the borrowers to continue to comply with present loan repayment terms, and which could result in some or all of these loans being uncollectible. Management monitors these loans carefully and has provided for these loans in the allowance for loan losses.

The allowance for loan losses was approximately $1.3 million, or 1.1% of gross loans outstanding at December 31, 2001, an increase of $166,000 above the 1.2% reserve at December 31, 2000. Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses. Management does, however, consider the allowance for loan losses to be adequate at December 31, 2001.

The allocation of the reserve for loan losses is detailed in Table 14 below:

-------------------------------------------------------------------------------

TABLE 14.  ALLOCATION OF THE RESERVE FOR LOAN LOSSES

-------------------------------------------------------------------------------

                                                  2001                    2000                            1999
                                          ----------------------- ------------------------     ----------------------------

Balance at end of period applicable to      Amount    Percent/1/    Amount      Percent/1/       Amount          Percent/1/
                                          ---------   ----------  --------      ----------     ----------        ----------
Commercial, financial and agricultural    $    693       56.02    $   358        50.96         $     427             50.85
Real estate, construction                      118       11.54          -         8.10                 -              3.82
Real estate, mortgage                          384       28.22        475        32.84               681             33.68
Installment loans to individuals, other         43        3.83         44         6.75               113              7.47
Leases                                          62        0.39        257         1.35               441              4.18
                                          --------   ---------    -------    ---------         ---------        -----------
   Total                                  $  1,300      100.00    $ 1,134       100.00         $   1,662            100.00
                                          ========   =========    =======    =========         =========        ===========

/1/ represents the percentage of loans in each category to the total loans outstanding.

LIQUIDITY AND INTEREST RATE SENSITIVITY
-------------------------------------------------------------------------------
The principal goals of the Bank's asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash to fund depositors' withdrawals or borrowers' loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest or liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rates changes.

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

===============================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

TABLE 15.  INTEREST RATE SENSITIVITY (THOUSANDS)

-------------------------------------------------------------------------------

                                                               December 31, 2001
                                                             Maturities/Repricing
                                           -----------------------------------------------------

                                                1-3         4-12          13-60          Over 60
                                              Months       Months        Months          Months           Total
                                           -----------  -----------    -----------    -----------    --------------
Earnings Assets:
  Loans                                    $    22,083  $    18,095    $    64,094    $    10,619    $      114,891
  Investments                                      335        1,574         10,028         30,666            42,603
  Interest-bearing deposits with other banks       196            -              -              -               196
  Federal funds sold                            18,990            -              -              -            18,990
                                           -----------  -----------    -----------    -----------    --------------
   Total                                   $    41,604  $    19,669    $    74,122    $    41,285    $      176,680
                                           ===========  ===========    ===========    ===========    ==============

Interest-bearing deposits:
  NOW accounts                             $    12,524  $         -    $         -    $         -    $       12,524
  Money market                                   7,733            -              -              -             7,733
  Savings                                       15,383            -              -              -            15,383
  Certificates of deposit                       19,908       52,758         35,047              7           107,720
                                           -----------   ----------     ----------    -----------   ---------------
   Total                                   $    55,548  $    52,758    $    35,047    $         7    $      143,360
                                           ===========  ===========    ===========    ===========    ==============

Interest sensitivity gap                   $   (13,944) $   (33,089)    $   39,075    $    41,278    $            -
Cumulative interest
  sensitivity gap                          $   (13,944) $   (47,033)    $   (7,958)   $    33,320    $       33,320
Ratio of sensitivity gap
  to total earning assets                        (7.9%)      (18.7%)         22.1%          23.4%              0.0%
Cumulative ratio of
  sensitivity gap to
  total earning assets                           (7.9%)      (26.6%)         (4.5%)         18.9%             18.9%

-------------------------------------------------------------------------------

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 15 shows the sensitivity of the Bank's balance sheet on December 31, 2001. This table reflects the sensitivity of the balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2001, the Bank appeared to be liability-sensitive with interest-bearing liabilities exceeding earning assets, subject to changes in interest rates, for the first twelve months. Included in the interest-bearing liabilities subject to interest rate changes within three months are NOW accounts and savings accounts which historically have not been as interest-sensitive as other types of interest-bearing deposits. The Bank appears to be asset-sensitive after the first twelve months.

Matching sensitive positions alone does not ensure that the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

===============================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

TABLE 16.  KEY FINANCIAL RATIOS

-------------------------------------------------------------------------------

                                      2001            2000            1999
                                  -----------       ---------      ----------
Return on average assets                 1.2%            1.1%            1.3%
Return on average equity                10.0%            9.8%           11.1%
Average equity to average assets        12.1%           11.7%           11.4%

-------------------------------------------------------------------------------

===============================================================================

STAFF

-------------------------------------------------------------------------------

MAIN OFFICE
-----------

CUSTOMER SERVICE
----------------

Michelle Harris

Betty Moran

Jeanne Woods

PAYING AND RECEIVING TELLERS
----------------------------

Sheena Akers

Jessica Bower

Regina Compton

Sandra Gallimore

Regena Gibson

Teresa Pendleton

Patsy Wallace

LOAN OPERATIONS
---------------

Patricia Bower

Gail Phillips

Jan Rorrer

Lisa Thomas

Gina West

COLLECTIONS
-----------

Ralph Edwards

Bud Gilliam

CREDIT CARDS
------------

Shelia DeHart

ACCOUNTING
----------

Yara Middleton

Robin Sutphin

SECRETARIES
-----------

Shelly Bond

Beulah Correll

Andrea Mollick

DATA PROCESSING CENTER
----------------------

Heather Duncan

Tara Elliott

Gail Goad

Gay Grim

Amanda Hubbard

Janet Roberson

CUSTODIANS
----------

Roger Dickerson

Lucy Harris


CAVE SPRING OFFICE
------------------
Margaret Caldwell

Heather Earley

Jessica Flinchum

Kevin Harvey


WILLIS OFFICE
-------------

Karen Sutphin


CHRISTIANSBURG OFFICE
---------------------

Karen Bowman

Kay King

Sharon Zeman


HILLSVILLE OFFICE
-----------------

Rebecca Adams

Louise Goad

Karan Pearman

Frances Sharp

===============================================================================

BOARD OF DIRECTORS OF CARDINAL BANKSHARES AND BANK OF FLOYD

-------------------------------------------------------------------------------

K. Venson Bolt

William R. Gardner, Jr.

C. W. Harman

Kevin D. Mitchell

Leon Moore

Dorsey H. Thompson

OFFICERS OF CARDINAL BANKSHARES
--------------------------------------------------------------------------------------------------------------

Leon Moore.......................................Chairman of the Board, President, and Chief Executive Officer
David E. Welch............................................Assistant Vice President and Chief Financial Officer
Wanda M. Gardner...........................................................Vice President and Internal Auditor
Annette V. Battle...............................................Executive Secretary and Secretary to the Board

OFFICERS OF BANK OF FLOYD
--------------------------------------------------------------------------------------------------------------
                           Executive
                           ---------
Leon Moore........................................Chairman of the Board, President and Chief Executive Officer
K. Venson Bolt......................................................................Vice Chairman of the Board
Fred L. Newhouse, Jr. ................................................................Executive Vice President
Dianne H. Hamm...........................................................Vice President and Compliance Officer
Wanda M. Gardner...........................................................Vice President and Internal Auditor
David E. Welch............................................Assistant Vice President and Chief Financial Officer
Sunny K. Cornwell...................................................Assistant Vice President and Credit Review
Annette V. Battle...............................................Executive Secretary and Secretary to the Board
                           Main Office
                           -----------
Marie V. Thomas.............................................................Vice President and Human Resources
Mary Ann Cox........................................Assistant Vice President, Financial Products and Marketing
Lois A. Bond..........................................................................Assistant Vice President
Betty A. Whitlock.............................................Assistant Cashier and Manager of Data Processing
Patricia B. Spangler.......................................................Assistant Cashier and Funds Manager
Ola Lee Driskell............................................................Assistant Cashier and Loan Officer
Patricia K. Harris...........................................................................Assistant Cashier
Carolyn W. Reed..............................................................................Assistant Cashier
Shelby L. Rutherford..................................................................Administrative Assistant
Matthew A. Gallimore...................................................................................Lending
                           Cave Spring Office
                           ------------------
Dennis D. McDaniel.................................................Assistant Vice President and Branch Manager
                           Christiansburg Office
                           ---------------------
Will G. Hoover.....................................................Assistant Vice President and Branch Manager
                           Hillsville Office
                           -----------------
Eugene G. Shockley.................................................Assistant Vice President and Branch Manager

                           Willis Office
                           -------------
Karen B. Sutphin...................................................................................Head Teller

===============================================================================

STOCKHOLDER INFORMATION

-------------------------------------------------------------------------------

ANNUAL MEETING
--------------

The annual meeting of shareholders will be held Wednesday, April 24, 2002, at 2:00 p.m. in the Bank of Floyd's conference room, 101 Jacksonville Circle, Floyd, Virginia.

REQUESTS FOR INFORMATION
------------------------

Requests for information should be directed to Mrs. Annette Battle, Recording Secretary, at The Bank of Floyd, Post Office Box 215, Floyd, Virginia, 24091; telephone (540) 745-4191. A copy of the Company's Form 10-KSB for 2001 will be furnished, without charge, after March 31, 2002 upon written request.

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

                   Member of Federal Reserve Bank of Richmond.

                                ________________

                  Member of Federal Home Loan Bank of Atlanta.

                                _________________

                                 BANKING OFFICES
                                 ---------------

FLOYD OFFICE
101 Jacksonville Circle
Floyd, Virginia 24091
(540) 745-4191
ATM location

CAVE SPRING OFFICE
4094 Postal Drive
Roanoke, Virginia 24018
(540) 774-1111

CHRISTIANSBURG OFFICE
Post Office Box 6113
Christiansburg, Virginia 24068
(540) 381-8121

WILLIS OFFICE
Floyd Highway South
Willis, Virginia 24380
(540) 745-4191

HILLSVILLE OFFICE
185 South Main Street
(276) 728-2341
ATM location