Form 10KSB, Exhibit 13
period 2002-12-31
CARDINAL BANKSHARES CORP
filed 2003-03-31
CIK 1022759

                                                                    EXHIBIT 13.1

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
2002 ANNUAL REPORT

TABLE OF CONTENTS

Selected Historical Financial Information..................................   2

Letter to Shareholders.....................................................   3

Independent Auditor's Report...............................................   4

Consolidated Balance Sheets................................................   5

Consolidated Statements of Income..........................................   6

Consolidated Statements of Changes in Stockholders' Equity.................   7

Consolidated Statements of Cash Flows......................................   8

Notes to Consolidated Financial Statements.................................   9

Management's Discussion of Financial Condition and Results of Operations...  27

Staff......................................................................  45

Directors and Officers.....................................................  46

Stockholder Information....................................................  47

MARKET FOR THE COMPANY'S COMMON STOCK, RELATED STOCKHOLDER MATTERS, STOCK PRICES AND DIVIDENDS

The Company's common stock is traded on the OTC Bulletin Board under the symbol CDBK. As of December 31, 2002, the Company had issued and outstanding 1,535,733 shares of common stock which were held by approximately 710 stockholders of record.

Set forth below are the high and low (bid quotations/sales prices), known to the management of the Company, for each quarter in the last three fiscal years, adjusted for a 3-for-1 stock split, effected in the form of a dividend, on April 25, 2001.

                            2002               2001                2000
                     -----------------   -----------------   -----------------
                      HIGH       LOW      HIGH       LOW      HIGH      LOW
                     -------   -------   -------   -------   -------   -------
First Quarter        $ 17.00   $ 14.80   $ 13.33   $ 12.00   $ 12.25   $ 12.25
Second Quarter         23.00     15.25     15.00     12.67     10.33     10.33
Third Quarter          23.30     22.50     15.25     13.00     10.50     10.50
Fourth Quarter         23.47     22.35     16.00     15.00     11.33     11.33

Cash dividends paid in 2002, 2001 and 2000, were $691 thousand, $645 thousand, and $582 thousand, respectively.

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
SELECTED HISTORICAL FINANCIAL INFORMATION

IN THOUSANDS, EXCEPT SHARE AND PER
 SHARE DATA                                  2002            2001            2000            1999            1998
                                          -----------     -----------     -----------     -----------     -----------
SUMMARY OF OPERATIONS

   Interest income                        $    11,405     $    12,572     $    11,614     $    10,994     $    11,200
   Interest expense                             4,965           6,474           5,982           5,603           5,797
                                          -----------     -----------     -----------     -----------     -----------
         Net interest income                    6,440           6,098           5,632           5,391           5,403
   Provision for loan losses                      375             442             500             142             175
   Noninterest income                             806             594             500             442             462
   Noninterest expense                          3,756           3,528           3,307           3,076           2,970
   Income taxes                                   729             632             499             650             781
                                          -----------     -----------     -----------     -----------     -----------
         Net income                       $     2,386     $     2,090     $     1,826     $     1,965     $     1,939
                                          ===========     ===========     ===========     ===========     ===========

PER SHARE DATA/1/

   Basic earnings per share               $      1.55     $      1.36     $      1.22     $      1.28     $      1.26
   Diluted earnings per share                    1.55            1.36            1.22            1.28            1.26
   Cash dividends declared                       0.45            0.42            0.39            0.37            0.35
   Book value                                   15.12           13.97           12.81           11.57           11.28

YEAR-END BALANCE SHEET SUMMARY

   Loans, net                             $   113,324     $   113,207     $    92,602     $    87,685     $    85,810
   Securities                                  45,854          45,032          57,303          52,383          41,329
   Total assets                               189,378         185,798         163,240         158,140         153,410
   Deposits                                   165,392         163,468         143,033         139,808         135,211
   Stockholders' equity                        23,219          21,454          19,678          17,758          17,321

   Interest earning assets                $   176,798     $   176,599     $   154,883     $   148,878     $   147,666
   Interest bearing liabilities               144,356         143,361         124,687         123,024         119,657

SELECTED RATIOS

   Return on average assets                       1.3%            1.2%            1.1%            1.3%            1.3%
   Return on average equity                      10.6%           10.0%            9.8%           11.1%           11.5%
   Dividends declared as percent of
    net income                                   29.0%           30.9%           31.9%           28.9%           28.0%

----------
   /1/ Adjusted for the effects of a 3-for-1 stock split, effected in the form of a dividend, in 2001.

                         CARDINAL BANKSHARES CORPORATION
                               Post Office Box 215
                              Floyd, Virginia 24091

To Our Shareholders, Customers and Friends:

It gives me great pleasure to report to you that 2002 was another record year for Cardinal Bankshares Corporation. To reflect on what was the most profitable year in our Company's history is particularly satisfying; especially considering the year was saddled with a very sluggish economy and unsettling business climate.

Net income for 2002 was $2.4 million, up from $2.1 million earned in 2001. Net income per diluted share increased 14.0 percent to $1.55 compared to $1.36 for the prior year. These results produced returns on average assets of 1.29 percent and on average stockholders' equity of 10.63 percent.

Total assets at year-end were $189.4 million, up almost 2 percent even with the lackluster business growth primarily attributable to the overall state of our economy. Total deposits at year-end were $165.4 million.

Stockholders' equity on December 31, 2002 was $23.2 million and our book value per share was $15.12. The Company's capital position remains strong, and at year-end the equity to assets and risk-based capital ratios were 12.26 percent and 19.80 percent, respectively.

Sharing the success of our Company with you, our shareholders, has remained a high priority at Cardinal Bankshares. This commitment is evidenced by the consistent growth in dividends, which your Board of Directors raised for the 11th consecutive year during 2002, with an increase of 7.1 percent compared to 2001.

The growth and success experienced in 2002 is the result of the level of support given by you, our shareholders, customers and friends, and to the dedicated officers and staff whose honesty, integrity and hard work have made this organization what it is today. Our thanks are extended to each of you for your support and for your continued confidence in Cardinal Bankshares Corporation.

Sincerely,


/s/Leon Moore
-------------
Leon Moore
Chairman, President & Chief Executive Officer

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Cardinal Bankshares Corporation
Floyd, Virginia

We have audited the consolidated balance sheets of Cardinal Bankshares Corporation and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Bankshares Corporation and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/Larrowe & Company, PLC
-------------------------
Larrowe & Company, PLC

Galax, Virginia
January 10, 2003, except for Note 17, as to which the date is February 26, 2003

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

DECEMBER 31, (IN THOUSANDS)                             2002              2001
-----------------------------------------------     -------------     -------------
ASSETS
Cash and due from banks                             $       5,175     $       3,790
Interest-bearing deposits                                   8,065               196
Federal funds sold                                          8,650            18,990
Investment securities available for sale, at
 fair value                                                27,963            23,651
Investment securities held to maturity                     17,027            19,255
Restricted equity securities                                  864             2,126

Total loans                                               115,093           114,507
Allowance for loan losses                                  (1,769)           (1,300)
                                                    -------------     -------------
     Net loans                                            113,324           113,207
                                                    -------------     -------------

Bank premises and equipment, net                            2,160             2,302
Accrued interest receivable                                 1,049             1,071
Foreclosed properties                                         671                59
Bank owned life insurance                                   3,149                 -
Other assets                                                1,281             1,151
                                                    -------------     -------------
     Total assets                                   $     189,378     $     185,798
                                                    =============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Noninterest-bearing deposits                        $      21,036     $      20,107
Interest-bearing deposits                                 144,356           143,361
                                                    -------------     -------------
     Total deposits                                       165,392           163,468

Accrued interest payable                                      181               298
Other liabilities                                             586               578
                                                    -------------     -------------
     Total liabilities                                    166,159           164,344
                                                    -------------     -------------

Commitments and contingencies                                   -                 -

STOCKHOLDERS' EQUITY
Common stock, $10 par value; 5,000,000 shares
 authorized; 1,535,733 shares issued and
 outstanding                                               15,357            15,357
Additional paid-in capital                                  2,925             2,925
Retained earnings                                           4,667             2,972
Accumulated other comprehensive income                        270               200
                                                    -------------     -------------
     Total stockholders' equity                            23,219            21,454
                                                    -------------     -------------
     Total liabilities and stockholders' equity     $     189,378     $     185,798
                                                    =============     =============

See Notes to Consolidated Financial Statements

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)         2002               2001             2000
-----------------------------------------------     -------------     -------------     -------------

INTEREST INCOME
   Loans and fees on loans                          $       8,670     $       9,384     $       8,006
   Federal funds sold and securities purchased
    under agreements to resell                                208               277               275
   Investment securities:
      Taxable                                               1,434             1,916             2,349
      Exempt from federal income tax                          974               946               960
   Deposits with banks                                        119                49                24
                                                    -------------     -------------     -------------
         Total interest income                             11,405            12,572            11,614
                                                    -------------     -------------     -------------

INTEREST EXPENSE
   Deposits                                                 4,965             6,471             5,982
   Borrowings                                                   -                 3                 -
                                                    -------------     -------------     -------------
         Total interest expense                             4,965             6,474             5,982
                                                    -------------     -------------     -------------
         Net interest income                                6,440             6,098             5,632

Provision for loan losses                                     375               442               500
                                                    -------------     -------------     -------------
         Net interest income after provision
          for loan losses                                   6,065             5,656             5,132
                                                    -------------     -------------     -------------

NONINTEREST INCOME
   Service charges on deposit accounts                        312               281               233
   Other service charges and fees                              81                77                58
   Net realized gains on sales of securities                   24                44                 -
   Other income                                               389               192               209
                                                    -------------     -------------     -------------
         Total noninterest income                             806               594               500
                                                    -------------     -------------     -------------

NONINTEREST EXPENSE
   Salaries and employee benefits                           2,272             2,160             2,023
   Occupancy and equipment                                    541               523               511
   Foreclosed assets, net                                       3                 7                 1
   Other operating expense                                    940               838               772
                                                    -------------     -------------     -------------
         Total noninterest expense                          3,756             3,528             3,307
                                                    -------------     -------------     -------------
         Income before income taxes                         3,115             2,722             2,325

         Income tax expense                                   729               632               499
                                                    -------------     -------------     -------------
Net income                                          $       2,386     $       2,090     $       1,826
                                                    =============     =============     =============

Basic earnings per share                            $        1.55     $        1.36     $        1.22
                                                    =============     =============     =============
Diluted earnings per share                          $        1.55     $        1.36     $        1.22
                                                    =============     =============     =============
Weighted average basic shares outstanding               1,535,733         1,535,733         1,500,927
                                                    =============     =============     =============
Weighted average diluted shares outstanding             1,535,733         1,535,733         1,500,927
                                                    =============     =============     =============

See Notes to Consolidated Financial Statements

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                             ACCUMULATED
                                                                  ADDITIONAL                    OTHER
                                                       COMMON      PAID-IN      RETAINED    COMPREHENSIVE
(IN THOUSANDS)                                         STOCK       CAPITAL      EARNINGS    INCOME (LOSS)     TOTAL
--------------------------------------------------   ----------   ----------   ----------   -------------   ----------
Balance, December 31, 1999                           $    5,118   $    2,925   $   10,515   $        (800)  $   17,758

COMPREHENSIVE INCOME
Net income                                                    -            -        1,826               -        1,826
Net unrealized securities gains arising during the
 period, net of taxes of $345                                 -            -            -             669          669
                                                                                                            ----------
Total comprehensive income                                                                                       2,495

Cash dividends declared ($0.39 per share)                     -            -         (582)              -         (582)
Common stock purchased                                     (201)           -         (585)              -         (786)
Common stock reissued                                       202            -          591               -          793
                                                     ----------   ----------   ----------   -------------   ----------
Balance, December 31, 2000                                5,119        2,925       11,765            (131)      19,678

COMPREHENSIVE INCOME
Net income                                                    -            -        2,090               -        2,090
Net unrealized securities gains arising during the
 period, net of taxes of $185                                 -            -            -             360          360
Realized securities gains, net of taxes of $(15)              -            -            -             (29)         (29)
                                                                                                            ----------
Total comprehensive income                                                                                       2,421

Cash dividends declared ($0.42 per share)                     -            -         (645)              -         (645)
Stock split, effected in the form of a dividend          10,238            -      (10,238)              -            -
                                                     ----------   ----------   ----------   -------------   ----------
Balance, December 31, 2001                               15,357        2,925        2,972             200       21,454

COMPREHENSIVE INCOME
Net income                                                    -            -        2,386               -        2,386
Net unrealized securities gains arising during the
 period, net of taxes of $44                                  -            -            -              86           86
Realized securities gains, net of taxes of $(8)               -            -            -             (16)         (16)
                                                                                                            ----------
Total comprehensive income                                                                                       2,456

Cash dividends declared ($0.45 per share)                     -            -         (691)              -         (691)
                                                     ----------   ----------   ----------   -------------   ----------
Balance, December 31, 2002                           $   15,357   $    2,925   $    4,667   $         270   $   23,219
                                                     ==========   ==========   ==========   =============   ==========

See Notes to Consolidated Financial Statements

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, (IN THOUSANDS)                              2002            2001           2000
--------------------------------------                          --------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                   $        2,386   $      2,090   $      1,826
   Adjustments to reconcile net income to net cash provided
    by operations:
      Depreciation and amortization                                        262            250            241
      Accretion of discount on securities, net of
       amortization of premiums                                             (5)            (9)            43
      Provision for loan losses                                            375            442            500
      Deferred income taxes                                               (171)           (36)           211
      Net realized (gains) losses on securities                            (24)           (44)             -
      Deferred compensation and pension expense                            (63)             6             (8)
      Changes in assets and liabilities:
         Accrued income                                                     22            217           (115)
         Other assets                                                     (756)         1,110           (999)
         Accrued interest payable                                         (117)            25             35
         Other liabilities                                                  71            316            (74)
                                                                --------------   ------------   ------------
            Net cash provided by operating activities                    1,980          4,367          1,660
                                                                --------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net (increase) decrease in interest-bearing deposits in
    banks                                                               (7,869)          (196)         2,000
   Net (increase) decrease in federal funds sold                        10,340        (14,515)         2,500
   Purchases of investment securities                                  (17,255)       (10,266)       (11,237)
   Sales of available for sale securities                                2,020          1,000              -
   Maturities of investment securities                                  14,548         22,092          7,238
   Net increase in loans                                                  (492)       (21,047)        (5,673)
   Net purchases of property and equipment                                (120)           (65)          (283)
   Investment in bank owned life insurance                              (3,000)             -              -
                                                                --------------   ------------   ------------
            Net cash used by investing activities                       (1,828)       (22,997)        (5,455)
                                                                --------------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in noninterest-bearing deposits                            929          1,761          1,563
   Net increase in interest-bearing deposits                               995         18,673          1,663
   Dividends paid                                                         (691)          (645)          (582)
   Common stock purchased                                                    -              -           (786)
   Common stock reissued                                                     -              -            793
                                                                --------------   ------------   ------------
            Net cash provided by financing activities                    1,233         19,789          2,651
                                                                --------------   ------------   ------------
            Net increase (decrease) in cash and cash
             equivalents                                                 1,385          1,159         (1,144)

Cash and cash equivalents, beginning                                     3,790          2,631          3,775
                                                                --------------   ------------   ------------
Cash and cash equivalents, ending                               $        5,175   $      3,790   $      2,631
                                                                ==============   ============   ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Interest paid                                                $        5,082  $       6,449  $       5,947
                                                                ==============  =============  =============
   Income taxes paid                                            $          806  $         402  $         390
                                                                ==============  =============  =============

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES
 Other real estate acquired in settlement of loans              $            -  $           -  $         256
                                                                ==============  =============  =============

See Notes to Consolidated Financial Statements

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Cardinal Bankshares Corporation (the "Company") was incorporated as a Virginia corporation on March 12, 1996 to acquire the stock of Bank of Floyd (the "Bank"). The Bank was acquired by the Company on June 30, 1996.

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

The accounting and financial reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements of the Company include the accounts of the Company, the Bank and FBC, Inc. All material intercompany transactions and balances have been eliminated.

CRITICAL ACCOUNTING POLICIES

The notes to the Company's audited consolidated financial statements contain a summary of significant accounting policies. Management believes the policies with respect to the methodology for the determination of the allowance for loan losses involves a high degree of complexity. Management must make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and Board of Directors.

BUSINESS SEGMENTS

The Company reports its activities as a single business segment. In determining proper segment definition, the Company considers the materiality of the potential segment and components of the business about which financial information is available and regularly evaluated, relative to resource allocation and performance assessment.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in the application of certain of its accounting policies that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. As a result of unanticipated events or circumstances, actual results could differ from those estimates.

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

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

USE OF ESTIMATES, CONTINUED

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Company's allowances for loan and foreclosed real estate losses. Such agencies may require additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

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

SECURITIES AVAILABLE FOR SALE

Available for sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as held to maturity securities.

Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders' equity. Realized gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held to maturity and available for sale securities below cost, that are other than temporary, are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

LOANS RECEIVABLE

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off, are reported at their outstanding principal amount adjusted for charge-offs, the allowance for loan losses, deferred fees or costs on originated loans, and unamortized premiums or discounts on purchased loans.

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

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

LOANS RECEIVABLE, CONTINUED

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. When facts and circumstances indicate the borrower has regained the ability to meet required payments, the loan is returned to accrual status. Past due status of the loan is determined based on contractual terms.

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

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

PROPERTY AND EQUIPMENT

Land is carried at cost. Bank premises, furniture and equipment are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

                                                         YEARS
                                                         -----
                  Buildings and improvements             20-40
                  Furniture and equipment                 5-20

FORECLOSED PROPERTIES

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less cost to sell at the date of foreclosure. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in operations on foreclosed real estate. The historical average holding period for such properties is in excess of 23 months.

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

PENSION PLAN

A noncontributory defined benefit pension plan is provided for all employees who meet eligibility requirements. To be eligible, an employee must be 21 years of age and have completed one year of service. Plan benefits are based on final average compensation and years of service. The plan is funded in compliance with the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986, as amended.

TRANSFERS OF FINANCIAL ASSETS

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

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

BASIC EARNINGS PER SHARE

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and stock dividends.

DILUTED EARNINGS PER SHARE

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

COMPREHENSIVE INCOME

Annual comprehensive income reflects the change in the Company's equity during the year arising from transactions and events other than investments by, and distributions to, stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders' equity rather than as income or expense.

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

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

The Company does not utilize interest-rate exchange agreements or interest-rate futures contracts.

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

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts reported in the balance sheet for these items approximate their fair values.

Interest-bearing deposits with banks: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Federal funds sold: The carrying amounts reported in the balance sheet for these items approximate their fair values.

Available for sale, held to maturity and restricted equity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

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

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

NOTE 2. RESTRICTIONS ON CASH AND DUE FROM BANKS

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $980 thousand and $857 thousand for the two week periods including December 31, 2002 and 2001, respectively.

NOTE 3. SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values at December 31 follow:

                                            AMORTIZED      UNREALIZED      UNREALIZED        FAIR
2002 (IN THOUSANDS)                           COST            GAINS          LOSSES          VALUE
---------------------------------------   -------------   -------------   ------------   -------------

AVAILABLE FOR SALE
   U.S. Government agency securities      $       6,785   $          39   $          -   $       6,824
   State and municipal securities                 2,629              71              -           2,700
   Mortgage-backed securities                    15,641             353             54          15,940
   Other securities                               2,499              67             67           2,499
                                          -------------   -------------   ------------   -------------
                                          $      27,554   $         530   $        121   $      27,963
                                          =============   =============   ============   =============

HELD TO MATURITY
   State and municipal securities         $      17,017   $       1,017   $          -   $      18,034
   Mortgage-backed securities                        10               -              -              10
                                          -------------   -------------   ------------   -------------
                                          $      17,027   $       1,017   $          -   $      18,044
                                          =============   =============   ============   =============

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. SECURITIES, CONTINUED

                                            AMORTIZED      UNREALIZED      UNREALIZED        FAIR
2001 (IN THOUSANDS)                           COST            GAINS          LOSSES          VALUE
---------------------------------------   -------------   -------------   ------------   -------------
AVAILABLE FOR SALE
   U.S. Government agency securities      $       2,850   $          51   $          -   $       2,901
   State and municipal securities                 1,480              19             33           1,466
   Mortgage-backed securities                    16,734             271             48          16,957
   Other securities                               2,284              65             22           2,327
                                          -------------   -------------   ------------   -------------
                                          $      23,348   $         406   $        103   $      23,651
                                          =============   =============   ============   =============

HELD TO MATURITY
   State and municipal securities         $      18,916   $         386   $        100   $      19,202
   Mortgage-backed securities                       339               1              -             340
                                          -------------   -------------   ------------   -------------
                                          $      19,255   $         387   $        100   $      19,542
                                          =============   =============   ============   =============

Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta ("FHLB") and The Federal Reserve of Richmond (Federal Reserve), which are upstream correspondents of the Bank. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow from it. The Bank is required to hold that stock so long as it borrows from the FHLB. The Federal Reserve requires banks to purchase stock as a condition of membership in the Federal Reserve system.

Investment securities with amortized cost of approximately $11.2 million and $10.5 million at December 31, 2002 and 2001, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Gross realized gains and losses for the years ended December 31 are as follows:

(IN THOUSANDS)                                     2002       2001        2000
----------------------------------------------   --------   ---------   --------

Realized gains, available for sale securities    $     24   $      44   $      -
Realized losses, available for sale securities          -           -          -
                                                 --------   ---------   --------
                                                 $     24   $      44   $      -
                                                 ========   =========   ========

The scheduled maturities of debt securities available for sale and held to maturity at December 31, 2002, were as follows:

(IN THOUSANDS)                               AVAILABLE FOR SALE               HELD TO MATURITY
--------------------------------------   --------------------------    -----------------------------
                                          AMORTIZED        FAIR          AMORTIZED          FAIR
                                            COST           VALUE            COST            VALUE
                                         -----------   ------------    -------------    ------------

Due in one year or less                  $       751   $        758    $         686    $        693
Due after one year through five years          6,619          6,699            5,257           5,553
Due after five years through ten years         3,184          3,241            6,826           7,289
Due after ten years                           17,000         17,265            4,258           4,509
                                         -----------   ------------    -------------    ------------
                                         $    27,554   $     27,963    $      17,027    $     18,044
                                         ===========   ============    =============    ============

For mortgage-backed securities, the Company reports maturities based on anticipated lives. Actual results may differ due to interest rate fluctuations.

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.  LOANS RECEIVABLE

The major components of loans in the Consolidated Balance Sheets are summarized below:

DECEMBER 31, (IN THOUSANDS)                                      2002              2001
--------------------------                                  ---------------  ----------------
Commercial                                                  $         6,773  $          3,791
Real estate
   Construction and land development                                  2,188            13,263
   Residential, 1-4 families                                         29,811            30,475
   Residential, 5 or more families                                    3,238               842
   Farmland                                                           3,148             4,156
   Nonfarm, nonresidential                                           65,892            56,446
Agricultural                                                          1,082             1,069
Consumer                                                              3,069             3,998
Other                                                                   230               851
                                                            ---------------  ----------------
     Gross loans                                                    115,431           114,891
Unearned discount and net deferred loan fees and costs                 (338)             (384)
                                                            ---------------  ----------------
     Total loans                                                    115,093           114,507
Allowance for loan losses                                            (1,769)           (1,300)
                                                            ---------------  ----------------
     Net loans                                              $       113,324  $        113,207
                                                            ===============  ================

NOTE 5.  ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

YEARS ENDED DECEMBER 31, (IN THOUSANDS)              2002              2001             2000
--------------------------------------         ----------------  ---------------  ----------------
Balance, at January 1                          $          1,300  $         1,134  $          1,661

Provision charged to expense                                375              442               500
Recoveries of amounts charged off                           190              208                58
Amounts charged off                                         (96)            (484)           (1,085)
                                               ----------------  ---------------  ----------------
Balance, at December 31                        $          1,769  $         1,300  $          1,134
                                               ================  ===============  ================

The following is a summary of information pertaining to impaired loans at December 31:

(IN THOUSANDS)                                                                          2002             2001
-------------------------------------------                                       ---------------  ----------------
Impaired loans without a valuation allowance                                      $             -  $              -
Impaired loans with a valuation allowance                                                     144               685
                                                                                  ---------------  ----------------
         Total impaired loans                                                     $           144  $            685
                                                                                  ===============  ================

Valuation allowance related to impaired loans                                     $            72  $            495
                                                                                  ===============  ================

                                                                      2002             2001              2000
                                                                ----------------  ---------------  ----------------

Average investment in impaired loans                            $             18  $           631  $          1,100
                                                                ================  ===============  ================
Interest income recognized for the year                         $             11  $            57  $             98
                                                                ================  ===============  ================
Interest income recognized on a cash basis for the year         $              9  $            35  $             99
                                                                ================  ===============  ================

The Company is not committed to lend additional funds to debtors whose loans have been modified.

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.  BANK PREMISES AND EQUIPMENT

Bank premises and equipment included in the Consolidated Balance Sheets are as follows:

DECEMBER 31, (IN THOUSANDS)                        2002              2001
---------------------------                   ---------------  ----------------

Land                                          $           378  $            378
Bank premises                                           2,684             2,683
Furniture and equipment                                 2,147             2,028
                                              ---------------  ----------------
     Total                                              5,209             5,089
Less accumulated depreciation                          (3,049)           (2,787)
                                              ---------------  ----------------
     Bank premises and equipment, net         $         2,160  $          2,302
                                              ===============  ================

The Bank has entered into long-term leases for two of its branch banking facilities under agreements accounted for as operating leases. These leases expire between 2003 and 2006, including the exercise of renewal options ranging from two to three years. Future minimum lease payments total $9 thousand annually. Rental expense for 2002, 2001 and 2000 was $9 thousand, $9 thousand and $8 thousand, respectively.

NOTE 7.  MATURITIES OF CERTIFICATES

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $23.2 million and $26.5 million, respectively. At December 31, 2002, the scheduled maturities of time deposits are as follows:

                                             (IN THOUSANDS)
                                           ----------------
                 2003                      $         59,929
                 2004                                16,721
                 2005                                 8,622
                 2006                                 3,722
                 2007                                 8,210
                                           ----------------
                 Total                     $         97,204
                                           ================

NOTE 8.  BORROWINGS

The Company has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $10.3 million and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $22 million. Additional amounts are available from the Federal Home Loan Bank, with additional collateral. At December 31, 2002 and 2001, there were no amounts outstanding under these agreements.

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.  EMPLOYEE BENEFIT PLAN

The Bank has a qualified noncontributory, defined benefit pension plan which covers substantially all of its employees. The benefits are primarily based on years of service and earnings. The following is a summary of the plan's funded status:

DECEMBER 31, (IN THOUSANDS)                                                            2002              2001
---------------------------                                                       ---------------  ----------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year                                           $         1,665  $          1,541
Service cost                                                                                  113               117
Interest cost                                                                                 124               115
Actuarial (gain) loss                                                                         254              (102)
Benefits paid                                                                                 (41)               (6)
                                                                                  ---------------  ----------------
Benefit obligation at end of year                                                 $         2,115  $          1,665
                                                                                  ===============  ================

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year                                    $         1,466  $          1,585
Actual return on plan assets                                                                 (103)             (224)
Employer contribution                                                                         142               111
Benefits paid                                                                                 (41)               (6)
                                                                                  ---------------  ----------------
Fair value of plan assets at end of year                                          $         1,464  $          1,466
                                                                                  ===============  ================

CHANGE IN PREPAID (ACCRUED) BENEFIT COST
Prepaid (accrued) benefit cost, beginning                                         $          (151) $           (170)
Contributions                                                                                 142               111
Pension cost                                                                                 (112)              (92)
                                                                                  ---------------  ----------------
Prepaid (accrued) benefit cost, ending                                            $          (121) $           (151)
                                                                                  ===============  ================

Funded status                                                                     $          (651) $           (198)
Unrecognized transitional net assets                                                          (28)              (32)
Unrecognized prior service cost                                                                54                59
Unrecognized net actuarial (gain) loss                                                        504                20
                                                                                  ---------------  ----------------
Prepaid (accrued) benefit cost                                                    $          (121) $           (151)
                                                                                  ===============  ================

WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31
Discount rate                                                                                 7.0%              7.5%
Expected return on plan assets                                                                9.0%              9.0%
Rate of compensation increase                                                                 5.0%              5.0%

                                                                      2002             2001              2000
                                                                ----------------  ---------------  ----------------
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                                                    $            113  $           117  $            101
Interest cost                                                                124              115               103
Return on plan assets                                                        103              223              (185)
Originating unrecognized asset gain (loss)                                  (230)            (360)               75
Amortization                                                                   2                2                 2
Recognized net actuarial (gain) loss                                           -               (5)               (1)
                                                                ----------------  ---------------  ----------------
Net periodic benefit cost                                       $            112  $            92  $             95
                                                                ================  ===============  ================

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.  DEFERRED COMPENSATION AND LIFE INSURANCE

Deferred compensation plans have been adopted for certain members of the Board of Directors for future compensation upon retirement. Under plan provisions aggregate annual payments ranging from $2 thousand to $8 thousand are payable for ten years certain, generally beginning at age 65. Liability accrued for compensation deferred under the plan amounts to $110 thousand and $114 thousand at December 31, 2002 and 2001, respectively.

Charges to income are based on present value of future cash payments, discounted at 8%, and amounted to $14 thousand, $12 thousand and $9 thousand for 2002, 2001 and 2000, respectively.

The Bank is owner and beneficiary of life insurance policies on these directors. Policy cash values, net of policy loans, totaled $72 thousand and $55 thousand at December 31, 2002 and 2001, respectively.

In 2002, the Bank adopted a supplemental executive retirement plan to provide benefits for a member of management. Under plan provisions, aggregate fixed payments of $45 thousand are payable for 20 years certain, beginning in 2007. The liability is calculated by discounting the anticipated future cash flows at 6.10%. The liability accrued for this obligation was $76 thousand at December 31, 2002. Changes to income are based on changes in the cash value of insurance which funds the liability.

NOTE 11.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments are as follows:

                                                              2002                               2001
                                                 -------------------------------    -------------------------------
                                                   CARRYING            FAIR           CARRYING            FAIR
DECEMBER 31, (IN THOUSANDS)                         AMOUNT             VALUE           AMOUNT             VALUE
---------------------------                      -------------------------------    -------------------------------
FINANCIAL ASSETS
   Cash and due from banks                       $       5,175    $        5,175    $       3,790    $        3,790
   Interest-bearing deposits with banks                  8,065             8,065              196               196
   Federal funds sold                                    8,650             8,650           18,990            18,990
   Securities, available-for-sale                       27,963            27,963           23,651            23,651
   Securities, held to maturity                         17,027            18,044           19,255            19,542
   Restricted equity securities                            864               864            2,126             2,126
   Loans, net                                          113,324           116,128          113,207           114,700

FINANCIAL LIABILITIES
   Deposits                                            165,392           171,822          163,468           166,378

OFF-BALANCE-SHEET ASSETS (LIABILITIES)
   Commitments to extend credit and standby
     letters of credit                                       -                 -                -                 -
   Commercial letters of credit                              -                 -                -                 -

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. INCOME TAXES

The components of income tax expense (benefit) are as follows:

YEARS ENDED DECEMBER 31, (IN THOUSANDS)                               2002             2001              2000
---------------------------------------                         ----------------  ---------------  ----------------
Current taxes - federal                                         $            900  $           668  $            288
Deferred taxes - federal                                                    (171)             (36)              211
                                                                ----------------  ---------------  ----------------
         Income tax expense                                     $            729  $           632  $            499
                                                                ================  ===============  ================

A reconciliation of the expected income tax expense computed by applying the federal statutory rate of 34% to income included in the consolidated statements of income follows:

YEARS ENDED DECEMBER 31, (IN THOUSANDS)                               2002             2001              2000
---------------------------------------                         ----------------  ---------------  ----------------
Expected tax expense                                            $          1,059  $           926  $            790
Tax exempt interest                                                         (334)            (334)             (341)
Other                                                                          4               40                50
                                                                ----------------  ---------------  ----------------
         Income tax expense                                     $            729  $           632  $            499
                                                                ================  ===============  ================

The tax effects of temporary timing differences that give rise to significant portions of the net deferred tax assets and deferred tax liabilities are presented below:

DECEMBER 31, (IN THOUSANDS)                                                             2002              2001
---------------------------                                                       ---------------  ----------------
Deferred tax assets
   Allowance for loan and other real estate losses                                $           436  $            308
   Deferred loan interest, fees                                                               143               131
   Employee benefit liabilities                                                               123                90
   Other valuation reserves                                                                    60                67
                                                                                  ---------------  ----------------
         Total deferred tax assets                                                            762               596
                                                                                  ---------------  ----------------

Deferred tax liabilities
   Net unrealized appreciation on securities available for sale                              (139)             (103)
   Depreciation                                                                               (79)              (84)
   Accretion of discount on investment securities                                             (34)              (34)
                                                                                  ---------------  ----------------
         Total deferred tax liabilities                                                      (252)             (221)
                                                                                  ---------------  ----------------

       Net deferred tax asset                                                     $           510  $            375
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

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.  COMMITMENTS AND CONTINGENCIES, CONTINUED

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the consolidated balance sheets.

The Company's exposure to loan loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of commitments at December 31 is as follows:

DECEMBER 31, (IN THOUSANDS)               2002              2001
--------------------------           ---------------  ----------------

Commitments to extend credit         $         7,537  $         10,495
Standby letters of credit                        659               809
                                     ---------------  ----------------
                                     $         8,196  $         11,304
                                     ===============  ================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

CONCENTRATIONS OF CREDIT RISK

The majority of the Company's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company's market area. The majority of such customers are depositors of the Bank. Investments in state and municipal securities involve governmental entities within and outside the Company's market area. The concentrations of credit by type of loan are set forth in the Loans Receivable note. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $2 million.

Although the Company has a reasonably diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon economic conditions in and around Floyd, Carroll, Montgomery, and Roanoke Counties and the City of Roanoke, Virginia. A significant amount of the real estate loans set forth in the Loans Receivable note are secured by commercial real estate. In addition, the Company has a loan concentration relating to customers who are motel, hotel, and bed-and-breakfast owners and operators. Total loans and loan commitments to this industrial group amounted to approximately $17.7 million and $16.6 million at December 31, 2002 and 2001, respectively.

The Company has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.  REGULATORY MATTERS

DIVIDENDS

The Company's dividend payments are made from dividends received from the Bank. The Bank, as a Virginia banking corporation, may pay dividends only out of its retained earnings. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

INTERCOMPANY TRANSACTIONS

The Bank's legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers' acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $1.4 million at December 31, 2002. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2002.

CAPITAL REQUIREMENTS

The Company is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2002, the most recent notification from the Federal Reserve categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.  REGULATORY RESTRICTIONS, CONTINUED

CAPITAL REQUIREMENTS, CONTINUED

The Company and the Bank's actual capital amounts and ratios are also presented in the following table.

                                                                                                    MINIMUM
                                                                                                  TO BE WELL
                                                                         MINIMUM               CAPITALIZED UNDER
                                                                       FOR CAPITAL             PROMPT CORRECTIVE
                                               ACTUAL               ADEQUACY PURPOSES          ACTION PROVISIONS
                                      ------------------------  ------------------------  -------------------------
IN THOUSANDS                             AMOUNT         RATIO       AMOUNT        RATIO       AMOUNT        RATIO
------------                          -------------  ---------  -------------   --------  --------------  ---------
DECEMBER 31, 2002
   Total capital
     to risk-weighted assets
       Consolidated                   $      24,499      19.80% $       9,900       8.00%            n/a        n/a
       Bank of Floyd                         15,631      12.99          9,628       8.00  $       12,035      10.00%
   Tier I capital
     to risk-weighted assets
       Consolidated                          22,949      18.54          4,950       4.00             n/a        n/a
       Bank of Floyd                         14,124      11.74          4,814       4.00           7,221       6.00
   Tier I capital
     to average assets
       Consolidated                          22,949      12.37          7,424       4.00             n/a        n/a
       Bank of Floyd                         14,124       7.77          7,275       4.00           9,093       5.00

DECEMBER 31, 2001
   Total capital
     to risk-weighted assets
       Consolidated                   $      22,564      18.33% $       9,846       8.00%            n/a        n/a
       Bank of Floyd                         13,734      11.31          9,717       8.00  $       12,146      10.00%
   Tier I capital
     to risk-weighted assets
       Consolidated                          21,262      17.29          4,923       4.00             n/a        n/a
       Bank of Floyd                         12,457      10.26          4,859       4.00           7,288       6.00
   Tier I capital
     to average assets
       Consolidated                          21,262      11.60          7,334       4.00             n/a        n/a
       Bank of Floyd                         12,457       7.03          7,091       4.00           8,864       5.00

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. TRANSACTIONS WITH RELATED PARTIES

The Company has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions with related parties were as follows:

DECEMBER 31, (IN THOUSANDS)                 2002              2001
--------------------------             ---------------  ----------------

Balance, Beginning                     $           874  $            873

Additions                                          340               841
Repayments                                        (190)             (840)
Relationship changes                               153                 -
                                       ---------------  ----------------
Balance, Ending                        $         1,177  $            874
                                       ===============  ================

NOTE 16.  PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information of Cardinal Bankshares Corporation is presented as follows:

                                 BALANCE SHEETS

DECEMBER 31, (IN THOUSANDS)                                                            2002              2001
--------------------------                                                        ---------------  ----------------
ASSETS
   Cash due from banks                                                            $         4,229  $          5,697
   Investment securities available for sale, at fair value                                    673                 -

   Total loans                                                                              2,535             3,095
   Allowance for loan losses                                                                  (25)              (25)
                                                                                  ---------------  ----------------
         Net loans                                                                          2,510             3,070
                                                                                  ===============  ================

   Investment in affiliate bank at equity                                                  14,435            12,659
   Other assets                                                                             1,374                52
                                                                                  ---------------  ----------------
         Total assets                                                             $        23,221  $         21,478
                                                                                  ===============  ================

LIABILITIES
   Other liabilities                                                              $             2  $             24
                                                                                  ---------------  ----------------
         Total liabilities                                                                      2                24
                                                                                  ---------------  ----------------

STOCKHOLDERS' EQUITY
   Common stock                                                                            15,357            15,357
   Additional paid-in capital                                                               2,925             2,925
   Retained earnings                                                                        4,667             2,972
   Accumulated other comprehensive income                                                     270               200
                                                                                  ---------------  ----------------
         Total stockholders' equity                                                        23,219            21,454
                                                                                  ---------------  ----------------
         Total liabilities and stockholders' equity                               $        23,221  $         21,478
                                                                                  ===============  ================

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.  PARENT COMPANY FINANCIAL INFORMATION, CONTINUED

                              STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, (IN THOUSANDS)                               2002             2001              2000
---------------------------------------                         ----------------  ---------------  ----------------
INCOME
   Dividends from affiliate bank                                $            755  $         3,500  $            950
   Interest on loans                                                         225              211               179
   Interest on investment securities                                          54                -                 -
                                                                ----------------  ---------------  ----------------
         Total income                                                      1,034            3,711             1,129
                                                                ----------------  ---------------  ----------------

EXPENSES
   Salaries                                                                  190              182               176
   Management and professional fees                                           90               69                52
   Other expenses                                                             38               45                40
                                                                ----------------  ---------------  ----------------
         Total expenses                                                      318              296               268
                                                                ----------------  ---------------  ----------------

Income before income tax benefit and equity in
   undistributed net income of subsidiaries                                  716            3,415               861

Income tax Benefit                                                             5               29                34
                                                                ----------------  ---------------  ----------------
         Income before equity in undistributed
           net income of subsidiaries                                        721            3,444               895

Equity in undistributed net income of subsidiaries                         1,665           (1,354)              931
                                                                ----------------  ---------------  ----------------
         Net income                                             $          2,386  $         2,090  $          1,826
                                                                ================  ===============  ================

                            STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, (IN THOUSANDS)                               2002             2001              2000
---------------------------------------                         ----------------  ---------------  ----------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                   $          2,386  $         2,090  $          1,826
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Amortization                                                            -                3                 6
       Equity in undistributed income of subsidiaries                     (1,665)           1,354              (931)
       Net change in other assets                                         (1,286)             762              (753)
       Net change in other liabilities                                       (22)              24               (17)
                                                                ----------------  ---------------  ----------------
         Net cash provided (used) by operating activities                   (587)           4,233               131
                                                                ----------------  ---------------  ----------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net (increase) decrease in loans                                          560           (1,050)              603
   Purchases of investment securities                                       (750)               -                 -
                                                                ----------------  ---------------  ----------------
         Net cash provided (used) by investing activities                   (190)          (1,050)              603
                                                                ----------------  ---------------  ----------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Dividends paid                                                           (691)            (645)             (582)
   Common stock purchased                                                      -                -              (786)
   Common stock reissued                                                       -                -               793
                                                                ----------------  ---------------  ----------------
         Net cash used by financing activities                              (691)            (645)             (575)
                                                                ----------------  ---------------  ----------------
         Net increase (decrease) in cash and cash equivalents             (1,468)           2,538               159

Cash and cash equivalents, beginning                                       5,697            3,159             3,000
                                                                ----------------  ---------------  ----------------
Cash and cash equivalents, ending                               $          4,229  $         5,697  $          3,159
                                                                ================  ===============  ================

CARDINAL BANKSHARES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.  SUBSEQUENT EVENTS

During 2002, the Company entered into an agreement to merge with MountainBank Financial Corporation, the holding company for MountainBank headquartered in Hendersonville, North Carolina. At the Company's special meeting held on February 26, 2003, the Company's stockholders failed to ratify and approve the agreement and the merger.

MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW

Management's Discussion and Analysis is provided to assist in the understanding and evaluation of Cardinal Bankshares Corporation's financial condition and its results of operations. The following discussion should be read in conjunction with the Corporation's consolidated financial statements. Certain previously reported amounts have been reclassified to conform to current presentations.

Cardinal Bankshares Corporation, the parent company of Bank of Floyd, currently operates five offices in Floyd, Montgomery, Roanoke and Carroll Counties of Virginia. The main office is in Floyd with a limited service office in Willis. The Roanoke office is in the Cave Spring area of Roanoke County. The Hillsville office is located in Carroll County on Route 52 in Hillsville, Virginia. Montgomery County is served by the branch in Christiansburg, Virginia.

The individual market conditions of each county vary from rural to urban with Floyd County being the most rural and Roanoke the most urban. Each has its own growth pattern which varies in intensity. Bank of Floyd and bank personnel work with local government leaders in an effort to attract industry to Floyd County.

Cardinal Bankshares reported net income for the year 2002 of $2.4 million, an increase of 14.1% over the $2.1 million reported in 2001. Net income per diluted share was $1.55, or $.19 above the $1.36 reported for the prior year.

Net interest income, on a taxable equivalent basis, was $6.8 million, an increase of $329 thousand from $6.4 million in 2001, driven primarily by the combination of the increase in average loans outstanding, and lower rates paid on deposit accounts when compared to the prior year. Noninterest income grew by 35.7% to $806 thousand for 2002 compared to $594 thousand for 2001. Noninterest expense increased by 6.5% to $3.8 million compared to $3.5 million in 2001.

Earning assets averaged $175.5 million, compared to $165.3 million in 2001, an increase of 6.1%. Total loans increased by $2.5 million to $108.9 million on average. Real estate loan categories acccounted for the majority of the loan growth. Securities declined $3.7 million on average in 2002. Federal funds sold and deposits in other banks inceased $6.2 million and $5.1 million, respectively, on average.

Interest-bearing liabilities averaged $141.1 million, up $8.9 million or 6.8% from 2001. Savings deposits accounted for a significant portion of the growth in interest-bearing liabilities.

Stockholders' equity grew 7.1% to an average of $22.5 million in 2002 from $21.0 million in 2001. The return on average equity increased 66 basis points to 10.63% for 2002. The book value per share was $15.12 at December 31, 2002, compared to $13.97 at year-end 2001, representing an increase of 8.2%.

MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE 1.  AVERAGE BALANCES AND INTEREST RATES (TAXABLE EQUIVALENT BASIS)

YEARS ENDED DECEMBER 31,
   (IN THOUSANDS)                                          2002                                    2001
                                           -------------------------------------     ---------------------------------
                                                         INTEREST                               INTEREST
                                            AVERAGE       INCOME/       YIELD/        AVERAGE     INCOME/      YIELD/
                                            BALANCE       EXPENSE        COST         BALANCE     EXPENSE       COST
                                           ---------     ---------     ---------     ---------   ---------   ---------
ASSETS:
Interest-earning assets:
  Deposits in other banks                  $   6,707     $     119          1.77%    $   1,620   $      49        3.02%
  Taxable investment securities               25,880         1,433          5.54%       29,669       1,916        6.46%
  Nontaxable investment securities            20,097         1,293          6.43%       20,001       1,268        6.34%
  Federal funds sold                          13,884           208          1.50%        7,644         277        3.62%
  Loans                                      108,898         8,672          7.96%      106,368       9,395        8.83%
                                           ---------     ---------     ---------     ---------   ---------   ---------
    Total interest-earning assets            175,466        11,725          6.68%      165,302      12,905        7.81%
                                           ---------     ---------     ---------     ---------   ---------   ---------
Noninterest-earning assets:
  Cash and due from banks                      3,027                                     3,567
  Premises and equipment                       2,263                                     2,534
  Other assets                                 5,318                                     3,356
  Allowance for loan losses                   (1,518)                                  (1,159)
                                           ---------                                 ---------
    Total assets                           $ 184,556                                 $ 173,600
                                           =========                                 =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
  Interest checking                        $  12,538           116          0.92%    $  10,513   $     204        1.94%
  Savings deposits                            29,053           675          2.32%       20,195         620        3.07%
  Time deposits                               75,989         3,286          4.32%       77,663       4,423        5.70%
  Large denomination deposits                 23,518           888          3.78%       23,629       1,224        5.18%
  Federal Home Loan Bank borrowings                -             -             -           164           3        1.83%
                                           ---------     ---------     ---------     ---------   ---------   ---------
    Total interest-bearing liabilities       141,098         4,965          3.52%      132,164       6,474        4.90%
                                           ---------     ---------     ---------     ---------   ---------   ---------

Noninterest-bearing liabilities:
   Demand deposits                            20,184                                    19,020
   Other liabilities                             823                                     1,463
                                           ---------                                 ---------
    Total liabilities                        162,105                                   152,647
Stockholders' equity                          22,451                                    20,953
                                           ---------                                 ---------
    Total liabilities and
     stockholders' equity                  $ 184,556                                 $ 173,600
                                           =========                                 =========
    Net interest earnings                                $   6,760                               $   6,431
                                                         =========                               =========
    Net interest spread (1)                                                 3.16%                                 2.91%
                                                                       =========                             =========
    Net interest margin (2)                                                 3.85%                                 3.89%
                                                                       =========                             =========
    Taxable equivalent adjustment                        $     320                               $     333
                                                         =========                               =========

YEARS ENDED DECEMBER 31,
   (IN THOUSANDS)                                  2000
                                           ------------------------------------
                                                          INTEREST
                                            AVERAGE       INCOME/        YIELD/
                                            BALANCE       EXPENSE        COST
                                           ---------     ---------     ---------
ASSETS:
Interest-earning assets:
  Deposits in other banks                  $     394     $      24         6.09%
  Taxable investment securities               35,992         2,349         6.53%
  Nontaxable investment securities            20,139         1,286         6.39%
  Federal funds sold                           4,503           275         6.11%
  Loans                                       89,752         8,021         8.94%
                                           ---------     ---------     ---------
    Total interest-earning assets            150,780        11,955         7.93%
                                           ---------     ---------     ---------
Noninterest-earning assets:
  Cash and due from banks                      2,472
  Premises and equipment                       2,513
  Other assets                                 5,188
  Allowance for loan losses                   (1,255)
                                           ---------
    Total assets                           $ 159,698
                                           =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
  Interest checking                        $  10,673           249         2.34%
  Savings deposits                            20,614           688         3.34%
  Time deposits                               73,696         4,143         5.62%
  Large denomination deposits                 17,216           902         5.24%
  Federal Home Loan Bank borrowings                -             -            -
                                           ---------     ---------     ---------
    Total interest-bearing liabilities       122,199         5,982         4.90%
                                           ---------     ---------     ---------
Noninterest-bearing liabilities:
   Demand deposits                            17,518
   Other liabilities                           1,372
                                           ---------
    Total liabilities                        141,089
Stockholders' equity                          18,609
                                           ---------
    Total liabilities and
     stockholders' equity                  $ 159,698
                                           =========
    Net interest earnings                                $   5,973
                                                         =========
    Net interest spread (1)                                                3.03%
                                                                       =========
    Net interest margin (2)                                                3.96%
                                                                       =========
    Taxable equivalent adjustment                        $     341
                                                         =========

(1) Net interest spread is the difference between the average interest rate received on earning assets and the average interest rate paid for interest-bearing liabilities.

(2) Net interest margin is calculated by dividing taxable equivalent net interest earnings by total average earning assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS

NET INTEREST INCOME

Net interest income, the primary source of the Company's earnings, is the amount by which interest and fee income generated by earning assets exceeds the interest paid on interest-bearing liabilities. Earning assets are comprised of loans, securities, federal funds sold and interest-bearing deposits in other banks. Interest-bearing liabilities consist of deposits and federal funds purchased. The volume and the general level of interest rates among earning assets and interest-bearing liabilities effect net interest income. Table 1 shows the average balance sheets for each of the years ended December 31, 2002, 2001 and 2000. In addition, the amounts of interest earned on earning assets, with related yields, and the interest paid on interest-bearing liabilities, together with rates, are shown. Loans placed on a nonaccrual status are included in the balances and were included in the computation of yields, upon which they had an immaterial effect. Interest on earning assets is on a taxable equivalent basis, which is computed using the federal corporate income tax rate of 34% for all three years.

Net interest income, on a taxable equivalent basis, was $6.7 million, an increase of 4.0% from the $6.4 million in 2001. The net interest margin was 3.85% for 2002, down 4 basis points from the 3.89% reported in 2001. The growth in net interest income was positively impacted by the increase in loan volume and federal funds sold. While the overall yield on earning assets declined 113 basis points, the effect of the 138 basis point drop in cost of funds served to offset the lower yield on earning assets and support the net interest margin.

During 2002, federal funds sold and interest bearing deposits in other banks grew to an average of $13.9 million and $6.7 million, respectively. Total loans rose $2.5 million with commercial and industrial loans accounting for the major portion of the growth.

Total average interest-bearing deposits increased $9.1 million for the year 2002 to $141.1 million, an increase of 6.9% over the prior year. Savings deposits increased 43.9%, averaging $29.1 million, and interest checking accounts grew 19.3%, averaging $12.5 million. Large denomination deposits remained essentially unchanged from 2001 levels, averaging $23.5 million for the year.

TABLE 2.  RATE/VOLUME VARIANCE ANALYSIS (THOUSANDS)

                                          2002 COMPARED TO 2001                2001 COMPARED TO 2000
                                      ----------------------------         -----------------------------
                                                INCREASE (DECREASE)                    INCREASE (DECREASE)
                                                      DUE TO                                 DUE TO

(IN THOUSANDS)                          TOTAL      RATE     VOLUME            TOTAL      RATE      VOLUME
--------------                        ---------  -------   --------        ----------   -------   ---------

Interest-earning assets:
   Deposits in other banks            $      70  $   (84)  $    154         $      25   $   (49)  $      74
   Taxable investment securities           (483)    (238)      (245)             (433)      (20)       (413)
   Nontaxable investment securities          25       19          6               (18)       (9)         (9)
   Federal funds sold                       (69)    (295)       226                 2      (190)        192
   Loans                                   (723)    (946)       223             1,374      (111)      1,485
                                      ---------  -------   --------        ----------   -------   ---------
     Total                               (1,180)  (1,544)       364               950      (379)      1,329
                                      ---------  -------   --------        ----------   -------   ---------

Interest-bearing liabilities:
   Interest checking                        (88)    (127)        39               (45)      (42)         (3)
   Savings deposits                          55     (217)       272               (68)      (54)        (14)
   Time deposits                         (1,137)  (1,042)       (95)              280        57         223
   Large denomination deposits             (336)    (330)        (6)              322       (14)        336
   Federal Home Loan Bank borrowings         (3)       -         (3)                3         3           -
                                      ---------  -------   --------        ----------   -------   ---------
       Total                             (1,509)  (1,716)       207               492       (50)        542
                                      ---------  -------   --------        ----------   -------   ---------
       Net interest income            $     329  $   172   $    157         $     458   $  (329)  $     787
                                      =========  =======   ========        ----------   =======   =========

MANAGEMENT'S DISCUSSION AND ANALYSIS

PROVISION FOR LOAN LOSSES

The allowance for loan losses represents the amount available for credit losses inherent in the Company's loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for loan losses required to maintain an allowance adequate to provide for any potential losses. The factors considered in making this decision are the collectibility of past due loans, volume of new loans, composition of the loan portfolio, and general economic outlook. In 2002, the provision for loan losses was $375 thousand, a decrease of $67 thousand from the $442 thousand recorded in 2001. After reviewing the modest growth in the loan portfolio, favorable changes in the components of nonperforming loans, and general economic trends, management felt the current year decrease in the provision for loan losses was appropriate. Management believes the provision recorded in 2002 maintains the allowance at a level adequate to cover potential losses. The Company had recoveries, net of charge-offs, of $94 thousand during 2002, compared to net charge-offs of $276 thousand during 2001. Management does not anticipate any abnormal changes in the delinquency rates or charge-offs and recoveries in connection with its normal lending activities.

Additional information regarding the Company's allowance for loan losses is contained in Tables 12, 13 and 14, and in the discussion concerning Nonperforming Assets.

NONINTEREST INCOME

Noninterest income consists of revenues generated from a number of different financial services and activities. Service charges on deposit accounts including charges for insufficient funds items and fees charged for nondeposit services make up the majority of noninterest income. Noninterest income also includes fees charged for services such as safe deposit box rentals, letters of credit, and gains realized on the sale of securities. Noninterest income totaled $806 thousand in 2002, an increase of 35.7% from the $594 thousand recorded in 2001. The single largest increase in noninterest income, $149 thousand, resulted from income generated by the Company's investment in bank owned life insurance. Noninterest income in 2000 totaled $500 thousand. The primary sources of noninterest income for the past three years are summarized in Table 3 below.

TABLE 3.  NONINTEREST INCOME

YEAR ENDED DECEMBER 31, (IN THOUSANDS)              2002              2001             2000
-------------------------------------            -----------      -----------       -----------
Deposit fees and charges                         $       312      $       281       $       233
Other service charges and fees                            81               77                59
Gain on the sale of securities                            24               44                 -
Bank owned life insurance                                149                -                 -
Other income                                             240              192               208
                                                 -----------      -----------       -----------
     Total noninterest income                    $       806      $       594       $       500
                                                 ===========      ===========       ===========

NONINTEREST EXPENSE

Noninterest expense was $3.8 million for 2002, an increase of $228 thousand over the $3.5 million recorded in 2001. Higher salaries and benefits costs of $112 thousand accounted for most of the year-to-year increase. Merit increases and higher medical insurance costs were the primary cause of higher salary and benefits costs.

Table 4 provides a further breakdown of noninterest expense for the past three years.

MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE 4.  NONINTEREST EXPENSE

YEAR ENDED DECEMBER 31, (IN THOUSANDS)        2002          2001         2000
--------------------------------------    -----------   -----------   ----------

Salaries and employee benefits            $     2,272   $     2,160   $    2,023
Occupancy and equipment                           541           523          511
Legal and professional                            189            91          113
Bank franchise tax                                110           108           99
Other operating expense                           644           646          561
                                          -----------   -----------   ----------
     Total noninterest expense            $     3,756   $     3,528   $    3,307
                                          ===========   ===========   ==========

INCOME TAXES

Income tax expense is based on amounts reported in the statements of income, after adjustments for non-taxable income and non-deductible expenses, and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. The deferred tax assets and liabilities represent the future Federal income tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Income tax expense, substantially all Federal, was $729 thousand in 2002, $632 thousand in 2001 and $499 thousand in 2000 representing 23.4%, 23.2% and 21.4% of income before income taxes, respectively. Income tax expense increased $97 thousand or 15.3% from 2001 to 2002.

Cardinal Bankshares' deferred income tax benefits and liabilities result primarily from temporary differences in provisions for credit losses, valuation reserves, depreciation, deferred compensation, deferred income, pension expense and investment security discount accretion.

Net deferred income tax benefits of approximately $510 thousand and $375 thousand at December 31, 2002 and 2001, respectively, are included in other assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS

EARNING ASSETS

In 2002, average earning assets increased $10.2 million from the 2001 average of $165.3 million. Total average earning assets represented 95.1% of total average assets in 2002, essentially unchanged with the 95.2% reported in 2001. Increases in average federal funds sold, deposits in other banks and loans, accounted for an overall increase in total average earning assets of 6.1%. Average federal funds sold represented 7.5% of total average assets compared to 4.4% in 2001. Average deposits in other banks accounted for 3.7% of total average assets. Average loans remained the largest component of earning assets, accounting for 59.0% of total average assets in 2002, although down slightly from the 61.3% level reported in 2001. A summary of average assets for the past three years is shown below in Table 5.

TABLE 5.  AVERAGE ASSET MIX

YEAR ENDED DECEMBER 31, (IN THOUSANDS)            2002                      2001                       2000
-------------------------------------     ----------------------    ----------------------    --------------------
                                            AVERAGE                   AVERAGE                   AVERAGE
                                            BALANCE        %          BALANCE        %          BALANCE        %
                                          ----------   ---------    ----------   ---------    ----------   --------
INTEREST-EARNING ASSETS:
   Loans, net                             $  108,898        59.0    $  106,368        61.3    $   89,752       56.2
   Investment securities                      45,977        24.9        49,670        28.6        56,131       35.2
   Federal funds sold                         13,884         7.5         7,644         4.4         4,503        2.8
   Deposits in other banks                     6,707         3.7         1,620         0.9           394        0.2
                                          ----------   ---------    ----------   ---------    ----------   --------
     Total interest-earning assets           175,466        95.1       165,302        95.2       150,780       94.4
                                          ----------   ---------    ----------   ---------    ----------   --------

NONINTEREST-EARNING ASSETS:
   Cash and due from banks                     3,027         1.6         3,567         2.1         2,472        1.5
   Premises and equipment                      2,263         1.2         2,534         1.4         2,513        1.6
   Other assets                                3,800         2.1         2,197         1.3         3,933        2.5
                                          ----------   ---------    ----------    --------    ----------   --------
   Total noninterest-earning assets            9,090         4.9         8,298         4.8         8,918        5.6
                                          ----------   ---------    ----------    --------    ----------   --------
     Total assets                         $  184,556       100.0    $  173,600      100.00    $  159,698     100.00
                                          ==========   =========    ==========    ========    ==========   ========

LOANS

Average total loans were $108.9 million for 2002, an increase of $2.5 million or 2.4% over 2001. At December 31, 2002, the actual balance of loans secured by real estate represented a significant portion of the loan portfolio at 90.6%. Total loans secured by 1-4 family residential properties represented 25.9% of total loans at the end of 2002 while nonfarm/nonresidential properties made up 57.3% of total loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Bank of Floyd makes both consumer and commercial loans to all neighborhoods within its market area, including the low-income and moderate-income areas. The Company's market area is generally defined as the areas within the Virginia Counties of Floyd, Roanoke, Montgomery and Carroll, and the Cities of Roanoke and Christiansburg, Virginia. The Bank places emphasis on consumer based installment loans and commercial loans to small and medium sized businesses. Predatory pricing and competition from unregulated organizations have also been a factor when generating new loans. The amounts of loans outstanding by type at year-end 2002 and 2001, and the maturity distribution of variable and fixed rate loans as of year-end 2002 are presented below in Table 6 and Table 7, respectively.

TABLE 6.  LOAN PORTFOLIO SUMMARY (THOUSANDS)

 DECEMBER 31, (IN THOUSANDS)                     DECEMBER 31, 2002         DECEMBER 31, 2001
 ---------------------------                 -----------------------    ------------------------
                                               AMOUNT          %          AMOUNT           %
                                             ----------    ----------   ----------    ----------
Real estate construction and development     $    2,188           1.9   $   13,263          11.6
Farmland                                          3,148           2.7        4,156           3.6
Real estate mortgage:
   1-4 family residential                        29,812          25.9       30,475          26.6
   Multifamily residential                        3,237           2.8          842           0.7
   Nonfarm, nonresidential                       65,893          57.3       56,446          49.3
                                             ----------    ----------   ----------    ----------
       Total real estate                        104,278          90.6      105,182          91.8

Agricultural                                      1,082           0.9        1,069           0.9
Commercial and industrial                         6,773           5.9        3,791           3.3
Consumer                                          3,057           2.7        3,998           3.5
Other loans                                          98           0.1          404           0.4
Leases                                              143           0.1          447           0.4
                                             ----------                 ----------
   Gross loans                                  115,431                    114,891
                                             ----------    ----------   ----------    ----------
Unearned income                                    (338)         -0.3         (384)         -0.3
                                             ----------    ----------   ----------    ----------
       Total                                 $  115,093         100.0   $  114,507        100.00
                                             ==========    ==========   ==========    ==========

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 7.96% in 2002, lower by 87 basis points when compared to an average yield of 8.83% in 2001. The lower yield earned on the loan portfolio was primarily the result of the continued lower interest rate environment.

MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE 7.  LOAN MATURITY SCHEDULE

                                                                            2002
                                            --------------------------------------------------------------------
                                             COMMERCIAL     CONSTRUCTION
                                            FINANICAL AND       AND                        TOTAL
(IN THOUSANDS)                              AGRICULTURAL     DEVELOPMENT      OTHERS       AMOUNT         %
--------------                              -------------   -------------   ----------   ----------   ----------
Fixed rate loans:
   Within three months                      $          53   $       1,122   $      315   $    1,490          1.3
   After three but within twelve months             1,180             149        4,581        5,910          5.1
   After one but within five years                  2,437               -       12,428       14,865         12.9
   Over five years                                    375             390       20,337       21,102         18.3
                                            -------------   -------------   ----------   ----------   ----------
     Total fixed rate loans                         4,045           1,661       37,661       43,367         37.6
                                            -------------   -------------   ----------   ----------   ----------

Variable rate loans:
   Within three month                               4,336           1,081       17,092       22,509         19.5
   After three but within twelve months             1,544               -       11,200       12,744         11.0
   After one but within five years                  1,221             691       33,068       34,980         30.3
   Over five years                                      -               -        1,831        1,831          1.6
                                            -------------   -------------   ----------   ----------   ----------
     Total variable rate loans                      7,101           1,772       63,191       72,064         62.4
                                            -------------   -------------   ----------   ----------   ----------

Total loans:
   Within three month                               4,389           2,203       17,407       23,999         20.8
   After three but within twelve months             2,724             149       15,781       18,654         16.1
   After one but within five years                  3,658             691       45,496       49,845         43.2
   Over five years                                    375             390       22,168       22,933         19.9
                                            -------------   -------------   ----------   ----------   ----------
     Total loans                            $      11,146   $       3,433   $  100,852   $  115,431        100.0
                                            =============   =============   ==========   ==========   ==========

INVESTMENT SECURITIES

The investment securities portfolio is managed to optimize the yield on excess funds while providing liquidity for unexpected deposit decreases or increased loan generation and diversification in the overall asset management of the Company. At December 31, 2002, the Company had $28.0 million in securities available for sale, compared to $23.7 million at year-end 2001. The yield on taxable investment securities declined from 6.46% in 2001 to 5.54% in 2002 as a result of maturities and calls of higher yielding securities.

Management of the investment portfolio has always been conservative with virtually all investments taking the form of purchases of U.S. Treasury, U.S. Government agencies, Mortgage Backed Securities and issuances of State and local bond issues. All securities are high quality and high grade. Management views the investment portfolio as a source of income, and generally purchases securities with the intent of retaining them until maturity. However, adjustments in the portfolio are necessary from time to time to provide a source of liquidity to meet funding requirements for loan demand, deposit fluctuations and to manage interest rate risk. Accordingly, to meet such objectives, management may sell certain securities prior to their scheduled maturity. Table 8 presents the investment portfolio at the end of 2002 by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the earlier of the contractual maturity or the call date, if any.

At December 31, 2002, the market value of the investment portfolio was $46.0 million, representing a $1.4 million unrealized appreciation above amortized cost. This compared to a market value of $43.2 million and a $590 thousand appreciation above amortized cost a year earlier.

MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE 8.  INVESTMENT SECURITIES

DECEMBER 31, 2002 (IN THOUSANDS)                         AMORTIZED COST DUE
-------------------------------            ---------------------------------------------------
                                             DUE        AFTER ONE     AFTER FIVE
                                            WITHIN       THROUGH       THROUGH      AFTER TEN                    MARKET
                                           ONE YEAR     FIVE YEARS    TEN YEARS       YEARS         TOTAL        VALUE
                                           ---------    ----------    ----------    ----------    ---------    ---------
INVESTMENT SECURITIES
US Government agencies
  and mortgage backed securities           $     250    $    6,164    $    1,975    $   14,047    $  22,436    $  22,774
State and political subdivisions                 685         5,712         8,035         5,214       19,646       20,734
Other securities                                 501             -             -         1,998        2,499        2,499
                                           ---------    ----------    ----------    ----------    ---------    ---------
     Total                                 $   1,436    $   11,876    $   10,010    $   21,259    $  44,581    $  46,007
                                           =========    ==========    ==========    ==========    =========    =========
WEIGHTED AVERAGE YIELDS
U.S. Government agencies
  and mortgage backed securities                6.58%         3.79%         4.12%         5.33%
States and political subsdivisions              4.42          4.55          4.65          5.32
Other securities                                6.04             -             -          7.24
                                           ---------    ----------    ----------    ----------
       Total securities                         5.36%         4.15%         4.55%         5.51%        4.83%
                                           =========    ==========    ==========    ==========    =========

                                                                                       BOOK        MARKET
DECEMBER 31, 2001                                                                      VALUE        VALUE
                                                                                    ----------    ---------
Investment securities
U.S. Government agencies and  Mortgage Backed Securities                            $   19,922    $  20,197
States and political subdivisions                                                       20,397       20,668
Other securities                                                                         2,284        2,328
                                                                                    ----------    ---------
       Total                                                                        $   42,603    $  43,193
                                                                                    ==========    =========

MANAGEMENT'S DISCUSSION AND ANALYSIS

DEPOSITS

Cardinal Bankshares relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investments in liquid assets. More specifically, core deposits (total deposits less certificates of deposits in denominations of $100,000 or more) are the primary funding source. The Company's balance sheet growth is largely determined by the availability of deposits in the markets it serves, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. The sustained low interest rate environment and other market conditions have resulted in depositors shopping for deposit rates more than in the past. Increased customer awareness of interest rates has added to the importance of effective interest rate management. Accordingly, management must continuously monitor market pricing, competitor's rates, and internal interest rate spreads to continue the Company's growth and improve profitability. Cardinal Bankshares' interest rate management goals include structuring rates in a manner that can promote both deposit and asset growth while increasing overall profitability of the Company.

Average total deposits for the year ended December 31, 2002 rose $10.3 million to $161.3 million, or 6.8% over 2001. The Company's average deposits that are interest-bearing were at 87.5% in 2002, in essence unchanged from 2001. Average demand deposits, which earn no interest, increased to $20.2 million in 2002 from $19.0 million in 2001. Average deposits for the past three years are summarized in Table 9 below.

TABLE 9.  DEPOSIT MIX

DECEMBER 31, (IN THOUSANDS)                              2002                      2001                      2000
--------------------------                      -----------------------   -----------------------   -----------------------
                                                 AVERAGE                   AVERAGE                   AVERAGE
                                                 BALANCE         %         BALANCE          %        BALANCE         %
                                                ----------   ----------   ----------   ----------   ----------   ----------

INTEREST-BEARING DEPOSITS:
   Interest checking                            $   12,538         7.77   $   10,513         6.96   $   10,673         7.64
   Money Market                                      7,629         4.73        6,163         4.08        5,842         4.18
   Savings deposits                                 21,424        13.29       14,032         9.29       14,772        10.57
   Time deposits                                    75,989        47.12       77,663        51.43       73,696        52.75
   Large denomination deposits                      23,518        14.58       23,629        15.65       17,216        12.32
                                                ----------   ----------   ----------   ----------   ----------   ----------
       Total interest-bearing deposits             141,098        87.49      132,000        87.41      122,199        87.46
Noninterest-bearing deposits                        20,184        12.51       19,020        12.59       17,518        12.54
                                                ----------   ----------   ----------   ----------   ----------   ----------
   Total deposits                               $  161,282       100.00   $  151,020       100.00   $  139,717       100.00
                                                ==========   ==========   ==========   ==========   ==========   ==========

The average balance of certificates of deposit issued in denominations of $100,000 or more remained basically unchanged at $23.5 million compared to the average for 2001. The Company maintained its strategy of supporting asset growth with core deposits instead of aggressively soliciting more volatile, large denomination certificates of deposit. Table 10 provides maturity information relating to Certificate of Deposits of $100,000 or more at December 31, 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE 10.  LARGE DENOMINATION DEPOSITS $100,000 AND OVER

ANALYSIS OF TIME DEPOSITS OF $100,000 OR MORE AT DECEMBER 31, 2002:

Time remaining to maturity:
    Less than three months                                     $       2,868
    Three through one year                                            11,721
    Over one year                                                      8,616
                                                               -------------
              Total time deposits of $100,000 or more          $      23,205
                                                               =============

CAPITAL ADEQUACY

The Company's capital serves to support asset growth and provide protection against loss to depositors and creditors. Cardinal Bankshares strives to maintain an optimum level of capital, commensurate with its risk profile, on which an attractive return to stockholders can be realized over both the near and long term, while serving depositors', creditors' and regulatory needs.

Common stock and capital surplus represents the stockholders' investment in the Company and is a key source of capital. The largest component of capital for the Company is earnings retained after payment of dividends to stockholders. Total stockholders' equity was $23.2 million at December 31, 2002, an increase of $1.8 million or 8.2% compared with $21.5 million for the same period in 2001.

The FDIC has adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0% of which at least 4.0% must be Tier 1 capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. Cardinal Bankshares had a ratio of total capital to risk-weighted assets of 19.80% at December 31, 2002 and a ratio of Tier 1 capital to risk-weighted assets of 18.54%. Both of these ratios well exceed the capital requirements adopted by the federal regulatory agencies, and continue to be equal to or above most of our peer group.

In addition, a minimum leverage ratio of Tier I capital to average total assets for the previous quarter is required by federal bank regulators, ranging from 3% to 5%, subject to the regulator's evaluation of the Company's overall safety and soundness. As of December 31, 2002, Cardinal Bankshares had a ratio of year-end Tier I capital to average total assets, as defined, of 12.37%. Table 11 below, sets forth summary information with respect to the Company and the Bank's capital ratios at December 31, 2002. All capital ratio levels indicate that Cardinal Bankshares and Bank of Floyd are well capitalized.

MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE 11.  YEAR-END RISK-BASED CAPITAL

DECEMBER 31, 2002 (IN THOUSANDS)                             2002                            2001
-------------------------------                  ----------------------------    ----------------------------
                                                                   BANK OF                         BANK OF
                                                 CONSOLIDATED       FLOYD        CONSOLIDATED       FLOYD
                                                 ------------    ------------    ------------    ------------
Tier I capital                                   $     22,949    $     14,124    $     21,262    $     12,457
 Qualifying allowance for loan losses
   (limited to 1.25% of risk-weighted assets)           1,550           1,507           1,302           1,277
                                                 ------------    ------------    ------------    ------------
Total regulatory capital                         $     24,499    $     15,631    $     22,564    $     13,734
                                                 ============    ============    ============    ============
Total risk-weighted assets                       $    123,752    $    120,351    $    123,078    $    121,464
                                                 ============    ============    ============    ============

Tier I as a percent of risk-weighted assets             18.54%          11.74%          17.28%          10.26%
Total regulatory capital as a percent of risk-
   weighted assets                                      19.80%          12.99%          18.33%          11.31%
Leverage ratio*                                         12.37%           7.77%          11.60%           7.03%

* Tier I capital divided by average total assets for the quarter ended December 31.

NONPERFORMING AND PROBLEM ASSETS

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and strives to manage them effectively. The Bank seeks to use shorter-term loans and, although a portion of the loans may be made based upon the value of collateral, it relies primarily on the cash flow of the borrower as the source of repayment rather than the value of the collateral.

The Bank also manages its repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow-up on exceptions to credit policies.

Nonperforming assets at December 31, 2002 and 2001 are shown in Table 12 below.

MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE 12.  NONPERFORMING ASSETS

DECEMBER 31, 2002 (IN THOUSANDS)                     2002            2001
--------------------------------                 ------------    ------------

Non-accrual loans                                $          -    $         17
Loans past due 90 days or more                            100             636
Foreclosed properties                                     655              52
                                                 ------------    ------------
         Total nonperforming assets              $        755    $        705
                                                 ============    ============

Total nonperforming assets, which consist of nonaccrual loans, loans 90 days or more past due, and other real estate owned were $755 thousand at December 31, 2002, an increase of $50 thousand from one year earlier.

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses represents the amount available for credit losses inherent in the Company's loan portfolio. The Company performs periodic systematic reviews of its portfolio to identify these inherent losses, and to assess the overall probability of collection of the portfolio. These reviews result in the identification and quantification of loss factors, which are used in determining the amount of the allowance for loan losses. In addition, the Company also evaluates the prevailing economic and business conditions affecting individual borrowers, changes in the size and characteristics of the loan portfolio and other pertinent factors. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance, and the size of the allowance in comparison to peer companies identified by regulatory agencies.

The Company is committed to the early recognition of problem loans and to a conservative allowance. The Company believes the current allowance is adequate to cover inherent losses in the loan portfolio. However, the allowance may be increased or decreased in the future based upon management's assessment of the factors outlined above. The allowance for loan losses was $1.8 million at December 31, 2002 and $1.3 million at December 31, 2001. The allowance as a percentage of period end loans was 1.54% at year-end 2002 and 1.14% at year-end 2001.

The provision for loan losses for the year ended December 31, 2002 was $375 thousand, a decrease of $67 thousand from the previous year. During 2002, the Company saw modest loan growth of $586 thousand, or .5%, while the allowance for loan losses increased 36%. After reviewing the growth in the loan portfolio, changes in the components of nonperforming loans, and general economic trends, management felt the current year decrease in the provision for loan losses was appropriate. The provision recorded maintained the allowance at a level considered adequate to cover potential losses.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in Table 13.

TABLE 13.  LOAN LOSSES

YEAR ENDED DECEMBER 31, (IN THOUSANDS)                                2002             2001              2000
                                                                --------------    ---------------  ----------------
Balance at beginning of year                                    $          1,300  $         1,134  $          1,661
Provision charged to expense                                                 375              442               500
                                                                ----------------  ---------------  ----------------
                                                                           1,675            1,576             2,161
Loans charged off:
   Commercial, financial and agricultural                                     44              322               740
   Real estate - mortgage                                                     27                -               294
   Real estate - construction                                                  -              129                 -
   Consumer                                                                   25               33                51
                                                                ----------------  ---------------  ----------------
         Total charge-offs                                                    96              484             1,085
                                                                ----------------  ---------------  ----------------
Recoveries of loans previously charged off:
   Commercial, financial and agricultural                                    186              205                52
   Real estate - residential mortgage                                          -                -                 2
   Real estate - construction                                                  -                -                 -
   Consumer                                                                    4                3                 4
                                                                ----------------  ---------------  ----------------
         Total recoveries                                                    190              208                58
                                                                ----------------  ---------------  ----------------
         Net (recoveries) charge - offs                                      (94)             276             1,027
                                                                ----------------  ---------------  ----------------
Balance at end of year                                          $          1,769  $         1,300  $          1,134
                                                                ================  ===============  ================

MANAGEMENT'S DISCUSSION AND ANALYSIS

The Company had recoveries, net of charge-offs, of $94 thousand during 2002, compared to net charge-offs of $276 thousand during 2001. Net loan charge-offs as a percentage of average loans were 0.3% in 2001, and 1.1% in 2000. Gross charge-offs during 2002 totaled $96 thousand compared to $484 thousand in 2001. Recoveries during 2002 and 2001 totaled $190 thousand and $208 thousand, respectively.

The Company has allocated the allowance for loan losses based on estimates of the allowance needed for each component of the loan portfolio. The allocation of the allowance as shown in Table 14. below should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is a general allowance applicable to the entire portfolio.

TABLE 14.  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

DECEMBER 31, (IN THOUSANDS)                       2002                    2001                    2000
--------------------------                 ---------------------   ---------------------   ---------------------
                                            AMOUNT    PERCENT/1/    AMOUNT    PERCENT/1/    AMOUNT    PERCENT/1/
                                           --------   ----------   --------   ----------   --------   ----------
BALANCE AT END OF PERIOD APPLICABLE TO:
Commercial, financial and agricultural     $    502         69.4   $    693         56.0   $    358         51.0
Real estate, construction                        65          1.9        118         11.6          -          8.1
Real estate, mortgage                           657         25.8        384         28.2        475         32.8
Consumer loans                                  510          2.7         43          3.8         44          6.8
Leases                                           35          0.1         62          0.4        257          1.3
                                           --------   ----------   --------   ----------   --------   ----------
   Total                                   $  1,769       100.00   $  1,300       100.00   $  1,134       100.00
                                           ========   ==========   ========   ==========   ========   ==========

/(1)/ Represents the percentage of loans in each category to the total loans outstanding.

LIQUIDITY AND INTEREST RATE SENSITIVITY

The principal goals of the Bank's asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash to fund depositors' withdrawals or borrowers' loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest or liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rate changes.

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

The liquidity ratio, the level of liquid assets divided by total deposits plus short-term liabilities, is considered to be adequate by management.

MANAGEMENT'S DISCUSSION AND ANALYSIS

TABLE 15.  INTEREST RATE SENSITIVITY (THOUSANDS)

                                                                          DECEMBER 31, 2002
                                                                        MATURITIES/REPRICING
                                                     -------------------------------------------------------
                                                        1-3            4-12          13-60         OVER 60
                                                       MONTHS         MONTHS         MONTHS         MONTHS         TOTAL
                                                     ----------     ----------     ----------     ----------     ----------
Earnings Assets:
   Loans                                             $   23,999     $   18,654     $   49,845     $   22,933     $  115,431
   Investments                                              380          1,056         11,876         31,279         44,591
   Interest-bearing deposits with other banks             8,065              -              -              -          8,065
   Federal funds sold                                     8,650              -              -              -          8,650
                                                     ----------     ----------     ----------     ----------     ----------
         Total                                       $   41,094     $   19,710     $   61,721     $   54,212     $  176,737
                                                     ==========     ==========     ==========     ==========     ==========

Interest-bearing deposits:
   Interest checking                                 $   13,341     $        -     $        -     $        -     $   13,341
   Money market                                           6,826              -              -              -          6,826
   Savings                                               27,117              -              -              -         27,117
   Certificates of deposit                               15,102         44,695         37,275              -         97,072
                                                     ----------     ----------     ----------     ----------     ----------
        Total                                        $   62,386     $   44,695     $   37,275    $         -     $  144,356
                                                     ==========     ==========     ==========     ==========     ==========

Interest sensitivity gap                             $  (21,292)    $  (24,985)    $   24,446     $   54,212     $   32,381
Cumulative interest sensitivity gap                  $  (21,292)    $  (46,277)    $  (21,831)    $   32,381     $   32,381
Ratio of sensitivity gap to total earning assets          (12.0)%        (14.1)%         13.8%          30.7%          30.7%

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 15 above shows the sensitivity of the Company's balance sheet on December 31, 2002. This table reflects the sensitivity of the balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2002, the Bank appeared to be liability-sensitive with interest-bearing liabilities exceeding earning assets, subject to changes in interest rates, for the first twelve months. Included in the interest-bearing liabilities subject to interest rate changes within three months are interest checking accounts and savings accounts which historically have not been as interest-sensitive as other types of interest-bearing deposits. The Bank appears to be asset-sensitive after the first twelve months.

Matching sensitive positions alone does not ensure that the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

MANAGEMENT'S DISCUSSION AND ANALYSIS

EARNINGS AND BALANCE SHEET ANALYSIS

2001 Compared to 2000 - On a tax-equivalent basis, net interest income for 2001 was $6.4 million, an increase of 7.7% from 2000. This growth resulted primarily from the higher levels of loans achieved in 2001. Lower overall yields on interest-earning assets during 2001, however, resulted in the Company's net interest margin declining 7 basis points from 3.96% for 2000 to 3.89% for 2001. Average interest-earning assets for 2001 increased $14.5 million, or 9.6%. This growth produced approximately $1.0 million in additional income. Average interest-bearing liabilities increased $10.0 million, or 8.2%, from 2000 and interest expense increased $.5 million, or 8.2%, over 2000. The overall rate paid on interest-bearing liabilities for the year 2001 remained unchanged from 2000; however, the increased volume of deposits taken as a whole generated a higher level of funding costs for the year.

The Company's investment portfolio decreased by $6.5 million on average to $49.7 million for 2001, mainly due to securities being called or repaid prior to their scheduled maturity dates.

In 2001, total loans grew $16.6 million, or 18.5%, to an average of $106.4 million. Nonfarm and nonresidential loans secured by real estate accounted for the majority of this increase.

Total average deposits increased $11.3 million, or 8.1%, from 2000 to an average of $151.0 million for 2001. Large denomination, time and demand deposits grew $6.4 million, $4.0 million and $1.5 million, respectively.

Noninterest income increased $94 thousand in 2001 compared to 2000. Although service charges on deposit accounts and other fees grew by $48 thousand and securities gains increased $44 thousand, lower levels of other income offset much of this growth. Noninterest expense was $3.5 million for 2001, an increase of 6.7% over the prior year. Salaries and benefits, the largest component of noninterest expense, grew principally due to normal merit increases.

The allowance for loan losses at December 31, 2001 was $1.3 million compared to $1.1 million a year earlier. The allowance for loan losses as a percentage of period end loans was 1.13% compared to 1.21% at year-end 2000. Net charge-offs were $276 thousand in 2001, compared to $1.0 million in 2000. The higher volume of charge-offs in 2000 were related to leases. Nonperforming loans totaled $705 thousand at December 31, 2001, a decline of 16.4% from 2000. This reduction was primarily due to a decrease in nonaccrual loans and foreclosed properties of $441 thousand.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This annual report contains forward-looking statements. The Company may also make written forward-looking statements in periodic reports to the Securities and Exchange Commission, proxy statements, offering circulars and prospectuses, press releases and other written materials and oral statements made by Cardinal Bankshares' officers, directors or employees to third parties. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions of the Company's management, and on information currently available to such management. Forward-looking statements include statements preceded by, followed by or that include the words "believes," "expects," "estimates," "anticipates," "plans," or similar expressions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Forward-looking statements involve inherent risks and uncertainties. Management cautions the readers that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic or business conditions may lead to a deterioration in credit quality or a reduced demand for credit; legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which Cardinal Bankshares is engaged; changes may occur in the securities markets; and competitors of the Company may have greater financial resources and develop products that enable such competitors to compete more successfully than Cardinal Bankshares.

Other factors that may cause actual results to differ from the forward-looking statements include the following: the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; changes in consumer spending and savings habits; the effects of competitors' pricing policies; the Company's success in managing the costs associated with the expansion of existing distribution channels and developing new ones, and in realizing increased revenues from such distribution channels, including cross-selling initiatives; and mergers and acquisitions and their integration into the Company and management's ability to manage these other risks.

Management of Cardinal Bankshares believes these forward-looking statements are reasonable; however undue reliance should not be placed on such forward-looking statements, which are based on current expectations.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Cardinal Bankshares may differ materially from those expressed in forward-looking statements contained in this report. Many of the factors that will determine these results and values are beyond the Company's ability to control or predict.

STAFF

                                    MAIN OFFICE
                                    -----------

       Sheena Akers                Ralph Edwards                Andrea Mollick
        Tara Akers                 Amanda Farmer                 Betty Moran
       Shelley Bond               Sandra Gallimore             Teresa Pendleton
      Jessica Bower                Regena Gibson                Gail Phillips
      Patricia Bower                Bud Gilliam                 Janet Roberson
      Regina Compton                 Gail Goad                    Jan Rorrer
      Beulah Correll                  Gay Grim                  Robin Sutphin
        Leslie Cox                  Lucy Harris                  Lisa Thomas
      Shelia Dehart                 Teresa Keith                Patsy Wallace
     Roger Dickerson             Michael McConnell                Gina West
      Vicky Diamond                Yara Middleton                Jeanne Woods

       CAVE SPRING                 CHRISTIANSBURG                 HILLSVILLE
    ----------------               --------------               --------------
      Heather Earley                Karen Bowman                Rebecca Adams
     Jessica Flinchum                 Kay King                   Louise Goad
       Kevin Harvey                 Sharon Zeman                Karen Pearman
    Jennifer Pastrana                                           Frances Sharpe

                                     WILLIS
                                     ------
                                  Karen Sutphin

BOARD OF DIRECTORS OF CARDINAL BANKSHARES AND BANK OF FLOYD

K. Venson Bolt                William R. Gardner, Jr.        Leon Moore

Joseph Howard Conduff         C. W. Harman                   Dorsey H. Thompson

                              Kevin D. Mitchell

OFFICERS OF CARDINAL BANKSHARES
-------------------------------------------------------------------------------------------------------------------
Leon Moore............................................Chairman of the Board, President, and Chief Executive Officer

K. Venson Bolt...........................................................................Vice Chairman of the Board

Ray A. Fleming.................................................Executive Vice President and Chief Financial Officer

Wanda M. Gardner................................................................Vice President and Internal Auditor

Annette V. Battle....................................................Executive Secretary and Secretary to the Board

OFFICERS OF BANK OF FLOYD

-------------------------------------------------------------------------------------------------------------------

                                    EXECUTIVE
Leon Moore.............................................Chairman of the Board, President and Chief Executive Officer

K. Venson Bolt...........................................................................Vice Chairman of the Board

Ray A. Fleming..................................................................Chief Financial Officer and Cashier

Fred L. Newhouse, Jr.......................................................................Executive Vice President

Dianne H. Hamm................................................................Vice President and Compliance Officer

Wanda M. Gardner................................................................Vice President and Internal Auditor

Sunny K. Cornwell........................................................Assistant Vice President and Credit Review

Annette V. Battle....................................................Executive Secretary and Secretary to the Board

C.W. Harman.......................................................................Assistance Secretary to the Board

                                   MAIN OFFICE

Marie V. Thomas..................................................................Vice President and Human Resources

Mary Ann Cox.............................................Assistant Vice President, Financial Products and Marketing

Lois A. Bond...............................................................................Assistant Vice President

Betty A. Whitlock..................................................Assistant Cashier and Manager of Data Processing

Patricia B. Spangler............................................................Assistant Cashier and Funds Manager

Ola Lee Driskell.................................................................Assistant Cashier and Loan Officer

Patricia K. Harris................................................................................Assistant Cashier

Carolyn W. Reed...................................................................................Assistant Cashier

Shelby L. Rutherford.......................................................................Administrative Assistant

                               CAVE SPRING OFFICE

Dennis D. McDaniel......................................................Assistant Vice President and Branch Manager

                              CHRISTIANSBURG OFFICE

Bill R. Hubble.............................................................................Assistant Vice President

                                HILLSVILLE OFFICE

Eugene G. Shockley......................................................Assistant Vice President and Branch Manager

STOCKHOLDER INFORMATION

ANNUAL MEETING

The annual meeting of shareholders will be held Wednesday, April 23, 2003, at 2:00 p.m. in the Bank of Floyd's conference room, 101 Jacksonville Circle, Floyd, Virginia.

REQUESTS FOR INFORMATION

Requests for information should be directed to Mrs. Annette Battle, Recording Secretary, at Bank of Floyd, Post Office Box 215, Floyd, Virginia, 24091; telephone (540) 745-4191. A copy of the Company's Form 10-KSB for 2002 can be obtained from the Securities and Exchange Commission's website at www.sec.gov after March 31, 2003 or upon request from the Company.

INDEPENDENT AUDITORS                                   STOCK TRANSFER AGENT

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

                   Member of Federal Reserve Bank of Richmond.

                                   ----------

                  Member of Federal Home Loan Bank of Atlanta.

                                   ----------

                                 BANKING OFFICES
                                 ---------------

        FLOYD OFFICE                                   CAVE SPRING OFFICE
   101 Jacksonville Circle                              4094 Postal Drive
    Floyd, Virginia 24091                            Roanoke, Virginia 24018
       (540) 745-4191                                   (540) 774-1111
         ATM location                                     ATM location
                            CHRISTIANSBURG OFFICE
                            Post Office Box 6113
                       Christiansburg, Virginia 24068
                               (540) 381-8121

        WILLIS OFFICE                                  HILLSVILLE OFFICE
     Floyd Highway South                              185 South Main Street
   Willis, Virginia 24380                               (276) 728-2341
       (540) 745-4191                                    ATM location