Form 10KSB, Exhibit 13
period 2003-12-31
CARDINAL BANKSHARES CORP
filed 2004-03-30
CIK 1022759

Cardinal Bankshares Corporation and Subsidiaries

2003 Annual Report

Market for the Company’s Common Stock, Related Stockholder Matters, Stock Prices and Dividends

The Company’s common stock is traded on the OTC Bulletin Board under the symbol CDBK. Some Internet sites providing stock quotations may require the use of CDBK.OB to access information about Cardinal’s stock. As of December 31, 2003, the Company had issued and outstanding 1,535,733 shares of common stock which were held by approximately 712 stockholders of record.

Set forth below are the high and low (bid quotations/sales prices), known to the management of the Company, for each quarter in the last three fiscal years, adjusted for a 3-for-1 stock split, effected in the form of a dividend, on April 25, 2001.

	2003		2002		2001
	High	Low	High	Low	High	Low
First Quarter	$24.25	$17.60	$17.00	$14.80	$13.33	$12.00
Second Quarter	20.50	18.75	23.00	15.25	15.00	12.67
Third Quarter	21.00	20.00	23.30	22.50	15.25	13.00
Fourth Quarter	21.70	19.75	23.47	22.35	16.00	15.00

Cash dividends paid in 2003, 2002 and 2001, were $722 thousand, $691 thousand, and $645 thousand, respectively.

Cardinal Bankshares Corporation and Subsidiaries

Selected Historical Financial Information

In thousands, except share and per share data	2003	2002	2001	2000	1999
Summary of Operations
Interest income	$9,874	$11,405	$12,572	$11,614	$10,994
Interest expense	3,809	4,965	6,474	5,982	5,603

Net interest income	6,065	6,440	6,098	5,632	5,391
Provision for loan losses	30	375	442	500	142
Noninterest income	874	806	594	500	442
Noninterest expense	4,322	3,756	3,528	3,307	3,076
Income taxes	562	729	632	499	650

Net income	$2,025	$2,386	$2,090	$1,826	$1,965

Per Share Data[1]
Basic earnings per share	$1.32	$1.55	$1.36	$1.22	$1.28
Diluted earnings per share	1.32	1.55	1.36	1.22	1.28
Cash dividends declared	0.47	0.45	0.42	0.39	0.37
Book value	15.92	15.12	13.97	12.81	11.57
Year-end Balance Sheet Summary
Assets	$186,412	$189,378	$185,798	$163,240	$158,140
Loans, net	119,033	113,324	113,207	92,602	87,685
Securities	40,929	45,854	45,032	57,303	52,383
Earning assets	174,502	176,798	176,402	154,883	148,878
Deposits	159,215	165,392	163,468	143,033	139,808
Stockholders’ equity	24,454	23,219	21,454	19,678	17,758
Shares outstanding	1,535,733	1,535,733	1,535,733	1,535,733	1,535,313
Average Daily Balance
Assets	$188,831	$184,556	$173,600	$159,698	$156,627
Loans, net	116,054	107,380	105,209	88,497	84,920
Securities	43,054	45,977	49,670	56,131	47,524
Earning assets	178,553	175,466	165,302	150,780	146,021
Deposits	162,857	161,282	151,020	139,717	137,558
Stockholders’ equity	24,051	22,451	20,953	18,609	17,800
Weighted average shares outstanding	1,535,733	1,535,733	1,535,733	1,500,927	1,535,403
Selected Ratios
Return on average assets	1.07%	1.29%	1.20%	1.14%	1.25%
Return on average equity	8.42%	10.60%	10.00%	9.80%	11.10%
Dividends declared as percent of net income	35.65%	28.96%	30.86%	31.87%	28.91%
Net interest margin (tax-equivalent basis)	3.57%	3.85%	3.89%	3.96%	3.92%
Allowance for loan losses as a percentage of total loans	1.41%	1.54%	1.14%	1.21%	1.86%
Average equity to average assets	12.74%	12.16%	12.07%	11.65%	11.36%
Risk-based capital	20.37%	19.80%	18.33%	20.09%	20.37%

1 Adjusted for the effects of a 3-for-1 stock split, effected in the form of a dividend, in 2001.

Cardinal Bankshares Corporation

Post Office Box 215

Floyd, Virginia 24091

To Our Shareholders, Customers and Friends:

It is a pleasure to present to you our 2003 Annual Report for Cardinal Bankshares Corporation. We are pleased to report that 2003 represented another year of achievement for Cardinal Bankshares, marked by increases in average balances for net loans, earning assets, deposits and stockholders’ equity, as well as important initiatives taken that will serve as a foundation for long-term earning growth.

As you review this report you will notice that our net income and net income per diluted share for 2003 were lower than 2002, although performance was still quite good. The decline in both measurements was primarily due to two unexpected matters, one of which is nonrecurring. Both matters, in our opinion, mask the true financial results of Cardinal Bankshares for 2003. The first source of unexpected expense was the proposed affiliation with MountainBank Financial Corporation. As you know, the shareholders did not approve the proposed transaction, so we had to expense the associated costs. The second source of additional expense was incurred in our defense of allegations brought by our former Chief Financial Officer, who claimed we violated the Sarbanes-Oxley Act of 2002. We clearly disagree with those claims and are defending this matter vigorously. Additional information regarding this issue is provided in the notes to consolidated financial statements. Together, these two items totaled over $400 thousand. Even with these unusual expenses, Cardinal performed well in comparison to its peer groups. Return on assets of 1.07% compared favorably with peer group averages of 1.12%. Bank of Floyd actually performed above its peer banks in many areas.

The Board of Directors’ decision to increase dividends during 2003 by 4.4% to $0.47 per share marked the twelfth consecutive year of increased dividends. This action reflects its understanding of the true core performance of Cardinal Bankshares during 2003, its acknowledgement of the capital strength of the Company, and its view of the long-term growth opportunities that exist for your Company in the years ahead.

We are excited about the investments for the future that we are making today. During 2003 we upgraded our mainframe system, gaining much needed processing efficiencies and capacity to absorb future growth plans for the Company. In 2004, we will install a new check imaging system and our own backup mainframe computer. We will be opening new branches in the Christiansburg and Roanoke markets. We will aggressively look for ways to diversify our earnings in order to take advantage of opportunities that add to our bottom line and provide additional services to our customers. We will add new members to our management team that will enable us to carry the Company forward both profitably and safely.

We look forward to 2004. The growth opportunities point to an exciting future for your Company. We approach the future with confidence because of the dedication and hard work of our staff and the insight and direction of our Board of Directors. We appreciate their efforts. We also want to express our gratitude to you for your continued support and patronage.

Sincerely,

/s/ Leon Moore

Leon Moore
Chairman, President & Chief Executive Officer

Independent Auditor’s Report

Board of Directors and Stockholders

Cardinal Bankshares Corporation

Floyd, Virginia

We have audited the consolidated balance sheets of Cardinal Bankshares Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Bankshares Corporation and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    Larrowe & Company, PLC

Galax, Virginia

January 9, 2004

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Balance Sheets

December 31, (In thousands)	2003	2002
Assets
Cash and due from banks	$3,419	$5,175
Interest-bearing deposits in banks	4,316	8,065
Federal funds sold	9,125	8,650
Investment securities available for sale, at fair value	21,771	27,963
Investment securities held to maturity	18,560	17,027
Restricted equity securities	598	864
Total loans	120,730	115,093
Allowance for loan losses	(1,697)	(1,769)

Net loans	119,033	113,324
Bank premises and equipment, net	2,437	2,160
Accrued interest receivable	883	1,049
Foreclosed properties	385	671
Bank owned life insurance	4,327	3,149
Other assets	1,558	1,281

Total assets	$186,412	$189,378

Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing deposits	$22,959	$21,036
Interest-bearing deposits	136,256	144,356

Total deposits	159,215	165,392
Securities sold under agreements to repurchase	1,826	—
Accrued interest payable	123	181
Other liabilities	794	586

Total liabilities	161,958	166,159

Commitments and contingencies	—	—
Stockholders’ equity
Common stock, $10 par value; 5,000,000 shares authorized; 1,535,733 shares issued and outstanding	15,357	15,357
Additional paid-in capital	2,925	2,925
Retained earnings	5,970	4,667
Accumulated other comprehensive income	202	270

Total stockholders’ equity	24,454	23,219

Total liabilities and stockholders’ equity	$186,412	$189,378

See Notes to Consolidated Financial Statements

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Statements of Income

Years ended December 31, (In thousands, except share and per share data)	2003	2002	2001
Interest income
Loans and fees on loans	$7,804	$8,670	$9,384
Federal funds sold and securities purchased under agreements to resell	119	208	277
Investment securities:
Taxable	961	1,434	1,916
Exempt from federal income tax	921	974	946
Deposits with banks	69	119	49

Total interest income	9,874	11,405	12,572

Interest expense
Deposits	3,781	4,965	6,471
Borrowings	28	—	3

Total interest expense	3,809	4,965	6,474

Net interest income	6,065	6,440	6,098
Provision for loan losses	30	375	442

Net interest income after provision for loan losses	6,035	6,065	5,656

Noninterest income
Service charges on deposit accounts	308	312	281
Other service charges and fees	86	81	77
Net realized gains on sales of securities	—	24	44
Income on bank owned life insurance	178	149	—
Other income	302	240	192

Total noninterest income	874	806	594

Noninterest expense
Salaries and employee benefits	2,479	2,272	2,160
Occupancy and equipment	553	541	523
Foreclosed assets, net	36	3	7
Other operating expense	1,254	940	838

Total noninterest expense	4,322	3,756	3,528

Income before income taxes	2,587	3,115	2,722
Income tax expense	562	729	632

Net income	$2,025	$2,386	$2,090

Basic earnings per share	$1.32	$1.55	$1.36

Diluted earnings per share	$1.32	$1.55	$1.36

Weighted average basic shares outstanding	1,535,733	1,535,733	1,535,733

Weighted average diluted shares outstanding	1,535,733	1,535,733	1,535,733

See Notes to Consolidated Financial Statements

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2000	$5,119	$2,925	$11,765	$(131)	$19,678
Comprehensive income
Net income	—	—	2,090	—	2,090
Net unrealized securities gains arising during the period, net of taxes of $185	—	—	—	360	360
Realized securities gains, net of taxes of $(15)	—	—	—	(29)	(29)

Total comprehensive income					2,421
Cash dividends declared
($0.42 per share)	—	—	(645)	—	(645)
Stock split, effected in the form of a dividend	10,238	—	(10,238)	—	—

Balance, December 31, 2001	15,357	2,925	2,972	200	21,454
Comprehensive income
Net income	—	—	2,386	—	2,386
Net unrealized securities gains arising during the period, net of taxes of $44	—	—	—	86	86
Realized securities gains, net of taxes of $(8)	—	—	—	(16)	(16)

Total comprehensive income					2,456
Cash dividends declared
($0.45 per share)	—	—	(691)	—	(691)

Balance, December 31, 2002	15,357	2,925	4,667	270	23,219
Comprehensive income
Net income	—	—	2,025	—	2,025
Net unrealized securities gains arising during the period, net of taxes of $(36)	—	—	—	(68)	(68)

Total comprehensive income					1,957
Cash dividends declared
($0.47 per share)	—	—	(722)	—	(722)

Balance, December 31, 2003	$15,357	$2,925	$5,970	$202	$24,454

See Notes to Consolidated Financial Statements

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Years ended December 31, (In thousands)	2003	2002	2001
Cash flows from operating activities
Net income	$2,025	$2,386	$2,090
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	245	262	250
Accretion of discount on securities, net of amortization of premiums	2	(5)	(9)
Provision for loan losses	30	375	442
Deferred income taxes	(32)	(171)	(36)
Net realized (gains) losses on securities	—	(24)	(44)
Deferred compensation and pension expense	(9)	(63)	6
Changes in assets and liabilities:
Accrued income	166	22	217
Other assets	(101)	(756)	1,110
Accrued interest payable	(58)	(117)	25
Other liabilities	217	71	316

Net cash provided by operating activities	2,485	1,980	4,367

Cash flows from investing activities
Net (increase) decrease in interest-bearing deposits in banks	3,749	(7,869)	(196)
Net (increase) decrease in federal funds sold	(475)	10,340	(14,515)
Purchases of investment securities	(18,332)	(17,255)	(10,266)
Sales of available for sale securities	—	2,020	1,000
Maturities of investment securities	22,885	14,548	22,092
Redemption of restricted equity securities	265	—	—
Net increase in loans	(5,739)	(492)	(21,047)
Net purchases of property and equipment	(521)	(120)	(65)
Investment in bank owned life insurance	(1,000)	(3,000)	—

Net cash used by investing activities	832	(1,828)	(22,997)

Cash flows from financing activities
Net increase in noninterest-bearing deposits	1,923	929	1,761
Net increase in interest-bearing deposits	(8,100)	995	18,673
Net increase in other borrowings	1,826	—	—
Dividends paid	(722)	(691)	(645)

Net cash provided by financing activities	(5,073)	1,233	19,789

Net increase (decrease) in cash and cash equivalents	(1,756)	1,385	1,159
Cash and cash equivalents, beginning	5,175	3,790	2,631

Cash and cash equivalents, ending	$3,419	$5,175	$3,790

Supplemental disclosures of cash flow information
Interest paid	$3,867	$5,082	$6,449

Income taxes paid	$581	$806	$402

See Notes to Consolidated Financial Statements

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Cardinal Bankshares Corporation (the “Company”) was incorporated as a Virginia corporation on March 12, 1996 to acquire the stock of Bank of Floyd (the “Bank”). The Bank was acquired by the Company on June 30, 1996.

Bank of Floyd and its wholly-owned subsidiary, FBC, Inc., are incorporated and operate under the laws of the Commonwealth of Virginia. As a state chartered Federal Reserve member, the Bank is subject to regulation by the Virginia Bureau of Financial Institutions and the Federal Reserve. The Bank serves the counties of Floyd, Carroll, Montgomery, and Roanoke, Virginia and the City of Roanoke, Virginia, through five banking offices. FBC, Inc.’s assets and operations consist primarily of annuity sales and minority interests in an insurance company and a title insurance company.

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

Critical Accounting Policies

The notes to the Company’s audited consolidated financial statements contain a summary of significant accounting policies. Management believes the policies with respect to the methodology for the determination of the allowance for loan losses involves a high degree of complexity. Management must make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and Board of Directors.

Business Segments

The Company reports its activities as a single business segment. In determining proper segment definition, the Company considers the materiality of the potential segment and components of the business about which financial information is available and regularly evaluated, relative to resource allocation and performance assessment.

Advertising Expense

The Company expenses advertising costs as they are incurred. Advertising expense for the years presented is not material to the financial statements.

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

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Use of Estimates, continued

The majority of the Company’s loan portfolio consists of loans in Southwest Virginia. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but is influenced by the agricultural, textile and governmental segments.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Company’s allowances for loan and foreclosed real estate losses. Such agencies may require additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Cash Equivalents

For purpose of presentation in the consolidated statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks.”

Interest-Bearing Deposits in Banks

Interest-bearing deposits in banks mature in one year and are carried at cost.

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

Unrealized holding gains and losses, net of tax, on available for sale securities are reported as a net amount in a separate component of stockholders’ equity. Realized gains and losses on the sale of available for sale securities are recorded on the trade date and are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held to maturity and available for sale securities below cost, that are other than temporary, are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off, are reported at their outstanding principal amount adjusted for charge-offs, the allowance for loan losses, deferred fees and costs on originated loans, and unamortized premiums or discounts on purchased loans.

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

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. When facts and circumstances indicate the borrower has regained the ability to meet required payments, the loan is returned to accrual status. Past due status of the loan is determined based on contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

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

Years
Buildings and improvements	20-40
Furniture and equipment	5-20

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

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Comprehensive Income

Annual comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investments by, and distributions to, stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

Financial Instruments

Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. In addition, forwards and option contracts must reduce an exposure’s risk, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring. All derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading.

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

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Note 2. Restrictions on Cash and Due from Banks

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $1.0 million and $980 thousand for the two week periods including December 31, 2003 and 2002, respectively.

Note 3. Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities and their approximate fair values at December 31 follow:

2003 (In thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available for sale
U.S. Government agency securities	$3,000	$1	$—	$3,001
State and municipal securities	2,029	96	—	2,125
Mortgage-backed securities	14,454	192	115	14,531
Other securities	1,982	132	—	2,114

	$21,465	$421	$115	$21,771

Held to maturity
State and municipal securities	$17,736	$1,040	$16	$18,760
Mortgage-backed securities	824	—	20	804

	$18,560	$1,040	$36	$19,564

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Securities, continued

2002 (In thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available for sale
U.S. Government agency securities	$6,785	$39	$—	$6,824
State and municipal securities	2,629	71	—	2,700
Mortgage-backed securities	15,641	353	54	15,940
Other securities	2,499	67	67	2,499

	$27,554	$530	$121	$27,963

Held to maturity
State and municipal securities	$17,017	$1,017	$—	$18,034
Mortgage-backed securities	10	—	—	10

	$17,027	$1,017	$—	$18,044

Restricted equity securities consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and The Federal Reserve of Richmond (Federal Reserve), which are upstream correspondents of the Bank. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow from it. The Bank is required to hold that stock so long as it borrows from the FHLB. The Federal Reserve requires banks to purchase stock as a condition of membership in the Federal Reserve system.

Investment securities with amortized cost of approximately $10.5 million and $11.2 million at December 31, 2003 and 2002, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Gross realized gains and losses for the years ended December 31 are as follows:

(In thousands)	2003	2002	2001
Realized gains, available for sale securities	$—	$24	$44
Realized losses, available for sale securities	—	—	—

	$—	$24	$44

The scheduled maturities of debt securities available for sale and held to maturity at December 31, 2003, were as follows:

(In thousands)	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$29	$30	$665	$667
Due after one year through five years	4,351	4,392	5,170	5,466
Due after five years through ten years	2,308	2,378	6,932	7,452
Due after ten years	14,777	14,971	5,793	5,979

	$21,465	$21,771	$18,560	$19,564

For mortgage-backed securities, the Company reports maturities based on anticipated lives. Actual results may differ due to interest rate fluctuations.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Securities, continued

The following table shows the unrealized losses and related fair values in the Company’s held to maturity and available for sale investment securities portfolios. This information is aggregated by investment category and by the length of time that individual securities have been in a continuous unrealized loss position at December 31, 2003.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State and municipal securities	$1,185	$16	$—	$—	$1,185	$16
Mortgage - backed securities	5,946	92	3,081	42	9,027	134

Total temporarily impaired securities	$7,131	$108	$3,081	$42	$10,212	$150

Management considers the nature of the investment, the underlying causes of the decline in market or fair value, the severity and duration of the decline and other evidence, on a security-by-security basis, in determining if the decline in fair value is other than temporary.

Management does not believe that the unrealized losses represent other than temporary declines in fair value. The investments are rate sensitive and change in value in direct correlation to changes in interest rates. Management further believes, the unrealized losses are not due to credit risk, and will be recovered through either accretion of discounts into income or maturity of the bonds at par value.

Note 4. Loans Receivable

The major components of loans in the Consolidated Balance Sheets are summarized below:

December 31, (In thousands)	2003	2002
Commercial	$6,163	$6,773
Real estate
Construction and land development	7,212	2,188
Residential, 1-4 families	30,293	29,811
Residential, 5 or more families	4,880	3,238
Farmland	3,303	3,148
Nonfarm, nonresidential	65,732	65,892
Agricultural	813	1,082
Consumer	2,568	3,069
Other	93	230

Gross loans	121,057	115,431
Unearned discount and net deferred loan fees and costs	(327)	(338)

Total loans	120,730	115,093
Allowance for loan losses	(1,697)	(1,769)

Net loans	$119,033	$113,324

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

Years ended December 31, (In thousands)	2003	2002	2001
Balance, at January 1	$1,769	$1,300	$1,134
Provision charged to expense	30	375	442
Recoveries of amounts charged off	30	190	208
Amounts charged off	(132)	(96)	(484)

Balance, at December 31	$1,697	$1,769	$1,300

The following is a summary of information pertaining to impaired loans at December 31:
(In thousands)		2003	2002
Impaired loans without a valuation allowance		$—	$—
Impaired loans with a valuation allowance		2,816	144

Total impaired loans		$2,816	$144

Valuation allowance related to impaired loans		$84	$72

	2003	2002	2001
Average investment in impaired loans	$1,458	$18	$631

Interest income recognized for the year	$67	$11	$57

Interest income recognized on a cash basis for the year	$40	$9	$35

The Company is not committed to advance additional funds in connection with impaired loans.

Nonaccrual loans and loans past due 90 days or more at December 31, 2003, were $2.8 million and $15 thousand, respectively. At December 31, 2002, those amounts were $0 and $100 thousand, respectively.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Bank Premises and Equipment

Bank premises and equipment included in the Consolidated Balance Sheets are as follows:

December 31, (In thousands)	2003	2002
Land	$704	$378
Bank premises	2,686	2,684
Furniture and equipment	2,321	2,147

Total	5,711	5,209
Less accumulated depreciation	(3,274)	(3,049)

Bank premises and equipment, net	$2,437	$2,160

The Bank has entered into long-term leases for two of its branch banking facilities under agreements accounted for as operating leases. These leases expire between 2005 and 2006, including the exercise of renewal options ranging from one to two years. Future minimum lease payments total $9 thousand annually. Rental expense was $9 thousand per year for 2003, 2002 and 2001.

Note 7. Maturities of Certificates

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was $17.1 million and $23.2 million, respectively. At December 31, 2003, the scheduled maturities of time deposits are as follows:

(In thousands)
2004	$41,493
2005	14,431
2006	7,062
2007	8,295
2008	12,884

Total	$84,165

Note 8. Borrowings

Short-term debt consists of securities sold under agreements to repurchase, which generally mature within one day of the transaction date. Additional information is summarized below:

	2003	2002
Outstanding balance at December 31	$1,286	$—

Year-end weighted average rate	2.10%	—%

Daily average outstanding during the period	$1,263	$—

Average rate for the year	2.22%	—%

Maximum outstanding at any month-end during the period	$2,849	$—

The Company has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $10.3 million and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $22 million. Additional amounts are available from the Federal Home Loan Bank, with additional collateral. At December 31, 2003 and 2002, there were no amounts outstanding under these agreements.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9. Employee Benefit Plan

The Bank has a qualified noncontributory, defined benefit pension plan which covers substantially all of its employees. The benefits are primarily based on years of service and earnings. The following is a summary of the plan’s funded status:

December 31, (In thousands)		2003	2002
Change in benefit obligation
Benefit obligation at beginning of year		$2,115	$1,665
Service cost		137	113
Interest cost		148	124
Actuarial (gain) loss		166	254
Benefits paid		(49)	(41)

Benefit obligation at end of year		$2,517	$2,115

Change in plan assets
Fair value of plan assets at beginning of year		$1,464	$1,466
Actual return on plan assets		256	(103)
Employer contribution		177	142
Benefits paid		(49)	(41)

Fair value of plan assets at end of year		$1,848	$1,464

Change in prepaid (accrued) benefit cost
Prepaid (accrued) benefit cost, beginning		$(121)	$(151)
Contributions		177	142
Pension cost		(177)	(112)

Prepaid (accrued) benefit cost, ending		$(121)	$(121)

Funded status		$(669)	$(651)
Unrecognized transitional net assets		(24)	(28)
Unrecognized prior service cost		48	54
Unrecognized net actuarial (gain) loss		524	504

Prepaid (accrued) benefit cost		$(121)	$(121)

Weighted-average assumptions as of December 31
Discount rate		6.5%	7.0%
Expected return on plan assets		8.5%	9.0%
Rate of compensation increase		5.0%	5.0%

	2003	2002	2001
Components of net periodic benefit cost
Service cost	$137	$113	$117
Interest cost	148	124	115
Return on plan assets	(256)	103	223
Originating unrecognized asset gain (loss)	131	(230)	(360)
Amortization	2	2	2
Recognized net actuarial (gain) loss	15	—	(5)

Net periodic benefit cost	$177	$112	$92

The accumulated benefit obligation for the defined benefit pension plan was $1.6 million and $1.3 million at December 31, 2003 and 2002.

Contributions are expected to be approximately $199 thousand in 2004.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9. Employee Benefit Plan, continued

The plan sponsor selects the expected long-term rate-of-return-on-assets assumption in consultation with their investment advisors and actuary, and with concurrence from their auditors. This rate is intended to reflect the average rate of earnings expected to be earned on the funds invested or to be invested to provide plan benefits. Historical performance is reviewed, especially with respect to real rates of return (net of inflation), for the major asset classes held or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience, that may not continue over the measurement period, with higher significance placed on current forecasts of future long-term economic conditions.

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes. Further, solely for this purpose, the plan is assumed to continue in force and not terminate during the period during which assets are invested. However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the trust, and expenses (both investment and non-investment) typically paid from plan assets (to the extent such expenses are not explicitly estimated within periodic cost).

The Company’s defined benefit pension plan’s weighted-average asset allocations at December 31, by asset category are as follows:

	2003	2002
Mutual funds – fixed income	40%	40%
Mutual funds – equity	60%	60%

Total	100%	100%

The trust fund is sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return, with a targeted asset allocation of 40% fixed income and 60% equities. The investment advisor selects investment fund managers with demonstrated experience and expertise, and funds with demonstrated historical performance, for the implementation of the plan’s investment strategy. The investment advisor will consider both actively and passively managed investment strategies and will allocate funds across the asset classes to develop an efficient investment structure.

It is the responsibility of the trustee to administer the investments of the trust within reasonable costs, being careful to avoid sacrificing quality. These costs include, but are not limited to, management and custodial fees, consulting fees, transaction costs and other administrative costs chargeable to the trust.

Note 10. Deferred Compensation and Life Insurance

Deferred compensation plans have been adopted for certain members of the Board of Directors for future compensation upon retirement. Under plan provisions aggregate annual payments ranging from $2 thousand to $8 thousand are payable for ten years certain, generally beginning at age 65. Liability accrued for compensation deferred under the plan amounts to $101 thousand and $110 thousand at December 31, 2003 and 2002, respectively.

Charges to income are based on present value of future cash payments, discounted at 8%, and amounted to $17 thousand, $14 thousand and $12 thousand for 2003, 2002 and 2001, respectively.

The Bank is owner and beneficiary of life insurance policies on these directors. Policy cash values, net of policy loans, totaled $87 thousand and $72 thousand at December 31, 2003 and 2002, respectively.

In 2002, the Bank adopted a supplemental executive retirement plan to provide benefits for a member of management. Under plan provisions, aggregate fixed payments of $45 thousand are payable for 20 years certain, beginning in 2007. The liability is calculated by discounting the anticipated future cash flows at 6.10%. The liability accrued for this obligation was $165 thousand and $76 thousand at December 31, 2003 and 2002, respectively.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11. Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows:

December 31, (In thousands)	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$3,419	$3,419	$5,175	$5,175
Interest-bearing deposits with banks	4,316	4,316	8,065	8,065
Federal funds sold	9,125	9,125	8,650	8,650
Securities, available-for-sale	21,771	21,771	27,963	27,963
Securities, held to maturity	18,560	19,590	17,027	18,044
Restricted equity securities	598	598	864	864
Total loans	120,730	121,795	113,324	116,128
Financial liabilities
Deposits	159,215	162,421	165,392	171,822
Securities sold under agreements to repurchase	1,826	1,826	—	—

Note 12. Income Taxes

The components of income tax expense (benefit) are as follows:

Years ended December 31, (In thousands)	2003	2002	2001
Current taxes – federal	$530	$900	$668
Deferred taxes – federal	32	(171)	(36)

Income tax expense	$562	$729	$632

A reconciliation of the expected income tax expense computed by applying the federal statutory rate of 34% to income included in the consolidated statements of income follows:

Years ended December 31, (In thousands)	2003	2002	2001
Expected tax expense	$879	$1,059	$926
Tax exempt interest	(314)	(334)	(334)
Other	(3)	4	40

Income tax expense	$562	$729	$632

The tax effects of temporary timing differences that give rise to significant portions of the net deferred tax assets and deferred tax liabilities are presented below:

December 31, (In thousands)	2003	2002
Deferred tax assets
Allowance for loan and other real estate losses	$446	$436
Deferred loan interest, fees	111	143
Employee benefit liabilities	161	123
Other valuation reserves	51	60

Total deferred tax assets	769	762

Deferred tax liabilities
Net unrealized appreciation on securities available for sale	(104)	(139)
Depreciation	(116)	(79)
Accretion of discount on investment securities	(36)	(34)

Total deferred tax liabilities	(256)	(252)

Net deferred tax asset	$513	$510

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13. Commitments and Contingencies

Litigation

Cardinal was named as a defendant in a complaint filed by a former employee with the United States Department of Labor under Section 806 of the Sarbanes-Oxley Act. The plaintiff alleged in his complaint that his termination in October, 2002 violated the Act. He is seeking reinstatement, back pay and damages. The Company maintains that the independent members of Cardinal’s Board of Directors terminated the plaintiff lawfully because he refused to comply with the directives of the Audit Committee in their attempt to look into certain matters raised by the plaintiff. The Audit Committee, after full investigation, later concluded that the matters raised by the plaintiff had no merit. The Board’s decision was initially upheld by the Department of Labor. The plaintiff appealed that decision. The Department of Labor Administrative Law Judge reversed the earlier decision in Cardinal’s favor and entered a decision in favor of the plaintiff in January 2004. Cardinal appealed that decision. The Administrative Review Board of the Department of Labor agreed to review the decision of the Administrative Law Judge in February 2004. Their decision to review suspended the decision of the Administrative Law Judge prior to any determination of damages by the Administrative Law Judge. The matter is presently before the Administrative Review Board. Cardinal intends to pursue its appeal rights vigorously and believes that the Administrative Law Judge’s decision is erroneous, factually and legally. However, should the Administrative Law Judge’s decision be upheld, Cardinal estimates the damages recoverable by the plaintiff would not exceed $150,000.

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

The Company’s exposure to loan loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of commitments at December 31 is as follows:

December 31, (In thousands)	2003	2002
Commitments to extend credit	$3,588	$7,537
Standby letters of credit	710	659

	$4,298	$8,196

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate and income producing commercial properties.

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

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13. Commitments and Contingencies, continued

Concentrations of Credit Risk

The majority of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area. The majority of such customers are depositors of the Bank. Investments in state and municipal securities involve governmental entities within and outside the Company’s market area. The concentrations of credit by type of loan are set forth in the Loans Receivable note. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $2.5 million.

Although the Company has a reasonably diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon economic conditions in and around Floyd, Carroll, Montgomery, and Roanoke Counties and the City of Roanoke, Virginia. A significant amount of the real estate loans set forth in the Loans Receivable note are secured by commercial real estate. In addition, the Company has a loan concentration relating to customers who are motel, hotel, and bed-and-breakfast owners and operators. Total loans and loan commitments to this industrial group amounted to approximately $16.8 million and $17.7 million at December 31, 2003 and 2002, respectively.

The Company has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

Note 14. Regulatory Matters

Dividends

The Company’s dividend payments are made from dividends received from the Bank. The Bank, as a Virginia banking corporation, may pay dividends only out of its retained earnings. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $1.6 million at December 31, 2003. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2003.

Capital Requirements

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 14. Regulatory Matters, continued

Capital Requirements, continued

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category.

The Company and the Bank’s actual capital amounts and ratios are also presented in the following table.

	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
In thousands	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2003
Total capital to risk-weighted assets
Consolidated	$25,839	20.37%	$10,147	8.00%	n/a	n/a
Bank of Floyd	17,279	14.21%	9,728	8.00%	$12,160	10.00%
Tier I capital to risk-weighted assets
Consolidated	24,252	19.12%	5,074	4.00%	n/a	n/a
Bank of Floyd	15,759	12.96%	4,864	4.00%	7,296	6.00%
Tier I capital to average assets
Consolidated	24,252	12.95%	7,490	4.00%	n/a	n/a
Bank of Floyd	15,759	8.65%	7,290	4.00%	9,112	5.00%
December 31, 2002
Total capital to risk-weighted assets
Consolidated	$24,499	19.80%	$9,900	8.00%	n/a	n/a
Bank of Floyd	15,631	12.99%	9,628	8.00%	$12,035	10.00%
Tier I capital to risk-weighted assets
Consolidated	22,949	18.54%	4,950	4.00%	n/a	n/a
Bank of Floyd	14,124	11.74%	4,814	4.00%	7,221	6.00%
Tier I capital to average assets
Consolidated	22,949	12.37%	7,424	4.00%	n/a	n/a
Bank of Floyd	14,124	7.77%	7,275	4.00%	9,093	5.00%

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

Aggregate loan transactions with related parties were as follows:

December 31, (In thousands)	2003	2002
Balance, beginning	$1,177	$874
Additions	217	340
Repayments	(233)	(190)
Relationship changes	—	153

Balance, ending	$1,161	$1,177

Note 16. Parent Company Financial Information

Condensed financial information of Cardinal Bankshares Corporation is presented as follows:

Balance Sheets

December 31, (In thousands)	2003	2002
Assets
Cash due from banks	$2,371	$4,229
Investment securities available for sale, at fair value	782	673
Total loans	4,455	2,535
Allowance for loan losses	(25)	(25)

Net loans	4,430	2,510

Investment in affiliate bank at equity	15,930	14,435
Other assets	942	1,374

Total assets	$24,455	$23,221

Liabilities
Other liabilities	$1	$2

Total liabilities	1	2

Stockholders’ equity
Common stock	15,357	15,357
Additional paid-in capital	2,925	2,925
Retained earnings	5,970	4,667
Accumulated other comprehensive income	202	270

Total stockholders’ equity	24,454	23,219

Total liabilities and stockholders’ equity	$24,455	$23,221

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 16. Parent Company Financial Information, continued

Statements of Income

Years ended December 31, (In thousands)	2003	2002	2001
Income
Dividends from affiliate bank	$722	$755	$3,500
Interest on loans	210	225	211
Interest on investment securities	61	54	—

Total income	993	1,034	3,711

Expenses
Management and professional fees	684	280	251
Other expenses	94	38	45

Total expenses	778	318	296

Income before income tax benefit and equity in undistributed net income of subsidiaries	215	716	3,415
Income tax benefit	175	5	29

Income before equity in undistributed net income of subsidiaries	390	721	3,444
Equity in undistributed net income of subsidiaries	1,635	1,665	(1,354)

Net income	$2,025	$2,386	$2,090

Statements of Cash Flows

Years ended December 31, (In thousands)	2003	2002	2001
Cash flows from operating activities
Net income	$2,025	$2,386	$2,090
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization	—	—	3
Equity in undistributed income of subsidiaries	(1,635)	(1,665)	1,354
Net change in other assets	395	(1,286)	762
Net change in other liabilities	(1)	(22)	24

Net cash provided (used) by operating activities	784	(587)	4,233

Cash flows from investing activities
Net (increase) decrease in loans	(1,920)	560	(1,050)
Purchases of investment securities	—	(750)	—

Net cash provided (used) by investing activities	(1,920)	(190)	(1,050)

Cash flows from financing activities
Dividends paid	(722)	(691)	(645)

Net cash used by financing activities	(722)	(691)	(645)

Net increase (decrease) in cash and cash equivalents	(1,858)	(1,468)	2,538
Cash and cash equivalents, beginning	4,229	5,697	3,159

Cash and cash equivalents, ending	$2,371	$4,229	$5,697

Management’s Discussion and Analysis

Overview

Management’s Discussion and Analysis is provided to assist in the understanding and evaluation of Cardinal Bankshares Corporation’s financial condition and its results of operations. The following discussion should be read in conjunction with the Corporation’s consolidated financial statements. Certain previously reported amounts have been reclassified to conform to current presentations.

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

Cardinal Bankshares reported net income for the year 2003 of $2.0 million compared to $2.4 million reported in 2002. Net income per diluted share was $1.32, $.23 lower than the $1.55 reported for the prior year. The decline in net income was primarily attributable to two events which are considered to be uncharacteristic of the Company’s normal results of operation. The first is the Company’s recognition during the year of approximately $258 thousand, or $170 thousand net of taxes, in expenses related to the proposed merger with MountainBank Financial Corporation. On February 26, 2003, the Registrant’s shareholders failed to ratify and approve the proposed merger.

The second event relates to expenses incurred defending a complaint filed with the U.S. Department of Labor (“DOL”) by a former employee in December 2002 claiming that his discharge violated the Sarbanes-Oxley Act of 2002. The complaint was initially reviewed by the DOL finding that the employee was not dismissed for protected activity but for legitimate business reasons. The former employee appealed the decision and under DOL procedures, the appeal automatically resulted in a trial of the former employee’s allegations before a DOL Administrative Law Judge. In January 2004, the Administrative Law Judge reversed the earlier decision in Cardinal’s favor and entered a decision in favor of the former employee. Cardinal has appealed that decision. The Administrative Review Board of the DOL agreed to review the decision of the Administrative Law Judge in February 2004. The matter is presently before the Administrative Review Board. Cardinal intends to vigorously pursue its appeal rights and believes that the Administrative Law Judge’s decision is erroneous, factually and legally. Expenses incurred during 2003 related to this matter, principally legal, totaled approximately $154 thousand, or $102 thousand net of taxes. The combined cost of these two events totaled approximately $412 thousand, or $272 thousand net of taxes.

Excluding the effect of the proposed merger expenses and the costs associated with the employee matter; Cardinal Bankshares would have reported net income of $2.3 million, or $1.50 per diluted share for 2003.

Net interest income, on a taxable equivalent basis, was $6.4 million, lower by $380 thousand from $6.8 million in 2002. This decline was driven primarily by the 133 basis point reduction in average yield on the Company’s loan portfolio and the 146 basis point drop in average yield earned on taxable investment securities. While the rates paid on total interest-bearing deposits for 2003 declined 84 basis points compared to 2002, the favorable impact on net interest income brought about by the lower average rate was not sufficient to offset the decline in income from interest-earning assets. Noninterest income grew by 8.4% to $874 thousand for 2003 compared to $806 thousand for 2002. Noninterest expense increased by 15.1% to $4.3 million compared to $3.8 million in 2002, mainly due to the unusal expense related to the two items discussed above.

Earning assets averaged $178.6 million, compared to $175.5 million in 2002, the increase driven primarily by an overall increase in the average loan portfolio of 8.1%. Real estate loan categories acccounted for the majority of the loan growth, with the construction and land development portfolio showing the largest gain. Average securities

Management’s Discussion and Analysis

declined $2.9 million in 2003, due largely to issuer calls of U.S. Government Agency securities and paydowns on mortgage-backed securities. Federal funds sold and deposits in other banks decreased $2.5 million and $357 thousand, respectively, on average.

Interest-bearing liabilities averaged $142.1 million, up approximately $1.0 million from 2002. While there was modest overall growth within interest-bearing liabilities, there was a noticable shift of balances within the deposits categories. Savings deposits experienced the most significant change, reflecting the decision by many depositors to ride out the current low interest rate environment by shifting maturing time deposits and certificates of deposits into savings accounts, a trend which will begin to reverse itself once economic conditions change and interest rates begin to rise again.

Stockholders’ equity grew 7.1% to an average of $24.1 million in 2003 from $22.5 million in 2002. The return on average assets and average equity decreased to 1.07% and 8.42%, respectively for 2003 compared to 1.29% and 10.60%, respectively, for 2002. The change in both ratios reflect the adverse effect on earnings of the two unusual matters discussed earlier. Book value per share was $15.92 at December 31, 2003, compared to $15.12 at year-end 2002, representing an increase of 5.3%.

Management’s Discussion and Analysis

Table 1. Average Balances and Interest Rates (Taxable Equivalent Basis)

Years ended December 31, (In thousands)	2003			2002			2001
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Assets:
Interest-earning assets:
Deposits in other banks	$6,350	$69	1.08%	$6,707	$119	1.77%	$1,620	$49	3.02%
Taxable investment securities	23,549	961	4.08%	25,880	1,433	5.54%	29,669	1,916	6.46%
Nontaxable investment securities	19,505	1,234	6.32%	20,097	1,293	6.43%	20,001	1,268	6.34%
Federal funds sold	11,354	119	1.05%	13,884	208	1.50%	7,644	277	3.62%
Loans	117,795	7,806	6.63%	108,898	8,672	7.96%	106,368	9,395	8.83%

Total interest-earning assets	178,553	10,189	5.71%	175,466	11,725	6.68%	165,302	12,905	7.81%

Noninterest-earning assets:
Cash and due from banks	3,350			3,027			3,567
Premises and equipment	2,172			2,263			2,534
Other assets	6,497			5,318			3,356
Allowance for loan losses	(1,741)			(1,518)			(1,159)

Total assets	$188,831			$184,556			$173,600

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest checking	$12,637	50	0.40%	$12,538	116	0.92%	$10,513	$204	1.94%
Savings deposits	35,177	562	1.60%	29,053	675	2.32%	20,195	620	3.07%
Time deposits	71,444	2,513	3.52%	75,989	3,286	4.32%	77,663	4,423	5.70%
Large denomination deposits	21,531	656	3.05%	23,518	888	3.78%	23,629	1,224	5.18%
Securities purchased under agreements to resell	1,263	28	2.22%	—	—	—	—	—	—
Federal Home Loan Bank borrowings	—	—	—	—	—	—	164	3	1.83%

Total interest-bearing liabilities	142,052	3,809	2.68%	141,098	4,965	3.52%	132,164	6,474	4.90%

Noninterest-bearing liabilities:
Demand deposits	22,068			20,184			19,020
Other liabilities	660			823			1,463

Total liabilities	164,780			162,105			152,647
Stockholders’ equity	24,051			22,451			20,953

Total liabilities and stockholders’ equity	$188,831			$184,556			$173,600

Net interest earnings		$6,380			$6,760			$6,431

Net interest spread (1)			3.02%			3.16%			2.91%

Net interest margin (2)			3.57%			3.85%			3.89%

Taxable equivalent adjustment		$314			$320			$333

(1)	Net interest spread is the difference between the average interest rate received on earning assets and the average interest rate paid for interest-bearing liabilities.

(2)	Net interest margin is calculated by dividing taxable equivalent net interest earnings by total average earning assets.

Management’s Discussion and Analysis

Net Interest Income

Net interest income, the primary source of the Company’s earnings, is the amount by which interest and fee income generated by earning assets exceeds the interest paid on interest-bearing liabilities. Earning assets are comprised of loans, securities, federal funds sold and interest-bearing deposits in other banks. Interest-bearing liabilities consist of deposits, federal funds purchased and securities sold under agreements to repurchase. The volume and the general level of interest rates among earning assets and interest-bearing liabilities effect net interest income. Table 1 shows the average balance sheets for each of the years ended December 31, 2003, 2002 and 2001. In addition, the amounts of interest earned on earning assets, with related yields, and the interest paid on interest-bearing liabilities, together with rates, are shown. Loans placed on a nonaccrual status are included in the balances and were included in the computation of yields, upon which they had an immaterial effect. Interest on earning assets is on a taxable equivalent basis, which is computed using the federal corporate income tax rate of 34% for all three years.

Net interest income, on a taxable equivalent basis, was $6.4 million, a decrease of 5.6%, or $380 thousand from the $6.7 million in 2002. The net interest margin was 3.57% for 2003, down 28 basis points from the 3.85% reported in 2002. While the overall yield on earning assets declined 97 basis points, the effect of the 84 basis point drop in cost of funds served to partially offset the lower yield on earning assets and support the net interest margin.

As illustrated in Table 2, the effect of the overall lowering of interest rates on the variable or floating rate portion of the Company’s loan portfolio, as it re-prices in the current declining rate environment, is evident in the $1.7 million reduction in loan interest income due to rate. The net increase in loan volume did, however, serve to offset this decline by approximately fifty percent as $821 thousand in income was contributed by the volume increase.

The other asset category that had a marked impact on interest earnings was the reduction in the Company’s investment securities portfolio. Issuer calls of securities, principally U.S. Government Agency securities, totaling approximately $8.8 million, and increased speeds with which homeowners paid down their mortgages resulted in a decline of over $11 million in the mortgage-backed securities portfolio, which resulted in lower interest income due to these changes in volume of $158 thousand. Over $18 million in investment securities were purchased during 2003, however, since these securities bear the lower rates present in the current market, they contributed to the $373 thousand reduction in investment interest income due to rate.

During 2003, average federal funds sold and average interest bearing deposits held at the Federal Home Loan Bank were lowered by $2.9 million to $17.7 million due mainly to the Company’s strategic reduction of rate sensitive deposit balances in light of continued moderate loan demand in its principal market area.

Total average interest-bearing liabilities increased $954 thousand to $142.1 million for the year 2003. Total interest-bearing deposits declined $309 thousand to $140.8 million predominantly due to a shift of approximately $1.3 million in average deposits to securities sold under agreements to repurchase. The remainder of the reduction in the rate sensitive liabilities or interest-bearing deposits was driven by the strategic position taken by the Company to be less competitive on rate sensitive deposits in view of the modest loan demand in the Company’s principal market area that is felt to be primarily the result of the sluggish economy.

Management’s Discussion and Analysis

Table 2. Rate/Volume Variance Analysis

	2003 Compared to 2002			2002 Compared to 2001
		Increase (Decrease) Due To			Increase (Decrease) Due To
(In thousands)	Total	Rate	Volume	Total	Rate	Volume
Interest-earning assets:
Deposits in other banks	$(50)	$(44)	$(6)	$70	$(84)	$154
Taxable investment securities	(472)	(352)	(120)	(483)	(238)	(245)
Nontaxable investment securities	(59)	(21)	(38)	25	19	6
Federal funds sold	(89)	(55)	(34)	(69)	(295)	226
Loans	(866)	(1,687)	821	(723)	(946)	223

Total	(1,536)	(2,159)	623	(1,180)	(1,544)	364

Interest-bearing liabilities:
Interest checking	(66)	(67)	1	(88)	(127)	39
Savings deposits	(113)	(348)	235	55	(217)	272
Time deposits	(773)	(585)	(188)	(1,137)	(1,042)	(95)
Large denomination deposits	(232)	(161)	(71)	(336)	(330)	(6)
Federal Home Loan Bank borrowings	—	—	—	(3)	—	(3)
Securities purchased under agreements to repurchase	28	—	28	—	—	—

Total	(1,156)	(1,161)	(5)	(1,509)	(1,716)	207

Net interest income	$(380)	$(998)	$628	$329	$172	$157

Management’s Discussion and Analysis

Provision for Loan Losses

The allowance for loan losses represents the amount available for credit losses inherent in the Company’s loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for loan losses required to maintain an allowance adequate to provide for any potential losses. The factors considered in making this decision are the collectibility of past due loans, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of underlying collateral and general economic trends. In 2003, the provision for loan losses was $30 thousand, a decrease of $345 thousand from the $375 thousand recorded in 2002. Based upon management’s periodic reviews of the loan portfolio using the above mentioned factors, the current year decrease in the provision for loan losses was felt appropriate. Management believes the provision recorded in 2003 maintains the allowance at a level adequate to cover potential losses. The allowance for loan losses as a percentage of total loans was 1.41% at year-end. This level compares favorably to the 1.35% ratio averaged at year-end 2003 by the Company’s peer group, commercial banks with assets ranging between $100 million and $300 million. Loan charge-offs, net of recoveries, were $102 thousand for 2003, compared to net recoveries of $94 thousand for 2002. Management does not anticipate any material changes in the delinquency rates or charge-offs and recoveries in connection with its normal lending activities.

Additional information regarding the Company’s allowance for loan losses is contained in Tables 12, 13 and 14, and in the discussion concerning Nonperforming Assets.

Noninterest Income

Noninterest income consists of revenues generated from a number of different financial services and activities. Service charges on deposit accounts including charges for insufficient funds items and fees charged for nondeposit services make up the majority of noninterest income. Noninterest income also includes fees charged for services such as safe deposit box rentals, letters of credit, and gains realized on the sale of securities. Noninterest income totaled $874 thousand in 2003, an increase of $68 thousand from the $806 thousand recorded in 2002. The largest increase in noninterest income resulted from income generated by the Company’s investment in bank owned life insurance. The primary sources of noninterest income for the past three years are summarized in Table 3 below.

Table 3. Noninterest Income

Year ended December 31, (In thousands)	2003	2002	2001
Deposit fees and charges	$308	$312	$281
Other service charges and fees	86	81	77
Gain on the sale of securities	—	24	44
Bank owned life insurance	178	149	—
Other income	302	240	192

Total noninterest income	$874	$806	$594

Management’s Discussion and Analysis

Noninterest Expense

Noninterest expense was $4.3 million for 2003, an increase of $566 thousand over the $3.8 million recorded in 2002. As mentioned earlier, expenses related to the proposed merger with MountainBank Financial Corporation that was not ratified in early 2003 by the Registrant’s shareholders, and the legal expense incurred regarding the matter related to the former employee accounted for the largest portion of the increase in noninterest expense. Increased pension expense and higher salaries and benefits costs accounted for most of the remaining year-to-year increase. Cost of living increases and higher medical insurance costs were the primary cause of higher salary and benefits costs.

Table 4 provides a further breakdown of noninterest expense for the past three years.

Table 4. Noninterest Expense

Year ended December 31, (In thousands)	2003	2002	2001
Salaries and employee benefits	$2,479	$2,272	$2,160
Occupancy and equipment	553	541	523
Legal and professional	528	189	91
Bank franchise tax	114	110	108
Other operating expense	648	644	646

Total noninterest expense	$4,322	$3,756	$3,528

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

Income tax expense, substantially all Federal, was $562 thousand in 2003, $729 thousand in 2002 and $632 thousand in 2001 representing 21.7%, 23.4% and 23.2% of income before income taxes, respectively. Cardinal Bankshares’ deferred income tax benefits and liabilities result primarily from temporary differences in provisions for credit losses, valuation reserves, depreciation, deferred compensation, deferred income, pension expense and investment security discount accretion.

Net deferred income tax benefits of approximately $513 thousand and $510 thousand at December 31, 2003 and 2002, respectively, are included in other assets.

Management’s Discussion and Analysis

Earning Assets

In 2003, average earning assets increased to $178.6 million, $3.1 million higher than the 2002 average of $175.5 million. Total average earning assets represented 94.6% of total average assets in 2003. Increases in average loans accounted for the net increase in total average earning assets of 1.8%, as other earning asset categories reflected net reductions year-to-year. Average investment securities accounted for 22.8% of total average assets, while average net loans remained the largest component of earning assets, accounting for 62.4% of total average assets in 2003, up slightly from the 59.0% level reported in 2002. A summary of average assets for the past three years is shown below in Table 5.

Table 5. Average Asset Mix

Year ended December 31, (In thousands)	2003		2002		2001
	Average Balance	%	Average Balance	%	Average Balance	%
Interest-earning assets:
Loans	$117,795	62.4	$108,898	59.0	$106,368	61.3
Investment securities	43,054	22.8	45,977	24.9	49,670	28.6
Federal funds sold	11,354	6.0	13,884	7.5	7,644	4.4
Deposits in other banks	6,350	3.4	6,707	3.7	1,620	0.9

Total interest-earning assets	178,553	94.6	175,466	95.1	165,302	95.2

Noninterest-earning assets:
Cash and due from banks	3,350	1.8	3,027	1.6	3,567	2.1
Premises and equipment	2,172	1.1	2,263	1.2	2,534	1.4
Other assets	4,756	2.5	3,800	2.1	2,197	1.3

Total noninterest-earning assets	10,278	5.4	9,090	4.9	8,298	4.8

Total assets	$188,831	100.0	$184,556	100.0	$173,600	100.00

Loans

Average total loans were $117.8 million for 2003, an increase of $8.9 million, or 8.2% over 2002. At December 31, 2003, the actual balance of loans secured by real estate represented the most significant portion of the loan portfolio at 92.3%. Total loans secured by 1-4 family residential properties represented 25.1% of total loans at the end of 2003, while nonfarm/nonresidential properties made up 54.5% of total loans. These loan portfolio proportions remained relatively unchanged from year-end 2002 levels.

Loan growth will continue to be a point of focus at Cardinal for 2004. The long-range strategic objective for meeting the Company’s loan growth aspirations will be achieved through continued community involvement, expansion of the Company’s market footprint, broadening of the present array of loan products offered to include conforming fixed-rate mortgage loans and home equity lines of credit, and management’s strenthened efforts in offering small business financing and competively-priced products. Prudent business practices and stingent internal guidelines will continue to be followed in making lending decisions in order to balance the emphasis on loan growth with the desire to minimize exposure to loan losses.

Management’s Discussion and Analysis

Bank of Floyd makes both consumer and commercial loans to all neighborhoods within its market area, including the low-income and moderate-income areas. The Company’s market area is generally defined as the areas within the Virginia Counties of Floyd, Roanoke, Montgomery and Carroll, and the Cities of Roanoke and Christiansburg, Virginia. The Bank places emphasis on consumer based installment loans and commercial loans to small and medium sized businesses. Predatory pricing and competition from unregulated organizations have also been a factor when generating new loans. The amounts of loans outstanding by type at year-end 2003 and 2002, and the maturity distribution of variable and fixed rate loans as of year-end 2003 are presented below in Table 6 and Table 7, respectively.

Table 6. Loan Portfolio Summary

December 31, (In thousands)	2003		2002
	Amount	%	Amount	%
Real estate construction and development	$7,212	6.0	$2,188	1.9
Farmland	3,303	2.7	3,148	2.7
Real estate mortgage:
1-4 family residential	30,293	25.1	29,812	25.9
Multifamily residential	4,880	4.0	3,237	2.8
Nonfarm, nonresidential	65,732	54.5	65,893	57.3

Total real estate	111,420	92.3	104,278	90.6

Agricultural	813	0.7	1,082	0.9
Commercial and industrial	6,163	5.1	6,773	5.9
Consumer	2,568	2.1	3,068	2.7
Other loans	63	0.1	87	0.1
Leases	30	0.0	143	0.1

Gross loans	121,057		115,431

Unearned income	(327)	(0.3)	(338)	(0.3)

Total	$120,730	100.0	$115,093	100.0

Management’s Discussion and Analysis

Table 7. Loan Maturity Schedule

	2003
(In thousands)	Commercial Finanical and Agricultural	Construction and Development	Others	Total Amount	%
Fixed rate loans:
Within three months	$40	$121	$1,543	$1,704	1.4
After three but within twelve months	2,418	237	9,739	12,394	10.3
After one but within five years	2,020	1,000	11,032	14,052	11.6
Over five years	549	865	27,059	28,473	23.5

Total fixed rate loans	5,027	2,223	49,373	56,623	46.8

Variable rate loans:
Within three month	3,138	2,243	15,226	20,607	17.0
After three but within twelve months	1,043	—	10,583	11,626	9.6
After one but within five years	1,101	2,313	25,647	29,061	24.0
Over five years	—	433	2,707	3,140	2.6

Total variable rate loans	5,282	4,989	54,163	64,434	53.2

Total loans:
Within three month	3,178	2,364	16,769	22,311	18.4
After three but within twelve months	3,461	237	20,322	24,020	19.9
After one but within five years	3,121	3,313	36,679	43,113	35.6
Over five years	549	1,298	29,766	31,613	26.1

Total loans	$10,309	$7,212	$103,536	$121,057	100.0

Investment Securities

The investment securities portfolio is managed to optimize the yield on excess funds while providing liquidity for unexpected deposit decreases or increased loan generation and diversification in the overall asset management of the Company. At December 31, 2003, the Company had $21.8 million in securities available for sale, compared to $28.0 million at year-end 2002. The yield on taxable investment securities declined from 5.54% in 2002 to 4.08% in 2003 as a result of maturities and calls of higher yielding securities. Taxable investment securities purchased during 2003 in order to maintain the portfolio at desired mix and volume levels, reflected the lower current market rate of interest which reduced the average yield.

Management of the investment portfolio has always been conservative with virtually all investments taking the form of purchases of U.S. Treasury, U.S. Government agencies, Mortgage Backed Securities and issuances of State and local bond issues. All securities are high quality and high grade. Management views the investment portfolio as a source of income, and generally purchases securities with the intent of retaining them until maturity. However, adjustments in the portfolio are necessary from time to time to provide a source of liquidity to meet funding requirements for loan demand, deposit fluctuations and to manage interest rate risk. Accordingly, to meet such objectives, management may sell certain securities prior to their scheduled maturity. Table 8 presents the investment portfolio at the end of 2003 by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the earlier of the contractual maturity or the call date, if any.

Management’s Discussion and Analysis

At December 31, 2003, the market value of the investment portfolio was $41.3 million, representing a $1.3 million unrealized appreciation above amortized cost. This compared to a market value of $46.0 million and a $1.4 million appreciation above amortized cost a year earlier.

Table 8. Investment Securities

December 31, 2003 (In thousands)	Amortized Cost Due
	Due Within One Year	After One Through Five Years	After Five Through Ten Years	After Ten Years	Total	Market Value
Investment securities
US Government agencies and mortgage backed securities	$29	$3,897	$1,100	$13,252	$18,278	$18,336
State and political subdivisions	665	5,624	8,141	5,335	19,765	20,885
Other securities	—	—	—	1,982	1,982	2,114

Total	$694	$9,521	$9,241	$20,569	$40,025	$41,335

Weighted average yields
U.S. Government agencies and mortgage backed securities	8.60%	2.72%	4.10%	4.56%
States and political subsdivisions	4.22%	4.60%	4.58%	4.74%
Other securities	—%	—%	—%	7.25%

Total securities	4.40%	3.83%	4.52%	4.87%	4.53%

December 31, 2002	Book Value	Market Value
Investment securities
U.S. Government agencies and mortgage backed securities	$22,436	$22,774
States and political subdivisions	19,646	20,734
Other securities	2,499	2,499

Total	$44,581	$46,007

Management’s Discussion and Analysis

Deposits

Cardinal Bankshares relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investments in liquid assets. More specifically, core deposits (total deposits less certificates of deposits in denominations of $100,000 or more) are the primary funding source. The Company’s balance sheet growth is largely determined by the availability of deposits in the markets it serves, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. The sustained low interest rate environment and other market conditions have resulted in depositors shopping for deposit rates more than in the past. Increased customer awareness of interest rates has added to the importance of effective interest rate management. Accordingly, management must continuously monitor market pricing, competitors’ rates, and internal interest rate spreads to continue the Company’s growth and improve profitability. Cardinal Bankshares’ interest rate management goals include structuring rates in a manner that can promote both deposit and asset growth while increasing overall profitability of the Company.

Average total deposits for the year ended December 31, 2003 rose $1.6 million to $162.9 million compared to 2002. As shown in Table 9, the Company’s average interest-bearing deposits as a percent of total average deposits increased to 86.5% in 2003, compared to 87.5% in 2002. Average noninterest-bearing demand deposits also increased to $22.1 million in 2003 from $20.2 million in 2002. Average deposits for the past three years are summarized in Table 9 below.

Table 9. Deposit Mix

December 31, (In thousands)	2003		2002		2001
	Average Balance	%	Average Balance	%	Average Balance	%
Interest-bearing deposits:
Interest checking	$12,637	7.76	$12,538	7.77	$10,513	6.96
Money Market	5,634	3.46	7,629	4.73	6,163	4.08
Savings deposits	29,543	18.14	21,424	13.29	14,032	9.29
Time deposits	71,444	43.87	75,989	47.12	77,663	51.43
Large denomination deposits	21,531	13.22	23,518	14.58	23,629	15.65

Total interest-bearing deposits	140,789	86.45	141,098	87.49	132,000	87.41
Noninterest-bearing deposits	22,068	13.55	20,184	12.51	19,020	12.59

Total deposits	$162,857	100.00	$161,282	100.00	$151,020	100.00

The average balance of certificates of deposit issued in denominations of $100,000 or more declined by approximately $2 million in 2003 as Cardinal maintained its strategy of supporting asset growth with core deposits instead of aggressively soliciting more volatile, large denomination certificates of deposit. Table 10 provides maturity information relating to Certificates of Deposit of $100,000 or more at December 31, 2003.

Management’s Discussion and Analysis

Table 10. Large Denomination Deposits $100,000 and Over

Analysis of time deposits of $100,000 or more at December 31, 2003 (In thousands):

Time remaining to maturity:
Less than three months	$1,499
Three through one year	5,902
Over one year	9,733

Total time deposits of $100,000 or more	$17,134

Capital Adequacy

The Company’s capital serves to support asset growth and provide protection against loss to depositors and creditors. Cardinal Bankshares strives to maintain an optimum level of capital, commensurate with its risk profile, on which an attractive return to stockholders can be realized over both the near and long term, while serving depositors’, creditors’ and regulatory needs.

Common stock and capital surplus represents the stockholders’ investment in the Company and is a key source of capital. The largest component of capital for the Company is earnings retained after payment of dividends to stockholders. Total stockholders’ equity was $24.5 million at December 31, 2003, an increase of $1.2 million or 5.3% compared with $23.2 million for the same period in 2002.

The FDIC has adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0% of which at least 4.0% must be Tier 1 capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. Cardinal Bankshares had a ratio of total capital to risk-weighted assets of 20.37% at December 31, 2003 and a ratio of Tier 1 capital to risk-weighted assets of 19.12%. Both of these ratios well exceed the capital requirements adopted by the federal regulatory agencies and continue to be equal to or above most of our peer group.

In addition, a minimum leverage ratio of Tier I capital to average total assets for the previous quarter is required by federal bank regulators, ranging from 3% to 5%, subject to the regulator’s evaluation of the Company’s overall safety and soundness. As of December 31, 2003, Cardinal Bankshares had a ratio of year-end Tier I capital to average total assets, as defined, of 12.95%.

Table 11 below sets forth summary information with respect to the capital ratios for Cardinal and the Bank at December 31, 2003. All capital ratio levels indicate that Cardinal Bankshares and Bank of Floyd are well capitalized.

Management’s Discussion and Analysis

Table 11. Year-end Risk-based Capital

December 31, (In thousands)	2003		2002
	Consolidated	Bank of Floyd	Consolidated	Bank of Floyd
Tier I capital	$24,252	$15,759	$22,949	$14,124
Qualifying allowance for loan losses (limited to 1.25% of risk-weighted assets)	1,587	1,520	1,550	1,507

Total regulatory capital	$25,839	$17,279	$24,499	$15,631

Total risk-weighted assets	$126,839	$121,602	$123,752	$120,351

Tier I as a percent of risk-weighted assets	19.12%	12.96%	18.54%	11.74%
Total regulatory capital as a percent of risk-weighted assets	20.37%	14.21%	19.80%	12.99%
Leverage ratio*	12.95%	8.65%	12.37%	7.77%

*	Tier I capital divided by average total assets for the quarter ended December 31.

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

Nonperforming assets, as shown in Table 12 below, increased to $3.2 million at December 31, 2003 from $755 thousand at December 31, 2002. This increase was the result of one loan being placed on nonaccrual status during the year. Management is working closely with the borrowers to address the issues which caused the credit to be classifed as nonaccrual. Based on the progress made management is optomistic that the issues will be satisfactorily resolved. The loan is eighty percent guranteed by the U.S. Government and is well collateralized. Accordingly, management does not anticipate any significant loss with respect to this loan. At year-end 2003, loans past due 90 days or more had declined $85 thousand from $100 thousand a year earlier. Foreclosed assets also declined to $383 thousand, almost 40% lower than the year-end 2003 level.

Table 12. Nonperforming Assets

December 31 (In thousands)	2003	2002
Nonaccrual loans	$2,774	$—
Loans past due 90 days or more	15	100
Foreclosed properties	383	655

Total nonperforming assets	$3,172	$755

Management’s Discussion and Analysis

Analysis of the Allowance for Loan Losses

The allowance for loan losses represents the amount available for credit losses inherent in the Company’s loan portfolio. The Company performs periodic systematic reviews of its portfolio to identify these inherent losses, and to assess the overall probability of collection of the portfolio. These reviews result in the identification and quantification of loss factors, which are used in determining the amount of the allowance for loan losses. In addition, the Company also evaluates the prevailing economic and business conditions affecting individual borrowers, changes in the size and characteristics of the loan portfolio and other pertinent factors. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance, and the size of the allowance in comparison to peer companies identified by regulatory agencies.

The Company is committed to the early recognition of problem loans and to a conservative allowance. The Company believes the current allowance is adequate to cover inherent losses in the loan portfolio. However, the allowance may be increased or decreased in the future based upon management’s assessment of the factors outlined above. The allowance for loan losses was $1.7 million at December 31, 2003 and $1.8 million at December 31, 2002. The allowance as a percentage of period end loans was 1.41% at year-end 2003 and 1.54% at year-end 2002.

The provision for loan losses for the year ended December 31, 2003 was $30 thousand, a decrease of $345 thousand from the previous year. Based upon management’s periodic reviews of the loan portfolio using the above mentioned factors, the current year decrease in the provision was considered appropriate. Management believes the provision recorded in 2003 maintains the allowance at a level adequate to cover potential losses.

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in Table 13.

Table 13. Loan Losses

Year ended December 31, (In thousands)	2003	2002	2001
Balance at beginning of year	$1,769	$1,300	$1,134
Provision charged to expense	30	375	442

	1,799	1,675	1,576
Loans charged off:
Commercial, financial and agricultural	68	44	322
Real estate – mortgage	—	27	—
Real estate – construction	—	—	129
Consumer	64	25	33

Total charge-offs	132	96	484

Recoveries of loans previously charged off:
Commercial, financial and agricultural	26	186	205
Real estate – residential mortgage	—	—	—
Real estate – construction	—	—	—
Consumer	4	4	3

Total recoveries	30	190	208

Net (recoveries) charge – offs	102	(94)	276

Balance at end of year	$1,697	$1,769	$1,300

Management’s Discussion and Analysis

The Company has allocated the allowance for loan losses based on estimates of the allowance needed for each component of the loan portfolio. The allocation of the allowance as shown in Table 14 below should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is a general allowance applicable to the entire portfolio.

Table 14. Allocation of the Allowance for Loan Losses

December 31, (In thousands)	2003		2002		2001
	Amount	Percent[1]	Amount	Percent[1]	Amount	Percent[1]
Balance at end of period applicable to:
Commercial, financial and agricultural	$1,013	62.8	$502	66.6	$693	57.0
Real estate, construction	69	6.0	65	1.9	118	11.5
Real estate, mortgage	569	29.1	657	28.7	384	27.3
Consumer loans	46	2.1	510	2.7	43	3.8
Leases	—	—	35	0.1	62	0.4

Total	$1,697	100.0	$1,769	100.0	$1,300	100.0

(1)	Represents the percentage of loans in each category to the total loans outstanding.

Liquidity and Interest Rate Sensitivity

The principal goals of the Company’s asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash to fund depositors’ withdrawals or borrowers’ loans without significant loss. Interest rate risk management seeks to balance the effects of interest rate changes on assets that earn interest or liabilities on which interest is paid, to protect the Company from wide fluctuations in its net interest income.

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

Management’s Discussion and Analysis

Table 15. Interest Rate Sensitivity

	December 31, 2003 Maturities/Repricing
(In thousands)
	1-3 Months	4-12 Months	13-60 Months	Over 60 Months	Total
Earning Assets:
Loans	$22,311	$24,020	$43,113	$31,613	$121,057
Investments	665	29	9,521	29,810	40,025
Federal funds sold	9,125	—	—	—	9,125

Total	$32,101	$24,049	$52,634	$61,423	$170,207

Interest-bearing deposits:
Interest checking	$13,500	$—	$—	$—	$13,500
Money market	4,493	—	—	—	4,493
Savings	33,981	117	—	—	34,098
Certificates of deposit	8,885	32,608	42,672	—	84,165
Securities sold under agreements to repurchase	1,826	—	—	—	1,826

Total	$62,685	$32,725	$42,672	$—	$138,082

Interest sensitivity gap	$(30,584)	$(8,676)	$9,962	$61,423	$32,125
Cumulative interest sensitivity gap	$(30,584)	$(39,260)	$(29,298)	$32,125	$32,125
Ratio of sensitivity gap to total earning assets	(18.0)%	(5.1)%	(5.9)%	36.1%	18.9%

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 15 above shows the sensitivity of the Company’s balance sheet on December 31, 2003. This table reflects the sensitivity of the balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2003, the Company appeared to be liability-sensitive with interest-bearing liabilities exceeding earning assets, subject to changes in interest rates, for the first twelve months. Included in the interest-bearing liabilities subject to interest rate changes within three months are interest checking accounts and savings accounts which historically have not been as interest-sensitive as other types of interest-bearing deposits. The Company appears to be asset-sensitive after the first twelve months.

Matching sensitive positions alone does not ensure that Cardinal has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management’s Discussion and Analysis

Earnings and Balance Sheet Analysis

2002 Compared to 2001 – On a tax-equivalent basis, net interest income for 2002 was $6.8 million, an increase of 5.1% or $329 thousand from 2001. This growth resulted primarily from the aggregate increase in average loans outstanding, federal funds sold and deposits in other banks, combined with the effect of lower rates paid on deposit accounts when compared to the prior year. Lower overall yields on interest-earning assets during 2002, however, resulted in the Company’s net interest margin declining 4 basis points from the 3.89% achieved for 2001 to 3.85% for 2002. Average interest-earning assets for 2002 increased $10.2 million, or 6.1%. Average interest-bearing deposits increased $9.1 million for the year 2002 to $141.1 million, an increase of 6.9% over the prior year. Savings deposits increased 43.9%, averaging $29.1 million, and interest checking accounts grew 19.3%, averaging $12.5 million. The overall rate paid on interest-bearing liabilities for the year 2002 dropped 138 basis points to 3.52%, generating a reduction in total interest expense from the previous year of $1.7 million. The increase in volume of interest-bearing liabilities offset some of this reduction, netting an overall improvement in interest expense of $1.5 million when compared to 2001.

The Company’s investment portfolio decreased by $3.7 million on average to $46.0 million for 2002, mainly due to U.S. Government agency securities being called and mortgage-backed securities being repaid prior to their scheduled maturity dates due to the continued declining interest rate environment.

In 2002, total loans grew $2.5 million to an average of $108.9 million. An increase in nonfarm and nonresidential loans secured by real estate offset by a decrease in construction and development loans accounted for the majority of the year-to-year increase in loans.

Total average deposits rose $10.3 million from 2001 to an average of $161.3 million for 2002. Savings deposits accounted for the majority of this increase, growing $7.4 million on average, as depositors shifted funds from various time deposits and certificates of deposit accounts into savings.

Noninterest income increased $212 thousand in 2002 compared to 2001. Although service charges on deposit accounts and other fees represented the largest component of noninterest income, the Company’s investment in bank owned life insurance during 2002 accounted for the largest portion of the year-to-year increase, contributing $149 thousand to the year-to-year increase. Noninterest expense was $3.8 million for 2002, an increase of $228 thousand over the prior year. Salaries and benefits, the largest component of noninterest expense represented the majority of this increase. Merit increaeses and higher medical insurance costs were the primary drivers of this increase.

The allowance for loan losses at December 31, 2002 was $1.8 million compared to $1.3 million a year earlier. The allowance for loan losses as a percentage of period end loans was 1.54% compared to 1.14% at year-end 2001. The Company had recoveries, net of charge-offs, in the amount of $94 thousand for 2002. This compared to net charge-offs of $276 thousand for 2001. The higher volume of charge-offs in 2001 was related to leasing activities. Nonperforming loans totaled $755 thousand at December 31, 2002, an increase of $50 thousand over 2001’s level.

Management’s Discussion and Analysis

A Warning About Forward-Looking Statements

This annual report contains forward-looking statements. The Company may also make written forward-looking statements in periodic reports to the Securities and Exchange Commission, proxy statements, offering circulars and prospectuses, press releases and other written materials and oral statements made by Cardinal Bankshares’ officers, directors or employees to third parties. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions of the Company’s management, and on information currently available to such management. Forward-looking statements include statements preceded by, followed by or that include the words “believes,” “expects,” “estimates,” “anticipates,” “plans,” or similar expressions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

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

Other factors that may cause actual results to differ from the forward-looking statements include the following: the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; changes in consumer spending and savings habits; the effects of competitors’ pricing policies; the Company’s success in managing the costs associated with the expansion of existing distribution channels and developing new ones, and in realizing increased revenues from such distribution channels, including cross-selling initiatives; and mergers and acquisitions and their integration into the Company and management’s ability to manage these other risks.

Management of Cardinal Bankshares believes these forward-looking statements are reasonable; however undue reliance should not be placed on such forward-looking statements, which are based on current expectations.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Cardinal Bankshares may differ materially from those expressed in forward-looking statements contained in this report. Many of the factors that will determine these results and values are beyond the Company’s ability to control or predict.