Form 10KSB, Exhibit 13
period 2004-12-31
CARDINAL BANKSHARES CORP
filed 2005-03-31
CIK 1022759

Cardinal Bankshares Corporation and Subsidiaries

2004 Annual Report

Market for the Company’s Common Stock, Related Stockholder Matters, Stock Prices and Dividends

The Company’s common stock is traded on the OTC Bulletin Board under the symbol CDBK. Some Internet sites providing stock quotations may require the use of CDBK.OB to access information about Cardinal’s stock. As of December 31, 2004, the Company had issued and outstanding 1,535,733 shares of common stock which were held by approximately 706 stockholders of record.

Set forth below are the high and low (bid quotations/sales prices), known to the management of the Company, for each quarter in the last three fiscal years.

	2004		2003		2002
	High	Low	High	Low	High	Low
First Quarter	$25.00	$20.50	$24.25	$17.60	$17.00	$14.80
Second Quarter	21.50	19.95	20.50	18.75	23.00	15.25
Third Quarter	21.00	19.90	21.00	20.00	23.30	22.50
Fourth Quarter	22.00	20.00	21.70	19.75	23.47	22.35

Cash dividends paid in 2004, 2003 and 2002, were $768 thousand, $722 thousand, and $691 thousand, respectively.

Cardinal Bankshares Corporation and Subsidiaries

Selected Historical Financial Information

In thousands, except share and per share data	2004	2003	2002	2001	2000
Summary of Operations

Interest income	$9,920	$9,874	$11,405	$12,572	$11,614
Interest expense	3,156	3,809	4,965	6,474	5,982

Net interest income	6,764	6,065	6,440	6,098	5,632
Provision for loan losses	55	30	375	442	500
Noninterest income	769	874	806	594	500
Noninterest expense	4,609	4,322	3,756	3,528	3,307
Income taxes	627	562	729	632	499

Net income	$2,242	$2,025	$2,386	$2,090	$1,826

Per Share Data[1]

Basic earnings per share	$1.46	$1.32	$1.55	$1.36	$1.22
Diluted earnings per share	1.46	1.32	1.55	1.36	1.22
Cash dividends declared	0.50	0.47	0.45	0.42	0.39
Book value	16.83	15.92	15.12	13.97	12.81

Year-end Balance Sheet Summary

Assets	$190,591	$186,412	$189,378	$185,798	$163,240
Loans, net	123,042	119,033	113,324	113,207	92,602
Securities	41,546	40,929	45,854	45,032	57,303
Earning assets	176,393	174,502	176,798	176,402	154,883
Deposits	161,255	159,215	165,392	163,468	143,033
Stockholders’ equity	25,850	24,454	23,219	21,454	19,678
Shares outstanding	1,535,733	1,535,733	1,535,733	1,535,733	1,535,733

Average Daily Balance

Assets	$185,999	$188,831	$184,556	$173,600	$159,698
Loans, net	119,878	116,054	107,380	105,209	88,497
Securities	41,665	43,054	45,977	49,670	56,131
Earning assets	173,930	178,553	175,466	165,302	150,780
Deposits	156,915	162,857	161,282	151,020	139,717
Stockholders’ equity	25,365	24,051	22,451	20,953	18,609
Weighted average shares outstanding	1,535,733	1,535,733	1,535,733	1,535,733	1,500,927

Selected Ratios

Return on average assets	1.21%	1.07%	1.29%	1.20%	1.14%
Return on average equity	8.84%	8.42%	10.63%	9.97%	9.81%
Dividends declared as percent of net income	34.25%	35.61%	29.03%	30.88%	31.97%
Net interest margin (tax-equivalent basis)	4.08%	3.57%	3.85%	3.89%	3.96%
Allowance for loan losses as a percentage of total loans	1.31%	1.41%	1.54%	1.14%	1.21%
Average equity to average assets	13.64%	12.74%	12.16%	12.07%	11.65%
Risk-based capital	20.74%	20.37%	19.80%	18.33%	20.09%

[1]	Adjusted for the effects of a 3-for-1 stock split, effected in the form of a dividend, in 2001.

Cardinal Bankshares Corporation

Post Office Box 215

Floyd, Virginia 24091

To Our Shareholders, Customers and Friends:

We are pleased to present to you our Cardinal Bankshares Corporation Annual Report. Again we experienced steady growth in 2004. It is with great pleasure that I can report that our total assets, total loans and total deposits have increased from prior year balances.

For the year ended December 31, 2004 net income for Cardinal amounted to $2,242,000, representing a 10.7% increase over prior year net income. Basic earnings per share for 2004 were $1.46. Both represent the second best year in Cardinal’s history.

We were once again able to increase our cash dividend to shareholders to $.50 per common share. This represents a 6.38% increase over 2003. This also marks the 13th consecutive year we have been able to increase cash dividends to shareholders.

Even with ever mounting regulatory, professional and taxation expenses, and the increased competition, our ratios continue to compare very favorably to our peers.

During 2004 Cardinal opened another branch in Roanoke and moved into a new owned facility in Christiansburg. During the early part of 2005, the bank opened a branch serving the Salem, Virginia market. Our strategic plans for growth, expansion and automation move forward and we are meeting our target goals due to the determination and hard work of our board and staff, despite the roadblocks placed in our path.

As we move on to address the challenges in 2005, we do so with steadfast optimism, commitment and drive. Our Board and staff strive to serve our shareholders and customers. We appreciate their continued efforts. With your continued support and patronage, we will strive to meet the many goals set forth to expand our business and deliver a fair return to you, our shareholder.

Sincerely,

/s/ Leon Moore
Leon Moore
Chairman, President & Chief Executive Officer

Independent Auditor’s Report

Board of Directors and Stockholders

Cardinal Bankshares Corporation

Floyd, Virginia

We have audited the consolidated balance sheets of Cardinal Bankshares Corporation and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Bankshares Corporation and subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Galax, Virginia

January 21, 2005

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Balance Sheets

December 31, (In thousands, except share data)	2004	2003
Assets
Cash and due from banks	$4,162	$3,419
Interest-bearing deposits in banks	3,602	4,316
Federal funds sold	7,175	9,125
Investment securities available for sale, at fair value	20,942	21,771
Investment securities held to maturity	20,001	18,560
Restricted equity securities	603	598

Total loans	124,673	120,730
Allowance for loan losses	(1,631)	(1,697)

Net loans	123,042	119,033

Bank premises and equipment, net	4,205	2,437
Accrued interest receivable	933	883
Foreclosed properties	2	385
Bank owned life insurance	4,483	4,327
Other assets	1,441	1,558

Total assets	$190,591	$186,412

Liabilities and Stockholders’ Equity

Liabilities
Noninterest-bearing deposits	$27,211	$22,959
Interest-bearing deposits	134,044	136,256

Total deposits	161,255	159,215

Securities sold under agreements to repurchase	2,493	1,826
Accrued interest payable	110	123
Other liabilities	883	794

Total liabilities	164,741	161,958

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $10 par value; 5,000,000 shares authorized; 1,535,733 shares issued and outstanding	15,357	15,357
Additional paid-in capital	2,925	2,925
Retained earnings	7,444	5,970
Accumulated other comprehensive income	124	202

Total stockholders’ equity	25,850	24,454

Total liabilities and stockholders’ equity	$190,591	$186,412

See Notes to Consolidated Financial Statements

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Statements of Income

Years ended December 31, (In thousands, except share and per share data)	2004	2003	2002
Interest income
Loans and fees on loans	$7,971	$7,804	$8,670
Federal funds sold and securities purchased under agreements to resell	97	119	208
Investment securities:
Taxable	902	961	1,434
Exempt from federal income tax	924	921	974
Deposits with banks	26	69	119

Total interest income	9,920	9,874	11,405

Interest expense
Deposits	3,101	3,781	4,965
Borrowings	55	28	—

Total interest expense	3,156	3,809	4,965

Net interest income	6,764	6,065	6,440

Provision for loan losses	55	30	375

Net interest income after provision for loan losses	6,709	6,035	6,065

Noninterest income
Service charges on deposit accounts	267	308	312
Other service charges and fees	87	86	81
Net realized gains on sales of securities	4	—	24
Income on bank owned life insurance	156	178	149
Other income	255	302	240

Total noninterest income	769	874	806

Noninterest expense
Salaries and employee benefits	2,719	2,479	2,272
Occupancy and equipment	618	553	541
Foreclosed assets, net	12	36	3
Other operating expense	1,260	1,254	940

Total noninterest expense	4,609	4,322	3,756

Income before income taxes	2,869	2,587	3,115

Income tax expense	627	562	729

Net income	$2,242	$2,025	$2,386

Basic earnings per share	$1.46	$1.32	$1.55

Diluted earnings per share	$1.46	$1.32	$1.55

Weighted average basic shares outstanding	1,535,733	1,535,733	1,535,733

Weighted average diluted shares outstanding	1,535,733	1,535,733	1,535,733

See Notes to Consolidated Financial Statements

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2001	$15,357	$2,925	$2,972	$200	$21,454

Comprehensive income
Net income	—	—	2,386	—	2,386
Net unrealized securities gains arising during the period, net of taxes of $44	—	—	—	86	86
Realized securities gains, net of taxes of $(8)	—	—	—	(16)	(16)

Total comprehensive income					2,456

Cash dividends declared ($0.45 per share)	—	—	(691)	—	(691)

Balance, December 31, 2002	15,357	2,925	4,667	270	23,219

Comprehensive income
Net income	—	—	2,025	—	2,025
Net unrealized securities gains arising during the period, net of taxes of $(36)	—	—	—	(68)	(68)

Total comprehensive income					1,957

Cash dividends declared ($0.47 per share)	—	—	(722)	—	(722)

Balance, December 31, 2003	15,357	2,925	5,970	202	24,454

Comprehensive income
Net income	—	—	2,242	—	2,242
Net unrealized securities gains arising during the period, net of taxes of $(39)	—	—	—	(75)	(75)
Realized securities gains, net of taxes of $(1)	—	—	—	(3)	(3)

Total comprehensive income					2,164

Cash dividends declared ($0.50 per share)	—	—	(768)	—	(768)

Balance, December 31, 2004	$15,357	$2,925	$7,444	$124	$25,850

See Notes to Consolidated Financial Statements

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Years ended December 31, (In thousands)	2004	2003	2002
Cash flows from operating activities
Net income	$2,242	$2,025	$2,386
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	298	245	262
Accretion of discount on securities, net of amortization of premiums	(7)	2	(5)
Provision for loan losses	55	30	375
Deferred income taxes	46	(32)	(171)
Net realized (gains) losses on securities	(4)	—	(24)
Net realized (gain) on sale of foreclosed assets	(3)	—	—
Deferred compensation and pension expense	100	(9)	(63)
Changes in assets and liabilities:
Accrued income	(50)	166	22
Other assets	(46)	(101)	(756)
Accrued interest payable	(13)	(58)	(117)
Other liabilities	(10)	217	71

Net cash provided by operating activities	2,608	2,485	1,980

Cash flows from investing activities
Net (increase) decrease in interest-bearing deposits in banks	714	3,749	(7,869)
Net (increase) decrease in federal funds sold	1,950	(475)	10,340
Purchases of investment securities	(12,552)	(18,332)	(17,255)
Sales of available for sale securities	504	—	2,020
Maturities of investment securities	11,329	22,885	14,548
Redemption of restricted equity securities	(5)	265	—
Net increase in loans	(4,064)	(5,739)	(492)
Net purchases of property and equipment	(2,066)	(521)	(120)
Investment in bank owned life insurance	—	(1,000)	(3,000)
Proceeds from sale of foreclosed assets	386	—	—

Net cash provided (used) by investing activities	(3,804)	832	(1,828)

Cash flows from financing activities
Net increase in noninterest-bearing deposits	4,252	1,923	929
Net increase in interest-bearing deposits	(2,212)	(8,100)	995
Net increase in other borrowings	667	1,826	—
Dividends paid	(768)	(722)	(691)

Net cash provided (used) by financing activities	1,939	(5,073)	1,233

Net increase (decrease) in cash and cash equivalents	743	(1,756)	1,385

Cash and cash equivalents, beginning	3,419	5,175	3,790

Cash and cash equivalents, ending	$4,162	$3,419	$5,175

Supplemental disclosures of cash flow information
Interest paid	$3,169	$3,867	$5,082

Income taxes paid	$602	$581	$806

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

Bank of Floyd and its wholly-owned subsidiary, FBC, Inc., are incorporated and operate under the laws of the Commonwealth of Virginia. As a state chartered Federal Reserve member, the Bank is subject to regulation by the Virginia Bureau of Financial Institutions and the Federal Reserve. The Bank serves the counties of Floyd, Carroll, Montgomery, and Roanoke, Virginia and the Cities of Roanoke, Christiansburg and Salem, Virginia, through seven banking offices. FBC, Inc.’s assets and operations consist primarily of annuity sales and minority interests in an insurance company and a title insurance company.

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

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Loans Receivable, continued

Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

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

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

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

Recent Accounting Pronouncements

In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Postretirement Benefits. This Statement requires additional disclosures about the assets, obligations and cash flows of defined benefit pension and postretirement plans, as well as the expense recorded for such plans. As of December 31, 2004, the Company has disclosed the required elements related to its defined benefit pension plan in Note 9 to these consolidated financial statements.

Note 2. Restrictions on Cash and Due from Banks

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $1.1 million and $1.0 million for the two week periods including December 31, 2004 and 2003, respectively.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities and their approximate fair values at December 31 follow:

2004 (In thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available for sale
U.S. Government agency securities	$5,742	$7	$34	$5,715
State and municipal securities	2,030	78	—	2,108
Mortgage-backed securities	11,765	121	77	11,809
Other securities	1,217	93	—	1,310

	$20,754	$299	$111	$20,942

Held to maturity
State and municipal securities	$19,457	$775	$43	$20,189
Mortgage-backed securities	544	—	4	540

	$20,001	$775	$47	$20,729

2003 (In thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

Available for sale
U.S. Government agency securities	$3,000	$1	$—	$3,001
State and municipal securities	2,029	96	—	2,125
Mortgage-backed securities	14,454	192	115	14,531
Other securities	1,982	132	—	2,114

	$21,465	$421	$115	$21,771

Held to maturity
State and municipal securities	$17,736	$1,040	$16	$18,760
Mortgage-backed securities	824	—	20	804

	$18,560	$1,040	$36	$19,564

Restricted equity securities, carried at cost, consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”) and The Federal Reserve of Richmond (Federal Reserve), which are upstream correspondents of the Bank. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow from it. The Bank is required to hold that stock so long as it borrows from the FHLB. The Federal Reserve requires banks to purchase stock as a condition of membership in the Federal Reserve system.

Investment securities with amortized cost of approximately $14.1 million and $10.5 million at December 31, 2004 and 2003, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Gross realized gains and losses for the years ended December 31 are as follows:

(In thousands)	2004	2003	2002
Realized gains, available for sale securities	$4	$—	$24
Realized losses, available for sale securities	—	—	—

	$4	$—	$24

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Securities, continued

The scheduled maturities of debt securities available for sale and held to maturity at December 31, 2004, were as follows:

	Available for Sale		Held to Maturity
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Due in one year or less	$12	$12	$2,071	$2,097
Due after one year through five years	5,713	5,717	4,381	4,601
Due after five years through ten years	2,922	2,991	8,092	8,423
Due after ten years	12,107	12,222	5,457	5,608

	$20,754	$20,942	$20,001	$20,729

For mortgage-backed securities, the Company reports maturities based on anticipated lives. Actual results may differ due to interest rate fluctuations.

The following table shows the unrealized losses and related fair values in the Company’s held to maturity and available for sale investment securities portfolios. This information is aggregated by investment category and by the length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

State and municipal securities	$2,562	$44	$—	$—	$2,562	$44
Mortgage- backed securities	6,207	82	3,025	32	9,232	114

Total temporarily impaired securities	$8,769	$126	$3,025	$32	$11,794	$158

Management considers the nature of the investment, the underlying causes of the decline in market or fair value, the severity and duration of the decline and other evidence, on a security-by-security basis, in determining if the decline in fair value is other than temporary.

Management does not believe that the unrealized losses represent other than temporary declines in fair value. The investments are rate sensitive and change in value in direct correlation to changes in interest rates. Management further believes the unrealized losses are not due to credit risk and will be recovered through either accretion of discounts into income or maturity of the bonds at par value.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Loans Receivable

The major components of loans in the Consolidated Balance Sheets are summarized below:

December 31, (In thousands)	2004	2003
Commercial	$9,728	$6,163
Real estate
Construction and land development	10,111	7,212
Residential, 1-4 families	30,817	30,293
Residential, 5 or more families	1,987	4,880
Farmland	4,081	3,303
Nonfarm, nonresidential	65,198	65,732
Agricultural	677	813
Consumer	2,397	2,568
Other	40	93

Gross loans	125,036	121,057
Unearned discount and net deferred loan fees and costs	(363)	(327)

Total loans	124,673	120,730
Allowance for loan losses	(1,631)	(1,697)

Net loans	$123,042	$119,033

Note 5. Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

Years ended December 31, (In thousands)	2004	2003	2002
Balance, at January 1	$1,697	$1,769	$1,300

Provision charged to expense	55	30	375
Recoveries of amounts charged off	257	30	190
Amounts charged off	(378)	(132)	(96)

Balance, at December 31	$1,631	$1,697	$1,769

The following is a summary of information pertaining to impaired loans at December 31:

(In thousands)		2004	2003
Impaired loans without a valuation allowance		$—	$—
Impaired loans with a valuation allowance		290	2,816

Total impaired loans		$290	$2,816

Valuation allowance related to impaired loans		$145	$84

	2004	2003	2002
Average investment in impaired loans	$252	$1,458	$18

Interest income recognized for the year	$3	$67	$11

Interest income recognized on a cash basis for the year	$3	$40	$9

The Company is not committed to advance additional funds in connection with impaired loans.

Nonaccrual loans and loans past due 90 days or more at December 31, 2004, were $290 thousand and $125 thousand, respectively. At December 31, 2003, those amounts were $2.8 million and $15 thousand, respectively.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Bank Premises and Equipment

Bank premises and equipment included in the Consolidated Balance Sheets are as follows:

December 31, (In thousands)	2004	2003
Land	$704	$704
Bank premises	4,214	2,686
Furniture and equipment	2,856	2,321

Total	7,774	5,711
Less accumulated depreciation	(3,569)	(3,274)

Bank premises and equipment, net	$4,205	$2,437

The Bank has entered into long-term leases for two of its branch banking facilities under agreements accounted for as operating leases. These leases expire between 2006 and 2009, including the exercise of renewal options ranging from three to five years. Rental expense was $29 thousand for 2004 and $9 thousand per year for 2003 and 2002. Future minimum lease payments are as follows:

(In thousands)
2005	$50
2006	50
2007	52
2008	53
2009	32

Total	$237

Note 7. Maturities of Certificates

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2004 and 2003 was $18.7 million and $17.1 million, respectively. At December 31, 2004, the scheduled maturities of time deposits are as follows:

(In thousands)
2005	$32,809
2006	20,267
2007	10,957
2008	12,394
2009	8,708

Total	$85,135

Note 8. Borrowings

Short-term debt consists of securities sold under agreements to repurchase, which generally mature within one day of the transaction date. Additional information is summarized below:

	2004	2003
Outstanding balance at December 31	$2,493	$1,826

Year-end weighted average rate	2.10%	2.10%

Daily average outstanding during the period	$2,654	$1,263

Average rate for the year	2.06%	2.22%

Maximum outstanding at any month-end during the period	$4,187	$2,849

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8. Borrowings, continued

The Company has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $18.2 million and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $22.9 million. Additional amounts are available from the Federal Home Loan Bank with additional collateral. At December 31, 2004 and 2003, there were no amounts outstanding under these agreements.

Note 9. Employee Benefit Plan

The Bank has a qualified noncontributory, defined benefit pension plan which covers substantially all of its employees. The benefits are primarily based on years of service and earnings. The following is a summary of the plan’s funded status:

December 31, (In thousands)	2004	2003
Change in benefit obligation
Benefit obligation at beginning of year	$2,517	$2,115
Service cost	167	137
Interest cost	162	148
Actuarial (gain) loss	163	166
Benefits paid	(65)	(49)

Benefit obligation at end of year	$2,944	$2,517

Change in plan assets
Fair value of plan assets at beginning of year	$1,848	$1,464
Actual return on plan assets	196	256
Employer contribution	89	177
Benefits paid	(65)	(49)

Fair value of plan assets at end of year	$2,068	$1,848

Change in prepaid (accrued) benefit cost
Prepaid (accrued) benefit cost, beginning	$(121)	$(121)
Contributions	89	177
Pension cost	(199)	(177)

Prepaid (accrued) benefit cost, ending	$(231)	$(121)

Funded status	$(876)	$(669)
Unrecognized transitional net assets	(20)	(24)
Unrecognized prior service cost	42	48
Unrecognized net actuarial (gain) loss	623	524

Prepaid (accrued) benefit cost	$(231)	$(121)

Benefit obligation assumptions as of September 30
Discount rate	6.0%	6.5%
Expected return on plan assets	8.5%	8.5%
Rate of compensation increase	5.0%	5.0%

Net periodic benefit cost assumptions as of September 30
Discount rate	6.5%	7.0%
Expected return on plan assets	8.5%	9.0%
Rate of compensation increase	5.0%	5.0%

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9. Employee Benefit Plan, continued

	2004	2003	2002
Components of net periodic benefit cost
Service cost	$167	$137	$113
Interest cost	162	148	124
Return on plan assets	(196)	(256)	103
Originating unrecognized asset gain (loss)	50	131	(230)
Amortization	2	2	2
Recognized net actuarial (gain) loss	14	15	—

Net periodic benefit cost	$199	$177	$112

Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:

(in thousands)
10/01/04 – 09/30/05	$34
10/01/05 – 09/30/06	37
10/01/06 – 09/30/07	108
10/01/07 – 09/30/08	107
10/01/08 – 09/30/09	115
10/01/09 – 09/30/14	765

The accumulated benefit obligation for the defined benefit pension plan was $1.9 million and $1.6 million at December 31, 2004 and 2003.

Contributions are expected to be approximately $204 thousand in 2005.

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

The Company’s defined benefit pension plan’s weighted-average asset allocations at December 31, by asset category are as follows:

	2004	2003
Mutual funds – fixed income	35%	40%
Mutual funds – equity	65%	60%

Total	100%	100%

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

Note 10. Deferred Compensation and Life Insurance

Deferred compensation plans have been adopted for certain members of the Board of Directors for future compensation upon retirement. Under plan provisions aggregate annual payments ranging from $2 thousand to $8 thousand are payable for ten years certain, generally beginning at age 65. Liability accrued for compensation deferred under the plan amounts to $91 thousand and $101 thousand at December 31, 2004 and 2003, respectively.

Charges to income are based on present value of future cash payments, discounted at 8%, and amounted to $10 thousand, $7 thousand and $14 thousand for 2004, 2003 and 2002, respectively.

The Bank is owner and beneficiary of life insurance policies on these directors. Policy cash values, net of policy loans, totaled $93 thousand and $87 thousand at December 31, 2004 and 2003, respectively.

In 2002, the Bank adopted a supplemental executive retirement plan to provide benefits for a member of management. Under plan provisions, aggregate fixed payments of $45 thousand are payable for 20 years certain, beginning in 2007. The liability is calculated by discounting the anticipated future cash flows at 6.10%. The liability accrued for this obligation was $261 thousand and $165 thousand at December 31, 2004 and 2003, respectively. Charges to income are based on changes in the cash value of insurance which funds the liability.

Note 11. Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows:

December 31, (In thousands)	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$4,162	$4,162	$3,419	$3,419
Interest-bearing deposits with banks	3,602	3,602	4,316	4,316
Federal funds sold	7,175	7,175	9,125	9,125
Securities, available-for-sale	20,942	20,942	21,771	21,771
Securities, held to maturity	20,001	20,733	18,560	19,590
Restricted equity securities	603	603	598	598
Total loans	124,673	123,764	120,730	121,795
Financial liabilities
Deposits	161,255	162,029	159,215	162,421
Securities sold under agreements to repurchase	2,493	2,493	1,826	1,826

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 12. Income Taxes

The components of income tax expense (benefit) are as follows:

Years ended December 31, (In thousands)	2004	2003	2002
Current taxes – federal	$673	$530	$900
Deferred taxes – federal	(46)	32	(171)

Income tax expense	$627	$562	$729

A reconciliation of the expected income tax expense computed by applying the federal statutory rate of 34% to income included in the consolidated statements of income follows:

Years ended December 31, (In thousands)	2004	2003	2002
Expected tax expense	$975	$879	$1,059
Tax exempt interest	(328)	(314)	(334)
Other	(20)	(3)	4

Income tax expense	$627	$562	$729

The tax effects of temporary timing differences that give rise to significant portions of the net deferred tax assets and deferred tax liabilities are presented below:

December 31, (In thousands)	2004	2003
Deferred tax assets
Allowance for loan and other real estate losses	$456	$446
Deferred loan interest, fees	123	111
Employee benefit liabilities	253	161
Other valuation reserves	40	51

Total deferred tax assets	872	769

Deferred tax liabilities
Net unrealized appreciation on securities available for sale	(64)	(104)
Depreciation	(176)	(116)
Accretion of discount on investment securities	(33)	(36)

Total deferred tax liabilities	(273)	(256)

Net deferred tax asset	$599	$513

Note 13. Commitments and Contingencies

Litigation

Cardinal was named as a defendant in a complaint filed by a former employee with the United States Department of Labor under Section 806 of the Sarbanes-Oxley Act. The plaintiff alleged in his complaint that his termination in October, 2002 violated the Act. He is seeking reinstatement, back pay and damages. The Company maintains that the independent members of Cardinal’s Board of Directors terminated the plaintiff lawfully because he refused to comply with the directives of the Audit Committee in their attempt to look into certain matters raised by the plaintiff. The Audit Committee, after full investigation, later concluded that the matters raised by the plaintiff had no merit. The Board’s decision was initially upheld by the Department of Labor. The plaintiff appealed that decision. The Department of Labor Administrative Law Judge reversed the earlier decision in Cardinal’s favor and entered a decision in favor of the plaintiff in January 2004. Cardinal appealed that decision. The Administrative Review Board of the Department of Labor agreed to review the decision of the Administrative Law Judge in February 2004. Their decision to review suspended the decision of the Administrative Law Judge prior to any determination of damages by the Administrative Law Judge. In May 2004, the Administrative Review Board dismissed Cardinal’s petition for review without prejudice.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13. Commitments and Contingencies, continued

Litigation, continued

In June 2004, Cardinal filed with the United States Court of Appeals for the Fourth Circuit a Petition for Review of the decisions of the United States Department of Labor. A motion to dismiss the appeal as premature was granted. The parties submitted evidence of damages without a further hearing in December 2004 and January 2005. The Administrative Law Judge rendered a Supplemental Recommended Decision and Order in February 2005, which awarded damages to the plaintiff of $65 thousand, plus attorney’s fees of $108 thousand, and ordered the plaintiff’s reinstatement. The Company immediately filed a petition for review to the Administrative Review Board of the Department of Labor. The case was accepted for review by the Administrative Review Board on March 4th, 2005. The Company’s management believes it has substantial grounds for a successful appeal of the decision in the plaintiff’s favor and will pursue appeals vigorously.

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

December 31, (In thousands)	2004	2003
Commitments to extend credit	$11,759	$3,588
Standby letters of credit	680	710

	$12,439	$4,298

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

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13. Commitments and Contingencies, continued

Concentrations of Credit Risk, continued

Although the Company has a reasonably diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon economic conditions in and around Floyd, Carroll, Montgomery, and Roanoke Counties and the Cities of Roanoke and Salem, Virginia. A significant amount of the real estate loans set forth in the Loans Receivable note are secured by commercial real estate. The Company has a loan concentration relating to nonresidential buildings and real estate land developers. Total loans to this group amounted to approximately $26.2 million at December 31, 2004 as well as December 31, 2003.

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

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $1.7 million at December 31, 2004. No 23A transactions were deemed to exist between the Company and the Bank at December 31, 2004.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004 and 2003, that the Company and the Bank met all capital adequacy requirements to which they are subject.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 14. Regulatory Matters, continued

Capital Requirements, continued

As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category.

The Company and the Bank’s actual capital amounts and ratios are also presented in the following table.

	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
In thousands	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2004
Total capital to risk-weighted assets
Consolidated	$27,357	20.74%	$10,551	8.00%	n/a	n/a
Bank of Floyd	19,002	15.02%	10,118	8.00%	$12,647	10.00%
Tier I capital to risk-weighted assets
Consolidated	25,726	19.51%	5,276	4.00%	n/a	n/a %
Bank of Floyd	17,421	13.77%	5,059	4.00%	7,588	6.00%
Tier I capital to average assets
Consolidated	25,726	13.43%	7,665	4.00%	n/a	n/a
Bank of Floyd	17,421	9.51%	7,329	4.00%	9,161	5.00%

December 31, 2003
Total capital to risk-weighted assets
Consolidated	$25,839	20.37%	$10,147	8.00%	n/a	n/a
Bank of Floyd	17,279	14.21%	9,728	8.00%	$12,160	10.00%
Tier I capital to risk-weighted assets
Consolidated	24,252	19.12%	5,074	4.00%	n/a	n/a
Bank of Floyd	15,759	12.96%	4,864	4.00%	7,296	6.00%
Tier I capital to average assets
Consolidated	24,252	12.95%	7,490	4.00%	n/a	n/a
Bank of Floyd	15,759	8.65%	7,290	4.00%	9,112	5.00%

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

Aggregate loan transactions with related parties were as follows:

December 31, (In thousands)	2004	2003
Balance, beginning	$1,161	$1,177

Additions	260	217
Repayments	(721)	(233)

Balance, ending	$700	$1,161

Note 16. Parent Company Financial Information

Condensed financial information of Cardinal Bankshares Corporation is presented as follows:

Balance Sheets

December 31, (In thousands)	2004	2003
Assets
Cash and due from banks	$2,991	$2,371
Investment securities available for sale, at fair value	800	782

Total loans	4,375	4,455
Allowance for loan losses	(25)	(25)

Net loans	4,350	4,430

Investment in affiliate bank at equity	17,502	15,930
Other assets	221	942

Total assets	$25,864	$24,455

Liabilities
Other liabilities	$14	$1

Total liabilities	14	1

Stockholders’ equity
Common stock	15,357	15,357
Additional paid-in capital	2,925	2,925
Retained earnings	7,444	5,970
Accumulated other comprehensive income	124	202

Total stockholders’ equity	25,850	24,454

Total liabilities and stockholders’ equity	$25,864	$24,455

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 16. Parent Company Financial Information, continued

Statements of Income

Years ended December 31, (In thousands)	2004	2003	2002
Income
Dividends from affiliate bank	$770	$722	$755
Interest on loans	258	210	225
Interest on investment securities	61	61	54

Total income	1,089	993	1,034

Expenses
Management and professional fees	550	684	280
Other expenses	61	94	38

Total expenses	611	778	318

Income before income tax benefit and equity in undistributed net income of subsidiaries	478	215	716

Income tax benefit	102	175	5

Income before equity in undistributed net income of subsidiaries	580	390	721

Equity in undistributed net income of subsidiaries	1,662	1,635	1,665

Net income	$2,242	$2,025	$2,386

Statements of Cash Flows

Years ended December 31, (In thousands)	2004	2003	2002
Cash flows from operating activities
Net income	$2,242	$2,025	$2,386
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(1,662)	(1,635)	(1,665)
Net change in other assets	715	395	(1,286)
Net change in other liabilities	13	(1)	(22)

Net cash provided (used) by operating activities	1,308	784	(587)

Cash flows from investing activities
Net (increase) decrease in loans	80	(1,920)	560
Purchases of investment securities	—	—	(750)

Net cash provided (used) by investing activities	80	(1,920)	(190)

Cash flows from financing activities
Dividends paid	(768)	(722)	(691)

Net cash used by financing activities	(768)	(722)	(691)

Net increase (decrease) in cash and cash equivalents	620	(1,858)	(1,468)

Cash and cash equivalents, beginning	2,371	4,229	5,697

Cash and cash equivalents, ending	$2,991	$2,371	$4,229

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

Cardinal Bankshares Corporation, the parent company of Bank of Floyd, currently operates seven offices in Floyd, Montgomery, Roanoke and Carroll Counties of Virginia. The main office is in Floyd with a limited service office in Willis. The Roanoke offices are in the Cave Spring and Tanglewood Mall areas of Roanoke County. The West Salem office is located on West Main Street in Salem, Virginia. The Hillsville office is located in Carroll County on Route 52 in Hillsville, Virginia. Montgomery County is served by the branch in Christiansburg, Virginia.

The individual market conditions of each county vary from rural to urban with Floyd County being the most rural and Roanoke the most urban. Each has its own growth pattern which varies in intensity. Bank of Floyd and bank personnel work with local, state and federal government leaders in an effort to attract business and industry to Floyd County.

Cardinal Bankshares reported net income for the year 2004 of $2.2 million compared to $2.0 million reported in 2003. Net income per diluted share was $1.46, $.14 higher than the $1.32 reported for the prior year. The gain in net income was primarily attributable to an increase in net interest income.

Net interest income, on a taxable equivalent basis, was $7.1 million, higher by $711 thousand from $6.4 million in 2003. This increase was driven primarily by the 33 basis point reduction in average rates paid on the Company’s time deposit liabilities less than $100,000. A combination of rates paid on total interest-bearing liabilities for 2004 declining 34 basis points compared to 2003, and an 18 basis point increase in average yield on interest-earning assets contributed to the favorable increase in net interest income. Noninterest income decreased by 12.0% to $769 thousand for 2004 compared to $874 thousand for 2003. Noninterest expense increased by 6.6% to $4.6 million compared to $4.3 million in 2003, mainly due to increases in salaries and benefits expenses and occupancy and equipment expenses.

Earning assets averaged $173.9 million, compared to $178.6 million in 2003, the decrease driven primarily by an overall decrease in the average federal funds sold balance of 26.8%. Average securities declined $1.4 million in 2004, due largely to issuer calls of U.S. Government Agency securities and paydowns on mortgage-backed securities. Deposits in other banks decreased $4.1 million on average. The loan portfolio average increased $3.9 million in 2004, with commercial loans showing the largest gain.

Interest-bearing liabilities averaged $134.6 million, down approximately $7.5 million from 2003. Savings deposits reflected an average increase of $2.2 million from 2003, while average time deposits and average large denomination deposits declined $6.6 million and $4.5 million, respectively.

Stockholders’ equity grew 5.5% to an average of $25.4 million in 2004 from $24.1 million in 2003. The return on average assets and average equity increased to 1.21% and 8.84%, respectively for 2004 compared to 1.07% and 8.42%, respectively, for 2003. Book value per share was $16.83 at December 31, 2004, compared to $15.92 at year-end 2003, representing an increase of 5.7%.

Management’s Discussion and Analysis

Table 1. Average Balances and Interest Rates (Taxable Equivalent Basis)

Years ended December 31, (In thousands)	2004			2003			2002
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost

Assets:
Interest-earning assets:
Deposits in other banks	$2,236	$26	1.18%	$6,350	$69	1.08%	$6,707	$119	1.77%
Taxable investment securities	21,345	902	4.23%	23,549	961	4.08%	25,880	1,434	5.54%
Nontaxable investment securities	20,320	1,238	6.09%	19,505	1,234	6.32%	20,097	1,292	6.43%
Federal funds sold	8,314	97	1.17%	11,354	119	1.05%	13,884	208	1.50%
Loans	121,715	7,984	6.56%	117,795	7,806	6.63%	108,898	8,672	7.96%

Total interest-earning assets	173,930	10,247	5.89%	178,553	10,189	5.71%	175,466	11,725	6.68%

Noninterest-earning assets:
Cash and due from banks	3,616			3,350			3,027
Premises and equipment	3,404			2,172			2,263
Other assets	6,886			6,497			5,318
Allowance for loan losses	(1,837)			(1,741)			(1,518)

Total assets	$185,999			$188,831			$184,556

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest checking	$12,632	36	0.30%	$12,637	50	0.40%	$12,538	116	0.92%
Savings deposits	37,378	506	1.35%	35,177	562	1.60%	29,053	675	2.32%
Time deposits	64,890	2,070	3.19%	71,444	2,513	3.52%	75,989	3,286	4.32%
Large denomination deposits	17,075	489	2.89%	21,531	656	3.05%	23,518	888	3.78%
Securities purchased under agreements to resell	2,654	55	2.06%	1,263	28	2.22%	—	—	—
Federal Home Loan Bank borrowings	—	—	—%	—	—	—	—	—	—

Total interest-bearing liabilities	134,629	3,156	2.34%	142,052	3,809	2.68%	141,098	4,965	3.52%

Noninterest-bearing liabilities:
Demand deposits	24,940			22,068			20,184
Other liabilities	1,065			660			823

Total liabilities	160,634			164,780			162,105
Stockholders’ equity	25,365			24,051			22,451

Total liabilities and stockholders’ equity	$185,999			$188,831			$184,556

Net interest earnings		$7,091			$6,380			$6,760

Net interest spread (1)			3.55%			3.03%			3.16%

Net interest margin (2)			4.08%			3.57%			3.85%

Taxable equivalent adjustment		$327			$315			$320

(1)	Net interest spread is the difference between the average interest rate received on earning assets and the average interest rate paid for interest-bearing liabilities.
(2)	Net interest margin is calculated by dividing taxable equivalent net interest earnings by total average earning assets.
(3)	Average loan balances include nonaccrual loans.

Management’s Discussion and Analysis

Net Interest Income

Net interest income, the primary source of the Company’s earnings, is the amount by which interest and fee income generated by earning assets exceeds the interest paid on interest-bearing liabilities. Earning assets are comprised of loans, securities, federal funds sold and interest-bearing deposits in other banks. Interest-bearing liabilities consist of deposits, federal funds purchased and securities sold under agreements to repurchase. The volume and the general level of interest rates among earning assets and interest-bearing liabilities effect net interest income. Table 1 shows the average balance sheets for each of the years ended December 31, 2004, 2003 and 2002. In addition, the amounts of interest earned on earning assets, with related yields, and the interest paid on interest-bearing liabilities, together with rates, are shown. Loans placed on a nonaccrual status are included in the balances and were included in the computation of yields, upon which they had an immaterial effect. Interest on earning assets is on a taxable equivalent basis, which is computed using the federal corporate income tax rate of 34% for all three years.

Net interest income, on a taxable equivalent basis, was $7.1 million, an increase of 11.1%, or $711 thousand from the $6.4 million in 2003. The net interest margin was 4.08% for 2004, up 51 basis points from the 3.57% reported in 2003. The overall yield on earning assets increasing 18 basis points, plus the effect of the 34 basis point drop in cost of funds supports the increase in the net interest margin.

As illustrated in Table 2, the effect of competitive pricing in loan markets of the Company’s loan portfolio is evident in the $81 thousand reduction in loan interest income due to rate. The net increase in loan volume did, however, serve to offset this decline by $259 thousand in income.

During 2004, average federal funds sold and average interest bearing deposits held at the Federal Home Loan Bank were lowered by $7.1 million to $10.6 million due mainly to the Company’s strategic reduction of rate sensitive deposit balances in light of continued moderate loan demand in its principal market area.

Total average interest-bearing liabilities decreased $7.5 million to $134.6 million for the year 2004. Total interest-bearing deposits declined $8.8 million to $132.0 million. The reduction in the rate sensitive liabilities or interest-bearing deposits was driven by the strategic position taken by the Company to be less competitive on rate sensitive deposits in view of the modest loan demand in the Company’s principal market area that is felt to be primarily the result of the sluggish economy.

Management’s Discussion and Analysis

Table 2. Rate/Volume Variance Analysis

	2004 Compared to 2003			2003 Compared to 2002
		Increase (Decrease) Due To			Increase (Decrease) Due To
(In thousands)	Total	Rate	Volume	Total	Rate	Volume
Interest-earning assets:
Deposits in other banks	$(43)	$2	$(45)	$(50)	$(44)	$(6)
Taxable investment securities	(59)	31	(90)	(472)	(352)	(120)
Nontaxable investment securities	4	(48)	52	(59)	(21)	(38)
Federal funds sold	(22)	10	(32)	(89)	(55)	(34)
Loans	178	(81)	259	(866)	(1,687)	821

Total	58	(86)	144	(1,536)	(2,159)	623

Interest-bearing liabilities:
Interest checking	(14)	(14)	—	(66)	(67)	1
Savings deposits	(56)	(91)	35	(113)	(348)	235
Time deposits	(443)	(212)	(231)	(773)	(585)	(188)
Large denomination deposits	(167)	(31)	(136)	(232)	(161)	(71)
Federal Home Loan Bank borrowings	—	—	—	—	—	—
Securities purchased under agreements to repurchase	27	(3)	30	28	—	28

Total	(653)	(351)	(302)	(1,156)	(1,161)	5

Net interest income	$711	$265	$446	$(380)	$(998)	$618

Provision for Loan Losses

The allowance for loan losses represents the amount available for credit losses inherent in the Company’s loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for loan losses required to maintain an allowance adequate to provide for any potential losses. The factors considered in making this decision are the collectibility of past due loans, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of underlying collateral and general economic trends. In 2004, the provision for loan losses was $55 thousand, an increase of $25 thousand from the $30 thousand recorded in 2003. Based upon management’s periodic reviews of the loan portfolio using the above mentioned factors, the current year increase in the provision for loan losses was felt appropriate. Management believes the provision recorded in 2004 maintains the allowance at a level adequate to cover potential losses. The allowance for loan losses as a percentage of total loans was 1.31% at year-end. This level is comparable to the 1.31% ratio averaged at year-end 2004 by the Company’s peer group, commercial banks with assets ranging between $100 million and $300 million. Loan charge-offs, net of recoveries, were $121 thousand for 2004, compared to net recoveries of $102 thousand for 2003. Management does not anticipate any material changes in the delinquency rates or charge-offs and recoveries in connection with its normal lending activities.

Additional information regarding the Company’s allowance for loan losses is contained in Tables 12, 13 and 14, and in the discussion concerning Nonperforming Assets.

Noninterest Income

Noninterest income consists of revenues generated from a number of different financial services and activities. Service charges on deposit accounts including charges for insufficient funds items and fees charged for nondeposit services make up the majority of noninterest income. Noninterest income also includes fees charged for services such as safe deposit box rentals, letters of credit, and gains realized on the sale of securities. Noninterest income totaled $769 thousand in 2004, a decrease of $105 thousand from the $874 thousand recorded in 2003. The largest decrease in noninterest income resulted from a decrease in deposit fees and charges. The primary sources of noninterest income for the past three years are summarized in Table 3.

Management’s Discussion and Analysis

Table 3. Noninterest Income

Year ended December 31, (In thousands)	2004	2003	2002
Deposit fees and charges	$267	$308	$312
Other service charges and fees	87	86	81
Gain on the sale of securities	4	—	24
Bank owned life insurance	156	178	149
Other income	255	302	240

Total noninterest income	$769	$874	$806

Noninterest Expense

Noninterest expense was $4.6 million for 2004, an increase of $287 thousand over the $4.3 million recorded in 2003. As mentioned earlier, increased pension expense and higher salaries and benefits costs accounted for most of the year-to-year increase. Cost of living increases and higher medical insurance costs were the primary cause of higher salary and benefits costs. Occupancy and equipment expenses accounted for most of the remaining increase.

Table 4 provides a further breakdown of noninterest expense for the past three years.

Table 4. Noninterest Expense

Year ended December 31, (In thousands)	2004	2003	2002
Salaries and employee benefits	$2,719	$2,479	$2,272
Occupancy and equipment	618	553	541
Legal and professional	432	528	189
Bank franchise tax	112	114	110
Other operating expense	728	648	644

Total noninterest expense	$4,609	$4,322	$3,756

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

Income tax expense, substantially all Federal, was $627 thousand in 2004, $562 thousand in 2003 and $729 thousand in 2002 representing 21.9%, 21.7% and 23.4% of income before income taxes, respectively. Cardinal Bankshares’ deferred income tax benefits and liabilities result primarily from temporary differences in provisions for credit losses, valuation reserves, depreciation, deferred compensation, deferred income, pension expense and investment security discount accretion.

Net deferred income tax benefits of approximately $599 thousand and $513 thousand at December 31, 2004 and 2003, respectively, are included in other assets.

Management’s Discussion and Analysis

Earning Assets

In 2004, average earning assets decreased to $173.9 million, $4.7 million lower than the 2003 average of $178.6 million. Total average earning assets represented 93.5% of total average assets in 2004. Decreases in average deposits in other banks and federal funds sold accounted primarily for the net decrease in total average earning assets of 2.6%, as other earning asset categories reflected net increases year-to-year. Average investment securities accounted for 22.4% of total average assets, while average net loans remained the largest component of earning assets, accounting for 65.4% of total average assets in 2004, up slightly from the 62.4% level reported in 2003. A summary of average assets for the past three years is shown below in Table 5.

Table 5. Average Asset Mix

December 31, (In thousands)	2004		2003		2002
	Average Balance	%	Average Balance	%	Average Balance	%

Interest-earning assets:
Loans	$121,715	65.4	$117,795	62.4	$108,898	59.0
Investment securities	41,665	22.4	43,054	22.8	45,977	24.9
Federal funds sold	8,314	4.5	11,354	6.0	13,884	7.5
Deposits in other banks	2,236	1.2	6,350	3.4	6,707	3.7

Total interest-earning assets	173,930	93.5	178,553	94.6	175,466	95.1

Noninterest-earning assets:
Cash and due from banks	3,616	1.9	3,350	1.8	3,027	1.6
Premises and equipment	3,404	1.8	2,172	1.1	2,263	1.2
Other assets	5,049	2.8	4,756	2.5	3,800	2.1

Total noninterest-earning assets	12,069	6.5	10,278	5.4	9,090	4.9

Total assets	$185,999	100.0	$188,831	100.0	$184,556	100.0

Loans

Average total loans were $121.7 million for 2004, an increase of $3.9 million, or 3.3% over 2003. At December 31, 2004, the actual balance of loans secured by real estate represented the most significant portion of the loan portfolio at 90.0%. Total loans secured by 1-4 family residential properties represented 24.7% of total loans at the end of 2004, while nonfarm/nonresidential properties made up 52.3% of total loans. These loan portfolio proportions remained relatively unchanged from year-end 2003 levels.

Loan growth will continue to be a point of focus at Cardinal for 2005. The long-range strategic objective for meeting the Company’s loan growth aspirations will be achieved through continued community involvement, expansion of the Company’s market footprint, broadening of the present array of loan products offered to include conforming fixed-rate mortgage loans, home equity lines of credit and SBA loans, and management’s strengthened efforts in offering small business financing and competively-priced products. Prudent business practices and stringent internal guidelines will continue to be followed in making lending decisions in order to balance the emphasis on loan growth with the desire to minimize exposure to loan losses.

Bank of Floyd makes both consumer and commercial loans to all neighborhoods within its market area, including the low-income and moderate-income areas. The Company’s market area is generally defined as the areas within the Virginia Counties of Floyd, Roanoke, Montgomery and Carroll, and the Cities of Roanoke, Salem and Christiansburg, Virginia. The Bank places emphasis on consumer based installment loans and commercial loans to small and medium sized businesses. Below market pricing and competition from unregulated organizations have also been a factor when generating new loans. The amounts of loans outstanding by type at year-end 2004 and 2003, and the maturity distribution of variable and fixed rate loans as of year-end 2004 are presented below in Table 6 and Table 7, respectively.

Management’s Discussion and Analysis

Table 6. Loan Portfolio Summary

December 31, (In thousands)	2004		2003
	Amount	%	Amount	%
Real estate construction and development	$10,111	8.1	$7,212	6.0
Farmland	4,081	3.3	3,303	2.7
Real estate mortgage:
1-4 family residential	30,817	24.7	30,293	25.1
Multifamily residential	1,987	1.6	4,880	4.0
Nonfarm, nonresidential	65,198	52.3	65,732	54.5

Total real estate	112,194	90.0	111,420	92.3

Agricultural	677	0.5	813	0.7
Commercial and industrial	9,728	7.8	6,163	5.1
Consumer	2,397	1.9	2,568	2.1
Other loans	40	0.1	63	0.1
Leases	—	0.0	30	0.0

Gross loans	125,036		121,057
Unearned income	(363)	(0.3)	(327)	(0.3)

Total	$124,673	100.0	$120,730	100.0

Table 7. Loan Maturity Schedule

	2004
(In thousands)	Commercial Financial and Agricultural	Construction and Development	Others	Total Amount	%
Fixed rate loans:
Within three months	$1,654	$125	$264	$2,043	1.6
After three but within twelve months	728	265	2,612	3,605	2.9
After one but within five years	1,563	—	9,480	11,043	8.8
Over five years	5,422	2,899	37,031	45,352	36.3

Total fixed rate loans	9,367	3,289	49,387	62,043	49.6

Variable rate loans:
Within three months	4,028	4,379	20,515	28,922	23.2
After three but within twelve months	77	936	8,793	9,806	7.8
After one but within five years	1,014	59	19,707	20,780	16.6
Over five years	—	1,448	2,037	3,485	2.8

Total variable rate loans	5,119	6,822	51,052	62,993	50.4

Total loans:
Within three months	5,682	4,504	20,779	30,965	24.8
After three but within twelve months	805	1,201	11,405	13,411	10.7
After one but within five years	2,577	59	29,187	31,823	25.4
Over five years	5,422	4,347	39,068	48,837	39.1

Total loans	$14,486	$10,111	$100,439	$125,036	100.0

Management’s Discussion and Analysis

Investment Securities

The investment securities portfolio is managed to optimize the yield on excess funds while providing liquidity for unexpected deposit decreases or increased loan generation and diversification in the overall asset management of the Company. At December 31, 2004, the Company had $20.9 million in securities available for sale, compared to $21.8 million at year-end 2003. The average yield on taxable investment securities increased from 4.08% in 2003 to 4.23% in 2004 as a result of higher yielding securities and rising market rates of interest.

Management of the investment portfolio has always been conservative with virtually all investments taking the form of purchases of U.S. Treasury, U.S. Government agencies, Mortgage Backed Securities and issuances of State and local bond issues. All securities are high quality and high grade. Management views the investment portfolio as a source of income, and generally purchases securities with the intent of retaining them until maturity. However, adjustments in the portfolio are necessary from time to time to provide a source of liquidity to meet funding requirements for loan demand, deposit fluctuations and to manage interest rate risk. Accordingly, to meet such objectives, management may sell certain securities prior to their scheduled maturity. Table 8 presents the investment portfolio at the end of 2004 by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the earlier of the contractual maturity or the call date, if any.

At December 31, 2004, the market value of the investment portfolio was $41.7 million, representing a $916 thousand unrealized appreciation above amortized cost. This compared to a market value of $41.3 million and a $1.3 million unrealized appreciation above amortized cost a year earlier.

Table 8. Investment Securities

December 31, 2004 (In thousands)	Amortized Cost Due
	Due Within One Year	After One Through Five Years	After Five Through Ten Years	After Ten Years	Total	Market Value
Investment securities
US Government agencies and mortgage backed securities	$12	$5,259	$1,713	$11,067	$18,051	$18,064
State and political subdivisions	2,071	4,835	9,301	5,280	21,487	22,297
Other securities	—	—	—	1,217	1,217	1,310

Total	$2,083	$10,094	$11,014	$17,564	$40,755	$41,671

Weighted average yields
U.S. Government agencies and mortgage backed securities	4.71%	3.17%	4.07%	4.50%
State and political subdivisions	4.44%	4.65%	4.32%	4.64%
Other securities	—%	—%	—%	7.65%

Total securities	4.44%	3.88%	4.28%	4.76%	4.39%

					Book Value	Market Value
December 31, 2003 (In thousands)
Investment securities
U.S. Government agencies and mortgage backed securities					$18,278	$18,336
States and political subdivisions					19,765	20,885
Other securities					1,982	2,114

Total					$40,025	$41,335

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

Average total deposits for the year ended December 31, 2004 declined $5.9 million to $156.9 million compared to 2003. As shown in Table 9, the Company’s average interest-bearing deposits as a percent of total average deposits decreased to 84.1% in 2004, compared to 86.5% in 2003. Average noninterest-bearing demand deposits increased to $24.9 million in 2004 from $22.1 million in 2003. Average deposits for the past three years are summarized in Table 9 below.

Table 9. Deposit Mix

December 31, (In thousands)	2004		2003		2002
	Average Balance	%	Average Balance	%	Average Balance	%
Interest-bearing deposits:
Interest checking	$12,632	8.06	$12,637	7.76	$12,538	7.77
Money Market	4,485	2.86	5,634	3.46	7,629	4.73
Savings deposits	32,893	20.96	29,543	18.14	21,424	13.29
Time deposits	64,890	41.35	71,444	43.87	75,989	47.12
Large denomination deposits	17,075	10.88	21,531	13.22	23,518	14.58

Total interest-bearing deposits	131,975	84.11	140,789	86.45	141,098	87.49
Noninterest-bearing deposits	24,940	15.89	22,068	13.55	20,184	12.51

Total deposits	$156,915	100.00	$162,857	100.00	$161,282	100.00

The average balance of certificates of deposit issued in denominations of $100,000 or more declined by approximately $4.4 million in 2004 as Cardinal maintained its strategy of supporting asset growth with core deposits instead of aggressively soliciting more volatile, large denomination certificates of deposit. Table 10 provides maturity information relating to Certificates of Deposit of $100,000 or more at December 31, 2004.

Table 10. Large Denomination Deposits $100,000 and Over

Analysis of time deposits of $100,000 or more at December 31, 2004 (In thousands):

Time remaining to maturity:
Less than three months	$1,460
Three through one year	4,266
Over one year	12,994

Total time deposits of $100,000 or more	$18,720

Management’s Discussion and Analysis

Capital Adequacy

The Company’s capital serves to support asset growth and provide protection against loss to depositors and creditors. Cardinal Bankshares strives to maintain an optimum level of capital, commensurate with its risk profile, on which an attractive return to stockholders can be realized over both the near and long term, while serving depositors’, creditors’ and regulatory needs.

Common stock and capital surplus represents the stockholders’ investment in the Company and is a key source of capital. The largest component of capital for the Company is earnings retained after payment of dividends to stockholders. Total stockholders’ equity was $25.9 million at December 31, 2004, an increase of $1.4 million or 5.7% compared with $24.5 million for the same period in 2003.

The FDIC has adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0% of which at least 4.0% must be Tier 1 capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. Cardinal Bankshares had a ratio of total capital to risk-weighted assets of 20.74% at December 31, 2004 and a ratio of Tier 1 capital to risk-weighted assets of 19.51%. Both of these ratios well exceed the capital requirements adopted by the federal regulatory agencies and continue to be equal to or above most of our peer group.

In addition, a minimum leverage ratio of Tier I capital to average total assets for the previous quarter is required by federal bank regulators, ranging from 3% to 5%, subject to the regulator’s evaluation of the Company’s overall safety and soundness. As of December 31, 2004, Cardinal Bankshares had a ratio of year-end Tier I capital to average total assets, as defined, of 13.43%.

Table 11 below sets forth summary information with respect to the capital ratios for Cardinal and the Bank at December 31, 2004. All capital ratio levels indicate that Cardinal Bankshares and Bank of Floyd are well capitalized.

Table 11. Year-end Risk-based Capital

December 31, (In thousands)	2004		2003
	Consolidated	Bank of Floyd	Consolidated	Bank of Floyd
Tier I capital	$25,726	$17,421	$24,252	$15,759
Qualifying allowance for loan losses (limited to 1.25% of risk-weighted assets)	1,631	1,581	1,587	1,520

Total regulatory capital	$27,357	$19,002	$25,839	$17,279

Total risk-weighted assets	$131,890	$126,474	$126,839	$121,602

Tier I as a percent of risk-weighted assets	19.51%	13.77%	19.12%	12.96%
Total regulatory capital as a percent of risk-weighted assets	20.74%	15.02%	20.37%	14.21%
Leverage ratio*	13.43%	9.51%	12.95%	8.65%

*	Tier I capital divided by average total assets for the quarter ended December 31.

Management’s Discussion and Analysis

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

Nonperforming assets, as shown in Table 12 below, decreased to $418 thousand at December 31, 2004 from $3.2 million at December 31, 2003. The Bank had one nonresidential note 90 days past due at the end of 2003. The note was paid up to date in 2004 and cleared from non-accrual status. Another loan that was in non-accrual at December 31, 2003 went into foreclosure. The Bank sold the property and incurred no loss. At year-end 2004, loans past due 90 days or more had increased $110 thousand from $15 thousand a year earlier. Foreclosed assets declined to $2.0 thousand, almost 100.0% lower than the year-end 2003 level.

Table 12. Nonperforming Assets

December 31 (In thousands)	2004	2003
Nonaccrual loans	$291	$2,774
Loans past due 90 days or more	125	15
Foreclosed properties	2	385

Total nonperforming assets	$418	$3,174

Analysis of the Allowance for Loan Losses

The allowance for loan losses represents the amount available for credit losses inherent in the Company’s loan portfolio. The Company performs periodic systematic reviews of its portfolio to identify these inherent losses, and to assess the overall probability of collection of the portfolio. These reviews result in the identification and quantification of loss factors, which are used in determining the amount of the allowance for loan losses. In addition, the Company also evaluates the prevailing economic and business conditions affecting individual borrowers, changes in the size and characteristics of the loan portfolio and other pertinent factors. The allowance is also subject to annual review by external auditors and regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance, and the size of the allowance in comparison to peer companies identified by regulatory agencies. The most recent regulatory reviews were completed in August 2001 and March 2004.

The Company is committed to the early recognition of problem loans and to a conservative allowance. The Company believes the current allowance is adequate to cover inherent losses in the loan portfolio. However, the allowance may be increased or decreased in the future based upon management’s assessment of the factors outlined above. The allowance for loan losses was $1.6 million at December 31, 2004 and $1.7 million at December 31, 2003. The allowance as a percentage of period end loans was 1.31% at year-end 2004 and 1.41% at year-end 2003.

The provision for loan losses for the year ended December 31, 2004 was $55 thousand, an increase of $25 thousand from the previous year. Based upon management’s periodic reviews of the loan portfolio using the above mentioned factors, the current year increase in the provision was considered appropriate. Management believes the provision recorded in 2004 maintains the allowance at a level adequate to cover potential losses.

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in Table 13.

Management’s Discussion and Analysis

Table 13. Loan Losses

Year ended December 31, (In thousands)	2004	2003	2002
Balance at beginning of year	$1,697	$1,769	$1,300
Provision charged to expense	55	30	375

	1,752	1,799	1,675
Loans charged off:
Commercial, financial and agricultural	330	68	44
Real estate – residential mortgage	—	—	27
Real estate – construction	—	—	—
Consumer	48	64	25

Total charge-offs	378	132	96

Recoveries of loans previously charged off:
Commercial, financial and agricultural	252	26	186
Real estate – residential mortgage	—	—	—
Real estate – construction	—	—	—
Consumer	5	4	4

Total recoveries	257	30	190

Net (recoveries) charge – offs	121	102	(94)

Balance at end of year	$1,631	$1,697	$1,769

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

Table 14. Allocation of the Allowance for Loan Losses

December 31, (In thousands)	2004		2003		2002
	Amount	Percent[1]	Amount	Percent[1]	Amount	Percent[1]
Balance at end of period applicable to:
Commercial, financial and agricultural	$620	63.7	$1,013	62.8	$502	66.6
Real estate, construction	78	8.1	69	6.0	65	1.9
Real estate, mortgage	689	26.3	569	29.1	657	28.7
Consumer loans	244	1.9	46	2.1	510	2.7
Leases	—	—	—	—	35	0.1

Total	$1,631	100.0	$1,697	100.0	$1,769	100.0

(1)	Represents the percentage of loans in each category to the total loans outstanding.

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

Management’s Discussion and Analysis

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

The liquidity ratio, the level of liquid assets divided by total deposits plus short-term liabilities, is considered to be adequate by management.

Table 15. Interest Rate Sensitivity

	December 31, 2004 Maturities/Repricing
(In thousands)	1-3 Months	4-12 Months	13-60 Months	Over 60 Months	Total

Earning Assets:
Loans	$30,965	$13,411	$31,823	$48,837	$125,036
Investments	263	1,820	10,094	28,578	40,755
Federal funds sold	7,175	—	—	—	7,175

Total	$38,403	$15,231	$41,917	$77,415	$172,966

Interest-bearing deposits:
Interest checking	$12,799	$—	$—	$—	$12,799
Money market	3,567	—	—	—	3,567
Savings	32,439	104	—	—	32,543
Certificates of deposit	10,228	22,581	52,326	—	85,135
Securities sold under agreements to repurchase	2,493	—	—	—	2,493

Total	$61,526	$22,685	$52,326	$—	$136,537

Interest sensitivity gap	$(23,123)	$(7,454)	$(10,409)	$77,415	$36,429
Cumulative interest sensitivity gap	$(23,123)	$(30,577)	$(40,986)	$36,429	$36,429
Ratio of sensitivity gap to total earning assets	(13.4)%	(4.3)%	(4.9)%	43.6%	21.0%

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 15 above shows the sensitivity of the Company’s balance sheet on December 31, 2004. This table reflects the sensitivity of the balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2004, the Company appeared to be liability-sensitive with interest-bearing liabilities exceeding earning assets, subject to changes in interest rates, for the first five years. Included in the interest-bearing liabilities subject to interest rate changes within three months are interest checking accounts and savings accounts which historically have not been as interest-sensitive as other types of interest-bearing deposits. The Company appears to be asset-sensitive after the first five years.

Matching sensitive positions alone does not ensure that Cardinal has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Management’s Discussion and Analysis

Earnings and Balance Sheet Analysis

2003 Compared to 2002 – Net interest income, on a taxable equivalent basis, was $6.4 million, lower by $380 thousand from $6.8 million in 2002. This decline was driven primarily by the 133 basis point reduction in average yield on the Company’s loan portfolio and the 146 basis point drop in average yield earned on taxable investment securities. While the rates paid on total interest-bearing liabilities for 2003 declined 84 basis points compared to 2002, the favorable impact on net interest income brought about by the lower average rate was not sufficient to offset the decline in income from interest-earning assets. Noninterest income grew by 8.4% to $874 thousand for 2003 compared to $806 thousand for 2002. Noninterest expense increased by 15.1% to $4.3 million compared to $3.8 million in 2002.

Earning assets averaged $178.6 million, compared to $175.5 million in 2002, the increase driven primarily by an overall increase in the average loan portfolio of 8.2%. Real estate loan categories acccounted for the majority of the loan growth, with the construction and land development portfolio showing the largest gain. Average securities declined $2.9 million in 2003, due largely to issuer calls of U.S. Government Agency securities and paydowns on mortgage-backed securities. Federal funds sold and deposits in other banks decreased $2.5 million and $357 thousand, respectively, on average.

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

Stockholders’ equity grew 7.1% to an average of $24.1 million in 2003 from $22.5 million in 2002. The return on average assets and average equity decreased to 1.07% and 8.42%, respectively for 2003 compared to 1.29% and 10.63%, respectively, for 2002. The change in both ratios reflect the adverse effect on earnings of the two unusual matters discussed earlier. Book value per share was $15.92 at December 31, 2003, compared to $15.12 at year-end 2002, representing an increase of 5.3%.

The allowance for loan losses at December 31, 2003 was $1.7 million compared to $1.8 million a year earlier. The allowance for loan losses as a percentage of period end loans was 1.41% compared to 1.54% at year-end 2002. The Company had charge-offs, net of recoveries, in the amount of $102 thousand for 2003. This compared to net recoveries of $94 thousand for 2002. Nonperforming loans totaled $3.2 million at December 31, 2003, an increase of $2.4 million over 2002’s level.

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

Management’s Discussion and Analysis

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