Form 10-K, Exhibit 13
period 2007-12-31
CARDINAL BANKSHARES CORP
filed 2008-03-17
CIK 1022759

EXHIBIT 13.1

2007 ANNUAL REPORT

Cardinal Bankshares Corporation

Post Office Box 215 • Floyd, Virginia 24091

To Our Shareholders and Banking Families

As we present our 2007 Annual Report for Cardinal Bankshares Corporation we find many accomplishments in a very turbulent year.

In a year of economic cooling off, we were able to increase net loans. At the end of 2007 loans were $122,783,000, an increase of $1,550,000.

Our investment portfolio increased by $4,415,000. The increase helped lock in investment income and use of excess liquidity.

Total assets ended the year at $209,361,000, an increase of $1,512,000.

Like many banks, we showed a slight decline in earnings in 2007. We ended the year at $2,257,000, down by approximately $254,000 from 2006. The biggest contributor to the decline was interest paid to depositors. Interest expense increased by $1,575,000 in 2007. Other major expenditures were personnel cost and occupancy expense due to branch expansion. Even with this decline, Cardinal posted the second best earnings in the history of the company.

Cardinal also increased cash dividends by 2¢ per share in 2007, paying 60¢ per share for the year. Cardinal paid a record $921,439 cash dividend in 2007. The increase amounted to 3.44% over the 58¢ paid in 2006.

The capital position of the Bank is strong. Our equity to average assets ended at 13.84%. This places Cardinal equal to or higher than peer. Cardinal exceeds the ratios for a well capitalized financial institution.

Cardinal is fortunate to not have sub-prime loans on the books. Our asset quality is good and our loan loss reserves are maintained at a level deemed adequate by the regulators.

Unfortunately, 2007 was a year that caught the banking industry in the backwash of the sub-prime loans, the slow down of economic conditions, narrow interest margins, and ever increasing regulatory costs. These took a toll on the bottom line. Stock prices tumbled and losses were some of the greatest in many years. Only about 49% of banks and savings institutions showed an increase in earnings in 2007. Unfortunately, the predictions are for this trend to continue for most of 2008.

The coming year will be a challenge for the banking industry. Financial institutions will need to place strong emphasis on asset quality and operational controls. With Cardinal’s capital position, experienced staff, and Board of Directors, we are in position to do that.

Thanks go to our staff, Board of Directors, and loyal customers for the strong support in the past year. We ask for the same loyalty and support in 2008.

Sincerely,

Leon Moore
Chairman, President and CEO

Board of Directors of Cardinal Bankshares Corporation and Bank of Floyd

Dr. Joseph Howard Conduff, Jr.	Kevin D. Mitchell	Dr. A. Carole Pratt
General Dentist	Dairy Farmer	General Dentist
Drs. Pratt and Mansell, D.D.S.
William R. Gardner, Jr.	Ronald Leon Moore
Semi-Retired	Chairman, President & CEO	G. Harris Warner, Jr.
Part-Time Educator	Cardinal Bankshares Corporation	Attorney-at-Law
Floyd County Public Schools	and Bank of Floyd	Warner & Renick PLC

Officers of Cardinal Bankshares Corporation

Ronald Leon Moore	Chairman of the Board, President, and Chief Executive Officer
Dr. Joseph Howard Conduff, Jr	Chair of Audit Committee
William R. Gardner, Jr	Vice Chairman of the Board
J. Alan Dickerson	Vice President and Chief Financial Officer
Wanda M. Gardner	Senior Vice President – Internal Auditor
Dianne H. Hamm	Senior Vice President – Compliance
Betty Whitlock	Senior Vice President – Information Systems
Annette V. Battle	Senior Vice President – Corporate Secretary

Officers of Bank of Floyd

Executive
Ronald Leon Moore	Chairman of the Board, President and Chief Executive Officer
Dr. Joseph Howard Conduff, Jr	Chair of Audit Committee
William R. Gardner, Jr	Vice Chairman of the Board
J. Alan Dickerson	Vice President and Cashier
Annette V. Battle	Senior Vice President – Corporate Secretary

Officers of Bank of Floyd, continued

Main Office
Wanda M. Gardner	Senior Vice President – Internal Auditor
Dianne H. Hamm	Senior Vice President – Compliance
Sunny K. Pratt	Senior Vice President – Credit Review
D. Thomas Semler	Senior Vice President – Credit Administration
Betty A. Whitlock	Senior Vice President – Manager of Information Systems
Bill R. Hubble	Vice President – Branch Administration
Sharon N. Zeman	Vice President – Branch Operations
Ola Lee Driskell	Vice President – Lending
Patricia B. Spangler	Vice President – Funds Management
Marie V. Thomas	Vice President
Shelby L. Rutherford	Assistant Vice President – Human Resources
Ronnie L. Stump	Assistant Cashier – Security Officer
Patricia K. Harris	Assistant Vice President – Branch
Carolyn W. Reed	Assistant Vice President – Branch
Gary D. Young	Assistant Cashier –Purchasing Officer & Building and Grounds
Yara S. Middleton	Administrative Assistant – Finance
Sandra K. Mabery	Supervisor – Card Operations
Jan R. Rorrer	Supervisor – Loan Operations
Gail N. Goad	Supervisor – Computer Operations
Betty Moran	Supervisor – Bookkeeping

Cave Spring Office
Lynne R. Burkholder	Assistant Vice President – Branch Manager
Jason M. Branin	Branch Operations
Rodney A. Moline	Vice President – Business Development Offcier

Christiansburg Office
Lance C. Yelton	Branch Manager
Brenda O. Linkous	Branch Operations

Fairlawn Office
Linda H. Gardiner	Vice President – Business Development Officer
Matthew S. Hall	Branch Operations

Hillsville Office
Eugene G. Shockley	Vice President – Branch Manager
Frances I. Sharpe	Supervisor of Branch Operations

Tanglewood Office
Lisa C. Ratliff	Supervisor of Branch Operations

West Salem Office
Wilbur C. Andrews	Branch Manager
Sandra M. Broughman	Branch Operations

Willis Office
Teresa S. Keith	Head Teller

Stockholder Information

The Annual Meeting

The Annual Meeting of Shareholders will be held Wednesday, April 23, 2008, at 2:00 p.m. in the Bank of Floyd’s conference room, 101 Jacksonville Circle, Floyd, Virginia.

Requests for Information

Requests for additional information should be directed to Mrs. Annette Battle, Corporate Secretary, Cardinal Bankshares Corporation, P.O. Box 215, Floyd, Virginia, 24091; telephone (540) 745-4191.

Independent Auditors	Corporate Counsel

Elliott Davis, LLC	Mr. Douglas Densmore
Certified Public Accountants	Gentry Locke Rakes & Moore
Post Office Box 760	10 Franklin Road SE
Galax, Virginia 24333	Roanoke, Virginia 24022

Federal Deposit Insurance Corporation

The Bank is a member of the FDIC. This statement has not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Member of Federal Reserve Bank of Richmond

Member of Federal Home Loan Bank of Atlanta

Banking Offices

Cave Spring Office	Floyd Office	West Salem Office
4094 Postal Drive	101 Jacksonville Circle	1634 West Main Street
Roanoke, Virginia 24018	Floyd, Virginia 24091	Salem, Virginia 24153
(540) 774-1111	(540) 745-4191	(540) 387-4533
ATM location	ATM location	ATM location

Christiansburg Office	Hillsville Office	Willis Office
2145 Roanoke Street SE	185 South Main Street	5598B Floyd Highway South
Christiansburg, Virginia 24073	Hillsville, Virginia 24343	Willis, Virginia 24380
(540) 381-8121	(276) 728-2341	(540) 745-4191
ATM location	ATM location

Fairlawn Office	Tanglewood Office
349 Peppers Ferry Blvd	4309 Starkey Road
Radford, Virginia 24141	Roanoke, Virginia 24018
(540) 633-1680	(540) 776-0800
ATM location	ATM location

Stock Listing

Investor Relations & Financial Statements

Cardinal Bankshares Corporation’s Annual Report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission, may be obtained without charge by visiting the Corporation’s web site at http://www.bankoffloyd.com and by selecting the Cardinal Bankshares Corporation link. Copies of these documents can also be obtained without charge upon written request. Requests for this and other financial information about Cardinal should be directed to: J. Alan Dickerson, Chief Financial Officer, Cardinal Bankshares Corporation, P.O. Box 215, Floyd, VA 24091.

Cardinal Bankshares
Corporation common
stock is traded on the

OTC Bulletin Board. Current market quotations for the common stock can be obtained at http://otcbb.com/dynamic/ using the symbol CDBK.

Stock Transfer Agent

Bank of Floyd serves as transfer agent for Cardinal. You may write the transfer agent as follows: Stock Transfer Agent, Bank of Floyd, P.O. Box 215, Floyd, VA 24091, telephone 540-745-4191 or toll-free at 1-888-562-4130.

Cardinal Bankshares Corporation

Post Office Box 215

Floyd, Virginia 24091

Phone: (540) 745-4191

Fax: (540) 745-4133