Form 10-K, Exhibit 13
period 2008-12-31
CARDINAL BANKSHARES CORP
filed 2009-03-19
CIK 1022759

Exhibit 13.1

Cardinal Bankshares Corporation and Subsidiaries

2008 Annual Report

Market for the Company’s Common Stock, Related Stockholder Matters, Stock Prices and Dividends

The Company’s common stock is traded on the OTC Bulletin Board under the symbol CDBK. Some Internet sites providing stock quotations may require the use of CDBK.OB to access information about Cardinal’s stock. As of December 31, 2008, the Company had issued and outstanding 1,535,733 shares of common stock which were held by approximately 640 stockholders of record.

Set forth below are the high and low (bid quotations/sales prices), known to the management of the Company, for each quarter in the last three fiscal years.

	2008		2007		2006
	High	Low	High	Low	High	Low
First Quarter	$19.00	$18.00	$20.00	$19.35	$21.50	$21.00
Second Quarter	18.00	12.95	20.15	19.35	21.50	20.75
Third Quarter	14.25	11.25	20.00	18.65	21.00	20.00
Fourth Quarter	12.55	10.80	19.00	18.00	21.00	19.10

Cash dividends paid in 2008, 2007 and 2006 were $937 thousand, $921 thousand, and $891 thousand, respectively.

Cardinal Bankshares Corporation and Subsidiaries

Selected Historical Financial Information

In thousands, except share, per share and shares outstanding data

	2008	2007	2006	2005	2004
Summary of Operations

Interest income	$12,169	$12,958	$11,913	$10,684	$9,920
Interest expense	5,687	5,892	4,317	3,526	3156

Net interest income	6,482	7,066	7,596	7,158	6,764
Provision for loan losses	94	(19)	208	48	55
Noninterest income	765	975	924	759	769
Noninterest expense	5,344	5,286	5,038	5,070	4,609
Income taxes	250	517	763	596	627

Net income	$1,559	$2,257	$2,511	$2,203	$2,242

Per Share Data

Basic earnings per share	$1.01	$1.47	$1.63	$1.44	$1.46
Diluted earnings per share	1.01	1.47	1.63	1.44	1.46
Cash dividends declared	0.61	0.60	0.58	0.53	0.50
Book value	19.17	19.48	18.49	17.62	16.83

Year-end Balance Sheet Summary

Assets	$221,040	$209,261	$207,849	$196,235	$190,591
Loans, net	146,262	122,783	121,334	128,554	123,042
Securities	45,908	45,838	41,456	37,324	41,546
Earning assets	206,397	194,065	193,811	180,926	176,393
Deposits	189,013	177,649	177,272	167,848	161,255
Stockholders’ equity	29,446	29,913	28,390	27,058	25,850
Shares outstanding	1,535,733	1,535,733	1,535,733	1,535,733	1,535,733

Average Daily Balance

Assets	$215,882	$211,809	$193,688	$191,346	$185,999
Loans, net	134,077	118,755	123,775	128,096	119,878
Securities	46,115	43,681	37,672	38,299	41,665
Earning assets	202,148	197,933	179,695	177,439	173,930
Deposits	183,980	179,973	164,051	162,126	156,915
Stockholders’ equity	30,137	29,314	28,139	26,662	25,365
Weighted average shares outstanding	1,535,733	1,535,733	1,535,733	1,535,733	1,535,733

Selected Ratios

Return on average assets	.72%	1.07%	1.30%	1.15%	1.21%
Return on average equity	5.17%	7.70%	8.92%	8.26%	8.84%
Dividends declared as percent of net income	60.10%	40.82%	35.58%	36.81%	34.25%
Net interest margin (tax-equivalent basis)	3.47%	3.74%	4.41%	4.22%	4.08%
Allowance for loan losses as a percentage of total loans	1.12%	1.34%	1.33%	1.10%	1.31%
Average equity to average assets	13.96%	13.84%	14.53%	13.93%	13.64%
Risk-based capital	19.90%	22.26%	21.71%	20.42%	20.74%

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Cardinal Bankshares Corporation

Floyd, Virginia

We have audited the consolidated balance sheets of Cardinal Bankshares Corporation and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Bankshares Corporation and subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assertion about the effectiveness of Cardinal Bankshares Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2008 included in the Form 10-K and, accordingly, we do not express an opinion thereon.

Galax, Virginia
March 11, 2009

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Balance Sheets

December 31, (In thousands, except share data)	2008	2007
Assets
Cash and due from banks	3,299	$4,526
Interest-bearing deposits in banks	227	15,511
Federal funds sold	12,875	8,800
Investment securities available for sale, at fair value	28,868	26,312
Investment securities held to maturity (fair value approximates $16,642 and $19,120 at December 31, 2008 and 2007, respectively)	16,506	18,990
Restricted equity securities	534	536

Total loans	147,921	124,452
Allowance for loan losses	(1,659)	(1,669)

Net loans	146,262	122,783

Bank premises and equipment, net	4,000	4,262
Accrued interest receivable	1,134	1,045
Foreclosed assets	289	212
Bank owned life insurance	4,951	4,757
Other assets	2,095	1,527

Total assets	$221,040	$209,261

Liabilities and Stockholders’ Equity

Liabilities
Noninterest-bearing deposits	$26,975	$29,562
Interest-bearing deposits	162,038	148,087

Total deposits	189,013	177,649

Accrued interest payable	222	211
Other liabilities	2,359	1,488

Total liabilities	191,594	179,348

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $10 par value; 5,000,000 shares authorized; 1,535,733 shares issued and outstanding	15,357	15,357
Additional paid-in capital	2,925	2,925
Retained earnings	12,411	11,789
Accumulated other comprehensive loss	(1,247)	(158)

Total stockholders’ equity	29,446	29,913

Total liabilities and stockholders’ equity	$221,040	$209,261

See Notes to Consolidated Financial Statements

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Statements of Income

Years ended December 31,
(In thousands, except share and per share data)	2008	2007	2006
Interest and dividend income
Loans and fees on loans	$9,456	$9,125	$9,395
Federal funds sold and securities purchased under agreements to resell	171	443	249
Investment securities:
Taxable	1,369	1,191	802
Exempt from federal income tax	876	895	852
Dividend income	26	32	33
Deposits with banks	271	1,272	582

Total interest income	12,169	12,958	11,913

Interest expense
Deposits	5,687	5,892	4,317

Total interest expense	5,687	5,892	4,317

Net interest income	6,482	7,066	7,596

Provision for (recovery of) loan losses	94	(19)	208

Net interest income after provision for (recovery of) loan losses	6,388	7,085	7,388

Noninterest income
Service charges on deposit accounts	208	224	281
Other service charges and fees	106	103	100
Net realized gains on sales of securities	39	56	3
Income on bank owned life insurance	194	377	158
Other income	218	215	382

Total noninterest income	765	975	924

Noninterest expense
Salaries and employee benefits	3,271	3,191	2,984
Occupancy and equipment	724	697	681
Legal and professional	396	410	400
Bank franchise tax	67	131	132
Data processing services	231	158	187
Foreclosed assets, net	—	3	(7)
Other operating expense	655	696	661

Total noninterest expense	5,344	5,286	5,038

Income before income taxes	1,809	2,774	3,274

Income tax expense	250	517	763

Net income	$1,559	$2,257	$2,511

Basic earnings per share	$1.01	$1.47	$1.63

Diluted earnings per share	$1.01	$1.47	$1.63

Weighted average basic shares outstanding	1,535,733	1,535,733	1,535,733

Weighted average diluted shares outstanding	1,535,733	1,535,733	1,535,733

See Notes to Consolidated Financial Statements

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity and

Comprehensive Income

(In thousands)	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2005	$15,357	$2,925	$8,833	$(57)	$27,058

Comprehensive income
Net income	—	—	2,511	—	2,511
Net unrealized securities gains arising during the period, net of taxes of $15	—	—	—	28	28
Realized securities gains, net of taxes of $(1)	—	—	—	(2)	(2)

Total comprehensive income					2,537
Cash dividends declared ($0.58 per share)	—	—	(891)	—	(891)
Adjustment to initially apply SFAS No. 158, net of taxes of $162	—	—	—	(314)	(314)

Balance, December 31, 2006	15,357	2,925	10,453	(345)	28,390

Comprehensive income
Net income	—	—	2,257	—	2,257
Net unrealized securities losses arising during the period, net of taxes of $(15)	—	—	—	(30)	(30)

Realized securities gains, net of taxes of $(19)	—	—	—	(37)	(37)
Adjustment for SFAS No. 158, net of taxes of $127	—	—	—	254	254

Total comprehensive income					2,444
Cash dividends declared ($0.60 per share)	—	—	(921)	—	(921)

Balance, December 31, 2007	15,357	2,925	11,789	(158)	29,913

Comprehensive income
Net income	—	—	1,559	—	1,559
Net unrealized securities losses arising during the period, net of taxes of $(199)	—	—	—	(387)	(387)

Realized securities gains, net of taxes of $(13)	—	—	—	(26)	(26)
Adjustment for SFAS No 158, net of taxes of $(348)	—	—	—	(676)	(676)

Total comprehensive income					470
Cash dividends declared ($0.61 per share)	—	—	(937)	—	(937)

Balance, December 31, 2008	$15,357	$2,925	$12,411	$(1,247)	$29,446

See Notes to Consolidated Financial Statements

Cardinal Bankshares Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Years ended December 31, (In thousands)	2008	2007	2006
Cash flows from operating activities
Net income	$1,559	$2,257	$2,511
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	313	328	340
Accretion of discount on securities, net of amortization of premiums	22	(3)	23
Provision for (recovery of ) loan losses	94	(19)	208
Deferred income taxes	(25)	(153)	(155)
Net realized gains on securities	(39)	(56)	(3)
Net realized (gain) loss on sale of foreclosed assets	20	—	(21)
Deferred compensation and pension expense (benefit)	110	165	248
Changes in assets and liabilities:
Accrued income	(89)	(71)	24
Other assets	(176)	224	(138)
Accrued interest payable	11	(10)	87
Other liabilities	(263)	(259)	657

Net cash provided by operating activities	1,537	2,403	3,781

Cash flows from investing activities
Net (increase) decrease in interest-bearing deposits in banks	15,284	5,624	(12,093)
Net (increase) decrease in federal funds sold	(4,075)	—	(3,675)
Purchases of available for sale securities	(14,667)	(13,872)	(10,704)
Sales of available for sale securities	1,234	486	—
Maturities, calls and paydowns of available for sale securities	10,258	10,694	6,389
Purchases of held to maturity securities	(409)	(3,360)	(1,796)
Maturities, calls and paydowns of held to maturity securities	2,903	1,610	2,006
Call (purchase) of restricted equity securities	2	18	(8)
Net (increase) decrease in loans	(23,862)	(1,430)	7,012
Net purchases of property and equipment	(51)	(519)	(414)
Proceeds from sale of foreclosed assets	192	—	227

Net cash used by investing activities	(13,191)	(749)	(13,056)

Cash flows from financing activities
Net increase (decrease) in noninterest-bearing deposits	(2,587)	1,283	1,532
Net increase (decrease) in interest-bearing deposits	13,951	(906)	7,892
Net decrease in other borrowings	—	—	(134)
Dividends paid	(937)	(921)	(891)

Net cash provided (used) by financing activities	10,427	(544)	8,399

Net increase (decrease) in cash and cash equivalents	(1,227)	1,110	(876)

Cash and cash equivalents, beginning	4,526	3,416	4,292

Cash and cash equivalents, ending	$3,299	$4,526	$3,416

Supplemental disclosures of cash flow information
Interest paid	$5,676	$5,902	$4,230

Income taxes paid	$502	$640	$728

Supplemental disclosures of noncash activities
Other real estate acquired in settlement of loans	$237	$—	$—

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

Bank of Floyd and its wholly-owned subsidiary, FBC, Inc., are incorporated and operate under the laws of the Commonwealth of Virginia. As a state chartered Federal Reserve member, the Bank is subject to regulation by the Virginia Bureau of Financial Institutions and the Federal Reserve. The Bank serves the counties of Floyd, Carroll, Montgomery, Roanoke and Pulaski, Virginia and the Cities of Roanoke, Christiansburg, Salem and Fairlawn, Virginia, through eight banking offices. FBC Inc.’s assets and operations consist primarily of annuity sales and minority interests in an insurance company and a title insurance company.

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

Critical Accounting Policy

Management believes the policy with respect to the methodology for the determination of the allowance for loan losses involves a high degree of complexity. Management must make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. This critical policy and its application are periodically reviewed with the Audit Committee and Board of Directors.

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

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired, for which an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

Premises and Equipment

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

The overfunded or underfunded status of the plan is reported on the balance sheet in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 158. Gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS No. 87 and SFAS No. 106 are recognized in accumulated other comprehensive income, net of tax effects.

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

Income Taxes, continued

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

In 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes – an Interpretation of SFAS No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”. FIN 48 also prescribes a recognition threshold and measurement of a tax position taken or expected to be taken in a company’s tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. Accordingly, the Company adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 did not have any impact on the Company’s consolidated financial position.

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

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard eliminates inconsistencies found in various prior pronouncements but does not require any new fair value measurements. SFAS 157 was effective for the Company on January 1, 2008.

In September 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (“SFAS 159”). This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply I when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement 10 applies to all entities, 2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and 5) applies only to entire instruments. One exception is demand deposit liabilities, which are explicitly excluded as qualifying for fair value. With respect to SFAS 115, available-for-sale and held-to-maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS 159 was effective for the Company on January 1, 2008.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts reported in the balance sheet for these items approximate their fair values.

Interest-bearing deposits in banks: Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

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

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Fair Value of Financial Instruments, continued

Loans receivable: For variable-rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

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

Recently Issued Accounting Pronouncements

The following is a summary of recent authoritative pronouncements that could impact the accounting, reporting and /or disclosure of financial information by the Company.

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), “Business Combinations,” (“SFAS 141(R)”) which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

Also, in December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financials statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 was effective for the Company on January 1, 2009. SFAS 160 had no impact on the Company’s financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, (“SFAS 161”). SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities, thereby improving the transparency of financial reporting. It is intended to enhance the current disclosure framework in SFAS 133 by requiring that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure is intended to convey the purpose of derivative use in terms of the risks that the entity is intending to manage. SFAS 161 was effective for the Company on January 1, 2009 and will result in additional disclosures if the Company enters into any material derivative or hedging activities.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recently Issued Accounting Pronouncements, continued

In February 2008, the FASB issued FASB Staff Position No. 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions,” (“FSP 140-3”). This FSP provides guidance on accounting for a transfer of a financial asset and the transferor’s repurchase financing of the asset. This FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS 140. However, if certain criteria are met, the initial transfer and repurchase financing are not evaluated as a linked transaction and are evaluated separately under SFAS 140. FSP 140-3 was effective for the Company on January 1, 2009. The adoption of FSP 140-3 had no impact on the Company’s financial position, results of operations or cash flows.

In May, 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS 162 is effective November 15, 2008. The FASB has stated that it does not expect SFAS 162 will result in a change in current practice. The application of SFAS 162 had no effect on the Company’s financial position, results of operations or cash flows.

The SEC’s Office of the Chief Accountant and the staff of the FASB issued press release 2008-234 on September 30, 2008 (“Press Release”) to provide clarifications on fair value accounting. The Press Release includes guidance on the use of management’s internal assumptions and the use of “market” quotes. It also reiterates the factors in SEC Staff Accounting Bulletin (“SAB”) Topic 5M which should be considered when determining other-than-temporary impairment: the length of time and extent to which the market value has been less than cost; financial condition and near-term prospects of the issuer; and the intent and ability of the holder to retain its investment for a period of time sufficient to allow for any anticipated recovery in market value.

On October 10, 2008, the FASB issued FSP SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP SFAS 157-3”). This FSP clarifies the application of SFAS No. 157, “Fair Value Measurements” (see Note 11) in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active. The FSP is effective upon issuance, including prior periods for which financial statements have not been issued. For the Company, this FSP was effective for the quarter ended September 30, 2008.

The Company considered the guidance in the Press Release and in FSP SFAS 157-3 when conducting its review for other-than-temporary impairment as of December 31, 2008 as discussed in Note 3.

FSP SFAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities,” (“FSP SFAS 140-4 and FIN 46(R)-8”) was issued in December 2008 to require public entities to disclose additional information about transfers of financial assets and to require public enterprises to provide additional disclosures about their involvement with variable interest entities. The FSP also requires certain disclosures for public enterprises that are sponsors and servicers of qualifying special purpose entities. The FSP is effective for the first reporting period ending after December 15, 2008. This FSP had no material impact on the financial position of the Company.

FSP SFAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets,” (“FSP SFAS 132(R)-1”) issued in December 2008, provides guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan to provide the users of financial statements with an understanding of: (a) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (b) the major categories of plan assets; (c) the inputs and valuation techniques used to measure the fair value of plan assets; (d) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; and (e) significant concentrations of risk within plan assets.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies, continued

Recently Issued Accounting Pronouncements, continued

The Staff Position also requires a nonpublic entity, as defined in SFAS 132, to disclose net periodic benefit cost for each period for which a statement of income is presented. FSP SFAS 132(R)-1 is effective for fiscal years ending after December 15, 2009. The Staff Position will require the Company to provide additional disclosures related it to its benefit plans.

FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EIFT Issue No. 99-20,” (“FSP EITF 99-20-1”) was issued in January 2009. Prior to the Staff Position, other-than-temporary impairment was determined by using either EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests that Continue to be Held by a Transferor in Securitized Financial Assets,” (“EITF 99-20”) or SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” (“SFAS 115”) depending on the type of security. EITF 99-20 required the use of market participant assumptions regarding future cash flows regarding the probability of collecting all cash flows previously projected. SFAS 115 determined impairment to be other than temporary if it was probable that the holder would be unable to collect all amounts due according to the contractual terms. To achieve a more consistent determination of other-than-temporary impairment, the Staff Position amends EITF 99-20 to determine any other-than-temporary impairment based on the guidance in SFAS 115, allowing management to use more judgment in determining any other-than-temporary impairment. The Staff Position is effective for interim and annual reporting periods ending after December 15, 2008 and shall be applied prospectively. Retroactive application is not permitted. Management has reviewed the Company’s security portfolio and evaluated the portfolio for any other-than-temporary impairments as discussed in Note 3.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Note 2. Restrictions on Cash and Due from Banks

To comply with banking regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $800 thousand and $1.0 million for the two week periods including December 31, 2008 and 2007, respectively.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities and their approximate fair values at December 31 follow:

2008 (In thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available for sale
Government sponsored enterprises	$6,733	$30	$518	$6,245
State and municipal securities	2,918	30	5	2,943
Mortgage-backed securities	16,942	140	117	16,965
Other securities	3,049	51	385	2,715

	$29,642	$251	$1,025	$28,868

Held to maturity
State and municipal securities	$16,468	$283	$146	$16,605
Mortgage-backed securities	38	—	1	37

	$16,506	$283	$147	$16,642

2007 (In thousands)
Available for sale
Government sponsored enterprises	$7,792	$31	$256	$7,567
State and municipal securities	2,922	28	8	2,942
Mortgage-backed securities	14,290	101	88	14,303
Other securities	1,455	45	—	1,500

	$26,459	$205	$352	$26,312

Held to maturity
State and municipal securities	$18,940	$241	$110	$19,071
Mortgage-backed securities	50	—	1	49

	$18,990	$241	$111	$19,120

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

Investment securities with amortized cost of approximately $7.0 million and $5.5 million at December 31, 2008 and 2007, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Gross realized gains and losses for the years ended December 31 are as follows:

(In thousands)	2008	2007	2006
Realized gains, available for sale securities	$26	$56	$—
Realized gains, held to maturity securities	13	—	3

	$39	$56	$3

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Securities, continued

The scheduled maturities of debt securities available for sale and held to maturity at December 31, 2008 were as follows:

	Available for Sale		Held to Maturity
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$486	$482	$1,057	$1,063
Due after one year through five years	2,234	2,242	4,662	4,783
Due after five years through ten years	2,992	2,519	6,005	6,075
Due after ten years	23,930	23,625	4,782	4,721

	$29,642	$28,868	$16,506	$16,642

For mortgage-backed securities, the Company reports maturities based on anticipated lives. Actual results may differ due to interest rate fluctuations.

The following table shows the unrealized losses and related fair values in the Company’s held to maturity and available for sale investment securities portfolios. This information is aggregated by investment category and by the length of time that individual securities have been in a continuous unrealized loss position at December 31, 2008.

	Less Than 12 Months		12 Months or More		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Government sponsored enterprises	$481	$4	$486	$514	$967	$518
State and municipal securities	3,413	96	645	55	4,058	151
Mortgage- backed securities	3,409	94	1,545	24	4,954	118
Other Securities	1,135	385	—	—	1,135	385

Total temporarily impaired securities	$8,438	$579	$2,676	$593	$11,114	$1,172

Management considers the nature of the investment, the underlying causes of the decline in market or fair value, the severity and duration of the decline and other evidence, on a security-by-security basis, in determining if the decline in fair value is other than temporary.

At December 31, 2008, the Company had 3 government-sponsored securities with an aggregate unrealized loss of approximately $518 thousand, 13 state and municipal securities with an aggregate unrealized loss of approximately $151 thousand, 35 mortgaged-backed securities with an aggregate unrealized loss of approximately $118 thousand and 4 other securities with an aggregate unrealized loss of approximated $385 thousand. Management does not believe that gross unrealized losses, which totals 10.5% of the amortized costs of the related investment securities, represent an other-than-temporary impairment. The Company has both the ability and the intent to hold all of these securities for a period of time necessary to recover the amortized cost.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Loans Receivable

The major components of loans in the Consolidated Balance Sheets are summarized below:

December 31, (In thousands)	2008	2007
Commercial	$7,914	$6,632
Real estate
Construction and land development	19,735	19,168
Residential, 1-4 families	28,671	23,584
Residential, 5 or more families	2,978	1,761
Farmland	2,089	3,362
Nonfarm, nonresidential	73,820	62,781
Agricultural	183	384
Consumer	3,937	3,836
Other	8,914	3,258

Gross loans	148,241	124,766
Unearned discount and net deferred loan fees and costs	(320)	(314)

Total loans	147,921	124,452
Allowance for loan losses	(1,659)	(1,669)

Net loans	$146,262	$122,783

Note 5. Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

Years ended December 31, (In thousands)	2008	2007	2006
Balance, at January 1	$1,669	$1,640	$1,427

Provision (recovery) charged to expense	94	(19)	208
Recoveries of amounts charged off	11	53	32
Amounts charged off	(115)	(5)	(27)

Balance, at December 31	$1,659	$1,669	$1,640

The following is a summary of information pertaining to impaired and nonaccrual loans at December 31:

(In thousands)	2008	2007
Impaired loans without a valuation allowance	$—	$—
Impaired loans with a valuation allowance	2,749	3,355

Total impaired loans	$2,749	$3,355

Valuation allowance related to impaired loans	$470	$703

Total nonaccrual loans	$2,405	$646

Total loans past-due ninety days or more and still accruing	$430	$245

	2008	2007	2006
Average investment in impaired loans	$2,749	$3,355	$2,748

Interest income recognized for the year	$191	$226	$275

Interest income recognized on a cash basis for the year	$191	$224	$275

The Company is not committed to advance additional funds in connection with impaired loans.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 6. Bank Premises and Equipment

Bank premises and equipment included in the Consolidated Balance Sheets are as follows:

December 31, (In thousands)	2008	2007
Land	$929	$929
Bank premises	4,644	4,644
Furniture and equipment	3,302	3,250

Total	8,875	8,823
Less accumulated depreciation	(4,875)	(4,561)

Bank premises and equipment, net	$4,000	$4,262

The Bank has entered into long-term leases for two of its branch banking facilities under agreements accounted for as operating leases. These leases expire in 2009, including the exercise of renewal options ranging from three to five years. The Bank also entered into a long-term lease for land for one of its branches. The lease has an initial term of ten years, with automatic renewal in ten year increments terminating in 2046. Rental expense was $78 thousand, $78 thousand and $59 thousand for 2008, 2007 and 2006, respectively. Future minimum lease payments are as follows:

(In thousands)
2009	$56
2010	28
2011	28
2012	28
2013	28
Years thereafter	75

Total	$243

Note 7. Deposits

The composition of deposits is as follows:

December 31, (In thousands)	2008	2007
Demand deposits, noninterest bearing	$26,975	$29,562
NOW and money market accounts	21,033	14,950
Savings deposits	17,647	17,282
Time certificates $100,000 or more	46,942	42,010
Other time certificates	76,416	73,845

Total deposits	$189,013	$177,649

At December 31, 2008, the scheduled maturities of time deposits are as follows:

(In thousands)
2009	$81,198
2010	25,998
2011	5,611
2012	4,619
2013	5,932

Total	$123,358

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 8. Borrowings

The Company has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $16.2 million and a secured line of credit with the Federal Home Loan Bank of Atlanta of approximately $24.5 million. Additional amounts are available from the Federal Home Loan Bank with additional collateral. At December 31, 2008 and 2007, there were no amounts outstanding under these agreements.

Note 9. Employee Benefit Plan

The Bank has a qualified noncontributory, defined benefit pension plan which covers substantially all of its employees. The benefits are primarily based on years of service and earnings. The following is a summary of the plan’s funded status:

December 31, (In thousands)	2008	2007
Change in benefit obligation
Benefit obligation at beginning of year	$3,297	$3,417
Service cost	194	179
Interest cost	253	202
Actuarial (gain) loss	(26)	(289)
Benefits paid	(138)	(212)

Benefit obligation at end of year	$3,580	$3,297

Change in plan assets
Fair value of plan assets at beginning of year	$2,660	$2,571
Actual return on plan assets	(776)	301
Employer contribution	51	—
Benefits paid	(138)	(212)

Fair value of plan assets at end of year	$1,797	$2,660

Change in prepaid (accrued) benefit cost
Prepaid (accrued) benefit cost, beginning	$(545)	$(370)
Contributions	51	—
Pension cost	(173)	(175)

Prepaid (accrued) benefit cost, ending	$(667)	$(545)

Funded status	$(1,783)	$(636)
Unrecognized transitional net assets	(3)	(8)
Unrecognized prior service cost	16	24
Unrecognized net actuarial (gain) loss	1,103	75

Net amount recognized	$(667)	$(545)

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9. Employee Benefit Plan, continued

December 31, (In thousands)	2008	2007
Recognized on balance sheet
Other assets	$379	$31
Other liabilities	(1,783)	(636)
Accumulated other comprehensive income	737	60

Net amount recognized	$(667)	$(545)

Recognized in accumulated other comprehensive income from adoption of SFAS No. 158.	$(16)	$(24)
Unrecognized transitional net assets	(1,103)	(75)
Unrecognized prior service cost	3	8
Unrecognized net actuarial (gain) loss	379	31

Prepaid (accrued) benefit cost	$(737)	$(60)

	2008	2007	2006
Components of net periodic benefit cost
Service cost	$155	$179	$233
Interest cost	203	202	196
Return on plan assets	(222)	(215)	(196)
Originating unrecognized asset gain (loss)	—	—	—
Amortization	2	2	2
Recognized net actuarial (gain) loss	—	7	22

Net periodic benefit cost	$138	$175	$257

Benefit obligation assumptions as of December 31
Discount rate	6.00%	6.25%	6.00%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	4.00%	5.00%	5.00%

Net periodic benefit cost assumptions as of December 31
Discount rate	6.25%	6.00%	5.75%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	4.00%	5.00%	5.00%

Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:

(in thousands)
01/01/09 – 12/31/09	$126
01/01/10 – 12/31/10	130
01/01/11 – 12/31/11	138
01/01/12 – 12/31/12	143
01/01/13 – 12/31/13	161
01/01/14 – 12/31/18	849

The accumulated benefit obligation for the defined benefit pension plan was $2.7 million and $2.3 million at December 31, 2008 and 2007. Expected employer contributions during Fiscal Year Ended 2009 are $254 thousand.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 9. Employee Benefit Plan, continued

The Bank’s defined benefit pension plan’s weighted-average asset allocations at December 31, by asset category are as follows:

	2008	2007
Mutual funds – fixed income	32%	35%
Mutual funds – equity	62%	60%
Cash and equivalents	6%	5%

Total	100%	100%

The plan sponsor selects the expected long-term rate-of-return-on-assets assumption in consultation with their investment advisors and actuary, and with concurrence from their auditors. This rate is intended to reflect the average rate of earnings expected to be earned on the funds invested or to be invested to provide plan benefits. Historical performance is reviewed, especially with respect to real rates of return (net of inflation), for the major asset classes held or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience that may not continue over the measurement period, with higher significance placed on current forecasts of future long-term economic conditions.

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

Note 10. Deferred Compensation and Life Insurance

Deferred compensation plans have been adopted for certain members of the Board of Directors for future compensation upon retirement. Under plan provisions aggregate annual payments ranging from $2 thousand to $8 thousand are payable for ten years certain, generally beginning at age 65. Liability accrued for compensation deferred under the plan amounts to $49 thousand and $60 thousand at December 31, 2008 and 2007, respectively.

Charges to income are based on present value of future cash payments, discounted at 8%, and amounted to $4 thousand, $5 thousand and $7 thousand for 2008, 2007 and 2006, respectively.

The Bank is owner and beneficiary of life insurance policies on these directors. Policy cash values, net of policy loans, totaled $93 thousand and $103 thousand at December 31, 2008 and 2007 respectively.

In 2002, the Bank adopted a supplemental executive retirement plan to provide benefits for a member of management. Under plan provisions, aggregate fixed payments of $45 thousand are payable for 20 years certain, beginning on the executive’s retirement date. The liability is calculated by discounting the anticipated future cash flows at 6.10%. The liability accrued for this obligation was $468 thousand and $510 thousand at December 31, 2008 and 2007, respectively. Charges to income are based on changes in the cash value of insurance which funds the liability.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11. Fair Value of Financial Instruments

The estimated fair values of the Company’s financial instruments are as follows:

	2008		2007
December 31, (In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from banks	$3,299	$3,299	$4,526	$4,526
Interest-bearing deposits with banks	227	227	15,511	15,511
Federal funds sold	12,875	12,875	8,800	8,800
Securities, available for sale	28,868	28,868	26,312	26,312
Securities, held to maturity	16,506	16,642	18,990	19,120
Restricted equity securities	534	534	536	536
Total loans	147,921	150,621	124,452	129,960

Financial liabilities
Deposits	189,013	191,267	177,649	178,934
Off-balance sheet assets (liabilities)
Commitments to extend credit and standby letter of credit	—	—	—	—

Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) which provides a framework for measuring and disclosing fair value under generally accepted accounting principles. SFAS 157 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available for sale investment securities) or on a nonrecurring basis (for example, impaired loans).

SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Company utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

Under SFAS 157, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine the fair value. These levels are:

Level 1	–	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2	–	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11. Fair Value of Financial Instruments, continued

Fair Value Hierarchy, continued

Level 3	–	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment Securities Available for Sale

Investment securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange such as the New York Stock Exchange, Treasury securities that are traded by dealers or brokers in active over-the counter markets and money market funds. Level 2 securities include mortgage backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans

The Company does not record loans at fair value on a recurring basis, however, from time to time, a loan is considered impaired and an allowance for loan loss is established. Loans for which it is probable that payment of interest and principle will not be made in accordance with the contractual terms of the loan are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS 114, “ Accounting by Creditors for Impairment of a Loan,” (“SFAS 114”). The fair value of impaired loans is estimated using one of several methods, including the collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring a specific allowance represents loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans. At December 31, 2008, substantially all of the totally impaired loans were evaluated based upon the fair value of the collateral. In accordance with SFAS 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observerable market price or a current appraised value, the Company records the loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the loan as nonrecurring Level 3.

Assets and Liabilities Recorded as Fair Value on a Recurring Basis

The table below presents the recorded amount of assets measured at fair value on a recurring basis.

December 31, 2008	Total	Level 1	Level 2	Level 3
(In Thousands)
Investment securities available for sale	$28,868	$1,017	$27,851	$—

Total assets at fair value	$28,868	$1,017	$27,851	$—

There were no liabilities measured at fair value on a recurring basis at December 31, 2008.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 11. Fair Value of Financial Instruments, continued

Assets and Liabilities Recorded as Fair Value on a Nonrecurring Basis

The company may be required from time to time, to measure certain assets at fair value on a non-recurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. Assets measured at fair value on a nonrecurring basis are included in the table below.

December 31, 2008	Total	Level 1	Level 2	Level 3
(In Thousands)
Impaired loans	$2,749	$—	$2,749	$—

Total assets at fair value	$2,749	$—	$2,749	$—

There were no liabilities measured at fair value on a nonrecurring basis at December 31, 2008.

FASB Staff Position No. FAS 157-2 delays the implementation of SFAS 157 until the first quarter of 2009 with respect to goodwill, other intangible assets, real estate and other assets acquired through foreclosure and other non-financial assets measured at fair value on a nonrecurring basis.

FASB Staff Position No. 157-3 clarified the application of SFAS No. 157 “Fair Value Measurements”, for determining the fair value of a financial asset when the market for that financial asset is not active. The Bank has no assets in non-active markets.

Note 12. Income Taxes

The components of income tax expense (benefit) are as follows:

Years ended December 31, (In thousands)	2008	2007	2006
Current taxes – federal	$275	$670	$918
Deferred taxes – federal	(25)	(153)	(155)

Income tax expense	$250	$517	$763

A reconciliation of the expected income tax expense computed by applying the federal statutory rate of 34% to income included in the consolidated statements of income follows:

Years ended December 31, (In thousands)	2008	2007	2006
Expected tax expense	$615	$943	$1,113
Tax exempt interest	(353)	(344)	(333)
Income on bank owned life insurance	(66)	(128)	(54)
Other	54	46	37

Income tax expense	$250	$517	$763

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with FIN 48. The Company’s policy is to classify any interest or penalties recognized in accordance with FIN 48 as interest expense or noninterest expense, respectively. Years ended December 31, 2005 through December 31, 2007 remain open for audit for all major jurisdictions.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 12. Income Taxes, continued

The tax effects of temporary timing differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

December 31, (In thousands)	2008	2007
Deferred tax assets
Allowance for loan and other real estate losses	$530	$548
Interest on non-accrual loans	7	—
Deferred loan interest, fees	109	107
Employee benefit liabilities	496	459
Pension liability	379	31
Net unrealized depreciation on securities available for sale	263	50

Total deferred tax assets	1,784	1,195

Deferred tax liabilities
Prepaid expenses	(64)	(52)
Depreciation	(45)	(69)
Accretion of discount on investment securities	(60)	(45)

Total deferred tax liabilities	(169)	(166)

Net deferred tax asset	$1,615	$1,029

Note 13. Commitments and Contingencies

Litigation

The Company was named as a defendant in a complaint filed by its former Chief Financial Officer Dave Welch with the United States Department of Labor (“DOL”) under Section 806 of the Sarbanes-Oxley Act. Mr. Welch alleged in his complaint that his termination in October 2002 by the Company’s Board of Directors violated the Act. He sought reinstatement, back pay and damages. The Company maintained that the independent members of its Board of Directors terminated Mr. Welch lawfully because he refused to comply with the directives of the Audit Committee in their attempt to investigate Mr. Welch’s own allegations related to the Company’s financial reporting. The Audit Committee, after full investigation, later concluded that Mr. Welch’s allegations had no merit. The Board’s decision was initially upheld by the DOL. Mr. Welch appealed the decision. A DOL Administrative Law Judge reversed the earlier decision in the Company’s favor and entered a decision in favor of Mr. Welch in January 2004. The Company filed a petition for review with the Administrative Review Board of the DOL (“ARB”) and on May 31, 2007, the ARB reversed the decision of the Administrative Law Judge and entered the final order of the DOL in favor of the Company. Mr. Welch appealed the DOL’s decision to the United States Court of Appeal for the Fourth Circuit on July 19, 2007. On August 5, 2008 the Fourth Circuit denied Mr. Welch’s appeal and affirmed the DOL’s decision in favor of the Company. On September 19, 2008 Mr. Welch petitioned the Fourth Circuit for a rehearing. On October 3, 2008 the Fourth Circuit denied Mr. Welch’s petition and confirmed its earlier decision in favor of the Company. On January 5, 2009 Mr. Welch filed a petition for a writ of certiorari with the U.S. Supreme Court seeking a review of the Fourth Circuit’s decision in the Company’s favor. The Company intends to oppose the granting of the petition.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 13. Commitments and Contingencies, continued

Financial Instruments with Off-Balance Sheet Risk

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

December 31, (In thousands)	2008	2007
Commitments to extend credit	$10,854	$26,897
Standby letters of credit	446	1,022

	$11,300	$27,919

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

Concentrations of Credit Risk

The majority of the Company’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Company’s market area. The majority of such customers are depositors of the Bank. Investments in state and municipal securities involve governmental entities within and outside the Company’s market area. The concentrations of credit by type of loan are set forth in the Loans Receivable note. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit are granted primarily to commercial borrowers. The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of approximately $2.7 million.

Although the Company has a reasonably diversified loan portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon economic conditions in and around Floyd, Carroll, Montgomery, Roanoke and Pulaski Counties and the Cities of Roanoke, Salem and Fairlawn, Virginia. A significant amount of the real estate loans set forth in the Loans Receivable note are secured by commercial real estate. The Company has a loan concentration relating to nonresidential buildings and real estate land developers. Total loans to this group amounted to approximately $31.4 million at December 31, 2008 and approximately $26.9 million at December 31, 2007. In addition, the Company has loan concentrations relating to hotels and motels. Total loans to this group amounted to approximately $15.5 million at December 31, 2008 and approximately $12.7 million at December 31, 2007

The Company has cash and cash equivalents on deposit with financial institutions which exceed federally insured limits.

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

Intercompany Transactions

The Bank’s legal lending limit on loans to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its Parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of the loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $1.8 million at December 31, 2008. There were no intercompany loans at December 31, 2008 and 2007, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2008 and 2007, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2008, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category.

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 14. Regulatory Matters, continued

Capital Requirements, continued

The Company and the Bank’s actual capital amounts and ratios are also presented in the following table.

	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
In thousands	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2008
Total capital to risk-weighted assets
Consolidated	$32,352	19.90%	$13,003	8.00%	n/a	n/a
Bank of Floyd	20,755	13.73%	12,096	8.00%	$15,120	10.00%
Tier I capital to risk-weighted assets
Consolidated	30,693	18.88%	6,501	4.00%	n/a	n/a
Bank of Floyd	19,247	12.73%	6,048	4.00%	9,072	6.00%
Tier I capital to average assets
Consolidated	30,693	14.04%	8,742	4.00%	n/a	n/a
Bank of Floyd	19,247	9.40%	8,189	4.00%	10,237	5.00%

December 31, 2007
Total capital to risk-weighted assets
Consolidated	$31,739	22.26%	$11,405	8.00%	n/a	n/a
Bank of Floyd	19,336	14.64%	10,570	8.00%	$13,212	10.00%
Tier I capital to risk-weighted assets
Consolidated	30,070	21.09%	5,702	4.00%	n/a	n/a
Bank of Floyd	17,772	13.45%	5,285	4.00%	7,927	6.00%
Tier I capital to average assets
Consolidated	30,070	14.41%	8,344	4.00%	n/a	n/a
Bank of Floyd	17,772	8.89%	7,977	4.00%	9,996	5.00%

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

Aggregate loan transactions with related parties were as follows:

December 31, (In thousands)	2007	2007
Balance, beginning	$527	$917
Additions	146	193
Repayments	(151)	(583)

Balance, ending	$522	$527

Deposit transactions with related parties at December 31, 2008 and 2007 were insignificant.

Note 16. Parent Company Financial Information

Condensed financial information of Cardinal Bankshares Corporation is presented as follows:

Balance Sheets

December 31, (In thousands)	2008	2007
Assets
Cash and due from banks	$263	$974
Investment securities available for sale, at fair value	2,103	1,500

Total loans	9,340	8,854
Allowance for loan losses	(151)	(105)

Net loans	9,189	8,749

Investment in affiliate bank at equity	18,109	17,585
Other assets	182	1,105

Total assets	$29,846	$29,913

Liabilities
Other liabilities	$400	$—

Total liabilities	400	—

Stockholders’ equity
Common stock	15,357	15,357
Additional paid-in capital	2,925	2,925
Retained earnings	12,411	11,789
Accumulated other comprehensive loss	(1,247)	(158)

Total stockholders’ equity	29,446	29,913

Total liabilities and stockholders’ equity	$29,846	$29,913

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 16. Parent Company Financial Information, continued

Statements of Income

Years ended December 31, (In thousands)	2008	2007	2006
Income
Dividends from affiliate bank	$445	$1,921	$1,591
Interest on loans	641	625	540
Interest on investment securities	131	72	79
Other income	10	6	2

Total income	1,227	2,624	2,212

Expenses
Management and professional fees	612	566	615
Interest on borrowing	—	28	4
Provision for loan losses	46	—	80
Other expenses	69	60	66

Total expenses	727	654	765

Income before income tax (expense) benefit and equity in undistributed net income of subsidiaries	500	1,970	1,447

Income tax (expense) benefit	(16)	(14)	51

Income before equity in undistributed net income of subsidiaries	484	1,956	1,498

Equity in undistributed net income of subsidiaries	1,075	301	1,013

Net income	$1,559	$2,257	$2,511

Cardinal Bankshares Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Note 16. Parent Company Financial Information, continued

Statements of Cash Flows

Years ended December 31, (In thousands)	2008	2007	2006
Cash flows from operating activities
Net income	$1,559	$2,257	$2,511
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of discount on securities, net of amortization of premiums	3	—	—
Provision for loan losses	46	—	80
Equity in undistributed income of subsidiaries	(1,075)	(301)	(1,013)
Net change in other assets	596	(287)	(558)
Net change in other liabilities	400	(214)	23

Net cash provided by operating activities	1,529	1,455	1,043

Cash flows from investing activities
Investment securities called	—	500	—
Net increase in loans	(486)	(1,211)	(1,623)
Purchases of investment securities	(817)	(500)	(519)

Net cash used by investing activities	(1,303)	(1,211)	(2,142)

Cash flows from financing activities
Payments on borrowings	—	(1,562)	—
Proceeds from borrowed funds	—	—	1,562
Dividends paid	(937)	(921)	(891)

Net cash provided (used) by financing activities	(937)	(2,483)	671

Net decrease in cash and cash equivalents	(711)	(2,239)	(428)

Cash and cash equivalents, beginning	974	3,213	3,641

Cash and cash equivalents, ending	$263	$974	$3,213

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

Cardinal Bankshares Corporation, the parent company of Bank of Floyd, currently operates eight offices in Floyd, Montgomery, Roanoke, Carroll and Pulaski Counties of Virginia. The main office is in Floyd with a limited service office in Willis. The Roanoke offices are in the Cave Spring and Tanglewood Mall areas of Roanoke County. The West Salem office is located on West Main Street in Salem, Virginia. The Hillsville office is located in Carroll County on Route 52 in Hillsville, Virginia. Montgomery County is served by the branch in Christiansburg, Virginia. The Pulaski County office is located in the Fairlawn community.

The individual market conditions of each county vary from rural to urban with Floyd County being the most rural and Roanoke the most urban. Each has its own growth pattern which varies in intensity. Bank of Floyd and bank personnel work with local, state and federal government leaders in an effort to attract business and industry to Floyd County.

Cardinal Bankshares reported net income for the year 2008 of $1.6 million, significantly lower than the $2.3 million reported in 2007. The primary factor contributing to the decline in net income was due to the continuing decline in the overnight fed funds rate throughout the year, which reached an historic low of 0.00% to 0.25% in December of 2008. Net income per diluted share was $1.01, $.46 lower than the $1.47 reported for the prior year.

Net interest income, on a taxable equivalent basis, was $7.0 million, lower by $400 thousand from $7.4 million in 2007. This decrease was driven primarily by decreased fed fund rates paid on overnight deposits included in Deposits in Other Banks. Noninterest income decreased by 21.5% to $765 thousand for 2008 compared to $975 thousand for 2007. Noninterest expense remained at $5.3 million compared to $5.3 million at 2007.

Earning assets averaged $202.1 million, compared to $197.9 million in 2007, the increase driven primarily by an overall increase in loans of $15.3 million. Average securities increased $2.4 million in 2008, due largely to the use of securities income to offset declines in earnings on overnight deposits. The federal funds sold average balance decreased $226 thousand in 2008.

Interest-bearing liabilities averaged $155.6 million, compared to $151.3 million in 2007 driven primarily by an overall increase in large denomination deposits of $10.4 million. Savings deposits reflected an average increase of $556 thousand from 2007, while average time deposits decreased $6.7 million.

Stockholders’ equity grew 2.8% to an average of $30.1 million in 2008 from $29.3 million in 2007. The return on average assets and average equity decreased to .72% and 5.17%, respectively for 2008 compared to 1.07% and 7.70%, respectively, for 2007. Book value per share was $19.17 at December 31, 2008, compared to $19.48 at year-end 2007, representing a decrease of 1.6%.

Management’s Discussion and Analysis

Table 1. Average Balances and Interest Rates (Taxable Equivalent Basis)

	Years ended December 31,
	2008			2007			2006
(In thousands)	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Assets:
Interest-earning assets:
Deposits in other banks	$11,713	$271	2.31%	$25,005	$1,272	5.09%	$11,784	$582	4.94%
Taxable investment securities	25,461	1,395	5.48%	22,941	1,223	5.33%	18,050	835	4.63%
Nontaxable investment securities	20,654	1,328	6.43%	20,740	1,192	5.75%	19,622	1,142	5.82%
Federal funds sold	8,589	171	1.99%	8,815	443	5.02%	4,944	249	5.04%
Loans (3), (4)	135,731	9,539	7.03%	120,432	9,165	7.61%	125,295	9,438	7.53%

Total interest-earning assets	202,148	12,704	6.28%	197,933	13,295	6.72%	179,695	12,246	6.81%

Noninterest-earning assets:
Cash and due from banks	3,245			3,427			3,929
Premises and equipment	4,135			4,299			3,944
Other assets	8,008			7,827			7,620
Allowance for loan losses	(1,654)			(1,677)			(1,520)

Total assets	$215,882			$211,809			$193,668

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest checking	$10,516	48	0.46%	$10,478	41	0.39%	$11,425	45	0.32%
Savings deposits	24,500	402	1.64%	23,944	403	1.68%	27,656	403	1.46%
Time deposits	73,091	3,258	4.46%	79,757	3,789	4.75%	72,968	2,927	4.01%
Large denomination deposits	47,453	1,979	4.17%	37,084	1,659	4.46%	24,997	941	3.76%
Securities sold under agreements to repurchase	—	—	0.00%	—	—	0.00%	18	1	5.55%

Total interest-bearing liabilities	155,560	5,687	3.66%	151,263	5,892	3.90%	137,064	4,317	3.15%

Noninterest-bearing liabilities:
Demand deposits	28,420			28,710			26,987
Other liabilities	1,765			2,522			1,478

Total liabilities	185,745			182,495			165,529
Stockholders’ equity	30,137			29,314			28,139

Total liabilities and stockholders’ equity	$215,882			$211,809			$193,668

Net interest earnings		$7,017			$7,403			$7,929

Net interest spread (1)			2.62%			2.82%			3.66%

Net interest margin (2)			3.47%			3.74%			4.41%

Taxable equivalent adjustment		$535			$337			$333

(1)	Net interest spread is the difference between the average interest rate received on earning assets and the average interest rate paid for interest-bearing liabilities.
(2)	Net interest margin is calculated by dividing taxable equivalent net interest earnings by total average earning assets.
(3)	Average loan balances include nonaccrual loans.
(4)	Interest income includes deferred loan fees.

Management’s Discussion and Analysis

Net Interest Income

Net interest income, the primary source of the Company’s earnings, is the amount by which interest and fee income generated by earning assets exceeds the interest paid on interest-bearing liabilities. Earning assets are comprised of loans, securities, federal funds sold and interest-bearing deposits in other banks. Interest-bearing liabilities consist of deposits, federal funds purchased and securities sold under agreements to repurchase. The volume and the general level of interest rates among earning assets and interest-bearing liabilities effect net interest income. Table 1 shows the average balance sheets for each of the years ended December 31, 2008, 2007 and 2006. In addition, the amounts of interest earned on earning assets, with related yields, and the interest paid on interest-bearing liabilities, together with rates, are shown. Loans placed on a nonaccrual status are included in the balances and were included in the computation of yields, upon which they had an immaterial effect. Interest on earning assets is on a taxable equivalent basis, which is computed using the federal corporate income tax rate of 34% for all three years.

Net interest income, on a taxable equivalent basis, was $7.0 million, a decrease of 5.2%, or $386 thousand from the $7.4 million in 2007. The net interest margin was 3.47% for 2008, down 27 basis points from the 3.74% reported in 2007.

As illustrated in Table 2, the effect of decreased rates affecting the Company’s deposits in other banks is evident in the $1.0 million decrease in interest income due primarily to volume.

During 2008, average interest earning deposits held at correspondent banks decreased by $13.3 million to $11.7 million due mainly to the Company’s increase in loan volume. Total average interest bearing liabilities increased $4.3 million to $155.6 million for the year 2008.

Table 2. Rate/Volume Variance Analysis

	2008 Compared to 2007			2007 Compared to 2006
		Increase (Decrease) Due To			Increase (Decrease) Due To
December 31, (In thousands)	Total	Rate	Volume	Total	Rate	Volume
Interest-earning assets:
Deposits in other banks	$(1,001)	$(325)	$(676)	$690	$37	$653
Taxable investment securities	172	38	134	388	162	226
Nontaxable investment securities	(297)	(292)	(5)	50	(15)	65
Federal funds sold	(272)	(261)	(11)	194	(1)	195
Loans	291	(873)	1,164	(273)	93	(366)

Total	(1,107)	(1,713)	606	1,049	276	773

Interest-bearing liabilities:
Interest checking	7	7	—	(4)	—	(4)
Savings deposits	(1)	(10)	9	—	54	(54)
Time deposits	(531)	(214)	(317)	862	590	272
Large denomination deposits	320	(144)	464	718	263	455
Securities sold under agreements to repurchase	—	—	—	(1)	—	(1)

Total	(205)	(361)	156	1,575	907	668

Net interest income	$(902)	$(1,352)	$450	$(526)	$(631)	$105

Management’s Discussion and Analysis

Provision for Loan Losses

The allowance for loan losses represents the amount available for credit losses inherent in the Company’s loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. Management determines the provision for loan losses required to maintain an allowance adequate to provide for any potential losses. The factors considered in making this decision are the collectibility of past due loans, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of underlying collateral and general economic trends. In 2008, the provision for loan losses was $94 thousand, an increase of $113 thousand from the $(19) thousand recorded in 2007. Based upon management’s periodic reviews of the loan portfolio using the previously mentioned factors, the current year increase in the provision for loan losses was felt appropriate. Management believes the provision recorded in 2008 maintains the allowance at a level adequate to cover potential losses. The allowance for loan losses as a percentage of total loans was 1.12% at year-end. This level is comparable to the 1.25% ratio averaged at year-end 2008 by the Company’s peer group, commercial banks with assets ranging between $100 million and $300 million. Loan charge-offs exceeded loan recoveries by $104 thousand for 2008, compared to loan recoveries, net of charge-offs of $48 thousand for 2007. Management does not anticipate any material changes in the delinquency rates or charge-offs and recoveries in connection with its normal lending activities.

Additional information regarding the Company’s allowance for loan losses is contained in Tables 13 and 14, and in the discussion concerning Analysis of the Allowance for Loan Losses.

Noninterest Income

Noninterest income consists of revenues generated from a number of different financial services and activities. Service charges on deposit accounts including charges for insufficient funds items and fees charged for nondeposit services make up the majority of noninterest income. Noninterest income also includes fees charged for services such as safe deposit box rentals, letters of credit, and gains realized on the sale of securities. Noninterest income totaled $765 thousand in 2008, an decrease of $210 thousand over the $975 thousand recorded in 2007. The largest decrease in noninterest income resulted from a decrease in income on bank owned life insurance (BOLI) due to the assets in the plan generating a significantly reduced return as a result of the declining economy. The primary sources of noninterest income for the past three years are summarized in Table 3.

Table 3. Noninterest Income

Year ended December 31, (In thousands)	2008	2007	2006
Deposit fees and charges	$208	$224	$281
Other service charges and fees	106	103	100
Gain on the sale of securities	39	56	3
Bank owned life insurance	194	377	158
Other income	218	215	382

Total noninterest income	$765	$975	$924

Noninterest Expense

Noninterest expense was $5.3 million for 2008, an increase of $58 thousand from the $5.3 million recorded in 2007. Salaries and employee benefits accounted for the majority of the increase. Bank franchise tax of $136 thousand for 2008 was offset by a Grant from the Commonwealth of Virginia, in the amount of $69 thousand, for partial reimbursement of funds spent to build the Fairlawn Branch. The Franchise Tax paid for 2007 was $131 thousand. The increase in Data Processing expense is primarily due to the addition of online banking and remote capture technologies.

Management’s Discussion and Analysis

On February 27, 2009, the Board of Directors of the Federal Deposit Insurance Corporation (FDIC) voted to amend the restoration plan for the Deposit Insurance Fund. The Board took action by imposing a special assessment on insured institutions of 20 basis points, implementing changes to the risk-based assessment system, and increased regular premium rates for 2009, which banks must pay on top of the special assessment. The 20 basis point special assessment on the industry will be as of June 30, 2009, payable on September 30, 2009. As a result of the special assessment and increased regular assessments, the Company could experience an increase in FDIC assessement expense by approximately $612 thousand from 2008 to 2009. The 20 basis point special assessment represents $379 thousand of this increase.

On March 5, 2009, the FDIC Chairman announced that the FDIC intends to lower the special assessment from 20 basis points to 10 basis points . The approval of the cutback is contingent on whether Congress clears legislation that would expand the FDIC’s line of credit with the Treasury to $100 billion. Legislation to increase the FDIC’s borrowing authority on a permanent basis is also expected to advance to Congress, which should aid in reducing the burden on the industry.

The assessment rates, including the special assessment, are subject to change at the discretion of the Board of Directors of the FDIC.

Table 4 provides a further breakdown of noninterest expense for the past three years.

Table 4. Noninterest Expense

Year ended December 31, (In thousands)	2008	2007	2006
Salaries and employee benefits	$3,271	$3,191	$2,984
Occupancy and equipment	724	697	681
Legal and professional	396	410	400
Bank franchise tax	67	131	132
Other operating expense	655	699	654
Data processing services	231	158	187

Total noninterest expense	$5,344	$5,286	$5,038

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

Income tax expense, substantially all Federal, was $250 thousand in 2008, $517 thousand in 2007 and $763 thousand in 2006 representing 13.8%, 18.6% and 23.3% of income before income taxes, respectively. Cardinal Bankshares’ deferred income tax benefits and liabilities result primarily from temporary differences in provisions for credit losses, valuation reserves, depreciation, deferred compensation, deferred income, pension expense and investment security discount accretion.

Net deferred income tax benefits of approximately $1.6 million and $1.0 million at December 31, 2008 and 2007, respectively, are included in other assets.

Management’s Discussion and Analysis

Earning Assets

In 2008, average earning assets increased to $202.1 million, $4.2 million higher than the 2007 average of $197.9 million. Total average earning assets represented 93.6% of total average assets in 2008. Average investment securities accounted for 21.4% of total average assets, while average loans remained the largest component of earning assets, accounting for 62.9% of total average assets in 2008, up from the 56.9% level reported in 2007. A summary of average assets for the past three years is shown below in Table 5.

Table 5. Average Asset Mix

December 31, (In thousands)	2008		2007		2006
	Average Balance	%	Average Balance	%	Average Balance	%
Interest-earning assets:
Loans	$135,731	62.9	$120,432	56.9	$125,295	64.7
Investment securities	46,115	21.4	43,681	20.6	37,672	19.4
Federal funds sold	8,589	3.9	8,815	4.2	4,944	2.6
Deposits in other banks	11,713	5.4	25,005	11.8	11,784	6.1

Total interest-earning assets	202,148	93.6	197,933	93.5	179,695	92.8

Noninterest-earning assets:
Cash and due from banks	3,245	1.5	3,427	1.6	3,929	2.0
Premises and equipment	4,135	1.9	4,299	2.0	3,944	2.0
Other assets	6,354	3.0	6,150	2.9	6,100	3.2

Total noninterest-earning assets	13,734	6.4	13,876	6.5	13,973	7.2

Total assets	$215,882	100.0	$211,809	100.0	$193,668	100.0

Loans

Average total loans were $135.7 million for 2008, an increase of $15.3 million, or 12.7% from 2007. At December 31, 2008, the actual balance of loans secured by real estate represented the most significant portion of the loan portfolio at 86.0%. Total loans secured by 1-4 family residential properties represented 19.4% of total loans at the end of 2008, while nonfarm/nonresidential properties made up 49.9% of total loans. These loan portfolio proportions remained relatively unchanged from year-end 2007 levels.

Loan growth will continue to be a point of focus at Cardinal for 2009. The long-range strategic objective for meeting the Company’s loan growth aspirations will be achieved through continued hiring of additional loan officers, community involvement, expansion of the Company’s market footprint, broadening of the present array of loan products offered to include conforming fixed-rate mortgage loans, home equity lines of credit and SBA loans, and management’s strengthened efforts in offering small business financing and competively-priced products. Prudent business practices and stringent internal guidelines will continue to be followed in making lending decisions in order to balance the emphasis on loan growth with the desire to minimize exposure to loan losses.

Bank of Floyd makes both consumer and commercial loans to all neighborhoods within its market area, including the low-income and moderate-income areas. The Company’s market area is generally defined as the areas within the Virginia Counties of Floyd, Roanoke, Montgomery, Carroll and Pulaski and the Cities of Roanoke, Salem, Christiansburg and Fairlawn, Virginia. The Bank places emphasis on consumer based installment loans and commercial loans to small and medium sized businesses. Below market pricing, competition from unregulated organizations and a weak economy have also been a factor when generating new loans. The amounts of loans outstanding by type at year-end 2008 and 2007, and the maturity distribution of variable and fixed rate loans as of year-end 2008 are presented below in Table 6 and Table 7, respectively.

Management’s Discussion and Analysis

During 2008 gross loans increased $23.5, primarily in three categories: 1-4 family residential, nonfarm, nonresidential and other loans. The 1-4 family residential category increased due to demand from family housing developers, the nonfarm, nonresidential category increased due to strong demand for loans from businesses using real estate as collateral and the other loans category increased due to participation loans with other banks for municipalities.

Table 6. Loan Portfolio Summary

	2008		2007		2006		2005		2004
December 31, (In thousands)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Real estate construction and development	$19,735	13.3	$19,168	15.4	$11,362	9.2	$11,770	9.1	$10,111	8.1
Farmland	2,089	1.4	3,362	2.7	3,077	2.5	3,118	2.4	4,081	3.3
Real estate mortgage:
1-4 family residential	28,671	19.4	23,584	19.0	23,441	19.1	27,943	21.5	30,817	24.7
Multifamily residential	2,978	2.0	1,761	1.4	1,858	1.5	1,867	1.4	1,987	1.6
Nonfarm, nonresidential	73,820	49.9	62,781	50.5	71,650	58.3	73,385	56.4	65,198	52.3

Total real estate	127,293	86.0	110,656	89.0	111,388	90.6	118,083	90.8	112,194	90.0

Agricultural	183	0.1	384	0.3	675	0.5	795	0.6	677	0.5
Commercial and industrial	7,914	5.4	6,632	5.3	5,664	4.6	8,864	6.8	9,728	7.8
Consumer	3,937	2.7	3,836	3.1	2,135	1.7	2,552	2.0	2,397	1.9
Other loans	8,914	6.0	3,258	2.6	3,408	2.8	32	0.0	40	0.1
Leases	—	0.0	—	0.0	—	0.0	—	0.0	—	0.0

Gross loans	148,241		124,766		123,270		130,326		125,036
Unearned income	(320)	(0.2)	(314)	(0.3)	(296)	(0.2)	(345)	(0.2)	(363)	(0.3)

Total	$147,921	100.0	$124,452	100.0	$122,974	100.0	$129,981	100.0	$124,673	100.0

Table 7. Loan Maturity Schedule

	2008
December 31, (In thousands)	Commercial Financial and Agricultural	Construction and Development	Others	Total Amount	%

Fixed rate loans:
Within three months	$190	$987	$1,140	$2,317	1.6
After three but within twelve months	949	2,046	4,800	7,795	5.3
After one but within five years	22	3,636	21,435	25,093	16.9
Over five years	1,220	1,027	37,132	39,377	26.5

Total fixed rate loans	2,381	7,696	64,507	74,582	50.3

Variable rate loans:
Within three months	744	9,388	13,742	23,874	16.1
After three but within twelve months	465	765	5,627	6,857	4.6
After one but within five years	837	1,053	34,128	36,018	24.3
Over five years	—	833	6,075	6,910	4.7

Total variable rate loans	2,046	12,039	59,572	73,659	49.7

Total loans:
Within three months	934	10,375	14,882	26,191	17.7
After three but within twelve months	1,414	2,811	10,427	14,652	9.9
After one but within five years	859	4,689	55,563	61,111	41.2
Over five years	1,220	1,860	43,207	46,287	31.2

Total loans	$4,427	$19,735	$124,079	$148,241	100.0

Management’s Discussion and Analysis

Investment Securities

The investment securities portfolio is managed to optimize the yield on excess funds while providing liquidity for unexpected deposit decreases or increased loan generation and diversification in the overall asset management of the Company. At December 31, 2008, the Company had $28.9 million in securities available for sale, compared to $26.3 million at year-end 2007. The average yield on taxable investment securities increased from 5.33% in 2007 to 5.48% in 2008 as a result of higher yielding securities and rising market rates of interest.

Management of the investment portfolio has always been conservative with virtually all investments taking the form of purchases of U.S. Treasury, Government Sponsored Enterprises, Mortgage Backed Securities and issuances of State and local bond issues. All securities are high quality and high grade. Management views the investment portfolio as a source of income, and generally purchases securities with the intent of retaining them until maturity. However, adjustments in the portfolio are necessary from time to time to provide a source of liquidity to meet funding requirements for loan demand, deposit fluctuations and to manage interest rate risk. Accordingly, to meet such objectives, management may sell certain securities prior to their scheduled maturity. Table 8 presents the investment portfolio at the end of 2008 by major types of investments and maturity ranges. Actual maturities may differ from scheduled maturities in mortgage backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the earlier of the contractual maturity or the call date, if any.

At December 31, 2008, the market value of the investment portfolio was $45.5 million, representing a $638 thousand unrealized loss below amortized cost.

At December 31, 2007, the market value of the investment portfolio was $45.4 million, representing a $17 thousand unrealized loss below amortized cost. This compared to a market value of $41.1 million and a $149 thousand unrealized appreciation above amortized cost a year earlier.

Table 8. Investment Securities

	Amortized Cost Due
December 31, 2008 (In thousands)	Due Within One Year	After One Through Five Years	After Five Through Ten Years	After Ten Years	Total	Market Value
Investment securities
Government sponsored enterprises and mortgage backed securities	$486	$587	$1,998	$20,931	$24,002	$23,540
State and political subdivisions	1,057	6,309	6,999	5,022	19,387	19,547
Other securities	—	—	—	2,759	2,759	2,423

Total	$1,543	$6,896	$8,997	$28,712	$46,148	$45,510

Weighted average yields
Government sponsored enterprises and mortgage backed securities	10.36%	6.91%	4.82%	5.32%
State and political subdivisions	4.74%	4.10%	4.22%	4.02%
Other securities	—%	—%	—%	5.94%

Total securities	6.51%	4.34%	4.35%	5.16%	4.92%

December 31, 2007 (In thousands)	Book Value	Market Value
Investment securities
Government sponsored enterprises and mortgage backed securities	$22,132	$21,919
States and political subdivisions	21,862	22,013
Other securities	1,455	1,500

Total	$45,449	$45,432

Management’s Discussion and Analysis

December 31, 2006 (In thousands)	Book Value	Market Value
Investment securities
Government sponsored enterprises and mortgage backed securities	$19,931	$19,810
States and political subdivisions	19,562	19,779
Other securities	1,455	1,508

Total	$40,948	$41,097

Deposits

Cardinal Bankshares relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investments in liquid assets. More specifically, core deposits (total deposits less certificates of deposits in denominations of $100,000 or more) are the primary funding source. The Company’s balance sheet growth is largely determined by the availability of deposits in the markets it serves, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. The sustained low interest rate environment, coupled with an ever weakening economy and historic losses being posted by large banks have resulted in depositors shifting their emphasis from rate shopping to banks which offer soundness and security. Increased customer awareness of interest rates has added to the importance of effective interest rate management. Accordingly, management must continuously monitor market pricing and internal interest rate spreads to continue the Company’s growth and improve profitability. Cardinal Bankshares’ interest rate management goals include structuring rates in a manner that can promote both deposit and asset growth while increasing overall profitability of the Company.

Average total deposits for the year ended December 31, 2008 increased $4.0 million to $184.0 million compared to 2007. As shown in Table 9, the Company’s average interest-bearing deposits as a percent of total average deposits increased to 84.6% in 2008, compared to 84.0% in 2007. Average noninterest-bearing demand deposits decreased to $28.4 million in 2008 from $28.7 million in 2007. Average deposits for the past three years are summarized in Table 9 below.

Table 9. Deposit Mix

	2008		2007		2006
December 31, (In thousands)	Average Balance	%	Average Balance	%	Average Balance	%
Interest-bearing deposits:
Interest checking	$10,516	5.7	$10,478	5.8	$11,425	7.0
Money Market	6,720	3.7	4,794	2.7	4,072	2.5
Savings deposits	17,780	9.7	19,150	10.6	23,584	14.4
Time deposits	73,091	39.7	79,757	44.3	72,968	44.5
Large denomination deposits	47,453	25.8	37,084	20.6	24,997	15.2

Total interest-bearing deposits	155,560	84.6	151,263	84.0	137,046	83.6
Noninterest-bearing deposits	28,420	15.4	28,710	16.0	26,987	16.4

Total deposits	$183,980	100.0	$179,973	100.0	$164,033	100.0

The average balance of certificates of deposit issued in denominations of $100,000 or more increased by approximately $10.4 million in 2008. Table 10 provides maturity information relating to Certificates of Deposit of $100,000 or more at December 31, 2008.

Management’s Discussion and Analysis

Table 10. Large Denomination Deposits $100,000 and Over

Analysis of time deposits of $100,000 or more at December 31, 2008 (In thousands):

Time remaining to maturity:
Less than three months	$11,247
Three months through one year	24,018
Over one year	11,677

Total time deposits of $100,000 or more	$46,942

Capital Adequacy

The Company’s capital serves to support asset growth and provide protection against loss to depositors and creditors. Cardinal Bankshares strives to maintain an optimum level of capital, commensurate with its risk profile, on which an attractive return to stockholders can be realized over both the near and long term, while serving depositors’, creditors’ and regulatory needs.

Common stock, capital surplus and retained earnings net of dividends represent the stockholders’ investment in the Company and are a key source of capital. Total stockholders’ equity was $29.4 million at December 31, 2008, a decrease of $500 thousand or 1.6% compared with $29.9 million for the same period in 2007. This decrease relates to the change in Accumulated other comprehensive loss of approximately $1.1 million consisting of pension costs under SFAS 158 and unrealized losses on available for sale securities under SFAS 115.

The FDIC has adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0% of which at least 4.0% must be Tier 1 capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. Cardinal Bankshares had a ratio of total capital to risk-weighted assets of 19.90% at December 31, 2008 and a ratio of Tier 1 capital to risk-weighted assets of 18.88%. Both of these ratios well exceed the capital requirements adopted by the federal regulatory agencies and continue to be equal to or above most of our peer group.

In addition, a minimum leverage ratio of Tier I capital to average total assets for the previous quarter is required by federal bank regulators, ranging from 3% to 5%, subject to the regulator’s evaluation of the Company’s overall safety and soundness. As of December 31, 2008, Cardinal Bankshares had a ratio of year-end Tier I capital to average total assets, as defined, of 14.04%.

Table 11 below sets forth summary information with respect to the capital ratios for Cardinal and the Bank at December 31, 2008 and 2007. All capital ratio levels indicate that Cardinal Bankshares and Bank of Floyd are well capitalized.

Management’s Discussion and Analysis

Table 11. Year-end Risk-based Capital

December 31, (In thousands)	2008		2007
	Consolidated	Bank of Floyd	Consolidated	Bank of Floyd
Tier I capital	$30,693	$19,247	$30,070	$17,772
Qualifying allowance for loan losses (limited to 1.25% of risk-weighted assets)	1,659	1,508	1,669	1,564

Total regulatory capital	$32,352	$20,755	$31,739	$19,336

Total risk-weighted assets	$162,536	$151,202	$142,561	$132,120

Tier I as a percent of risk-weighted assets	18.88%	12.73%	21.09%	13.45%
Total regulatory capital as a percent of risk-weighted assets	19.90%	13.73%	22.26%	14.64%
Leverage ratio*	14.04%	9.40%	14.41%	8.89%

*	Tier I capital divided by average total assets for the quarter ended December 31.

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

Nonperforming assets, as shown in Table 12 below, increased to $3.1 million at December 31, 2008 from $1.1 million at December 31, 2007. At year-end 2008, loans past due 90 days or more and still accruing had increased to $430 thousand from $245 thousand a year earlier. Foreclosed assets increased to $289 in 2008 from $212 thousand for 2007. Foreclosed assets at the end of 2008 consisted of a mixture of commercial property and residential property listed with an agent to be sold or in the process of being listed. Management does not intend to retain the property.

Table 12. Nonperforming Assets

December 31 (In thousands)	2008	2007	2006	2005	2004
Nonaccrual loans	$2,405	$646	$657	$—	$290
Loans past due 90 days or more and still accruing	430	245	—	49	125
Foreclosed assets	289	212	212	418	2

Total nonperforming assets	$3,124	$1,103	$869	$467	$417

Management’s Discussion and Analysis

Analysis of the Allowance for Loan Losses

The allowance for loan losses represents the amount available for credit losses inherent in the Company’s loan portfolio. The Company performs periodic systematic reviews of its portfolio to identify these inherent losses, and to assess the overall probability of collection of the portfolio. These reviews result in the identification and quantification of loss factors, which are used in determining the amount of the allowance for loan losses. In addition, the Company also evaluates the prevailing economic and business conditions affecting individual borrowers, changes in the size and characteristics of the loan portfolio and other pertinent factors. The allowance is also subject to annual review by external auditors and regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance, and the size of the allowance in comparison to peer companies identified by regulatory agencies. The most recent regulatory reviews were completed in July 2006 and October 2007.

The Company is committed to the early recognition of problem loans and to a conservative allowance. The Company believes the current allowance is adequate to cover inherent losses in the loan portfolio. However, the allowance may be increased or decreased in the future based upon management’s assessment of the factors outlined above. The allowance for loan losses was $1.7 million at December 31, 2008 and $1.7 million at December 31, 2007. The allowance as a percentage of period end loans was 1.12% at year-end 2008 and 1.34% at year-end 2007.

The provision for loan losses for the year ended December 31, 2008 was $ 94 thousand, an increase of $113 thousand from the previous year. The loan loss reserve for 2008 decreased a total of $10 thousand due to write-offs incurred of $115 thousand less expense to provision of $94 thousand and recoveries of $11 thousand. Based upon management’s periodic reviews of the loan portfolio using the previously mentioned factors, the current year decrease in the provision was considered appropriate. Management believes the provision recorded in 2008 maintains the allowance at a level adequate to cover potential losses.

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in Table 13.

Table 13. Loan Losses

Year ended December 31, (In thousands)	2008	2007	2006	2005	2004
Balance at beginning of year	$1,669	$1,640	$1,427	$1,631	$1,697
Provision charged to expense	94	(19)	208	48	55

	1,763	1,621	1,635	1,679	1,752
Loans charged off:
Commercial, financial and agricultural	105	—	—	261	330
Real estate – residential mortgage	—	—	3	13	—
Real estate – construction	—	—	—	—	—
Consumer	10	5	24	71	48

Total charge-offs	115	5	27	345	378

Recoveries of loans previously charged off:
Commercial, financial and agricultural	4	43	21	60	252
Real estate – residential mortgage	—	—	—	31	—
Real estate – construction	—	—	—	—	—
Consumer	7	10	11	2	5

Total recoveries	11	53	32	93	257

Net (recoveries) charge – offs	104	(48)	(5)	252	121

Balance at end of year	$1,659	$1,669	$1,640	$1,427	$1,631

Management’s Discussion and Analysis

The Company has allocated the allowance for loan losses based on estimates of the allowance needed for each component of the loan portfolio. The allocation of the allowance as shown in Table 14 below should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. The specific reserve on impaired loans for 2008 is $470 thousand and that specific reserve is set aside for the impaired loans. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the remaining allowance is a general allowance applicable to the entire portfolio.

Table 14. Allocation of the Allowance for Loan Losses

	2008		2007		2006		2005		2004
December 31, (In thousands)	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
Balance at end of period applicable to:
Commercial, financial and agricultural	$944	56.6	$623	58.5	$702	65.8	$505	66.0	$620	63.7
Real estate, construction	206	13.3	147	15.4	80	9.2	63	9.1	78	8.1
Real estate, residential mortgage	392	21.4	822	20.4	794	20.5	845	22.9	689	26.3
Consumer and other loans	117	8.7	77	5.7	64	4.5	14	2.0	244	1.9

Total	$1,659	100.0	$1,669	100.0	$1,640	100.0	$1,427	100.0	$1,631	100.0

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

Management’s Discussion and Analysis

Table 15. Interest Rate Sensitivity

	December 31, 2008 Maturities/Repricing
(In thousands)	1-3 Months	4-12 Months	13-60 Months	Over 60 Months	Total
Earning Assets:
Loans	$26,191	$14,652	$61,111	$46,287	$148,241
Investments	205	1,338	6,896	37,709	46,148
Interest-bearing deposits in banks	227	—	—	—	227
Federal funds sold	12,875	—	—	—	12,875

Total	$39,498	$15,990	$68,007	$83,996	$207,491

Interest-bearing deposits:
Interest checking	$11,608	$—	$—	$—	$11,608
Money market	9,425	—	—	—	9,425
Savings	17,647	—	—	—	17,647
Certificates of deposit	21,489	59,709	42,160	—	123,358

Total	$60,169	$59,709	$42,160	$—	$162,038

Interest sensitivity gap	$(20,671)	$(43,719)	$25,847	$83,996	$45,453
Cumulative interest sensitivity gap	$(20,671)	$(64,390)	$(38,543)	$45,453	$45,453
Ratio of sensitivity gap to total earning assets	(9.96)%	(31.03)%	(18.58)%	21.91%	21.91%

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates. Table 15 above shows the sensitivity of the Company’s balance sheet on December 31, 2008. This table reflects the sensitivity of the balance sheet as of that specific date and is not necessarily indicative of the position on other dates. At December 31, 2008, the Company appeared to be liability-sensitive with interest-bearing liabilities exceeding earning assets, subject to changes in interest rates, for the 1-3 and 4-12 months column. The Company in an asset-sensitive position for the 13-60 and Over 60 months periods.

Matching sensitive positions alone does not ensure that Cardinal has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Earnings and Balance Sheet Analysis

2007 Compared to 2006 – Net interest income, on a taxable equivalent basis, was $7.4 million, lower by $500 thousand from $7.9 million in 2006. This decrease was driven primarily by the increase in average rates paid on the Company’s interest bearing deposits. Noninterest income increased by 5.5% to $975 thousand for 2007 compared to $924 thousand for 2006 primarily due to income generated by the bank owned life insurance policies. Noninterest expense increased by 6.0% to $5.3 million compared to $5.0 million in 2006.

Management’s Discussion and Analysis

Earning assets averaged $197.9 million, compared to $179.7 million in 2006, the increase driven primarily by an overall increase in deposits in other banks of 112.2%. Average securities increased $6.0 million in 2007. The federal funds sold average balance decreased $3.9 million in 2007.

Interest-bearing liabilities averaged $151.3 for 2007 compared to $137.1 for 2006. Savings deposits reflected an average decrease of $3.7 million from 2006, while average time deposits and average large denomination deposits increased $6.8 million and $12.1 million, respectively.

Stockholders’ equity grew 4.2% to an average of $29.3 million in 2007 from $28.1 million in 2006. The return on average assets and average equity decreased to 1.07% and 7.70%, respectively for 2007 compared to 1.30% and 8.92%, respectively, for 2006. Book value per share was $19.48 at December 31, 2007, compared to $18.49 at year-end 2006, representing an increase of 5.4%.

The allowance for loan losses at December 31, 2007 was $1.6 million compared to $1.6 million a year earlier. The allowance for loan losses as a percentage of period end loans was 1.34% compared to 1.33% at year-end 2006. The Company had charge-offs, net of recoveries, in the amount of $(48) thousand for 2007. This compared to charge-offs, net of recoveries, in the amount of $(5) thousand for 2006. Nonperforming loans totaled $646 at December 31, 2007, a decrease of $11 thousand from 2006.

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